UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Danka Business Systems PLC

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DANKA BUSINESS SYSTEMS PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

(Registered in England No. 1101386)

December 19, 2006

Dear Fellow Shareholder:

You are cordially invited to attend an extraordinary general meeting of Danka Business Systems PLC to be held on January 19, 2007 at 10:00 a.m., London time, at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS. At the extraordinary general meeting, you will be asked to consider and vote on an ordinary resolution (hereinafter referred to as the “Resolution”) to approve the sale of our European businesses on the terms of and subject to the conditions of the Share Purchase Agreement, dated as of October 12, 2006, by and among Danka Business Systems PLC, certain of Danka’s subsidiaries (the “Selling Subsidiaries”), and Ricoh Europe B.V., pursuant to which Danka and the Selling Subsidiaries will sell the European Businesses (defined below) to Ricoh in a sale of all the outstanding capital stock of those European subsidiaries set forth in the Share Purchase Agreement. The Resolution also authorizes the directors of the Company (or a duly authorized committee thereof) to do or procure to be done all such acts and things on behalf of the Company and any of its subsidiaries as they consider necessary or expedient for the purpose of giving effect to such sale transaction and the Resolution. The total purchase price to be paid by Ricoh is U.S. $210 million, subject to certain adjustments.

The proposed sale transaction with Ricoh is an important step in improving the prospects of our Company. As you know, over the past several years our business has been challenged by a number of factors, primarily technological advancements in the markets we serve, the need to adapt to such advances and increased competition. The sale transaction will improve our liquidity and allow us to focus on our U.S. businesses with renewed vigor. On behalf of your board of directors, I appreciate your support of our efforts to make our Company more competitive.

Our board of directors considered a number of factors in evaluating the sale transaction and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously approved the Share Purchase Agreement and determined that the Share Purchase Agreement and the sale transaction are in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolution.

The enclosed proxy statement provides detailed information about the Share Purchase Agreement and sale transaction. We encourage you to read this proxy statement carefully, including its annexes. The Class 1 Circular being distributed to holders of our ordinary shares in the United Kingdom pursuant to the United Kingdom Companies Act of 1985 is attached to this proxy statement as Annex C (see “UK Circular” on page 65 for additional information) for your reference.

It is important that holders of our ordinary shares and convertible participating shares be represented at the meeting. Ordinary shares represented by American Depositary Shares will be voted by The Bank of New York as depositary for our American Depositary Shares pursuant to instructions received from holders of American Depositary Shares. If you hold American Depositary Shares, we ask that you promptly sign, date and return the enclosed voting instructional form in the enclosed envelope provided by the depositary, and otherwise follow the special voting instructions provided by the depositary. The voting instructional form must be returned to the depositary not later than 5:00 p.m. (New York time) on January 12, 2007. If you hold American Depositary Shares, you cannot vote them at the meeting, nor may you grant a proxy to vote your shares other than by completing and returning the enclosed voting instructional form.

We ask that convertible participating shareholders promptly sign, date and return the enclosed pink proxy card to arrive at our registered office at the address set out above, not later than 10:00 a.m. (London time) on January 17, 2007 even if you plan to attend the meeting. Returning your proxy card will not prevent you from voting your shares in person at the meeting if you are present and choose to do so. Voting instructions with respect to holders of ordinary shares are set forth in the UK Circular and such holders are referred thereto.

On behalf of the board of directors, I urge you to sign, date and return the applicable, enclosed voting instructional form or proxy card as soon as possible.

On behalf of our board of directors, I thank you for your support of our Company and appreciate your consideration of this matter.

Sincerely,

A.D. Frazier

Chairman

This proxy statement is dated December 19, 2006 and is being mailed to holders of American Depositary Shares and holders of convertible participating shares of Danka Business Systems PLC on or about December 19, 2006.

DANKA BUSINESS SYSTEMS PLC

(Registered in England No. 1101386)

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON JANUARY 19, 2007

Notice is hereby given that an extraordinary general meeting of Danka Business Systems PLC (“Danka” or the “Company”) will be held on January 19, 2007 at 10:00 a.m., London time, at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, for the purpose of considering and, if thought fit, passing the following resolution, which will be proposed as an ordinary resolution (the “Resolution”):

“THAT the proposed sale by the Company and its subsidiaries of the European Businesses on the terms and subject to the conditions of the Share Purchase Agreement, dated as of October 12, 2006, by and among the Company, certain of the Company’s subsidiaries and Ricoh Europe B.V., be and is hereby approved, and the directors of the Company (or a duly authorized committee thereof) be and they hereby are authorized to do or procure to be done all such acts and things on behalf of the Company and any of its subsidiaries as they consider necessary or expedient for the purpose of giving effect to such sale and this resolution and to carry the same into effect with such modifications, variations, revisions, waivers or amendments to the sale, the Share Purchase Agreement referred to above or any other documents relating thereto as they consider necessary or expedient, provided such modifications, variations, revisions, waivers or amendments are not of a material nature.”

All holders of convertible participating shares of Danka and their duly appointed representatives are cordially invited to attend the extraordinary general meeting in person. However, pursuant to Regulation 34 of the Uncertified Securities Regulations 1995, Danka has specified that, to be entitled to attend and vote at the extraordinary general meeting (and for the purpose of determining the number of votes they may cast), shareholders must be entered on the Company’s register of members at 10:00 a.m. (London time) on January 17, 2007 (or, in the event that the meeting is adjourned or postponed, 48 hours before the time of any adjourned or postponed meeting). Changes to entries on the relevant register of securities after 10:00 a.m. on January 17, 2007 will be disregarded in determining the rights of any person to attend or vote at the meeting.

Holders of American Depositary Shares of Danka at the close of business on December 11, 2006, the record date for determining the holders of American Depositary Shares, are entitled to notice of the extraordinary general meeting and any adjournment or postponement of it and to provide voting instructions to the depositary.

A voting instructional form for use by holders of American Depositary Shares is enclosed, which to be effective, must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or a notarially certified copy thereof), to The Bank of New York, ADS Division, 101 Barclay Street, New York, New York 10286 so as to arrive not later than 5:00 p.m. (New York time) on January 12, 2007.

A pink form of proxy for use by convertible participating shareholders is enclosed, which to be effective, must be completed and delivered together with the original power of attorney or authority, if any, under which it is signed (or a notarially certified copy thereof), to the Company’s registered office, Masters House, 107 Hammersmith Road, London W14 0QH so as to arrive not later than 48 hours before the time the meeting is to be held. Voting instructions with respect to holders of ordinary shares are set forth in the UK Circular and such holders are referred thereto.

The enclosed proxy statement provides detailed information about the Share Purchase Agreement, the sale transaction and the proposed Resolution. We encourage you to read this proxy statement carefully, including its annexes.

The sale transaction, due to its size, requires shareholder approval under the UK Listing Authority (hereinafter, “UKLA”) listing rules. The purpose of this notice is to provide you with details of the sale transaction, to explain why our board believes it to be in the best interests of Danka and its shareholders as a whole and to ask Danka shareholders to vote in favor of the Resolution. Whether or not holders of our convertible participating shares plan to attend the extraordinary general meeting in person, we request that they promptly complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the extraordinary general meeting if you are unable to attend. If you are the holder of convertible participating shares, and wish to attend the extraordinary general meeting and vote in person, you may withdraw your proxy and vote in person at the meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the Resolution.

If you hold American Depositary Shares, we request that you promptly complete, sign, date and return the enclosed voting instructional form in the enclosed envelope provided by the depositary, and otherwise follow the special voting instructions provided by the depositary.

If you fail to return your voting instructional form or proxy card, as applicable, your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting.

The board of directors unanimously recommends that you vote “FOR” the Resolution.

By Order of the Board of Directors,

Paul G. Dumond

Company Secretary

December 19, 2006

EXTRAORDINARY GENERAL MEETING OF DANKA BUSINESS SYSTEMS PLC

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE EXTRAORDINARY

GENERAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the proxy materials and the extraordinary general meeting. These questions and answers may not address all questions that may be important to you as a Danka shareholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Danka Business Systems PLC. In addition, we refer to Danka Business Systems PLC as “Danka” or the “Company,” and to Ricoh Europe B.V. as “Ricoh.” We refer to our subsidiaries that are parties to the Share Purchase Agreement as the “Selling Subsidiaries,” and the companies to be sold to Ricoh as the “European Businesses.”

Q:	Why am I receiving this proxy statement?

A:	The Company is furnishing this proxy statement in connection with the solicitation of specific voting instructions from holders of Danka’s American Depositary Shares and proxies from holders of Danka’s convertible participating shares to be voted at an extraordinary general meeting of Danka Business Systems PLC to be held on January 19, 2007 or at any adjournments or postponements of the extraordinary general meeting.

Q:	What am I being asked to vote on?

A:	At the extraordinary general meeting, you will be asked to consider and vote on an ordinary resolution (hereinafter the “Resolution”) to approve the sale by the Company and the Selling Subsidiaries of the European Businesses on the terms of and subject to the conditions of the Share Purchase Agreement, dated as of October 12, 2006, by and among Ricoh Europe B.V., Danka Business Systems PLC, and the Selling Subsidiaries, pursuant to which Danka and the Selling Subsidiaries will sell the European Businesses to Ricoh in a sale of all the outstanding capital stock of those European subsidiaries set forth in the Share Purchase Agreement. The Resolution also authorizes the directors of the Company (or a duly authorized committee thereof) to do or procure to be done all such acts and things on behalf of the Company and any of its subsidiaries as they consider necessary or expedient for the purpose of giving effect to such sale transaction and the Resolution. The total purchase price to be paid by Ricoh is $210 million, subject to certain adjustments.

Q:	What are we planning to do with the net proceeds from the sale?

A:	The net proceeds received by Danka from the transaction will be used to reduce the Company’s indebtedness and/or improve its working capital.

Q:	What will happen if the Resolution is approved? What will happen if it is not approved?

A:	If the Resolution is approved at the extraordinary general meeting and the sale transaction is then consummated, Ricoh will own all the outstanding shares of capital stock of the European Businesses. This will constitute the sale of our entire European operations. If the Resolution is not approved at the extraordinary general meeting, then either we or Ricoh may terminate the Share Purchase Agreement, and our board of directors, along with management, will reassess Danka’s options in light of our long-term strategic goals.

Q:	Can I sell my shares?

A:	Neither the sale of the European Businesses nor the Share Purchase Agreement will affect your right to sell or otherwise transfer your American Depositary Shares or convertible participating shares.

i

Q:	How does Danka’s board of directors recommend that I vote?

A:	Our board of directors considered a number of factors in evaluating the sale transaction and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously approved the Share Purchase Agreement and determined that the Share Purchase Agreement and the sale transaction are in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolution.

Q:	Why are we asking for shareholder approval?

A:	The United Kingdom listing rules, to which we are subject because our ordinary shares are listed on the London Stock Exchange, require us to obtain approval from our shareholders for the sale transaction. We are also required to seek shareholder approval as it is a condition to closing under the terms of the Share Purchase Agreement.

Q:	What shareholder approvals are needed?

A:	The sale cannot be completed unless the Share Purchase Agreement and the sale transaction are approved by the affirmative vote of a majority of the votes cast at the extraordinary general meeting.

As of the date hereof, there are 258,249,024 ordinary shares (including shares represented by American Depositary Shares) and 340,464 convertible participating shares of the Company outstanding. The holders of ordinary shares (and American Depositary Shares) and convertible participating shares vote together as a single class on the Share Purchase Agreement and the sale transaction. Holders of 312,353 of our convertible participating shares, representing approximately 27.4% of the combined voting power of Danka’s outstanding capital stock, have agreed to vote their shares in favor of the Share Purchase Agreement and the sale transaction.

Q:	Where and when is the extraordinary general meeting of Danka Business Systems PLC?

A:	The Danka extraordinary general meeting will be held on January 19, 2007 at 10:00 a.m., London time, at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	Only those holders of ordinary shares and convertible participating shares entered on the register of members of Danka as of 10:00 a.m. (London time) on January 17, 2007 (or, in the event that the meeting is adjourned or postponed, 48 hours before the time of any adjourned or postponed meeting), will be entitled to attend or vote at the meeting in respect of the number of shares registered in their name at that time. Changes to entries on the registers of members after 10:00 a.m. (London time) on January 17, 2007 will be disregarded in determining the rights of any person to attend or vote at the meeting.

The close of business on December 11, 2006 has been fixed as the record date for the determination of the holders of American Depositary Shares entitled to provide voting instructions to The Bank of New York as depositary. If you hold American Depositary Shares, you cannot vote the ordinary shares represented by your American Depositary Shares in person at the meeting or grant proxies to vote your shares other than through instructions to the depositary. Ordinary shares represented by American Depositary Shares will be voted at the meeting by the depositary pursuant to instructions received from holders of American Depositary Shares.

On each vote that is taken on a poll, each convertible participating shareholder who is entitled to vote and who is present in person or by a proxy is entitled to exercise so many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible on the time and date set for determining the persons entitled to vote at the extraordinary general meeting (which is 10:00 a.m. (London time) on January 17, 2007). The convertible participating shares are convertible into ordinary shares at a rate per convertible participating share calculated by dividing the liquidation return for the convertible participating shares, which is $1,000 per convertible participating share plus accumulated and unpaid dividends from the last convertible participating share dividend payment date, by a conversion price of $3.11 per convertible participating share. The convertible participating share dividend accumulates on a daily basis; therefore, the conversion rate increases fractionally on a daily basis until the next convertible participating share dividend is paid. As of November 15, 2006, the latest convertible participating share dividend date, the conversion rate was 321.543 ordinary shares per convertible participating share. The liquidation return is subject to increase in some circumstances if Danka is in default of its payment obligations under the convertible participating shares, and the conversion price is subject to increase in some circumstances to protect convertible participating shareholders against dilution. Assuming that no event occurs between the date of this document and January 17, 2007 that will cause an adjustment of the liquidation return or the conversion price (and we do not anticipate any such event), at 10:00 a.m. (London time) on January 17, 2007, the time and date set for determining the holders of ordinary shares and convertible participating shares entitled to vote at the extraordinary general meeting, the conversion rate will be 325.143 ordinary shares per convertible participating share.

Q:	How do I vote if I hold American Depositary Shares?

A:	If you hold American Depositary Shares as of December 11, 2006, you should complete and return the voting instructional form provided to you by the depositary, in accordance with the terms provided therein, not later than 5:00 p.m. (New York City) time, on January 12, 2007. Our depositary agreement with the depositary gives us the right to instruct the depositary to give a discretionary proxy to a person designated by us to vote all ordinary shares represented by holders of American Depositary Shares that have failed to timely file their voting instructional form with the depositary.

Q:	How do I vote if I hold convertible participating shares?

A:	If you hold convertible participating shares as of 10:00 a.m. (London time) on January 17, 2007, you are entitled to attend and vote at the meeting or you may appoint a proxy to attend and vote at the meeting in your place. The person you select to be your proxy does not have to be a holder of our convertible participating shares. Each holder of convertible participating shares who is entitled to vote and who is present or is represented by a proxy will have one vote on a show of hands. If voting is by a poll, each holder of convertible participating shares who is entitled to vote and who is present in person or by proxy will have so many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible at 10:00 a.m. (London time) on January 17, 2007, the time and date set for determining the persons entitled to vote at the meeting as set forth above. Voting instructions with respect to holders of ordinary shares are set forth in the UK Circular and such holders are referred thereto.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully. Then mail your completed, dated and signed voting instructional form or proxy card, as applicable, in the appropriate enclosed return envelope as soon as possible, so that your shares can be voted at the extraordinary general meeting.

Q:	May I vote in person?

A:	If you are the holder of American Depositary Shares, you cannot vote the ordinary shares represented by your American Depositary Shares at the extraordinary general meeting. Rather, ordinary shares represented by American Depositary Shares can only be voted pursuant to specific voting instructions on the voting instructional form, which must be returned to The Bank of New York as depositary.

If your convertible participating shares are not held in “street name” through a broker or bank, you may attend the extraordinary general meeting and vote your shares in person, rather than signing and returning your proxy card. If your convertible participating shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the extraordinary general meeting and vote in person. Even if you plan to attend the extraordinary general meeting in person, we urge you to complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the extraordinary general meeting.

Q:	May I change my vote after I have mailed my signed voting instructional form/proxy card?

A:	Yes. If you hold American Depositary Shares, you can revoke your voting instructions to the depositary at any time before 5:00 p.m. (New York time) on January 12, 2007 by one of two ways:

•	First, you can deliver a written notice to the depositary stating that you would like to revoke your voting instructions; or

•	Second, you can deliver a later-dated signed voting instructional form.

Convertible participating shareholders may change your vote in one of three ways:

•	First, you can deliver to the Company’s registered office at least 48 hours before the extraordinary general meeting a written notice bearing a date later than the proxy you delivered stating that you would like to revoke your proxy.

•	Second, you can complete, execute and deliver to the Company’s registered office at least 48 hours before the extraordinary general meeting a new, later-dated proxy card for the same shares.

•	Third, you can attend the meeting and vote in person. Your attendance at the extraordinary general meeting alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Certain of our shareholders exercise voting control over approximately 27.4% of the combined voting power of Danka’s outstanding capital stock through their ownership of the Company’s convertible participating shares. As discussed in “The Voting Agreement” on page 62, such shareholders have entered into a Voting Agreement which requires that they vote in favor of the Resolution.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker.

Q:	What regulatory approvals and filings are needed to complete the sale transaction?

A:	The sale transaction is subject to the approval of the European Commission under the European Community’s Merger Regulation 139/2004 on the control of concentrations between undertakings. The European Commission approved the sale transaction on December 8, 2006.

Q:	When do you expect the sale transaction to be completed?

A:	We are working toward completing the sale transaction as quickly as possible and currently expect to consummate the sale transaction as early as January 31, 2007. In addition to obtaining shareholder approval, we must satisfy all other closing conditions, including the receipt of requisite competition approvals.

Q:	What are the tax consequences to me of the sale of the European Businesses?

A:	The sale of the European Businesses will not be a taxable transaction to you.

Q:	Am I entitled to appraisal or dissenters’ right in connection with the sale?

A:	No. Under applicable UK law, holders of our American Depositary Shares, ordinary shares and convertible participating shares will not have appraisal or dissenters’ rights in connection with the sale transaction.

Q:	Who will bear the cost of solicitation of voting instructions and proxies?

A:	The cost of soliciting voting instructions and proxies will be borne by Danka. In addition to the use of the mails, voting instructions and proxies may be solicited personally or by telephone by our employees. We do not expect to pay any compensation for the solicitation of voting instructions or proxies, but may reimburse brokers, The Bank of New York, the depositary of our American Depositary Share program, and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to their principals and obtaining their voting instructions and/or proxies.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the sale, including the procedures for voting your shares, you should contact:

For American Depository Shares:

ADS Depositary

The Bank of New York

ADS Division

101 Barclay Street

New York, New York 10286

For convertible participating shares:

Danka Business Systems PLC

Masters House

107 Hammersmith Road

London W14 0QH England

Neither the Securities and Exchange Commission, or “SEC,” nor any state securities regulatory agency has approved or disapproved the sale, passed upon the merits or fairness of the sale or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

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SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the sale transaction, the related Share Purchase Agreement and the Resolution, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” on page 66. The Share Purchase Agreement, the legal document that governs the sale transaction, is attached as Annex A to this proxy statement. We encourage you to read the Share Purchase Agreement in its entirety.

The Companies (page 18)

Danka Business Systems PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

Telephone: 011-44-207-605-0150 (UK)

Danka Business Systems PLC, a UK public limited company, was formed in 1977 and is one of the leading independent providers of comprehensive document solutions including office imaging equipment, software, support, and related services and supplies in the United States and Europe. We offer a wide range of state of the art office imaging products, services, supplies and solutions that primarily include digital, black and white and color copiers/printers, peripherals, facsimile machines and software, contract services, including professional and consulting services, maintenance, supplies, leasing arrangements, technical support and training.

The Selling Subsidiaries

c/o Danka Business Systems PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

Telephone: 011-44-207-605-0150 (UK)

The Selling Subsidiaries, which are direct or indirect wholly-owned subsidiaries of Danka, are comprised of Danka Holdings Belgium NV/SA, Danka Europe B.V., Danka Danmark Holdings A/S, Danka Holdings Sweden AB, Danka Office Imaging Limited, Danka UK Holdings Limited and Dankalux Sarl.

The target companies, which are direct or indirect wholly-owned subsidiaries of Danka or the Selling Subsidiaries, to be purchased by Ricoh are Danka Austria GmbH (Austria), Danka Belgium NV/SA (Belgium), Danka Danmark A/S (Denmark), Danka Deutschland Holding GmbH (Germany), Danka Netherlands B.V., Danka Holdings B.V., Danka Holding France Sarl (France), Danka Holdings Iberia SA (Spain), Danka Holdings S.A. (Switzerland), Danka Sverige AB (Sweden), Danka Italia SpA (Italy), Danka Norge AS (Norway) and Danka UK plc (United Kingdom). These target companies sell office equipment, the majority of which is manufactured by affiliates of Ricoh, and provide after sales services and supplies. Ricoh will also purchase Danka Office Products B.V., Danka’s dealer channel in Europe.

Ricoh Europe B.V.

Prof. W.H. Keesomlaan 1

NL-1183 DJ Amstelveen

The Netherlands

Tel.: +31 (0)20 54 74 111

Ricoh Europe B.V. is a subsidiary of Ricoh Company, Ltd., a company founded in Tokyo, Japan in 1936. Ricoh Company, Ltd., the leading global manufacturer of office equipment, generated revenues of over $17 billion in annual sales and had over 75,000 employees and offices in more than 150 countries in fiscal year 2006.

Ricoh Europe B.V. is the European headquarters of Ricoh Company Ltd., located in Amstelveen, The Netherlands. It is responsible for marketing, sales and service of Ricoh products in Europe, the Middle East and Africa. In Europe, Ricoh has three manufacturing sites: two at Ricoh UK Products Ltd., Telford, UK; GR Advanced Materials Ltd., Stirling, UK; and Ricoh Industrie France S.A., Colmar, France. In addition, Ricoh Europe’s European network comprises 14 sales subsidiaries and affiliates. In the fiscal year ended March 31, 2006, revenues from Ricoh’s European operations totaled over €3.15 billion, accounting for 22.7% of the company’s global revenues.

The Sale Transaction (page 19)

We and the Selling Subsidiaries have agreed to sell all the outstanding capital stock of the European Businesses to Ricoh, subject to the terms and conditions of the Share Purchase Agreement. The total purchase price to be paid by Ricoh is $210 million, subject to certain adjustments.

Our Business After the Sale Transaction (page 47)

If the Resolution is approved by our shareholders in accordance with applicable law and the terms and conditions of the Share Purchase Agreement and the other conditions to the closing of the sale transaction are satisfied or waived, we will sell the European Businesses to Ricoh. Upon consummation of the sale transaction, we will continue as a public company focused on developing and improving our business in the United States. We generated approximately one-half of our total revenue for fiscal year 2006 from within each of the United States and Europe.

Reasons for the Sale and Recommendation of the Danka Board of Directors (page 22)

Our board of directors considered a number of factors in evaluating the sale transaction and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously approved the Share Purchase Agreement and determined that the Share Purchase Agreement and the sale transaction are in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolution.

In reaching its decision to approve the Share Purchase Agreement and sale transaction and to recommend that you vote for the Resolution, our board of directors consulted with our senior management, financial advisors and legal counsel and reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	our board of directors’ familiarity with the business, competitive position, strategy and prospects of Danka and the European Businesses, the position of current and likely competitors, and current industry, economic and market conditions, and the risk that Danka’s continued operation of its business strategy with the European Businesses as a combined business would not yield value to the Company and its shareholders as a whole superior to the value that would be provided in the sale transaction;

•	the fact that the challenges to our business have been exacerbated by the level of our indebtedness and our current liquidity requirements;

•	the possible alternatives to the sale transaction (including the possibility of the continued operation of the European Businesses as part of Danka’s consolidated group and the desirability and perceived risks of that alternative), the range of potential benefits to our shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of the alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for our shareholders, taking into account the risks of execution, as well as the business, competitive, industry and market risks, than the sale transaction;

•	the fact that the proposed sale transaction would enable management to focus on developing and improving Danka’s business in the United States;

•	the $210 million in cash to be paid, subject to certain adjustments, as consideration in the sale transaction in relation to the current value of the European Businesses and our board of directors’ estimate of the future value of the European Businesses and the Company as independent operations;

•	the fact that the payment of the sale transaction consideration is in cash, which provides certainty, liquidity and immediate value to the Company;

•	the fact that the proceeds for the sale transaction will allow the Company to strengthen the Company’s balance sheet and to satisfy certain of its outstanding debt obligations, recognizing the Company’s outstanding $175 million principal amount 11.0% Senior Notes due 2010 and outstanding $64,520,000 principal amount 10.0% Subordinated Notes due 2008;

•	the social and economic effects of the sale transaction on employees, customers, suppliers and other constituencies of Danka and its subsidiaries and on the communities in which Danka operates or is located;

•	the financial presentation of Merrill Lynch, including its opinion to our board of directors dated October 10, 2006, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration of $210 million in cash to be received by Danka and the Selling Subsidiaries pursuant to the sale transaction was fair from a financial point of view to Danka;

•	the fact that the Share Purchase Agreement does not contain a financing condition as a closing condition;

•	the fact that under the terms of the Share Purchase Agreement, Danka can furnish information to and negotiate with a third party in response to an unsolicited approach regarding a Parent Takeover Offer (defined below) if the board of directors concludes in good faith, after consulting with its legal and financial advisors and based on their advice, that the failure to do so would be in breach of the board of directors’ fiduciary duties or would violate applicable law or rules or regulations of a regulatory body;

•	the fact that the Cypress Shareholders (defined below), our largest shareholders, agreed to vote their shares in favor of adoption of the Share Purchase Agreement;

•	the timing risk of the sale transaction and the risk that if we do not accept Ricoh’s offer now, we may not have another opportunity to do so;

•	the extensive auction process conducted under the supervision of our board of directors; and

•	the likelihood that the proposed sale transaction would be completed, in light of the financial capabilities and the reputation of Ricoh and the limited regulatory approvals required.

In the course of its deliberations, our board of directors also considered a variety of risks and other factors weighing negatively against the sale transaction, including the following:

•	the fact that the European Businesses will no longer contribute to the results of operations and financial condition of the Company, and that our shareholders will forego any future increase in our value that might result from the possible growth of the European Businesses;

•	the risks and contingencies related to the announcement and pendency of the sale transaction, including the impact of the sale transaction on our customers, suppliers, other third parties and on the employees of the European Businesses;

•	the conditions to Ricoh’s obligation to complete the sale transaction and the right of Ricoh to terminate the Share Purchase Agreement in certain circumstances;

•	the risk that the sale transaction might not receive necessary regulatory approvals and clearances to complete the transaction;

•	the fact that under the terms of the Share Purchase Agreement, Danka cannot solicit other Acquisition Proposals or Parent Takeover Offers (as defined below) and must pay a termination fee to Ricoh in the amount, in immediately available U.S. Dollars, equal to one percent (1%) of the market capitalization of Danka, in certain circumstances;

•	the interests certain directors and executive officers may have with the sale transaction, in addition to their interests as shareholders of Danka generally;

•	the fact that, pursuant to the Share Purchase Agreement, we must generally conduct the business of the European Businesses in the ordinary course, and are subject to a variety of other restrictions on the conduct of the European Businesses prior to the closing of the sale transaction or termination of the Share Purchase Agreement;

•	the risk that the strategic benefits of the sale transaction may not be realized, in part or at all;

•	the significant costs in consummating the sale transaction;

•	the risk of employee and management disruption associated with negotiating and consummating the sale transaction; and

•	the risk that the cash proceeds from the sale transaction, while sufficient to comply with the indenture governing our $175 million aggregate amount senior notes, which requires that we make an offer to purchase such indebtedness from the holders thereof, will not be sufficient to fund our long-term strategic plans for the development of our core business.

The board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section of the proxy statement, and the board of directors carefully considered all of these factors in reaching its determination and recommendation.

Opinion of Our Financial Advisor (page 24)

Our board of directors engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated, or “Merrill Lynch,” to assist it in connection with its evaluation of the proposed sale transaction and to render an opinion as to whether the consideration to be received by Danka and the Selling Subsidiaries pursuant to the sale transaction was fair from a financial point of view to Danka. On October 10, 2006, Merrill Lynch delivered its opinion to our board of directors to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration of $210 million in cash to be received by Danka and the Selling Subsidiaries pursuant to the sale transaction was fair from a financial point of view to Danka.

A copy of Merrill Lynch’s written opinion, which sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch, is attached to this proxy statement as Annex B. Danka encourages its shareholders to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of our board of directors, does not address the merits of the underlying decision by us to engage in the sale transaction and does not constitute a recommendation to any Danka shareholder as to how that shareholder should vote on the sale transaction or any related matter.

The Extraordinary General Meeting of Danka Business Systems PLC (page 14)

Date, Time and Place. We will hold the extraordinary general meeting at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, at 10:00 a.m., London time, on January 19, 2007, to consider and vote upon the Resolution.

Record Date and Voting Power. Holders of American Depositary Shares as of the close of business on December 11, 2006 are entitled to provide voting instructions to The Bank of New York as depositary to be voted at the extraordinary general meeting by the depositary pursuant to such voting instructions received.

American Depositary shareholders are not entitled to vote at the extraordinary general meeting. You may grant a proxy to vote your shares to the depositary through the enclosed voting instructional form.

Pursuant to Regulation 34 of the Uncertified Securities Regulations 1995, Danka has specified that, to be entitled to attend and vote at the meeting (and for the purpose of determining the number of votes they may cast), shareholders must be entered on the Company’s register of members at 10:00 a.m. (London time) on January 17, 2007 (or, in the event that the meeting is adjourned or postponed, 48 hours before the time of any adjourned or postponed meeting).

Ordinary shareholders will have one vote at the extraordinary general meeting for each ordinary share owned by such holders at 10:00 a.m. (London time) on January 17, 2007. As of the date hereof, there are 258,249,024 ordinary shares issued and outstanding and entitled to vote at the extraordinary general meeting, of which approximately 236,409,192 shares (92%) are represented by American Depositary Shares.

Convertible participating shareholders will have as many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible as of 10:00 a.m. (London time) on January 17, 2007. There are 340,464 convertible participating shares issued and outstanding and entitled to vote at the extraordinary general meeting.

As of the date hereof, there are 258,249,024 ordinary shares (including shares represented by American Depositary Shares) and 340,464 convertible participating shares of the Company outstanding. The holders of ordinary shares (and American Depositary Shares) and convertible participating shares vote together as a single class on the Share Purchase Agreement and the sale transaction. Holders of 312,353 of our convertible participating shares, representing approximately 27.4% of the combined voting power of Danka’s outstanding capital stock, have agreed to vote their shares in favor of the Share Purchase Agreement and the sale transaction.

Required Vote. The Resolution requires the affirmative vote of a majority of the votes cast at the extraordinary general meeting.

Interests of Danka Executive Officers and Directors in the Sale (page 28)

Except as set forth below, no executive officer, director, associate of any executive officer or director or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the sale of the European Businesses that is not otherwise shared by all other shareholders.

We are party to change of control arrangements with two of our executives, which provide for, among other things, the payment of two years of base salary, bonus compensation and other benefits upon the consummation of the sale transaction. In addition, the compensation committee of our board of directors has agreed to grant one of our executives a bonus contingent upon the closing of the sale transaction.

Non-Solicitation; Fiduciary-Out (page 56)

From the date of the Share Purchase Agreement until the closing (or the earlier termination of the Share Purchase Agreement in accordance with its terms), the Company and the Selling Subsidiaries have agreed not to, and to cause their affiliates and respective officers, directors, employees, investment bankers, attorneys, agents and representatives and their affiliates not to, directly or indirectly:

(i) solicit, initiate or knowingly take any action knowingly to facilitate or encourage the making, submission or announcement of any Acquisition Proposal (such term defined in the Share Purchase Agreement to mean, any offer or proposal from any person or persons acting in concert (other than Ricoh or any of its affiliates or any person acting in concert with Ricoh or any of its affiliates), whether or not in writing, contemplating, relating to, or that is intended to lead to, an acquisition transaction) or any Parent Takeover Offer (such term defined in the Share Purchase Agreement to mean, any proposed or actual offer or scheme of arrangement that would result in any person or persons acting in concert (other than Ricoh or its affiliates or any person acting in concert with Ricoh or any of its affiliates) whether or not in writing, contemplating, relating to or that could lead to any such person or persons, directly or indirectly, owning at least fifty percent (50%) of the voting shares of the Company),

(ii) participate or engage in any discussions or negotiations with any third party that has made or is seeking to make, an Acquisition Proposal or Parent Takeover Offer,

(iii) encourage, cooperate in any way with, knowingly assist, participate in or facilitate any effort by any third party that has made or is seeking to make, an Acquisition Proposal or Parent Takeover Offer,

(iv) enter into any letter of intent, agreement or arrangement relating to any Acquisition Proposal, Acquisition Transaction (such term, defined in the Share Purchase Agreement as, any transaction or series of transactions involving (a) the acquisition (whether through issuance, sale, lease or other disposition), directly or indirectly, of all or any portion of the capital stock or other equity interests (or options, rights or warrants to purchase, or securities convertible into, such securities) or material assets of any of the European Businesses (other than inventory to be sold in the ordinary course of business consistent with past practice and pursuant to the Italian Factoring Arrangement set forth in the Share Purchase Agreement) or (b) any merger, consolidation, business combination, recapitalization, share exchange, liquidation, dissolution or similar transaction involving or otherwise relating to any of the European Businesses) or Parent Takeover Offer, or

(v) disclose any nonpublic information relating to the European Businesses or afford any access to the properties, books or records of the European Businesses to any party who has made or is seeking to make an Acquisition Proposal or Parent Takeover Offer.

Without limitation of the generality of the foregoing restrictions, it is understood that any violation of any of the restrictions in this section of the Share Purchase Agreement by any officer, director, employee, investment banker, attorney, agent or representative of the Company or the Selling Subsidiaries and their affiliates shall be deemed to be a breach of this section of the Share Purchase Agreement by the Company and the Selling Subsidiaries.

Notwithstanding the Company’s obligations in connection to the foregoing non-solicitation provisions, from the date of the Share Purchase Agreement until the closing, the Company, directly or indirectly, may take any of the steps described in clauses (ii), (iii), (iv) and (v) above with respect to a third party which has made an unsolicited approach regarding a Parent Takeover Offer if and only to the extent that, the Company’s board of directors concludes in good faith, after consulting with, and based on the advice of, its legal and financial advisors, that the failure to take such action would be in breach of the fiduciary duties of the directors or would violate their obligations under the City Code on Takeover and Mergers, the Companies Act 1985, the rules and regulations of the UKLA or any other applicable laws or regulations or rules of a regulatory body.

Upon receipt of any Parent Takeover Offer or Acquisition Proposal, the Company agrees to promptly notify Ricoh (in no event later than twenty-four (24) hours) of such Parent Takeover Offer or Acquisition Proposal, and any material modifications thereto or any request for nonpublic information relating to the European Businesses or for access to the properties, books or records of the European Businesses by any third party that is considering making, or has made, an Acquisition Proposal, Parent Takeover Offer or request. The Company agrees to provide such notice orally and in writing and shall identify the third party making, and the material terms and conditions of, any such Acquisition Proposal, Parent Takeover Offer or request. The Company agrees to keep Ricoh informed on a reasonably current basis of the status and details of any such Acquisition Proposal, Parent Takeover Offer or request, and shall promptly (and in any event within twenty-four (24) hours) provide to Ricoh a copy of all written materials subsequently provided to or by the Company or its affiliates in connection with such Acquisition Proposal, Parent Takeover Offer or request.

The Company has also agreed to, and to cause its affiliates and the officers, directors, employees, investment bankers, attorneys, agents and representatives of the Company and any affiliates thereof, to immediately cease and cause to be terminated all existing discussions or negotiations, if any, with any third party conducted prior to the date of the Share Purchase Agreement with respect to any Acquisition Proposal, to terminate any access of any such third party to any nonpublic information in respect of the European Businesses and to request the return or destruction of any nonpublic information in respect of the European Businesses provided to any such third party delivered in connection with any such activities, discussions or negotiations.

Conditions to the Closing of the Sale Transaction (page 57)

Pursuant to the Share Purchase Agreement, each party’s obligation to effect the sale transaction is subject to the satisfaction or waiver of various conditions, which include the following:

Ricoh will not be obligated to effect the sale transaction unless the following conditions are satisfied or waived:

•	the representations and warranties of the Company and the Selling Subsidiaries with respect to incorporation, existence and authority (without giving effect to materiality or similar qualifiers and to the extent that they relate to the ability of the Company and the Selling Subsidiaries to consummate the sale transaction), and the representations and warranties with respect to capital stock, group subsidiaries, solvency, and the opinion of the financial advisors (without giving effect to materiality or similar qualifiers), are true and accurate in all respects as of the closing as though made as of such date;

•	the Company and the Selling Subsidiaries have performed and complied with the material agreements, covenants and obligations required by the Share Purchase Agreement, and any ancillary agreements thereto, at or prior to the closing;

•	no court, governmental or regulatory authority shall have enacted, issued, promulgated, enforced or entered any reasonably unforeseeable law or order that is in effect and compels Ricoh or any affiliate or any European Business to dispose of or hold separate all or a material portion of its respective business or assets or imposes any material financial burden on the European Businesses, in each case such that it would materially impair the benefit to be derived by Ricoh from the sale transaction;

•	the Company’s shareholders shall have approved the Resolution in accordance with applicable law and the terms of the Share Purchase Agreement;

•	Ricoh shall have received reasonably satisfactory evidence that (i) the guaranty obligations of any and all European Businesses in respect of any indebtedness of the Company and any of its affiliates, including the senior notes and the credit facilities, have been fully, irrevocably and unconditionally released and (ii) all liens over the European Businesses, arising as a result of any indebtedness of the Company and its affiliates, with certain exceptions, have been fully, irrevocably and unconditionally released;

•	since March 31, 2006, there shall not have been a Material Adverse Effect (as defined in the Share Purchase Agreement and described later herein);

•	the European Commission shall have issued a decision declaring the sale transaction compatible with the common market, or the time period for review shall have elapsed; further, in the case that the

European Commission shall have referred the transaction in whole or in part to a competition authority under Article (9)(3) ECMR, the relevant competition authority shall have approved all or the relevant part of the transaction pursuant to Article (9)(6) ECMR; and

•	the indemnity guarantee contemplated by the Share Purchase Agreement shall be in full force and effect.

The Company and the Selling Subsidiaries will not be obligated to effect the sale transaction unless the following conditions are satisfied or waived:

•	Ricoh has performed and complied with the material agreements, covenants and obligations required by the Share Purchase Agreement, and any ancillary agreements thereto, at or prior to the closing;

•	the Company’s shareholders shall have approved the Resolution in accordance with applicable law and the terms of the Share Purchase Agreement;

•	the European Commission shall have issued a decision declaring the sale transaction compatible with the common market, or the time period for review shall have elapsed; further, in the case that the European Commission shall have referred the transaction in whole or in part to a competition authority under Article (9)(3) ECMR, the relevant competition authority shall have approved all or the relevant part of the transaction pursuant to Article (9)(6) ECMR; and

•	no court, governmental or regulatory authority shall have enacted, issued, promulgated, enforced or entered any reasonably unforeseeable law or order which would materially impair the benefit to be derived by the Company from the sale transaction.

Indemnification (page 58)

The Share Purchase Agreement provides that, subject to the limitations set forth in the Share Purchase Agreement, the Company and the Selling Subsidiaries will indemnify Ricoh or its affiliates designated pursuant to the terms of the Share Purchase Agreement (the “Ricoh Indemnified Persons”) for any actual loss suffered by Ricoh, its affiliates or any of the European Businesses:

•	as a result of a breach of any representations and warranties made by the Selling Subsidiaries;

•	as a result of a breach of any representations and warranties made by the Company;

•	as a result of the failure or refusal by the Company, the Selling Subsidiaries or any of their affiliates (or, prior to the closing, a European Business) to satisfy or perform any covenant or term of the Share Purchase Agreement or the ancillary agreements thereto required to be satisfied or performed by it;

•	arising out of or relating to the Excluded Assets and Liabilities (as defined in the Share Purchase Agreement);

•	arising out of or relating to the Capital Reorganization (as defined in the Share Purchase Agreement);

•	relating to or arising out of any of the assets or liabilities that were transferred in connection with the Divestitures (as defined in the Share Purchase Agreement); or

•	as a result of certain Taxes (as defined in the Share Purchase Agreement) relating to periods prior to the closing.

Subject to the terms of the Share Purchase Agreement, Ricoh has agreed to indemnify the Company and its affiliates (the “Seller Indemnified Persons”) for any actual loss suffered by such persons:

•	as a result of a breach of any of the representations and warranties made by Ricoh; or

•	as a result of any failure or refusal by Ricoh (or, after closing, a European Business) to satisfy or perform any covenant or term of the Share Purchase Agreement or the ancillary agreements thereto required to be satisfied or performed by it.

The Ricoh Indemnified Persons and Seller Indemnified Persons shall not be entitled to indemnification under the Share Purchase Agreement unless the amount of the claim exceeds $35,000 and until all the claims in excess of such amount exceed one percent (1%) of the final purchase price under the Share Purchase Agreement. When such threshold is reached, indemnification becomes due for all claims in excess of $35,000, including those existing prior to reaching the threshold. With certain exceptions, the Company and the Selling Subsidiaries on the one hand, and Ricoh on the other hand, shall not be called upon to pay indemnification in excess of twenty-five percent (25%) of the final purchase price under the Share Purchase Agreement.

Termination of the Share Purchase Agreement (page 59)

The Share Purchase Agreement may be terminated, and the transactions contemplated thereby may be abandoned at any time prior to the closing, whether before or after obtaining approval of the shareholders:

•	by mutual written agreement of the Company and Ricoh;

•	by either the Company or Ricoh if any governmental or regulatory authority of competent jurisdiction has enacted or promulgated any law or order that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated by the Share Purchase Agreement; provided however, that prior to terminating the Share Purchase Agreement pursuant to this provision, the terminating party shall have used its reasonable efforts to challenge such order or action with respect to the transactions contemplated by the Share Purchase Agreement;

•	by either the Company or Ricoh if the closing shall not have occurred on or before March 31, 2007; provided however, that the right to terminate the Share Purchase Agreement according to this provision shall not be available to any party whose failure to fulfill any obligation under the Share Purchase Agreement or ancillary agreements thereto has been the principal cause of the failure of the closing to have been on or prior to March 31, 2007;

•	by either the Company (provided that neither the Company nor any Selling Subsidiary is in material breach of its obligation to seek shareholder approval of the sale transaction or the provisions covering non-solicitation) or Ricoh if the sale transaction has not been approved by the shareholders of the Company or if the board of directors has changed its recommendation in a manner adverse to Ricoh in accordance with the terms of the Share Purchase Agreement;

•	by the Company if Ricoh has breached in any material respect any of its representations, warranties, covenants or other obligations contained in the Share Purchase Agreement or any agreements ancillary thereto such that the conditions to the completion of the sale transaction are not capable of being satisfied on or prior to March 31, 2007;

by Ricoh if:

•	the Company or the Selling Subsidiaries have breached in any material respect any of their representations, warranties, covenants or other obligations contained in the Share Purchase Agreement or any of the agreements ancillary thereto, such that the conditions to the completion of the sale transaction are not capable of being satisfied or the consequences thereof remedied on or before March 31, 2007;

•	the Company or the Selling Subsidiaries have breached and failed to remedy any of their obligations with respect to the provisions covering shareholder approval and non-solicitation under the Share Purchase Agreement; or

•	the Company furnishes information concerning the businesses, properties or assets of the European Businesses to any person or group, and engages in discussions and negotiations with such person or group concerning an acquisition in accordance with the provisions covering the fiduciary-out provided by the Share Purchase Agreement.

Termination Fees and Expenses (page 60)

The Share Purchase Agreement provides that the Company shall pay or cause to be paid to Ricoh, within two (2) business days following a demand for payment following a termination of the Share Purchase Agreement, an amount, in immediately available U.S. Dollars, equal to one percent (1%) of the market capitalization of the Company calculated in accordance with the applicable provisions of the UKLA listing rules if:

•	the Share Purchase Agreement is terminated by Ricoh due to (i) a breach of the Company’s representations, warranties, covenants or obligations, such that the conditions to completion of the sale transaction are not capable of being satisfied or the consequences thereof remedied on or before March 31, 2007, or (ii) its failure to obtain the release of the guarantee and lien obligations of the European Businesses in accordance with the Share Purchase Agreement;

•	the Share Purchase Agreement is terminated by Ricoh due to the Company’s breach of the provisions governing the Company’s obligation to seek shareholder approval of the sale transaction, and its obligation to adhere to the non-solicitation provisions; or

•	the Cypress Shareholders have breached any of their material obligations under the voting agreement (ancillary to the Share Purchase Agreement and described further herein) and the sale transaction is not consummated as a result;

provided, however, that the Company shall not be obligated to pay any fee to Ricoh in excess of (i) the amount the Panel on Takeovers and Mergers determines to be permissible under UK law (provided that, among other things, the Company has not undertaken certain actions with respect to third parties which affect such determination), or (ii) the amount permitted without shareholder approval by the UKLA listing rules and applicable law, except in the case that the Company breaches its obligations to seek shareholder approval of the sale transaction or to adhere to the non-solicitation provisions of the Share Purchase Agreement, in which case, the fee shall be the only remedy available to Ricoh.

Purchase Price Adjustment (page 48)

The purchase price for the sale of the European Businesses to Ricoh is $210 million in cash, subject to upward or downward net asset and benefits adjustments. The final purchase price will be adjusted, dollar for dollar, (i) for each dollar by which the closing net worth of the European Businesses varies from the net worth as of an earlier reference date and (ii) for each dollar of the benefits amount calculated by Ricoh at closing in determining the funded status of the Company’s employee benefit plans (such calculation further set forth in the Share Purchase Agreement). With limited exceptions, the purchase price adjustment cannot exceed $5 million. The $5 million maximum limit on the purchase price adjustment does not apply to any adjustments in respect of adverse tax or other consequences pursuant to a group restructuring which is proposed to be completed prior to the closing. In addition, the sum of $7.5 million will be held back by Ricoh from the amount payable by Ricoh at closing as security for the Company’s purchase price adjustment obligations.

Non-Competition (page 56)

From the date of the Share Purchase Agreement until the third (3rd) anniversary of the closing, the Company and each Selling Subsidiary have agreed not to (and to cause each of their respective subsidiaries not to), directly or indirectly, solicit any person who, as of the closing, is a customer of the European Businesses for the purposes of providing any products or services in the European Territory (as defined in the Share Purchase Agreement) of a type substantially similar to those currently provided by any European Business in the European Territory or to engage in or conduct business in the European Territory substantially similar to the business of the European Businesses.

The Voting Agreement (page 62)

As a condition to and inducement for Ricoh’s entry into the Share Purchase Agreement, Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V. and 55th Street Partners II L.P. (collectively, the “Cypress Shareholders”) entered into a voting agreement with Ricoh (the “Voting Agreement”), pursuant to which the Cypress Shareholders have agreed, among other things, to vote in favor of the Resolution. As of the date hereof, the Cypress Shareholders exercise voting control over an aggregate of 312,353 6.50% senior convertible participating shares of Danka, which constitutes approximately 91.74% of the issued and outstanding convertible participating shares of Danka and represents approximately 27.4% of the combined voting power of Danka’s outstanding capital stock.

Appraisal Rights (page 28)

Under applicable UK law, holders of our American Depository Shares, ordinary shares and convertible participating shares will not have appraisal or dissenters’ rights in connection with the sale transaction.

Regulatory Matters (page 28)

The sale transaction is subject to the approval of the European Commission under the European Community’s Merger Regulation 139/2004 on the control of concentrations between undertakings. The European Commission approved the sale transaction on December 8, 2006.

Material United States Federal Income Tax Consequences of the Sale (page 28)

The sale of the European Businesses will not be a taxable transaction to our shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained herein, or otherwise made by our officers, including statements related to our future performance and our outlook for our businesses and respective markets, projections, statements of our plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to us that is based on our beliefs as well as assumptions, made by, and information currently available to us. The words “goal”, “anticipate”, “expect”, “believe”, “could”, “should”, “intend” and similar expressions as they relate to us are intended to identify forward-looking statements, although not all forward looking statements contain such identifying words. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such actual results to differ materially from those reflected in any forward-looking statements include, but are not limited to, the following:

•	the risk that the sale transaction may not be consummated in a timely manner if at all;

•	the risk that the Share Purchase Agreement may be terminated in circumstances which require us to pay Ricoh a termination fee equal to one percent (1%) of the market capitalization of Danka calculated in accordance with the applicable provisions of the UKLA’s listing rules, subject to certain limitations;

•	risks regarding our ability to successfully implement our business strategy after the completion of the sale transaction;

•	any inability to comply with the Sarbanes-Oxley Act of 2002;

•	any material adverse change in financial markets, the economy or in our financial position;

•	increased competition in our industry and the discounting of products by our competitors;

•	new competition from non-traditional competitors as the result of evolving and converging technology;

•	any inability by us to procure, or any inability by us to continue to gain access to and successfully distribute current and new products, including digital products, color products, multi-function products and high-volume copiers, or to continue to bring current products to the marketplace at competitive costs and prices;

•	any inability to arrange financing for our customers’ purchases of equipment from us;

•	any inability to successfully enhance, unify and effectively utilize our management information systems;

•	any inability to access vendor or bank lines of credit, which could adversely affect our liquidity;

•	any inability to record and process key data due to ineffective implementation of business processes and policies;

•	any negative impact from the loss of a key vendor or customer;

•	any negative impact from the loss of any of our senior or key management personnel;

•	any change in economic conditions in markets where we operate or have material investments which may affect demand for our products or services;

•	any negative impact from the international scope of our operations;

•	fluctuations in foreign currencies;

•	any incurrence of tax liabilities or tax payments beyond our current expectations, which could adversely affect our liquidity and profitability;

•	any inability to continue to access our credit facilities, or comply with the financial or other representations, warranties, covenants or maturities in our debt instruments;

•	any delayed or lost sales or other impacts related to the commercial and economic disruption caused by natural disasters, including hurricanes;

•	any delayed or lost sales and other impacts related to the commercial and economic disruption caused by terrorist attacks, the related war on terrorism, and the fear of additional terrorist attacks;

•	any inability by us to remediate our material weakness in internal controls over financial reporting; and

•	other risks including those risks identified in any of our filings with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis only as of the date they are made. Except as required by applicable law, we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances that arise after the date they are made. Furthermore, as a matter of policy, we do not generally make any specific projections as to future earnings, nor do we endorse any projections regarding future performance, which may be made by others outside our Company.

THE EXTRAORDINARY GENERAL MEETING

This proxy statement is being furnished to our shareholders as part of the solicitation of specific voting instructions from holders of Danka’s American Depositary Shares and proxies from holders of Danka’s convertible participating shares to be voted at an extraordinary general meeting of Danka Business Systems PLC or any adjournment or postponement thereof.

Date, Time and Place

We will hold the extraordinary general meeting at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, at 10:00 a.m., London time, on January 19, 2007.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, you will be asked to consider and vote on the Resolution to approve the sale by the Company and the Selling Subsidiaries of the European Businesses on the terms of and subject to the conditions of the Share Purchase Agreement. The Resolution also authorizes the directors of the Company (or a duly authorized committee thereof) to do or procure to be done all such acts and things on behalf of the Company and any of its subsidiaries as they consider necessary or expedient for the purpose of giving effect to such sale transaction and the Resolution. It is not anticipated that any other matters will be brought before the extraordinary general meeting.

Record Date; Shares Entitled to Vote; Quorum

Record Date

The Danka board of directors has fixed 10:00 a.m. (London time) on January 17, 2007 (or, in the event that the meeting is adjourned or postponed, 48 hours before the time of any adjourned or postponed meeting) as the time and date for determining the holders of Danka ordinary and convertible participating shares entitled to attend, and to vote at, the extraordinary general meeting. Only holders of record of Danka ordinary and convertible participating shares as of such time and date will be entitled to attend, and to vote at, the extraordinary general meeting.

Holders of American Depositary Shares as of the close of business on December 11, 2006 are entitled to notice of the extraordinary general meeting and to provide specific voting instructions to The Bank of New York as depositary to be voted at the extraordinary general meeting by the depositary pursuant to such voting instructions received.

Shares Entitled to Vote

As of the date hereof, approximately 258,249,024 ordinary shares were issued and outstanding and held by approximately 2,647 holders of record. Holders of record of our ordinary shares are entitled to one vote per share on each matter to be considered at the extraordinary general meeting.

As of the date hereof, approximately 340,464 convertible participating shares were issued and outstanding and held by approximately 4 holders of record. Holders of record of our convertible participating shares at 10:00 a.m. (London time) on January 17, 2007 are entitled to as many votes for each convertible participating share owned as equals the number of ordinary shares into which the convertible participating share is convertible as of such time and date. The convertible participating shares are convertible into ordinary shares at a rate per convertible participating share calculated by dividing the liquidation return for the convertible participating shares, which is $1,000 per convertible participating share plus accumulated and unpaid dividends from the last convertible participating share dividend payment date, by a conversion price of $3.11 per convertible participating share. The convertible participating share dividend accumulates on a daily basis; therefore, the conversion rate increases fractionally on a daily basis until the next convertible participating share dividend is paid. As of November 15, 2006, the latest convertible participating share dividend date, the conversion rate was 321.543 ordinary shares per convertible participating share. The liquidation return is subject to increase in some circumstances if Danka is in default of its payment obligations under the convertible participating shares, and the conversion price is subject to increase in some circumstances to protect convertible participating shareholders against dilution. Assuming that no event occurs between the date of this document and January 17, 2007 that will cause an adjustment of the liquidation return or the conversion price (and we do not anticipate any such event), at 10:00 a.m. (London time) on January 17, 2007, the time and date for determining the holders of ordinary shares and convertible participating shares entitled to vote at the extraordinary general meeting, the conversion rate will be 325.143 ordinary shares per convertible participating share.

If you are a holder of record of Danka convertible participating shares at 10:00 a.m. (London time) on January 17, 2007, you may vote your Danka shares in person at the extraordinary general meeting or by proxy as described below under “—Voting Instructions and Proxies.”

As of the date hereof, approximately 236,409,192 ordinary shares were represented by American Depositary Shares. Holders of record of Danka American Depositary Shares cannot vote the ordinary shares represented by your American Depositary Shares at the extraordinary general meeting. Rather, ordinary shares represented by American Depositary Shares can only be voted pursuant to specific voting instructions on the enclosed voting instructional form, which must be returned to The Bank of New York, as depositary. Each American Depositary Share represents four ordinary shares.

Quorum

A quorum of shareholders is necessary to hold the extraordinary general meeting. A quorum is present at the extraordinary general meeting if at least three holders of record of ordinary shares and/or convertible participating shares are present in person or by proxy at the extraordinary general meeting.

Required Vote

The affirmative vote of a majority of the votes cast at the extraordinary general meeting is required to approve the Resolution. Ordinary shares or convertible participating shares that are not voted by ordinary shareholders or convertible participating shareholders or brokers entitled to vote them, due to abstention or failure to cast a ballot in person or by returning a signed proxy, will not be considered in the final tabulation.

Voting by the Cypress Shareholders

As a condition to and inducement for Ricoh to enter into the Share Purchase Agreement, the Cypress Shareholders entered into the Voting Agreement with Ricoh, pursuant to which the Cypress Shareholders agreed, among other things, to vote all shares of Danka 6.50% senior convertible participating stock over which the Cypress Shareholders exercise voting control in favor of approval of the Share Purchase Agreement and the sale transaction. The Cypress Shareholders exercise voting control over an aggregate of 312,353 shares of Danka 6.50% senior convertible participating stock as of the date hereof, which constitutes approximately 91.74% of the issued and outstanding shares of Danka 6.50% senior convertible participating stock and represents approximately 27.4% of the combined voting power of Danka’s outstanding capital stock. None of Ricoh, the Company nor their respective affiliates agreed to compensate the Cypress Shareholders for their entry into the Voting Agreement.

The Voting Agreement requires the Cypress Shareholders to vote in favor of any resolution proposed to the shareholders of Danka to approve the sale of Danka’s European Businesses to Ricoh in accordance with the Share Purchase Agreement.

The obligations of the Cypress Shareholders under the Voting Agreement immediately terminate in the event that the Share Purchase Agreement is terminated in accordance with the applicable provisions of the Share Purchase Agreement, except where the Share Purchase Agreement is terminated as a result of the Company’s board of directors exercising their fiduciary duties to accept a Parent Takeover Offer. See “The Share Purchase Agreement—Non-Solicitation; Fiduciary-Out.”

Voting Instructions and Proxies

Holders of American Depositary Shares

Holders of American Depositary Shares should complete and return the voting instructional form provided to them in their proxy materials by the depositary in accordance with the terms provided thereon not later than 5:00 p.m. (New York time) on January 12, 2007. If you hold American Depositary Shares, you cannot vote the ordinary shares represented by your American Depositary Shares at the extraordinary general meeting or grant proxies to vote your shares other than through instructions to the depositary. Ordinary shares represented by American Depositary Shares will be voted at the meeting by the depositary pursuant to the voting instructional forms received from holders of American Depositary Shares.

Holders of Convertible Participating Shares

If your convertible participating shares are registered in your name, you may vote by returning the signed proxy card or voting in person at the meeting. If you plan to attend the extraordinary general meeting and wish to vote in person, you will be given a ballot at the meeting. If your convertible participating shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the extraordinary general meeting in person. Voting instructions are included on your proxy card.

A pink form of proxy is enclosed for convertible participating shareholders. To be effective, forms of proxy in respect of convertible participating shares must be deposited at our registered office, Masters House, 107 Hammersmith Road, London W14 0QH England, at least 48 hours before the time appointed for the holding of the extraordinary general meeting. Voting instructions with respect to holders of ordinary shares are set forth in the UK Circular and such holders are referred thereto.

All convertible participating shares represented by properly executed proxies received in time for the extraordinary general meeting will be voted at the extraordinary general meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the Resolution.

If other matters are properly presented before the extraordinary general meeting, the persons named in the proxy will have authority to vote in accordance with their judgment on any other such matter, including, without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting. Danka does not currently expect that any matter other than as described in this proxy statement will be brought before the extraordinary general meeting.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via telephone through your broker or bank if such a service is provided. To vote via telephone, you should follow the instructions on the voting form provided by your broker or bank. If you plan to attend the extraordinary general meeting, you will need a proxy from your broker or bank in order to be given a ballot to vote the shares. If you do not return your bank’s or broker’s voting form, vote via telephone through your broker or bank, if possible, or attend the extraordinary general meeting and vote in person with a proxy from your broker or bank, your convertible participating shares will not be counted in the final tabulation.

Revocability of Voting Instructions and Proxies

Holders of American Depositary Shares

American Depositary Shareholders may revoke their voting instructions to the depositary at any time before 5:00 p.m. (New York time) on January 12, 2007 by delivering a notice in writing to the depositary or granting a later-dated signed voting instructional form. You cannot cancel your voting instructions to the depositary by attending the extraordinary general meeting or by granting a proxy to vote at the meeting for you.

Holders of Convertible Participating Shares

Danka convertible participating shareholders of record may revoke their proxies by one of three ways:

First, at least 48 hours before the extraordinary general meeting, holders of convertible participating shares can deliver to the Company’s registered office a written notice bearing a date later than the proxy you delivered stating that you would like to revoke your proxy.

Second, at least 48 hours before the extraordinary general meeting, you can complete, execute and deliver to the Company’s registered office a new, later-dated proxy card for the same shares.

Third, you can attend the meeting and vote in person. Your attendance at the extraordinary general meeting alone will not revoke the proxy.

If you have instructed a broker or bank to vote your shares and you wish to change your instructions, you must follow directions received from your broker or bank to change those instructions.

The Cypress Shareholders exercise voting control over approximately 27.4% of the combined voting power of Danka’s outstanding capital stock through their ownership of the Company’s convertible participating shares. As discussed in “The Voting Agreement” on page 62, the Cypress Shareholders have entered into a Voting Agreement which requires that they vote in favor of the Resolution.

Board of Directors Recommendation

Our board of directors considered a number of factors in evaluating the sale transaction and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously approved the Share Purchase Agreement and determined that the Share Purchase Agreement and the sale transaction are in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolution.

Solicitation of Voting Instructions and Proxies

The cost of soliciting voting instructions and proxies will be borne by Danka. In addition to the use of the mails, voting instructions and proxies may be solicited personally or by telephone by our employees. We do not expect to pay any compensation for the solicitation of voting instructions or proxies, but may reimburse brokers, The Bank of New York, the depositary of our American Depositary Share program, and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to their principals and obtaining their voting instructions and/or proxies.

THE COMPANIES

Danka Business Systems PLC

Danka Business Systems PLC, a UK public limited company, was formed in 1977 and is one of the leading independent providers of comprehensive document solutions including office imaging equipment, software, support, and related services and supplies in the United States and Europe. We offer a wide range of state of the art office imaging products, services, supplies and solutions that primarily include digital, black and white and color copiers/printers, peripherals, facsimile machines and software, contract services, including professional and consulting services, maintenance, supplies, leasing arrangements, technical support and training.

Our revenue is generated from two primary sources: (i) new retail equipment and related sales and (ii) service and supply contracts. We, through our U.S. subsidiaries, primarily sell Canon products in the United States, and we sell, through the European Businesses, Ricoh products, on a retail and wholesale basis under our proprietary Infotec tradename, in Europe. We also sell other brands, including Kodak/Nexpress, Toshiba, Konica-Minolta and Hewlett-Packard. A significant portion of our retail equipment and related sales are made to existing customers, and nearly all are sold with a service or supply contract. In the United States, these contracts typically have an initial term of one to three years and renew on an annual basis thereafter, whereas in Europe, these contracts typically have a term of one to five years. A large majority of our retail equipment and related sales are financed by third party finance or leasing companies. For fiscal year 2006, retail equipment and related sales accounted for approximately 39% of our total revenue.

We operate in over 15 countries and employ approximately 4,500 individuals.

The target companies to be purchased by Ricoh are based in 12 countries in Western Europe: in the United Kingdom, Spain, France, Switzerland, Italy, Austria, Germany, Belgium, the Netherlands, Denmark, Sweden and Norway. These companies sell office equipment, the majority of which is manufactured by affiliates of Ricoh, and provide after sales services and supplies. Ricoh will also purchase Danka Office Products B.V., Danka’s dealer channel in Europe.

Our principal executive offices are located at Masters House, 107 Hammersmith Road, London W14 0QH England. Our telephone number in the United Kingdom is 011-44-207-605-0150. Our website is located at: http://www.danka.com. Additional information regarding Danka is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information,” on page 66.

The Selling Subsidiaries

The Selling Subsidiaries, which are direct or indirect wholly-owned subsidiaries of Danka, are comprised of Danka Holdings Belgium NV/SA, Danka Europe B.V., Danka Danmark Holdings A/S, Danka Holdings Sweden AB, Danka Office Imaging Limited, Danka UK Holdings Limited and Dankalux Sarl.

Ricoh Europe B.V.

Ricoh Europe B.V. is a subsidiary of Ricoh Company, Ltd., a company founded in Tokyo, Japan in 1936. Ricoh Company, Ltd. the leading global manufacturer of office equipment, generated revenues of over $17 billion in annual sales and had over 75,000 employees and offices in more than 150 countries in fiscal year 2006.

Ricoh Europe B.V. is the European headquarters of Ricoh Company Ltd., located in Amstelveen, the Netherlands. It is responsible for marketing, sales and service of Ricoh products in Europe, the Middle East and Africa. In Europe, Ricoh has three manufacturing sites: two at Ricoh UK Products Ltd., Telford, UK; GR Advanced Materials Ltd., Stirling, UK; and Ricoh Industrie France S.A., Colmar, France. In addition, Ricoh Europe’s European network comprises 14 sales subsidiaries and affiliates. In the fiscal year ended March 31, 2006, revenues from Ricoh’s European operations totaled over €3.15 billion, accounting for 22.7% of the company’s global revenues.

THE SALE TRANSACTION

The following discussion summarizes the material terms of the sale transaction. We urge you to read carefully the Share Purchase Agreement, which is attached as Annex A to this proxy statement.

Background of the Sale Transaction

Over the past several years, our business has been challenged by certain factors, primarily technological advancements in the markets we serve, the need to adapt to such advances and increased competition. These challenges have been exacerbated by the level of our indebtedness and our liquidity requirements. In response to these challenges and in order to strengthen our balance sheet we have engaged in a number of restructuring transactions and cost reduction efforts and sold a number of our operations outside of the United States and Europe.

As part of our continued focus to improve our competitive position, restructure our balance sheet and enhance shareholder value, the board of directors authorized management to engage a financial advisor to assist in the evaluation of the Company’s strategic alternatives. On October 25, 2005, the Company’s board of directors approved the engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisor.

On November 17, 2005, the Company’s board of directors met with its legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, and its financial advisor and discussed three possible scenarios for a strategic transaction involving the Company, which included a sale of the Company’s European operations, a sale of the Company’s U.S. operations and a sale of the entire Company. The board of directors also discussed the condition of the debt and equity markets and discussed a variety of strategic alternatives to the three potential sale transaction scenarios described above. Finally, the board of directors also considered a scenario in which no strategic transaction was consummated and the effects of such a scenario on the Company. The Company’s outside legal counsel reviewed with the board of directors the board’s fiduciary duties, disclosure obligations and certain other matters related to the board’s review of strategic alternatives. At this meeting the board of directors agreed that the Company should explore such sales processes.

Between November 2005 and January 2006 Merrill Lynch and the Company contacted fifteen potential bidders in connection with soliciting interest in a possible sale of all or part of the Company. The potential bidders contacted were comprised primarily of strategic buyers but also included two potential financial buyers. As a result of these contacts, the Company entered into ten confidentiality agreements with the prospective bidders in order to permit the exchange of confidential information about the Company (or portions of the Company, as the case may be) to the prospective bidders. The Company subsequently made management presentations and conducted other meetings with prospective bidders. Merrill Lynch received feedback from certain potentially interested bidders indicating interest in specific portions of the Company’s business (i.e., the entire company, the U.S. operations or the European operations).

On January 10, 2006, the Company’s board of directors held a telephonic meeting in which Merrill Lynch reviewed the status of discussions with potential bidders. It was determined during this call that non-binding bids in connection with this round of the bidding process for a possible transaction involving the Company should be submitted no later than February 15, 2006 and that final bids with respect to such transaction should be submitted no later than March 24, 2006, which dates were later extended after consultation with potential bidders.

On January 19, 2006, bid instruction letters were distributed to the remaining parties with continued interest in a possible transaction involving all or part of the Company’s business requesting indications of interest in a transaction by February 15, 2006. Four of the letters were sent to entities relating to the purchase of the Company in its entirety, and one letter each was sent relating to the purchase of the Company’s European operations and relating to the purchase of the Company’s U.S. operations.

Throughout January 2006 and thereafter, representatives of Merrill Lynch and Skadden, Arps met from time to time with the Company’s management and board of directors regarding process updates, sales process tactics and strategic alternatives.

On February 3, 2006, the Company received a letter indicating interest in pursuing an acquisition of the Company’s European operations.

On February 15, 2006, the Company received two initial indications of interest. Ricoh initially indicated an interest in acquiring the European operations of the Company while a potential financial buyer preliminarily expressed interest in making a proposal for the entire Company subject to a number of conditions.

On February 17, 2006, Merrill Lynch provided a telephonic update to the Company’s board of directors regarding the initial indications of interest in the Company and the ongoing bid process. At such time, Merrill Lynch indicated that most of the parties involved in the bidding process were only interested in the Company’s European operations.

On February 21, 2006, on behalf of the Company, Merrill Lynch notified Ricoh and the prospective financial buyer that they would be invited to proceed to the second round of the bidding process in connection with the indications of interest submitted by the respective companies.

Between February 22, 2006 and March 6, 2006, the Company and Merrill Lynch resumed the question and answer process with Ricoh and the prospective financial buyer. On March 3rd, the Company’s electronic data room, containing documents of the Company to be used in the due diligence process in the second round of the bid process, was opened to all remaining potential bidders.

Between March 8th and March 10th of 2006, Ricoh and its advisors attended management presentations at the offices of the Company’s legal counsel in London, received detailed due diligence materials, and were provided with an opportunity for a question and answer session with management and a site visit to the Company’s executive offices in London.

On March 13, 2006, the potential financial buyer indicated that it would not pursue an acquisition of the Company.

On March 21, 2006, second round bid instructions were sent to Ricoh requesting a final bid no later than April 5, 2006. The process letter contained instructions to be taken in connection with the submission of a bid to the Company and also a draft share purchase agreement prepared by Skadden, Arps. The process letter instructed its recipients to submit a bid consisting of a proposed purchase price, a markup of the share purchase agreement, an expression of the intentions of the bidder regarding the Company’s employees and other terms specified in the process letter.

On April 4, 2006, Ricoh indicated that it would not be submitting a final bid and definitive purchase agreement for the Danka European operations at such time.

On April 6, 2006, the board of directors discussed the current status of the bidding process and strategic alternatives with Merrill Lynch and Skadden, Arps.

On April 12, 2006, another potential industry bidder confirmed that its interest in a transaction with the Company was limited to Danka’s operations in Germany, France and the Nordic regions. This party later confirmed its interest in the Company’s UK operations as well.

On April 17, 2006, the Company and Ricoh reinitiated discussions with respect to Ricoh’s interest in a possible transaction with the Company.

On April 25, 2006, the Company and Merrill Lynch sent information regarding the Company’s European operations to another potential industry bidder at the latter’s request.

On May 11, 2006, the Company received an unsolicited indication of interest in its European operations from another potential financial bidder. The discussions between the Company and this entity ultimately terminated without meaningful discussions being conducted in connection with any proposed transaction. Also on May 11th, Ricoh notified the Company that it would like to resume its previously undertaken due diligence efforts and negotiations toward a possible purchase of the Company’s European operations. Later that month, executives from the Company met with Ricoh’s European team in Amsterdam in order to discuss initiation of a due diligence and negotiation process. Ricoh’s due diligence review began shortly thereafter and continued through the end of July 2006.

On May 16, 2006, the Company’s board of directors met in order to discuss the Company’s strategic plan on a going forward basis considering the Company’s status in the event that there is a sale of the European operations of the Company.

On June 13, 2006, the Company and Merrill Lynch met with representatives of the potential industry bidder that was sent information on April 25 regarding a possible acquisition of the Company’s European operations. In late June, such party indicated that it would not pursue an acquisition of the European operations.

On June 21, 2006, Merrill Lynch sent materials related to the Company’s European operations to representatives of another potential industry bidder. Discussions between the Company and such party ultimately terminated without meaningful due diligence being undertaken.

On July 31, 2006, executives from the Company met with executives from Ricoh and received Ricoh’s offer of $170 million for all of the Company’s European operations.

On August 1, 2006, the Company rejected the offer submitted by Ricoh. In addition, the board authorized the Company to re-engage in discussions with potential bidders for various of the Company’s European operations and notified Ricoh of same.

On August 3, 2006, Ricoh contacted the Company to express a continued interest in a transaction with the Company involving the European operations. The Company agreed to a meeting with Ricoh provided that Ricoh’s offering price for the European operations was substantially increased.

Between August 9-10, 2006, representatives of the Company and Ricoh met and negotiated many of the terms with respect to a proposed letter of intent with respect to an acquisition of the Company’s European operations. These negotiations continued, and on August 27, 2006, Ricoh submitted a revised offer for the European operations for a price of $180 million.

On September 6, 2006, the Company’s board of directors met in order to consider Ricoh’s most recent offer. After discussion of the offer and its terms, the board rejected the offer on the basis that it was not adequate and not in the best interests of the Company at the time. At such time, the board of directors discussed additional strategic alternatives in light of the possibility that an agreement between the Company and Ricoh would not be able to be reached with respect to a sale of the European operations.

On September 7, 2006, after discussions between the Company’s Chairman and Chief Executive Officer and a representative of Ricoh, the Company received a verbal offer from Ricoh of $210 million in consideration for the Company’s entire European operations, with a potential upward or downward purchase price adjustment of $5 million, subject to certain conditions to be set forth in a definitive purchase agreement.

On September 8, 2006, the board of directors of the Company approved a resolution permitting the Company’s management to move forward with a sale of the European operations on the terms most recently offered by Ricoh. The board discussed at the time the possibility of pursuing strategic alternatives in the event that this purchase price could not substantially be obtained in any sale transaction.

On September 14, 2006, executives from the Company met with Ricoh representatives in order to finalize the terms of Ricoh’s proposal.

On September 20, 2006, Danka and Ricoh entered into a letter of intent regarding the purchase of the Company’s European operations.

On September 26, 2006, the Company received an indication of interest by mail from another potential financial buyer in a possible purchase of the Company’s European operations for a lower indicated value than the proposed Ricoh transaction.

On October 10, 2006, the Company’s board of directors met to receive a report on the terms of the proposed sale transaction. Merrill Lynch delivered its opinion to Danka’s board of directors to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its opinion, the consideration of $210 million in cash to be received by Danka and the Selling Subsidiaries pursuant to the sale transaction was fair from a financial point of view to Danka. After careful consideration by the Company’s board of directors and consultation with its legal and financial advisors, the Company’s board of directors unanimously determined that the Share Purchase Agreement and the sale transaction, in each case, subject to finalization of the terms thereof, are in the best interests of Danka and its shareholders as a whole, approved the Share Purchase Agreement and its execution and resolved to recommend that the Company’s shareholders vote in favor of the Resolution.

On October 12, 2006, the Company and Ricoh finalized and signed the Share Purchase Agreement with a view towards closing the sale transaction as early as January 31, 2007.

Reasons for the Sale and Recommendation of the Danka Board of Directors

Our board of directors considered a number of factors in evaluating the sale transaction and consulted with its legal and financial advisors in so doing. After careful consideration, our board of directors has unanimously approved the Share Purchase Agreement and determined that the Share Purchase Agreement and the sale transaction are in the best interests of Danka and its shareholders as a whole, and recommends that you vote “FOR” the Resolution.

In reaching its decision to approve the Share Purchase Agreement and sale transaction and to recommend that you vote for the Resolution, our board of directors consulted with our senior management, financial advisors and legal counsel and reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	our board of directors’ familiarity with the business, competitive position, strategy and prospects of Danka and the European Businesses, the position of current and likely competitors, and current industry, economic and market conditions, and the risk that Danka’s continued operation of its business strategy with the European Businesses as a combined business would not yield value to the Company and its shareholders as a whole superior to the value that would be provided in the sale transaction;

•	the fact that the challenges to our business have been exacerbated by the level of our indebtedness and our current liquidity requirements;

•	the possible alternatives to the sale transaction (including the possibility of the continued operation of the European Businesses as part of Danka’s consolidated group and the desirability and perceived risks of that alternative), the range of potential benefits to our shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of the alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for our shareholders, taking into account the risks of execution, as well as the business, competitive, industry and market risks, than the sale transaction;

•	the fact that the proposed sale transaction would enable management to focus on developing and improving Danka’s business in the United States;

•	the $210 million in cash to be paid, subject to certain adjustments, as consideration in the sale transaction in relation to the current value of the European Businesses and our board of directors’ estimate of the future value of the European Businesses and the Company as independent operations;

•	the fact that the payment of the sale transaction consideration is in cash, which provides certainty, liquidity and immediate value to the Company;

•	the fact that the proceeds for the sale transaction will allow the Company to strengthen the Company’s balance sheet and to satisfy certain of its outstanding debt obligations, recognizing the Company’s outstanding $175 million principal amount 11.0% Senior Notes due 2010 and outstanding $64,520,000 principal amount 10.0% Subordinated Notes due 2008;

•	the social and economic effects of the sale transaction on employees, customers, suppliers and other constituencies of Danka and its subsidiaries and on the communities in which Danka operates or is located;

•	the financial presentation of Merrill Lynch, including its opinion to our board of directors dated October 10, 2006, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration of $210 million in cash to be received by Danka and the Selling Subsidiaries pursuant to the sale transaction was fair from a financial point of view to Danka;

•	the fact that the Share Purchase Agreement does not contain a financing condition as a closing condition;

•	the fact that under the terms of the Share Purchase Agreement, Danka can furnish information to and negotiate with a third party in response to an unsolicited approach regarding a Parent Takeover Offer if the board of directors concludes in good faith, after consulting with its legal and financial advisors and based on their advice, that the failure to do so would be in breach of the board of directors’ fiduciary duties or would violate applicable law or rules or regulations of a regulatory body;

•	the fact that the Cypress Shareholders, our largest shareholders, agreed to vote their shares in favor of adoption of the Share Purchase Agreement;

•	the timing risk of the sale transaction and the risk that if we do not accept Ricoh’s offer now, we may not have another opportunity to do so;

•	the extensive auction process conducted under the supervision of our board of directors; and

•	the likelihood that the proposed sale transaction would be completed, in light of the financial capabilities and the reputation of Ricoh and the limited regulatory approvals required.

In the course of its deliberations, our board of directors also considered a variety of risks and other factors weighing negatively against the sale transaction, including the following:

•	the fact that the European Businesses will no longer contribute to the results of operations and financial condition of the Company, and that our shareholders will forego any future increase in our value that might result from the possible growth of the European Businesses;

•	the risks and contingencies related to the announcement and pendency of the sale transaction, including the impact of the sale transaction on our customers, suppliers, other third parties and on the employees of the European Businesses;

•	the conditions to Ricoh’s obligation to complete the sale transaction and the right of Ricoh to terminate the Share Purchase Agreement in certain circumstances;

•	the risk that the sale transaction might not receive necessary regulatory approvals and clearances to complete the transaction;

•	the fact that under the terms of the Share Purchase Agreement, Danka cannot solicit other Acquisition Proposals or Parent Takeover Offers and must pay a termination fee to Ricoh in the amount, in immediately available U.S. Dollars, equal to one percent (1%) of the market capitalization of Danka, in certain circumstances;

•	the interests certain directors and executive officers may have with the sale transaction, in addition to their interests as shareholders of Danka generally;

•	the fact that, pursuant to the Share Purchase Agreement, we must generally conduct the business of the European Businesses in the ordinary course, and are subject to a variety of other restrictions on the conduct of the European Businesses prior to the closing of the sale transaction or termination of the Share Purchase Agreement;

•	the risk that the strategic benefits of the sale transaction may not be realized, in part or at all;

•	the significant costs in consummating the sale transaction;

•	the risk of employee and management disruption associated with negotiating and consummating the sale transaction; and

•	the risk that the cash proceeds from the sale transaction, while sufficient to comply with the indenture governing our $175 million aggregate amount senior notes, which requires that we make an offer to purchase such indebtedness from the holders thereof, will not be sufficient to fund our long-term strategic plans for development of our core business.

The board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section of the proxy statement, and the board of directors carefully considered all of these factors in reaching its determination and recommendation.

Opinion of our Financial Advisor

Danka’s board of directors engaged Merrill Lynch to assist it in connection with its evaluation of the proposed sale transaction and to render an opinion as to whether the consideration to be received by Danka and the Selling Subsidiaries pursuant to the sale transaction was fair from a financial point of view to Danka. On October 10, 2006, Merrill Lynch delivered its opinion to Danka’s board of directors to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration of $210 million in cash to be received by Danka and the Selling Subsidiaries pursuant to the sale transaction was fair from a financial point of view to Danka. A copy of Merrill Lynch’s written opinion is attached to this document as Annex B.

Merrill Lynch’s written opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. Danka encourages its shareholders to read Merrill Lynch’s opinion in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of Danka’s board of directors, does not address the merits of the underlying decision by Danka to engage in the sale transaction and does not constitute a recommendation to any Danka shareholder as to how that shareholder should vote on the sale transaction or any related matter. Merrill Lynch was not asked to address nor does its opinion address the fairness to, or any other consideration of, the holders of any class of Danka securities, creditors or other constituencies. This summary of Merrill Lynch’s opinion is qualified by reference to the full text of the opinion.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Danka and the European Businesses that it deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the European Businesses furnished to it by Danka;

•	conducted discussions with members of senior management and representatives of Danka concerning the matters described in the two bullet points above;

•	reviewed the results of operations of the European Businesses and compared them with those of certain publicly traded companies that it deemed to be relevant;

•	compared the proposed financial terms of the sale transaction with the financial terms of certain other transactions that it deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Danka and Ricoh and their financial and legal advisors;

•	reviewed a draft dated October 9, 2006 of the Share Purchase Agreement; and

•	reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of assets or liabilities of Danka, the Selling Subsidiaries or the European Businesses and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of the Selling Subsidiaries or the European Businesses under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of Danka, the Selling Subsidiaries or the European Businesses. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Danka, Merrill Lynch assumed that it was reasonably prepared and reflected the best currently available estimates and judgment of Danka’s management as to the expected future financial performance of the European Businesses. Merrill Lynch also assumed that the final form of the Share Purchase Agreement would be substantially similar to the last draft reviewed by it. Merrill Lynch expressed no opinion as to the allocation of the consideration to be received by Danka and the Selling Subsidiaries pursuant to the sale transaction among Danka and the Selling Subsidiaries or as to Danka or any particular Selling Subsidiary.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion.

The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in connection with the preparation of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Merrill Lynch’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch’s analyses.

Comparable Public Companies Analysis

Using publicly available information, publicly available research analyst consensus estimates and financial forecasts provided by Danka’s management, Merrill Lynch compared certain financial and operating information and ratios for the European Businesses and the following imaging equipment manufacturers and distributors:

•	Canon, Inc.

•	Global Imaging Systems, Inc.

•	Ikon Office Solutions, Inc.

•	Ingram Micro, Inc.

•	Ricoh

•	Synnex Corporation

•	Tech Data Corporation

•	Xerox Corporation

In addition, using publicly available research analyst consensus estimates for each of these companies, Merrill Lynch reviewed:

•	enterprise value as a multiple of estimated earnings before interest, taxes, depreciation and amortization for the twelve months ended December 31, 2006, which is referred to below as “CY2006E Enterprise Value/EBITDA”; and

•	enterprise value as a multiple of estimated earnings before interest and taxes for the twelve months ended December 31, 2006, which is referred to below as “CY2006E Enterprise Value/EBIT.”

This analysis indicated the following:

Comparable Public Companies Analysis

Benchmark	High		Low		Mean		Median
CY2006E Enterprise Value/EBITDA	10.2	x	7.5	x	8.6	x	8.5	x
CY2006E Enterprise Value/EBIT	15.3	x	8.4	x	11.3	x	10.9	x

Using a reference range of 7.0x to 8.0x times the European Businesses’ calendar 2006 estimated EBITDA provided by Danka’s management, this analysis indicated a range of implied values of the European Businesses of approximately $160 million to $190 million, and using a reference range of 9.0x to 11.0x times the European Businesses’ calendar 2006 estimated EBIT provided by Danka’s management, this analysis indicated a range of implied values of the European Businesses of approximately $140 million to $170 million, compared in each case to the consideration to be received by Danka and the Selling Subsidiaries pursuant to the sale transaction of $210 million.

Comparable Transaction Analysis

Using publicly available information, Merrill Lynch examined the following selected transactions in the imaging equipment and related industries. The transactions considered and the month and year each transaction was announced were as follows:

Buyer/Seller	Month and Year Announced
Oce N.V. / Imagistics International Inc.	April 2005
RR Donnelley & Sons Co. / The Astron Group Ltd.	April 2005
Ingram Micro Inc. / Tech Pacific Limited	September 2004
Platinum Equity, LLC / CompuCom Systems Inc.	May 2004
Deluxe Corp. / New England Business Service Inc.	May 2004
Eastman Kodak Co. / Scitex Digital Printing Inc.	November 2003
Transcontinental Inc. / CC3 Holdings, Inc.	September 2003
Tech Data Corp. / Azlan Group plc	February 2003
Moore Corporation Limited / Wallace Computer Services, Inc.	January 2003
Arrow Electronics Inc. / Pioneer-Standard Electronics, Inc., Industrial Electronics Division	January 2003
Fuji Photo Film Co. Ltd. / PrimeSource Corporation	September 2001
Hewlett-Packard Co. / Indigo N.V.	July 2001
Pitney Bowes Inc. / Danka Services International Ltd.	April 2001
Avnet Inc. / Kent Electronics Corp.	March 2001
Ricoh Co. Ltd. / Lanier Worldwide, Inc.	November 2000
Creo Products Inc. / Scitex Digital Printing Inc.	January 2000
Mail-Well Inc. / American Business Products, Inc.	January 2000
Tech Data Corp. / Computer 2000 AG	April 1998
Ricoh Co. Ltd. / Gestetner Holdings PLC	July 1995

Using publicly available information for each of these transactions, Merrill Lynch reviewed:

•	transaction value as a multiple of the latest-twelve-month earnings before interest, taxes, depreciation and amortization immediately preceding announcement of the transaction, which is referred to below as “Transaction Value/LTM EBITDA”; and

•	transaction value as a multiple of the latest-twelve-month earnings before interest and taxes immediately preceding announcement of the transaction, which is referred to below as “Transaction Value/LTM EBIT”.

The analysis indicated the following:

Comparable Transaction Analysis

Benchmark	High		Low		Mean		Median
Transaction Value/LTM EBITDA	9.7	x	4.4	x	7.0	x	6.	9x
Transaction Value/LTM EBIT	15.3	x	7.3	x	11.5	x	11.	3x

Using a reference range of 6.5x to 7.5x times the European Businesses’ estimated LTM EBITDA as of September 30, 2006 provided by Danka’s management, this analysis indicated a range of implied values of the European Businesses of approximately $110 million to $130 million, and using a reference range of 13.0x to 15.0x times the European Businesses’ estimated LTM EBIT as of September 30, 2006, this analysis indicated a range of implied values of the European Businesses of $120 million to $140 million, compared in each case to the consideration to be received by Danka and the Selling Subsidiaries pursuant to the sale transaction of $210 million.

Discounted Cash Flow Analysis

Using financial forecasts provided by Danka management, which are referred to as the management case forecasts, as well as sensitivity case forecasts prepared by Merrill Lynch that Danka management deemed reasonable, Merrill Lynch performed a discounted cash flow analysis for the European Businesses for fiscal years 2007 through 2011, inclusive, in each case using multiples of estimated EBITDA in fiscal year 2011 ranging from 7.0x to 8.0x and discount rates ranging from 14.0% to 16.0%. This analysis indicated a range of implied values for the European Businesses of approximately $230 million to $270 million using the management case forecasts, and approximately $190 million to $230 million using the sensitivity case forecasts, compared in each case to the consideration to be received by Danka and the Selling Subsidiaries pursuant to the sale transaction of $210 million.

Merrill Lynch also performed a discounted cash flow analysis for the European Businesses using the same range of discount rates summarized above and perpetual growth rates of free cash flow after fiscal year 2011 ranging from 2.0% to 3.0%. This analysis indicated a range of implied values for the European Businesses of approximately $170 million to $210 million using the management case forecasts, and approximately $140 million to $180 million using the sensitivity case forecasts, compared in each case to the consideration to be received by Danka and the Selling Subsidiaries pursuant to the sale transaction of $210 million.

The summary set forth above summarizes the material analyses performed by Merrill Lynch but does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all analyses and factors, could create an incomplete view of the processes underlying the Merrill Lynch opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Danka’s and Merrill Lynch’s control, and involve the application of complex methodologies and educated judgments. In addition, no company or transaction utilized as a comparison in the analyses described above is identical to Danka or to the sale transaction.

Danka’s board of directors selected Merrill Lynch to deliver its opinion because of Merrill Lynch’s reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the sale transaction and because Merrill Lynch is familiar with Danka and its business. As part of Merrill Lynch’s investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with transactions and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Merrill Lynch acted as Danka’s financial advisor in connection with the sale transaction and will receive a fee for its services contingent upon the consummation of the sale transaction. In addition, Danka has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. Merrill Lynch has, in the past, provided financing services to an affiliate of Ricoh, and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of business, Merrill Lynch may actively trade Danka’s ordinary shares, convertible participating shares, American Depositary Shares and other securities of Danka, as well as securities of Ricoh, for its own account and for the accounts of its customers and, accordingly, Merrill Lynch may at any time hold a long or short position in such securities.

Interests of Danka Executive Officers and Directors in the Sale

Except as set forth below, no executive officer, director, associate of any executive officer or director or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the sale of the European Businesses that is not otherwise shared by all other shareholders.

We are party to a Change of Control Agreement, dated as of December 18, 1998, with Paul G. Dumond, Chief Financial Officer of Danka Europe and Company Secretary, and a Service Agreement, dated as of July 23, 2001, with Dr. Peter Williams, President and Chief Operating Officer, Danka Europe, which provide for, among other things, the payment of two years of base salary, bonus compensation and other benefits upon the consummation of the sale transaction. In addition, the compensation committee of our board of directors has agreed to grant Edward K. Quibell, Executive Vice-President and Chief Financial Officer, a bonus contingent upon the closing of the sale transaction.

Appraisal Rights

Under applicable UK law, holders of our American Depositary Shares, ordinary shares and convertible participating shares will not have appraisal or dissenters’ rights in connection with the sale transaction.

Effective Time of the Sale

If the sale transaction is approved by our shareholders, pursuant to the Share Purchase Agreement, the closing will take place on the last day of the month during which all conditions to the sale transaction are satisfied, subject to certain exceptions. We currently expect to consummate the sale transaction as early as January 31, 2007.

Material United States Federal Income Tax Consequences of the Sale

The sale of the European Businesses will not be a taxable transaction to our shareholders.

Regulatory Matters

The sale transaction is subject to the approval of the European Commission under the European Community’s Merger Regulation 139/2004 on the control of concentrations between undertakings. The European Commission approved the sale transaction on December 8, 2006.

SUMMARY HISTORICAL FINANCIAL DATA OF DANKA BUSINESS SYSTEMS PLC

We are providing the following information to aid you in your analysis of the proposed sale transaction. The summary consolidated condensed financial data for each of the interim periods ended September 30, 2006 and 2005 and each of the fiscal years ended March 31, 2006, 2005 and 2004 have been derived from the Company’s consolidated financial statements, which have been filed on its Quarterly Reports on Form 10-Q and on its Annual Reports on Form 10-K, respectively, and should be read in conjunction with those reports, each of which is incorporated by reference in this proxy statement. The information for the years ended March 31, 2006, 2005 and 2004 has not been restated to reflect the sale of the Company’s Australian business as discontinued operations.

The consolidated condensed financial statements are unaudited as of and for the six months ended September 30, 2006 and 2005. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results which may be expected for the entire fiscal year.

		For the six months ended September 30		For the years ended March 31
	Footnote	2006	2005	2006	2005	2004
		(in thousands, except per American Depositary Share (“ADS”) amounts)
		(Unaudited)
Revenue:
Retail equipment and related sales		$164,629	$203,674	$422,986	$422,273	$443,123
Retail service		234,929	248,785	498,820	557,022	608,212
Retail supplies and rentals		29,814	36,010	80,686	92,675	106,756
Wholesale		42,995	43,458	93,478	94,781	97,291

Total revenue		472,367	531,927	1,095,970	1,166,751	1,255,382

Cost of sales
Retail equipment and related sales costs		113,306	143,145	296,322	282,330	291,966
Retail service costs		148,985	156,159	322,167	344,566	363,393
Retail supplies and rentals costs		17,773	21,754	51,031	57,823	62,385
Wholesale costs		35,481	35,475	77,214	78,123	78,241

Total cost of sales		315,545	356,533	746,734	762,842	795,985

Gross profit		156,822	175,394	349,236	403,909	459,397

Operating expenses:
Selling, general and administrative expenses		144,161	183,582	360,972	438,798	427,034
Restructuring charges		12,502	7,495	12,502	9,691	46,696
Loss on sale of subsidiary		2,512	—	—	—	—
Impairment charges	1	—	—	—	70,854	—
Other (income) expense		(889)	(879)	506	684	2,255

Total operating expenses		158,286	190,198	373,980	520,027	475,985

Operating earnings (loss) from continuing operations		(1,464)	(14,804)	(24,744)	(116,118)	(16,588)
Interest expense		(16,266)	(15,974)	(31,720)	(31,506)	(33,771)
Interest income		365	80	60	5	715
Write-off of debt issuance costs	2	—	—	—	—	(20,563)

Earnings (loss) from continuing operations		(17,365)	(30,698)	(56,404)	(147,619)	(70,207)
Provision (benefit) for income taxes		(1,396)	2,051	(9,054)	(21,890)	43,466

Earnings (loss) from continuing operations		(15,969)	(32,749)	(47,350)	(125,729)	(113,673)
Discontinued operations, net of tax		10,105	(31,878)	(31,878)	(7,347)	(17,687)

Net earnings (loss)		$(5,864)	$(64,627)	$(79,228)	$(133,076)	$(131,360)

		For the six months ended September 30		For the years ended March 31
	Footnote	2006	2005	2006	2005	2004
		(in thousands, except per American Depositary Share (“ADS”) Amounts)
		(unaudited)
Basic and diluted earnings (loss) from continuing operations available to common shareholders per ADS:		$(0.43)	$(0.68)	$(1.08)	$(2.31)	$(2.12)
Dividends per ADS		—	—	—	—	—

Balance Sheet Data:
Cash, cash equivalents and restricted cash	3	$57,535	$85,513	$74,997	$91,925	$106,854
Accounts receivable, net of allowance for doubtful accounts		173,497	187,879	189,354	211,415	228,264
Inventories		83,786	96,206	79,967	91,029	87,216
Total assets		602,963	669,727	628,792	769,026	883,568
Total debt	4	250,011	240,506	249,597	241,714	243,465
6.5% convertible participating shares		332,840	310,583	321,541	299,906	279,608
Total shareholders’ equity (deficit)		(319,402)	(277,315)	(307,860)	(216,687)	(64,755)

Notes to Summary Historical Financial Data

1.	During fiscal year 2005, we determined that based on changes in our business environment and an analysis of projected cash flows, the carrying amount of certain goodwill and other long-lived assets in Europe would not be recoverable. Accordingly, the resulting analysis necessitated a goodwill write-down of $70.9 million.

2.	During fiscal year 2004, we wrote-off $20.6 million of debt issuance costs relating to the early repayment of our old credit facility.

3.	Cash, cash equivalents and restricted cash included $22.2 million and $14.5 million of cash that is collateralizing lines of credit for the six months ended September 30, 2006 and 2005, respectively. Cash, cash equivalents and restricted cash included $20.5 million, $15.0 million and $4.8 million of cash that is collateralizing lines of credit for fiscal years 2006, 2005 and 2004, respectively.

4.	Total debt is computed as follows (in thousands):

	As of September 30		As of March 31
	2006	2005	2006	2005	2004
Current maturities of long-term debt, notes payable and capital lease obligations	$12,003	$1,983	$11,516	$2,308	$2,804
Long-term debt, notes payable and capital lease obligations, less current maturities	238,008	238,523	238,081	239,406	240,761

Total debt	$250,011	$240,506	$249,597	$241,714	$243,565

Operations of Danka’s European Business

The operations of the European Businesses that are part of the proposed sale transaction are as follows:

Operations—European Businesses

Selected Balance Sheet Data

(Unaudited)

(in thousands)

	As of September 30,	As of March 31,
	2006	2006	2005
Assets
Current assets:
Cash and cash equivalents	$23,817	$28,157	$40,316
Restricted cash	14,971	14,324	6,485
Accounts receivable, net	112,696	112,747	122,846
Inventory	50,617	39,271	51,484
Prepaid expenses, deferred income taxes and other current assets	6,994	5,177	10,320

Total current assets	209,095	199,676	231,451
Equipment on operating leases, net	6,499	6,996	9,700
Property and equipment, net	5,193	5,544	6,445
Goodwill	117,545	111,669	119,622
Deferred income taxes	1,664	87	4,354
Other assets	4,711	2,203	1,846

Total assets	$344,707	$326,175	$373,418

Liabilities and excess of assets over liabilities
Current liabilities:
Current maturities of long-term debt and notes payable	$124	$251	$872
Accounts payable	79,359	74,321	81,333
Accrued expenses and other current liabilities	37,349	37,876	51,321
Taxes payable	17,643	4,693	30,887
Deferred revenue	16,420	16,358	20,580

Total current liabilities	150,895	133,499	184,993
Long-term debt and notes payable less current maturities	46	79	697
Deferred income taxes and other long-term liabilities	50,677	48,609	39,478
Intercompany payable	54,299	45,653	18,089

Total liabilities	255,917	227,840	243,257

Accumulated other comprehensive loss
Currency translation adjustments	(23,257)	(30,589)	(22,530)
Minimum pension liabilities	(17,236)	(16,146)	(11,364)

Total accumulated other comprehensive loss	(40,493)	(46,735)	(33,894)

Excess of assets over liabilities and accumulated other comprehensive loss	129,283	145,070	164,055

Total liabilities and excess of assets over liabilities	$344,707	$326,175	$373,418

Operations—European Businesses

Selected Operating Data

(Unaudited)

(in thousands)

	For the six months ended September 30,		For the years ended March 31,
	2006	2005	2006	2005	2004
Revenue:
Retail equipment and related sales	$68,959	$88,070	$169,609	$174,432	$167,794
Retail service	114,027	113,584	226,177	249,921	253,116
Retail supplies and rentals	15,316	18,080	34,454	41,372	42,682
Wholesale	42,995	43,458	93,478	94,781	97,291

Total revenue	241,297	263,192	523,718	560,506	560,883

Cost of sales
Retail equipment and related sales costs	46,438	62,885	122,023	117,095	108,406
Retail service costs	75,393	74,536	151,757	159,956	168,211
Retail supplies and rentals costs	9,867	10,982	20,627	26,531	28,111
Wholesale costs	35,481	35,475	77,214	78,123	78,241

Total cost of sales	167,179	183,878	371,621	381,705	382,969

Gross profit	74,118	79,314	152,097	178,801	177,914
Operating expenses:
Selling, general and administrative expenses	70,480	82,826	159,060	187,178	172,217
Restructuring charges	6,194	5,605	7,424	4,172	23,554
Impairment charges	—	—	—	70,854	—
Other (income) expense	(456)	(451)	(195)	(174)	—

Total operating expenses	76,218	87,980	166,289	262,030	195,771

Operating earnings (loss)	(2,100)	(8,666)	(14,192)	(83,229)	(17,857)
Interest expense	(9,335)	(8,305)	(17,080)	(15,667)	(13,745)
Interest income	295	80	436	476	407

Earnings (loss) before income taxes	(11,140)	(16,891)	(30,836)	(98,420)	(31,195)
Provision (benefit) for income taxes	(1,595)	1,381	990	(25,993)	3,635

Net earnings (loss)	$(9,545)	$(18,272)	$(31,826)	$(72,427)	$(34,830)

Operations—European Businesses

Selected Estimated Cash Flow Data

(Unaudited)

(in thousands)

	Six months ended September 30,		Years ended March 31,
	2006	2005	2006	2005	2004
Cash flow from operating activities	$(16,240)	$(30,442)	$(46,023)	$35,415	$(16,356)

Cash flow from investing activities	$(2,528)	$(3,535)	$(7,001)	$(9,977)	$(15,062)

Cash flow from financing activities(1)	$13,263	$33,596	$52,254	$2,988	$17,087

(1)	Includes net changes in intercompany balances with non-European businesses of $13.4 million, $34.3 million, $53.4 million, $(4.3) million and $19.3 million for each period, respectively.

Notes to the Unaudited Balance Sheet and Operating Data of Operations—European Businesses

The unaudited selected balance sheet, operating and cash flow data of the European Businesses represent the account balances and results of operations of the European Businesses that are part of the proposed sale transaction. These statements reflect direct operating expense of the European Businesses as well as an interest allocation (based on total assets) of $8.0 million and $7.1 million for the six months ended September 30, 2006 and 2005, respectively, and $14.4 million, $13.5 million and $11.6 million for the years ended March 31, 2006, 2005 and 2004, respectively, which management believes to be reasonable. The European Businesses receive services and support from the Company’s central corporate headquarters. The European Businesses’ operations are dependent upon the Company performing these services and support functions. The costs associated with these services and support functions have been allocated to the European Businesses based on revenue which the Company’s management considers to be a reasonable reflection of the utilization of services provided to the European Businesses. These statements reflect a corporate expense allocation of $4.6 million and $7.1 million for the six months ended September 30, 2006 and 2005, respectively, and $15.5 million, $19.4 million and $10.5 million for the years ended March 31, 2006, 2005 and 2004, respectively.

The financial information presented above may contain forward-looking statements based on available information and certain assumptions that we believe are reasonable under the circumstances. Actual amounts could differ materially from these estimates and assumptions. The pro forma results should be read in conjunction with the financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

The accounting policies for the European Businesses are described in the Annual Report on Form 10-K for our fiscal year ended March 31, 2006. The unaudited selected balance sheet, operating and cash flow data of the European Businesses’ operations should be read in conjunction with this proxy statement and the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended March 31, 2006.

The following sets forth additional information relating to the European Businesses:

Contractual Obligations and Commitments

The following table summarizes the significant contractual obligations of the European Businesses at September 30, 2006, and the effect such obligations are expected to have on its liquidity and cash flows in future periods. This table excludes accounts payable, accrued expenses (except restructuring charges), taxes payable and deferred revenue already recorded on its balance sheet as current liabilities at September 30, 2006.

	Amount of contractual obligations per period
	Total	Less than 1 year	1 – 3 years	4 – 5 years	After 5 years
Capital lease obligations	$170	$124	$46	$—	$—
Restructuring payment obligations (1)	15,662	7,160	8,502	—	—
Operating lease obligations	33,923	9,291	11,800	5,635	7,197
Purchase obligations	25,181	24,934	218	29	—
Estimated pension obligations	30,407	1,963	3,267	2,500	22,677

Total contractual obligations	$105,343	$43,472	$23,833	$8,164	$29,874

(1)	Includes amounts as part of restructuring plans committed to by management.

Equipment on Operating Leases, net

Included in equipment on operating leases is equipment used to generate rental revenue in the European Businesses. Substantially all of the European Businesses’ governmental operating leases are cancelable after one year. Equipment on operating leases is depreciated over one to five years and consists of the following at September 30, 2006, March 31, 2006 and 2005:

	September 30, 2006	March 31, 2006	March 31, 2005
Equipment on operating leases	$35,207	$35,394	$46,051
Less accumulated depreciation	(28,708)	(28,398)	(36,351)

Equipment on operating leases, net	$6,499	$6,996	$9,700

Depreciation on equipment on operating leases for the six months ended September 31, 2006 and 2005 was $2.4 million and $2.6 million, respectively, and for the years ended March 31, 2006, 2005 and 2004 was $5.1 million, $6.6 million and $9.0 million, respectively, and is included in retail supplies and rental costs in the accompanying statements of operations.

Employee Benefit Plans

Most European employees participate in defined benefit and contribution plans with varying vesting and contribution provisions. The expenses relating to these plans for the years ended March 31, 2006, 2005 and 2004 were approximately $6.7 million, $6.7 million and $6.4 million, respectively. For fiscal year 2006, the split between defined benefit plans and defined contribution plans was $3.5 million and $3.2 million, respectively.

The European Businesses’ have defined benefit plans in the UK, Germany, Belgium, France and Norway. The obligation and funded status related to these pension plans as of March 31, 2006 was as follows:

March 31, 2006
Change in benefit obligation:
Projected benefit obligation, beginning of year	$69,996
Service costs	2,299
Interest costs	3,197
Plan participant contributions	167
Actuarial loss	9,966
Benefits and settlements paid	(2,615)

Projected benefit obligation, end of year	$83,010

Change in plan assets:
Fair value of plan assets, beginning of year	$45,571
Actual return on plan assets	4,852
Employer contributions	1,895
Plan participant contributions	167
Benefits paid	(2,615)

Fair value of plan assets, end of year	$49,870

Funded status:
Funded status	$(33,140)
Unrecognized actuarial loss	12,771
Unrecognized prior service cost	339

Net amount recognized	$(20,030)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited balance sheets as of September 30, 2006 and March 31, 2006 and 2005 present the Company’s financial position assuming the proposed sale of the European Businesses to Ricoh had been completed as of that date and that the sale transaction was consummated at the maximum aggregate purchase price, which is management’s best estimate of actual proceeds to be received. The following unaudited pro forma statements of operations for the six months ended September 30, 2006 and 2005 and for the fiscal years ended March 31, 2006, 2005 and 2004 are based on historical consolidated condensed financial statements and present the Company’s results of operations assuming the sale transaction was consummated at the maximum aggregate purchase price on the first day of these respective periods. In the opinion of management, these statements include all material adjustments necessary to reflect, on a pro forma basis, the impact of the sale transaction on our historical financial information. The adjustments set forth in the “Pro Forma Adjustments” column are described in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data.

The unaudited pro forma financial statements for the periods presented do not purport to represent what the Company’s results of operations or financial position actually would have been had the proposed sale transaction occurred at the maximum aggregate purchase price on the dates noted above, or to project its results of operations for any future periods. A significant portion of the Company’s overhead expense is related to the Company’s central corporate headquarters and related functions, which support both its United States and European businesses. The Company may retain these corporate groups for a portion of time following the completion of the proposed sale transaction and the financial statements below do not reflect any allocation of the costs and expenses of these functions to the European Businesses. These pro forma adjustments reflect direct operating expenses of the European Businesses as well as an interest allocation to the European Businesses (based on total assets) of $8.0 million and $7.1 million for the six months ended September 30, 2006 and 2005, respectively, and $14.4 million, $13.5 million and $11.6 million for the years ended March 31, 2006, 2005 and 2004, respectively, which management believes to be reasonable.

The terms of the 11.0% Senior Notes due 2010 (the “Notes”) require, upon the completion of an asset sale (the terms of which include the sale transaction), that the Company make an asset sale offer for the Notes within 365 days, provided the proceeds have not been used in certain permitted manners. The Company is reviewing all of its options in this regard and, accordingly, no adjustment for the repayment of these Notes has been made in the pro forma financial statements contained herein.

The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable under the circumstances. Actual amounts could differ materially from these estimates. The pro forma results should be read in conjunction with the financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006. See “Where You Can Find More Information” on page 66.

Danka Business Systems PLC

Pro Forma Condensed Consolidated Balance Sheet

(Unaudited)

(in thousands)

	September 30, 2006	Pro Forma Adjustments (A)	Pro Forma September 30, 2006
Assets
Current assets:
Cash and cash equivalents	$35,297	$179,183	$214,480
Restricted cash	22,238	(14,971)	7,267
Accounts receivable, net	173,497	(112,696)	60,801
Inventories	83,786	(50,617)	33,169
Prepaid expenses, deferred income taxes and other current assets	10,997	(6,994)	4,003

Total current assets	325,815	(6,095)	319,720
Equipment on operating leases, net	13,325	(6,499)	6,826
Property and equipment, net	31,820	(5,193)	26,627
Goodwill	211,034	(117,545)	93,489
Other intangible assets, net	604	—	604
Deferred income taxes	1,664	(1,664)	—
Other assets	18,701	(4,711)	13,990

Total assets	$602,963	$(141,707)	$461,256

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Current maturities of long-term debt and notes payable	$12,003	$(124)	$11,879
Accounts payable	153,569	(79,359)	74,210
Accrued expenses and other current liabilities	80,919	(37,349)	43,570
Taxes payable	20,795	(17,643)	3,152
Deferred revenue	31,701	(16,420)	15,281

Total current liabilities	298,987	(150,895)	148,092
Long-term debt and notes payable, less current maturities	238,008	(46)	237,962
Deferred income taxes and other long-term liabilities	52,530	(50,677)	1,853

Total liabilities	589,525	(201,618)	387,907

6.5% senior convertible participating shares	332,840	—	332,840
Shareholders’ equity (deficit):
Ordinary shares	5,330	—	5,330
Additional paid-in capital	329,745	—	329,745
Accumulated deficit	(613,984)	19,418	(594,566)
Accumulated other comprehensive loss	(40,493)	40,493	—

Total shareholders’ equity (deficit)	(319,402)	59,911	(259,491)

Total liabilities and shareholders’ equity (deficit)	$602,963	$(141,707)	$461,256

See accompanying notes to unaudited pro forma condensed consolidated financial data

Danka Business Systems PLC

Pro Forma Condensed Consolidated Balance Sheet

(Unaudited)

(in thousands)

	March 31, 2006	Pro Forma Adjustments (A)	Pro Forma Adjustments (B)	Pro Forma March 31, 2006
Assets
Current assets:
Cash and cash equivalents	$52,538	$174,843	$12,800	$240,181
Restricted cash	20,529	(14,324)	—	6,205
Accounts receivable, net	183,898	(112,747)	—	71,151
Inventories	76,290	(39,271)	—	37,019
Assets held for sale—discontinued operations	11,778	—	(11,778)	—
Prepaid expenses, deferred income taxes and other current assets	8,138	(5,177)	—	2,961

Total current assets	353,171	3,324	1,022	357,517
Equipment on operating leases, net	12,138	(6,996)	—	5,142
Property and equipment, net	36,497	(5,544)	—	30,953
Goodwill	206,174	(111,669)	—	94,505
Other intangible assets, net	1,861	—	—	1,861
Deferred income taxes	87	(87)	—	—
Other assets	18,864	(2,203)	—	16,661

Total assets	$628,792	$(123,175)	$1,022	$506,639

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Current maturities of long-term debt and notes payable	$11,516	$(251)	—	$11,265
Accounts payable	161,992	(74,321)	—	87,671
Accrued expenses and other current liabilities	90,359	(37,876)	—	52,483
Taxes payable	21,133	(4,693)	—	16,440
Liabilities held for sale—discontinued operations	9,067	—	(9,067)	—
Deferred revenue	31,425	(16,358)	—	15,067

Total current liabilities	325,492	(133,499)	(9,067)	182,926
Long-term debt and notes payable, less current maturities	238,081	(79)	—	238,002
Deferred income taxes and other long-term liabilities	51,538	(48,609)	—	2,929

Total liabilities	615,111	(182,187)	(9,067)	423,857

6.5% senior convertible participating shares	321,541	—	—	321,541
Shareholders’ equity (deficit):
Ordinary shares	5,330	—	—	5,330
Additional paid-in capital	329,745			329,745
Accumulated deficit	(596,823)	12,277	10,712	(573,834)
Accumulated other comprehensive loss	(46,112)	46,735	(623)	—

Total shareholders’ equity (deficit)	(307,860)	59,012	10,089	(238,759)

Total liabilities and shareholders’ equity (deficit)	$628,792	$(123,175)	$1,022	$506,639

See accompanying notes to unaudited pro forma condensed consolidated financial data

Danka Business Systems PLC

Pro Forma Condensed Consolidated Balance Sheet

(Unaudited)

(in thousands)

	March 31, 2005	Pro Forma Adjustments (A)	Pro Forma Adjustments (B)	Pro Forma Adjustments (C)	Pro Forma March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$76,969	$162,684	$9,827	$21,600	$271,080
Restricted cash	14,956	(6,485)	—	—	8,471
Accounts receivable, net	211,415	(122,846)	(5,413)	—	83,156
Inventories	91,029	(51,484)	(4,251)	—	35,294
Assets held for sale—discontinued operations	44,911	—	—	(44,911)	—
Prepaid expenses, deferred income taxes and other current assets	14,514	(10,320)	(236)	—	3,958

Total current assets	453,794	(28,451)	(73)	(23,311)	401,959
Equipment on operating leases, net	19,157	(9,700)	—	—	9,457
Property and equipment, net	49,225	(6,445)	(896)	—	41,884
Goodwill	213,531	(119,622)	—	—	93,909
Other intangible assets, net	2,406	—	—	—	2,406
Deferred income taxes	7,388	(4,354)	—	—	3,034
Other assets	23,525	(1,846)	—	—	21,679

Total assets	$769,026	$(170,418)	$(969)	$(23,311)	$574,328

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Current maturities of long-term debt and notes payable	$2,308	$(872)	$—	$—	$1,436
Accounts payable	167,292	(81,333)	(4,140)	—	81,819
Accrued expenses and other current liabilities	121,932	(51,321)	(3,614)	—	66,997
Taxes payable	36,249	(30,887)	(232)	—	5,130
Liabilities held for sale—discontinued operations	16,461	—	—	(16,461)	—
Deferred revenue	37,772	(20,580)	(1,558)	—	15,634

Total current liabilities	382,014	(184,993)	(9,544)	(16,461)	171,016
Long-term debt and notes payable, less current maturities	239,406	(697)	—	—	238,709
Deferred income taxes and other long-term liabilities	64,387	(39,478)	(401)	—	24,508

Total liabilities	685,807	(225,168)	(9,945)	(16,461)	434,233

6.5% senior convertible participating shares	299,906	—	—	—	299,906
Shareholders’ equity (deficit):
Ordinary shares	5,277	—	—	—	5,277
Additional paid-in capital	329,152	—	—	—	329,152
Accumulated deficit	(495,960)	20,856	9,814	(28,950)	(494,240)
Accumulated other comprehensive loss	(55,156)	33,894	(838)	22,100	—

Total shareholders’ equity (deficit)	(216,687)	54,750	8,976	(6,850)	(159,811)

Total liabilities and shareholders’ equity (deficit)	$769,026	$(170,418)	$(969)	$(23,311)	$574,328

See accompanying notes to unaudited pro forma condensed consolidated financial data

Danka Business Systems PLC

Pro Forma Condensed Consolidated Statement of Operations

(Unaudited)

(in thousands)

	For the six months ended September 30, 2006	Pro Forma Adjustments (D)	Pro Forma for the six months ended September 30, 2006
Revenue:
Retail equipment and related sales	$164,629	$(68,959)	$95,670
Retail service	234,929	(114,027)	120,902
Retail supplies and rentals	29,814	(15,316)	14,498
Wholesale	42,995	(42,995)	—

Total revenue	472,367	(241,297)	231,070

Cost of sales:
Retail equipment and related sales costs	113,306	(46,438)	66,868
Retail service costs	148,985	(75,393)	73,592
Retail supplies and rental costs, including depreciation on rental assets	17,773	(9,867)	7,906
Wholesale costs	35,481	(35,481)	—

Total cost of sales	315,545	(167,179)	148,366

Gross profit	156,822	(74,118)	82,704
Operating expenses:
Selling, general and administrative expenses	144,161	(66,027)	78,134

Restructuring charges	12,502	(6,194)	6,308
Loss on sale of subsidiary	2,512	—	2,512
Other expense (income)	(889)	456	(433)

Total operating expenses	158,286	(71,765)	86,521

Operating earnings (loss) from continuing operations	(1,464)	(2,353)	(3,817)
Interest expense	(16,266)	9,335	(6,931)
Interest income	365	(295)	70

Earnings (loss) from continuing operations before income taxes	(17,365)	6,687	(10,678)
Provision (benefit) for income taxes	(1,396)	1,595	199

Net earnings (loss) from continuing operations	$(15,969)	$5,092	$(10,877)

Net earnings (loss) from continuing operations available to common shareholders
Net earnings (loss) from continuing operations	$(15,969)	$5,092	$(10,877)
Dividends and accretion on participating shares	(11,299)	—	(11,299)

Net earnings (loss) from continuing operations available to common shareholders	$(27,268)	$5,092	$(22,176)

Basic and diluted net earnings (loss) from continuing operations available to common shareholders per ADS:
Net earnings (loss) from continuing operations	$(0.43)	$0.09	$(0.35)

Weighted average ADSs	64,132	64,132	64,132

See accompanying notes to unaudited pro forma condensed consolidated financial data

Danka Business Systems PLC

Pro Forma Condensed Consolidated Statement of Operations

(Unaudited)

(in thousands)

	For the six months ended September 30, 2005	Pro Forma Adjustments (D)	Pro Forma for the six months ended September 30, 2005
Revenue:
Retail equipment and related sales	$203,674	$(88,070)	$115,604
Retail service	248,785	(113,584)	135,201
Retail supplies and rentals	36,010	(18,080)	17,930
Wholesale	43,458	(43,458)	—

Total revenue	531,927	(263,192)	268,735

Cost of sales:
Retail equipment and related sales costs	143,145	(62,885)	80,260
Retail service costs	156,159	(74,536)	81,623
Retail supplies and rental costs, including depreciation on rental assets	21,754	(10,982)	10,772
Wholesale costs	35,475	(35,475)	—

Total cost of sales	356,533	(183,878)	172,655

Gross profit	175,394	(79,314)	96,080
Operating expenses:
Selling, general and administrative expenses	183,582	(75,727)	107,855

Restructuring charges	7,495	(5,605)	1,890
Other expense (income)	(879)	451	(428)

Total operating expenses	190,198	(80,881)	109,317

Operating earnings (loss) from continuing operations	(14,804)	1,567	(13,237)
Interest expense	(15,974)	8,305	(7,669)
Interest income	80	(80)	—

Earnings (loss) from continuing operations before income taxes	(30,698)	9,792	(20,906)
Provision (benefit) for income taxes	2,051	(1,381)	670

Net earnings (loss) from continuing operations	$(32,749)	$11,173	$(21,576)

Net earnings (loss) from continuing operations available to common shareholders
Net earnings (loss) from continuing operations	$(32,749)	$11,173	$(21,576)
Dividends and accretion on participating shares	(10,675)	—	(10,675)

Net earnings (loss) from continuing operations available to common shareholders	$(43,424)	$11,173	$(32,251)

Basic and diluted net earnings (loss) from continuing operations available to common shareholders per ADS:
Net earnings (loss) from continuing operations	$(0.68)	$0.17	$(0.51)

Weighted average ADSs	63,605	63,605	63,605

See accompanying notes to unaudited pro forma condensed consolidated financial data

Danka Business Systems PLC

Pro Forma Condensed Consolidated Statement of Operations

(Unaudited)

(in thousands)

	For the year ended March 31, 2006	Pro Forma Adjustments (D)	Pro Forma Adjustments (E)	Pro Forma for the year ended March 31, 2006
Revenue:
Retail equipment and related sales	$422,986	$(169,609)	$(24,273)	$229,104
Retail service	498,820	(226,177)	(12,948)	259,695
Retail supplies and rentals	80,686	(34,454)	(12,632)	33,600
Wholesale	93,478	(93,478)	—	—

Total revenue	1,095,970	(523,718)	(49,853)	522,399

Cost of sales:
Retail equipment and related sales costs	296,322	(122,023)	(13,628)	160,671
Retail service costs	322,167	(151,757)	(8,640)	161,770
Retail supplies and rental costs, including depreciation on rental assets	51,031	(20,627)	(9,074)	21,330
Wholesale costs	77,214	(77,214)	—	—

Total cost of sales	746,734	(371,621)	(31,342)	343,771

Gross profit	349,236	(152,097)	(18,511)	178,628
Operating expenses:
Selling, general and administrative expenses	360,972	(143,513)	(17,353)	200,106

Restructuring charges	12,502	(7,424)	83	5,161
Other expense (income)	506	195	(614)	87

Total operating expenses	373,980	(150,742)	(17,884)	205,354

Operating earnings (loss) from continuing operations	(24,744)	(1,355)	(627)	(26,726)
Interest expense	(31,720)	16,229	376	(15,115)
Interest income	60	415	(475)	—

Earnings (loss) from continuing operations before income taxes	(56,404)	15,289	(726)	(41,841)
Provision (benefit) for income taxes	(9,054)	(990)	—	(10,044)

Net earnings (loss) from continuing operations	$(47,350)	$16,279	$(726)	$(31,797)

Net earnings (loss) from continuing operations available to common shareholders
Net earnings (loss) from continuing operations	$(47,350)	$16,279	$(726)	$(31,797)
Dividends and accretion on participating shares	(21,635)	—	—	(21,635)

Net earnings (loss) from continuing operations available to common shareholders	$(68,985)	$16,279	$(726)	$(53,432)

Basic and diluted net earnings (loss) from continuing operations available to common shareholders per ADS:
Net earnings (loss) from continuing operations	$(1.08)	$0.25	$(0.01)	$(0.84)

Weighted average ADSs	63,865	63,865	63,865	63,865

See accompanying notes to unaudited pro forma condensed consolidated financial data

Danka Business Systems PLC

Pro Forma Condensed Consolidated Statement of Operations

(Unaudited)

(in thousands)

	For the year ended March 31, 2005	Pro Forma Adjustments (D)	Pro Forma Adjustments (E)	Pro Forma for the year ended March 31, 2005
Revenue:
Retail equipment and related sales	$422,273	$(174,432)	$(20,792)	$227,049
Retail service	557,022	(249,921)	(12,873)	294,228
Retail supplies and rentals	92,675	(41,372)	(12,662)	38,641
Wholesale	94,781	(94,781)	—	—

Total revenue	1,166,751	(560,506)	(46,327)	559,918

Cost of sales:
Retail equipment and related sales costs	282,330	(117,095)	(12,091)	153,144
Retail service costs	344,566	(159,956)	(9,199)	175,411
Retail supplies and rental costs, including depreciation on rental assets	57,823	(26,531)	(8,333)	22,959
Wholesale costs	78,123	(78,123)	—	—

Total cost of sales	762,842	(381,705)	(29,623)	351,514

Gross profit	403,909	(178,801)	(16,704)	208,404
Operating expenses:
Selling, general and administrative expenses	438,798	(167,812)	(16,158)	254,828

Restructuring charges	9,691	(4,172)	(772)	4,747
Impairment charges	70,854	(70,854)	—	—
Other expense (income)	684	174	(175)	683

Total operating expenses	520,027	(242,664)	(17,105)	260,258

Operating earnings (loss) from continuing operations	(116,118)	63,863	401	(51,854)
Interest expense	(31,506)	14,594	471	(16,441)
Interest income	5	597	(602)	—

Earnings (loss) from continuing operations before income taxes	(147,619)	79,054	270	(68,295)
Provision (benefit) for income taxes	(21,890)	25,993	—	4,103

Net earnings (loss) from continuing operations	$(125,729)	$53,061	$270	$(72,398)

Net earnings (loss) from continuing operations available to common shareholders
Net earnings (loss) from continuing operations	$(125,729)	$53,061	$270	$(72,398)
Dividends and accretion on participating shares	(20,298)	—	—	(20,298)

Net earnings (loss) from continuing operations available to common shareholders	$(146,027)	$53,061	$270	$(92,696)

Basic and diluted net earnings (loss) from continuing operations available to common shareholders per ADS:
Net earnings (loss) from continuing operations	$(2.31)	$0.84	$—	$(1.47)

Weighted average ADSs	63,081	63,081	63,081	63,081

See accompanying notes to unaudited pro forma condensed consolidated financial data

Danka Business Systems PLC

Pro Forma Condensed Consolidated Statement of Operations

(Unaudited)

(in thousands)

	For the year ended March 31, 2004	Pro Forma Adjustments (D)	Pro Forma Adjustments (E)	Pro Forma for the year ended March 31, 2004
Revenue:
Retail equipment and related sales	$443,123	$(167,794)	$(22,849)	$252,480
Retail service	608,212	(253,116)	(13,145)	341,951
Retail supplies and rentals	106,756	(42,682)	(12,460)	51,614
Wholesale	97,291	(97,291)	—	—

Total revenue	1,255,382	(560,883)	(48,454)	646,045

Cost of sales:
Retail equipment and related sales costs	291,966	(108,406)	(13,370)	170,190
Retail service costs	363,393	(168,211)	(9,251)	185,931
Retail supplies and rental costs, including depreciation on rental assets	62,385	(28,111)	(7,785)	26,489
Wholesale costs	78,241	(78,241)	—	—

Total cost of sales	795,985	(382,969)	(30,406)	382,610

Gross profit	459,397	(177,914)	(18,048)	263,435
Operating expenses:
Selling, general and administrative expenses	427,034	(161,697)	(15,742)	249,595

Restructuring charges	46,696	(23,554)	—	23,142
Other expense (income)	2,255	—	(864)	1,391

Total operating expenses	475,985	(185,251)	(16,606)	274,128

Operating earnings (loss) from continuing operations	(16,588)	7,337	(1,442)	(10,693)
Interest expense	(33,771)	13,745	—	(20,026)
Interest income	715	(407)	(108)	200
	(20,563)	—	—	(20,563)

Earnings (loss) from continuing operations before income taxes	(70,207)	20,675	(1,550)	(51,082)
Provision (benefit) for income taxes	43,466	(3,635)	—	39,831

Net earnings (loss) from continuing operations	$(113,673)	$24,310	$(1,550)	$(90,913)

Net earnings (loss) from continuing operations available to common shareholders
Net earnings (loss) from continuing operations	$(113,673)	$24,310	$(1,550)	$(90,913)
Dividends and accretion on participating shares	(19,099)	—	—	(19,099)

Net earnings (loss) from continuing operations available to common shareholders	$(132,772)	$24,310	$(1,550)	$(110,012)

Basic and diluted net earnings (loss) from continuing operations available to common shareholders per ADS:
Net earnings (loss) from continuing operations	$(2.12)	$0.38	$(0.02)	$(1.76)

Weighted average ADSs	62,539	62,539	62,539	62,539

See accompanying notes to unaudited pro forma condensed consolidated financial data

Notes to Unaudited Pro Forma Condensed Consolidated Financial Data

Note 1. Basis of Presentation

On October 12, 2006, the Company, the Selling Subsidiaries and Ricoh Europe entered into a Share Purchase Agreement pursuant to which the Company will sell its European Businesses to Ricoh, on the terms of and subject to the conditions of the Share Purchase Agreement, in a sale of all the outstanding capital stock of those European subsidiaries set forth in the Share Purchase Agreement for a purchase price of $210 million in cash, subject to upward or downward net asset and benefits adjustments. The unaudited pro forma statements of operations for the six months ended September 30, 2006 and 2005 and for the fiscal years ended March 31, 2006, 2005 and 2004 are based on historical consolidated condensed financial statements and present our results of operations assuming the sale transaction was consummated at the maximum aggregate purchase price, which is management’s best estimate of actual proceeds to be received, on the first day of these respective periods.

Note 2. Pro Forma Adjustments

Pro forma adjustments to the unaudited condensed consolidated financial statements are as follows assuming the sale transaction closed on the first day of each period at the maximum aggregate purchase price which is management’s best estimate of actual proceeds to be received. The gain from the sale transaction is not included in the unaudited pro forma condensed consolidated statement of operations since it is a one-time amount directly attributable to the sale transaction.

A. These pro forma adjustments reflect the removal from our balance sheets at September 30, 2006 and March 31, 2006 and 2005 of the European Businesses’ assets purchased and liabilities assumed by Ricoh under the terms of the Share Purchase Agreement. In addition, these adjustments reflect the purchase price to be received for the European Businesses comprised of a $210 million purchase price less estimated transactions costs to the Company of $7.0 million. The net purchase price is subject to an upward or downward movement not to exceed $5.0 million. The agreement also calls for a $7.5 million holdback which the Company expects to collect. The adjustment to accumulated other comprehensive loss includes $23.3 million, $30.6 million and $22.5 million of currency translation adjustments at September 30, 2006, March 31, 2006 and March 31, 2005, respectively and minimum pension liabilities of $17.2 million, $16.1 million and $11.4 million at September 30, 2006, March 31, 2006 and March 31, 2005, respectively. The adjustment to accumulated deficit reflects the estimated gain on the proposed transaction of $19.4 million, $12.3 million and $20.9 million at September 30, 2006, March 31, 2006 and March 31, 2005, respectively.

B. These pro forma adjustments reflect the removal from our balance sheets at March 31, 2006 and 2005 of the assets and liabilities of our Australian business which was sold in fiscal year 2007. The net cash received for this transaction was $12.8 million. The adjustments to accumulated other comprehensive loss for each period consists of currency translation adjustments.

C. These pro forma adjustments reflect the removal from our balance sheet at March 31, 2005 of the assets and liabilities of our Canadian and Central and South American businesses which were sold in fiscal year 2006. The net cash received for these transactions was $21.6 million. The adjustment to accumulated other comprehensive loss for the period consists of currency translation adjustments.

D. These pro forma adjustments eliminate the European Businesses’ revenues, costs and expenses for each of the periods presented. A significant portion of our overhead expense is related to our central corporate headquarters and related functions, which support both our United States and European businesses. We may retain these corporate groups for a portion of time following the completion of the proposed sale transaction and the pro forma financial statements above do not reflect any allocation of the costs and expenses of these functions to the European Businesses. These pro forma adjustments reflect direct operating expenses of the European Businesses as well as an interest allocation to the European Businesses (based on total assets) of $8.0 million and $7.1 million for the six months ended September 30, 2006 and 2005, respectively, and $14.4 million, $13.5 million and $11.6 million for the years ended March 31, 2006, 2005 and 2004, respectively, which management believes to be reasonable.

E. These pro forma adjustments eliminate our Australian business revenues, costs and expenses sold during fiscal year 2007.

CAPITALIZATION

The following table sets forth our debt and our capitalization on an actual basis as of September 30, 2006 and on an as adjusted basis after giving effect to the sale transaction. The following table should be read in conjunction with the unaudited pro forma summary and the summary historical financial information included elsewhere in this proxy statement.

	As of September 30, 2006
	Actual	As Adjusted
	(in thousands)
Debt:
Revolving credit facility	$11,000	$11,000
11.0% Senior Notes due 2010(1)	172,424	172,424
10.0% Subordinated Notes due 2008(1)	64,520	64,520

Total debt	247,944	247,944
6.5% senior convertible participating shares	332,840	332,840
Stockholders’ equity (deficit):
Ordinary shares, 1.25 pence stated value	5,330	5,330
Additional paid-in capital	329,745	329,745
Accumulated deficit	(613,984)	(594,566)
Accumulated other comprehensive loss	(40,493)	—

Total shareholders’ equity (deficit)	(319,402)	(259,491)

Total debt and capitalization	$261,382	$321,293

(1)	Does not include current maturities related to bond discounts or reflect the repurchase or redemption of any of the Senior Notes or the Subordinated Notes, including pursuant to the asset sale offer that we will be required to make pursuant to the terms of the indenture governing the Senior Notes.

OUR BUSINESS AFTER THE SALE TRANSACTION

If the Resolution is approved by our shareholders in accordance with applicable law and the terms and conditions of the Share Purchase Agreement and the other conditions to the closing of the sale transaction are satisfied or waived, we will sell the European Businesses to Ricoh. Upon consummation of the sale transaction, we will continue as a public company focused on developing and improving our business in the United States.

We generated approximately one-half of our total revenue for fiscal year 2006 from within each of the United States and Europe. Our revenue is generated from two primary sources: (i) new retail equipment and related sales and (ii) service and supply contracts. We, through our U.S. subsidiaries, primarily sell Canon products in the United States, and also sell other brands, including Kodak/Nexpress, Toshiba, Konica-Minolta and Hewlett-Packard. A significant portion of our retail equipment and related sales are made to existing customers, and nearly all are sold with a service or supply contract. In the United States, these contracts typically have an initial term of one to three years and renew on an annual basis thereafter. A large majority of our retail equipment and related sales are financed by third party finance or leasing companies.

Our marketing and selling efforts target the mid- to high-volume market, which is concentrated in monochrome equipment that can produce from 31 to greater than 91 copies per minute, and the growing color image market. Within these markets, our primary products include state of the art digital and color multifunctional peripherals (“MFPs”) that copy, print, scan and fax information and related software and service.

We have a U.S. installed machine base of analog and digital MFPs of approximately 123,000 units, which we refer to as machines in field (“MIF”), which generate monthly recurring revenues under our service contracts. Our service revenue generated from these contracts is closely correlated to the number, type and mix of analog, digital and digitally-connected machines in our MIF.

The net proceeds received by Danka from the sale transaction will be used to reduce the Company’s indebtedness and/or improve its working capital. As the Company continues to restructure its balance sheet, the Company has retained Houlihan Lokey Howard & Zukin Capital, Inc. and Skadden, Arps as independent advisors to explore ways in which it may further strengthen its balance sheet to give it increased financial flexibility to pursue its growth plans in the U.S. The Company, in consultation with Houlihan Lokey and Skadden, Arps, will continue to consider various strategic alternatives for the future as it continues in the restructuring process, which alternatives could include, among other matters, changes in the Company’s capital structure.

The Resolution, the Share Purchase Agreement and the sale transaction are independent of any such restructuring action. The Company may decide to seek approval for any such restructuring action or other strategic alternative, or may decide not to undertake additional restructuring efforts at all. Any restructuring requiring shareholder approval will be described in a subsequent proxy statement filed with the SEC on Schedule 14A and mailed to our shareholders in accordance with the Exchange Act and the rules and regulations of the SEC.

THE SHARE PURCHASE AGREEMENT

The following summary describes certain material provisions of the Share Purchase Agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the Share Purchase Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. Danka urges you to read carefully the Share Purchase Agreement in its entirety because this summary may not contain all the information about the Share Purchase Agreement that is important to you.

The representations and warranties described below and included in the Share Purchase Agreement were made by Danka and the Selling Subsidiaries to Ricoh and by Ricoh to Danka and the Selling Subsidiaries. These representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to by Danka, the Selling Subsidiaries and Ricoh in connection with negotiating the terms of the Share Purchase Agreement. In addition, the representations and warranties may have been included in the Share Purchase Agreement for the purpose of allocating risk between Danka, the Selling Subsidiaries and Ricoh rather than to establish matters as facts. The representations and warranties and other provisions of the Share Purchase Agreement should not be read alone, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding Danka, the Selling Subsidiaries and Ricoh and each of the companies’ businesses. See “Where You Can Find More Information,” beginning on page 66.

Purchase Price Adjustment

The purchase price for the sale of the European Businesses to Ricoh is $210 million in cash, subject to upward or downward net asset and benefits adjustments. The final purchase price will be adjusted, dollar for dollar, (i) for each dollar by which the closing net worth of the European Businesses varies from the net worth as of an earlier reference date and (ii) for each dollar of the benefits amount calculated by Ricoh at closing in determining the funded status of the Company’s employee benefit plans (such calculation further set forth in the Share Purchase Agreement). With limited exceptions, the purchase price adjustment cannot exceed $5 million. The $5 million maximum limit on the purchase price adjustment does not apply to any adjustments in respect of adverse tax or other consequences pursuant to a group restructuring which is proposed to be completed prior to the closing. In addition, the sum of $7.5 million will be held back by Ricoh from the amount payable by Ricoh at closing as security for the Company’s purchase price adjustment obligations as described above.

Closing of the Sale Transaction

The consummation of the sale of the European Businesses will occur at such time as (i) Ricoh provides written evidence that the purchase price, as adjusted by any holdback amount, has been received by the Notary (as defined in the Share Purchase Agreement); (ii) the Company and each Selling Subsidiary transfers and delivers to Ricoh the European Businesses’ shares free and clear of all liens by complying with the formalities to be performed by the relevant seller at closing as set forth in the Share Purchase Agreement; and (iii) the Company and the Selling Subsidiaries deliver certain closing documents set forth in the Share Purchase Agreement. The foregoing transactions shall be deemed to have occurred simultaneously. As of the date hereof, the sale transaction is expected to be consummated as early as January 31, 2007.

Representations and Warranties

The Company and the Selling Subsidiaries made a number of representations and warranties to Ricoh relating to, among other things:

•	the corporate organization, valid existence, good standing, corporate power and authority and similar corporate matters of the Company and each Selling Subsidiary;

•	the corporate organization, valid existence, good standing, corporate power and authority and similar corporate matters of each of the European Businesses;

•	the authority of the Company and each Selling Subsidiary and its affiliates to enter into the Share Purchase Agreement and any agreements ancillary thereto;

•	the capital structure and ownership of each of the European Businesses;

•	the corporate organization, valid existence, good standing, corporate power and authority and similar corporate matters, the capital structure and ownership of the subsidiaries of the European Businesses;

•	the absence of violations or conflicts with the Company’s, each of the Selling Subsidiaries’, the European Businesses’ and each of their applicable affiliates’ corporate charter (or other comparable organizational documents), any instrument or obligation, permit or license material to the conduct of the business of any European Business, as a result of entering into the Share Purchase Agreement, any agreements ancillary thereto, and the performance of the obligations and consummation of the transactions contemplated thereby;

•	the absence of any required approval, consent or action of any (i) non-governmental third party that would reasonably be likely to prevent or delay the consummation of the sale transaction; or (ii) governmental or regulatory authority (except with respect to the UK Circular and this proxy statement, as provided in the Share Purchase Agreement);

•	the absence of any violation or any order, injunction, decree or law applicable to the Company and the Selling Subsidiaries or their respective affiliates that would reasonably be expected to prevent or delay the consummation of the sale transaction;

•	that the financial statements of the European Businesses, among other things, give a true and fair view, in accordance with applicable law and the applicable generally accepted accounting principles in effect for the relevant jurisdiction, of the financial condition of the applicable European Business, its assets, liabilities and results of operations as of the respective dates thereof for the applicable periods;

•	that the accounting books and records of the European Businesses required to be maintained by applicable law (i) are current, (ii) have been maintained according to the applicable law and generally accepted accounting principles for the relevant jurisdiction, (iii) comprise complete and accurate records of the information required to be recorded; and (iv) are in the possession or under control of the Company and Selling Subsidiaries and will be in the possession or under the control of the European Businesses as of the closing;

•	the operation of the businesses of the Company, the Selling Subsidiaries and the European Businesses in the ordinary course and the absence of (i) any liabilities incurred other than in the ordinary course of business, (ii) any event, occurrence or non-occurrence that has interfered, or would reasonably be likely to interfere, with the continued operation of any European Business, including a Material Adverse Effect, and (iii) the absence of any waiver or release by any European Business of any rights or indebtedness owing to any European Business;

•	the absence of any outstanding guarantees by any European Business contracted by third parties other than another European Business or, subject to a limited exception, liabilities under factoring arrangements;

•	tax matters with respect to the European Businesses for relevant jurisdictions;

•	the absence of any actions or proceedings pending or threatened against or relating to any European Business, any director, executive officer, or the respective assets and properties thereof in excess of the threshold amount, or that would be likely to prevent or impede the consummation of the sale transaction, or that would be likely to interfere with the continued operation of any European Business;

•	the absence of any orders or the receipt of any written process, notice or other communication on behalf of any governmental or regulatory authority in relation to any agreement or course of conduct to which any European Business is a party;

•	that the business of each European Business has been conducted without any conflict with, or violation of, any applicable law or order;

•	the administration of employee benefit plans, and the absence of any event or condition in respect of which any European Business could be subject to any direct or indirect liability or obligation under the Employee Retirement Income Security Act, the Internal Revenue Code of the United States of 1986, as amended or any other law applicable to employee benefit plans;

•	the real property owned or leased by any European Business in compliance with law and agreements related thereto;

•	the European Businesses’ intellectual property and IT systems;

•	the validity and enforceability of, and absence of a breach or default under, certain contractual arrangements to which a European Business is party or to which European Business assets are subject;

•	the existence of licenses necessary for the operation of the European Businesses and the conduct of the each European Business in compliance with such licenses;

•	the labor relations of the European Businesses;

•	environmental matters with respect to the conduct of the operations of the European Businesses;

•	the sufficiency of the assets free and clear of all liens owned by the European Businesses following the consummation of the sale transaction;

•	the insurance policies and outstanding claims and disputes related thereto of the European Businesses;

•	inter-company loans between the Company or the Selling Subsidiaries and the European Businesses;

•	the arm’s length nature of the sale transaction;

•	the solvency of the Company and each Selling Subsidiary upon the consummation of the sale transaction;

•	the bank accounts of each European Business;

•	dormant entities of any European Business;

•	the contracted MIF per European Business;

•	any lease financing arrangements of each European Business; and

•	the scope of the disclosure contained in the foregoing representations and warranties of the Company and the Selling Subsidiaries.

In addition to the Company’s representations and warranties described above, the Company also made representations and warranties with respect to:

•	the financial statements of the Company and its consolidated subsidiaries;

•	the absence of any broker’s or finder’s agreement or obligations;

•	the Company’s compliance with the reporting requirements of the U.S. securities laws and the inapplicability of such requirements to the European Businesses, and its compliance with the UKLA’s listing rules, as applicable, with respect to its obligations and those of the European Businesses;

•	the Company’s evaluation of the fairness of the transaction, in conjunction with its receipt of the opinion of Merrill Lynch, its financial advisor;

•	the information and statements contained in this proxy statement;

•	divestitures and any liabilities or continuing obligations related thereto;

•	affiliate transactions among the Danka entities; and

•	approval by the board of directors and shareholders of Danka.

Ricoh made a number of representations and warranties to the Company and the Selling Subsidiaries under the Share Purchase Agreement relating to, among other things:

•	the corporate organization and valid existence, corporate power and authority and similar corporate matters of Ricoh;

•	the authority of Ricoh and its affiliates to enter into the Share Purchase Agreement and any agreements ancillary thereto;

•	the absence of violations or conflicts with Ricoh’s and its applicable affiliates’ corporate charter (or other organizational documents), any instrument or obligation, permit or license that would reasonably be expected to interfere with the consummation of the sale transaction, as a result of entering into the Share Purchase Agreement, any agreements ancillary thereto, and the performance of the obligations contemplated thereby;

•	the absence of any required approval, consent or action of any (i) non-governmental third party that would reasonably be likely to prevent or delay with the consummation of the sale transaction; or (ii) government or regulatory authority;

•	the absence of any violation or any order, injunction, decree or law applicable to Ricoh;

•	the absence of any actions or proceedings pending or threatened against or relating to Ricoh, any director, executive officer, or the respective assets and properties thereof that would be likely to prevent or impede the consummation of the sale transaction;

•	the sufficiency of immediately available funds to pay any amounts payable to effect the transactions contemplated by the Share Purchase Agreement; and

•	the absence of any broker’s or finder’s agreement or obligations.

Certain of the representations and warranties contained in the Share Purchase Agreement are subject to materiality, “Material Adverse Effect” and/or knowledge qualifications.

Material Adverse Effect

Certain terms of the Share Purchase Agreement are qualified by reference to “Material Adverse Effect.” The Share Purchase Agreement provides that a “Material Adverse Effect” means any change that has a material adverse effect (excluding short term fluctuations consistent with past experience) on the business, condition, (financial or otherwise), properties, customer or supplier relationships, assets, liabilities, or results of operations of the European Businesses on an aggregated basis or on an individual basis for any European Business in France, Germany, the United Kingdom, Italy and the Netherlands, but excludes any change resulting from:

•	matters that are treated by the Share Purchase Agreement and the ancillary agreements thereto as having been disclosed to Ricoh as of the date of the Share Purchase Agreement;

•	changes in stock, banking or capital markets, interest rates, exchange rates, commodity prices or other national or international financial, political or economic conditions;

•	changes in conditions generally affecting the industries in which the European Businesses operate;

•	any actions taken, or failures to take action, or such other events or changes, in each case to which Ricoh has consented in advance; or

•	disclosure or announcement of the Share Purchase Agreement and/or the transactions contemplated thereby.

Conduct of Business Pending the Sale Transaction

Under the Share Purchase Agreement, the Company and the Selling Subsidiaries have agreed that prior to the effective time of the sale transaction, subject to certain exceptions, the Company and the Selling Subsidiaries will cause each of the European Businesses to:

•	preserve intact the present business organization of each European Business in all material respects;

•	use reasonable best efforts to keep available the services of the key officers and employees of each European Business;

•	use reasonable best efforts to maintain the material assets of each European Business in their current physical condition, except for ordinary wear and tear; and

•	preserve the goodwill of and maintain satisfactory relationships with those persons and entities having business relationships with the European Businesses.

In addition, the Company and the Selling Subsidiaries have also agreed that prior to the effective time of the sale transaction, subject to certain exceptions, consistent with past practice or below certain dollar thresholds, or with Ricoh’s prior written consent, the Company and the Selling Subsidiaries will cause each European Business not to, among other restrictions:

•	amend, or propose amendments to, its corporate charter (or other comparable organizational documents);

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	authorize, issue, sell, or otherwise dispose, or agree to any of the foregoing, with respect to any shares of capital stock or other equity interest or option with respect to any European Business, or modify or amend any right of any holder of outstanding capital stock or other equity interest or option with respect to any European Business;

•	amend the terms of, declare, set aside, or pay any dividend or other distribution in respect of the capital stock or other equity interest of any European Business, or directly or indirectly redeem, purchase, or otherwise acquire any capital stock or other equity interest or option with respect to any European Business;

•	enter into, amend, modify, terminate (partially or completely), grant any waiver under, release or assign any rights, or give consent with respect to any contract or license material to the business of any European Business, except, in each case, pursuant to the terms thereof and in the ordinary course of business consistent with past practice;

•	incur indebtedness in excess of $50,000 or modify the terms or waive any right under any indebtedness, except in the ordinary course of business consistent with past practice;

•	make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $100,000, except in the ordinary course of business consistent with past practice;

•	make any change in any accounting or financial reporting policy, except to the extent required by applicable law or in accord with applicable recognized accounting standards;

•

grant any stock-related, performance or similar awards or bonuses or make any loans to or increase the compensation or incentive compensation opportunities of any of its directors, officers, employees, or independent contractors, increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits, or other rights of any of its directors, officers, employees or independent contractors, or adopt, enter into or become bound by any material benefit plan, employment-related contract or collective bargaining agreement, or amend, modify, or terminate (partially or completely), in any material respect, any of the foregoing, other than in the ordinary course of business with respect to employees or independent contractors who are not officers or other management employees, or pursuant to existing agreements, collective bargaining agreements or to the extent required by applicable law;

•	transfer, sell, lease, license, mortgage, pledge, create a lien on other otherwise dispose of any of its assets, properties or rights with a value in excess of $100,000 in the aggregate, except with respect to the Italian Factoring Arrangement (as defined in the Share Purchase Agreement);

•	enter into any new inter-company loans or credit arrangements or other indebtedness with the Company or any Selling Subsidiary, except in the ordinary course of business consistent with past practice;

•	make any loans to or other investments in any person other than a European Business, except in the ordinary course of business consistent with past practice;

•	change any tax accounting period, fail to file any tax return when due (for which the Company and the Selling Subsidiaries are responsible pursuant to the Share Purchase Agreement), or fail to cause any such tax return when filed to be complete and accurate in all material respects, enter into any tax allocation agreement, with certain exceptions, or any agreement under the terms of which any European Business shall make a payment to another person as a result of a discharge of a tax such European Business has failed to pay;

•	settle or compromise any pending or threatened litigation or legal or regulatory proceeding, or pay, discharge or satisfy any claim liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice;

•	modify its collection practices for any receivable or other right to payment or its payment practices for any payable from past practices in the ordinary course;

•	change the location of any of its offices; or

•	make any commitment, enter into any agreement or adopt a business plan that contemplates doing any of the foregoing.

The Company and the Selling Subsidiaries have also agreed to cause the European Businesses to, as promptly as reasonably practicable, take all reasonable steps to obtain all consents, approvals or actions of, make all filings with and give all notices to governmental or regulatory authorities or other persons in connection with the UK Circular, this proxy statement and to reasonably cooperate with Ricoh in connection with actions related to the foregoing required under the Share Purchase Agreement. The Company and the Selling Subsidiaries have agreed to provide, and to cause their affiliates to provide, Ricoh with information related to the European Businesses and the sale transaction as it may reasonably request, from time to time, and to provide Ricoh and its accountants, consultants, counsel and other representatives reasonable access during regular business hours and upon reasonable notice and terms to the European Businesses and to their respective books and records, contracts, facilities and properties, and to furnish Ricoh with such data and information (including financial and operations data) as Ricoh may reasonably request (subject to certain limitations set forth in the Share Purchase Agreement). Additionally, we have agreed, after the time of the sale transaction, to assign to Ricoh or its applicable affiliates any existing confidentiality or similar agreements with other potential purchasers of the European Businesses.

Additional Covenants of Danka and the Selling Subsidiaries

The Company and the Selling Subsidiaries have also agreed under the Share Purchase Agreement to:

•

terminate, and cause officers, directors and affiliates to terminate, contracts in respect of related party indebtedness between the Company or any Selling Subsidiary, or any officer or director thereof, on the one hand, and any European Business, on the other hand, and the Company and the Selling Subsidiaries shall terminate or cause to be terminated, all inter-company loans and all amounts owing thereunder shall be paid in full;

•	fully complete the Capital Reorganization (as defined in the Share Purchase Agreement) prior to the closing;

•	take all reasonable steps necessary or advisable under applicable law to satisfy each condition in the Share Purchase Agreement and any ancillary agreement thereto, to consummate the transactions contemplated thereby, and to not take any action that would prevent or impede the consummation of the sale transaction;

•	notify Ricoh promptly in writing of the occurrence, or failure to occur, of any events, circumstances of facts, until the closing, where the occurrence, or failure of any occurrence, would be reasonably likely to cause any representation or warranty of the Company or Selling Subsidiaries to be untrue or inaccurate at any time until the closing, to the extent that would result in a right of indemnification for Ricoh under the Share Purchase Agreement or result in the failure of the Company or any of its affiliates to comply with or satisfy any covenant, condition or agreement under the Share Purchase Agreement or any agreement ancillary thereto, where such failure would give rise to a right of indemnification under the Share Purchase Agreement;

•	use reasonable best efforts, after the closing, to make or pursue claims of any European Business under any insurance policy relating to the period prior to the closing, subject to certain limitations;

•	for a period of two (2) years after the closing, not to solicit specifically or hire any person who was an employee or member of management of the European Businesses in the six-month period immediately prior to the closing who remains employed by any European Business, subject to certain limitations, including, that the foregoing shall not apply to the use of an independent employment agency, general solicitations or the use of advertisements not specifically directed to employees or members of management of any European Business;

•	deliver payments in respect of any receivables of the businesses of the European Businesses, received after the closing, to Ricoh promptly after receipt;

•	assign or procure, or cause our affiliates to assign or procure, the assignment to Ricoh, of certain intellectual property not owned by a European Business as of the closing and not otherwise transferred to Ricoh, and to, and cause our affiliates to grant or procure the grant to Ricoh of a license with respect to the European Territory (as defined in the Share Purchase Agreement) which, in the five (5) years prior to the closing, was used by the European Businesses in the ordinary course of business;

•	transfer certain trademarks and intellectual property as set forth in the Share Purchase Agreement, and to refrain from using the “Danka” name in the European Territory for a period of two (2) years after the closing, subject to the additional terms set forth in the Share Purchase Agreement;

•	use reasonable best efforts to obtain releases, on or prior to the closing, of the European Businesses (i) under guarantor obligations under the Company’s senior notes, subordinated notes and credit facilities and (ii) with respect to certain business assets from any liens imposed in connection therewith;

•	deliver in DVD format the information contained in the data room as of a certain date prior to the date of the Share Purchase Agreement and to allow Ricoh to verify such information against the information contained in the data room prior to the closing;

•	transfer assets necessary for and used exclusively or mainly for the business of the European Businesses, including all books and records;

•	ensure that Danka (Switzerland) Holdings SA and Danka Suisse SA, taken together, do not have a deficit on net assets as of the closing;

•	convert Danka Holding France SARL into a Société Anonyme prior to the closing;

•	take all reasonably appropriate and necessary action to dispose of or transfer certain assets of the European Businesses and to transfer or discharge certain related liabilities in connection therewith;

•	use reasonable best efforts to deliver resignations of each director of each European Business that is not a European Business or an employee or member of management of an European Business; and

•	assign the Lexmark Agreement (as defined in the Share Purchase Agreement) to Ricoh.

Ricoh has agreed to covenants which require that it take all reasonable steps necessary or desirable to obtain any necessary consents or approvals in order to consummate the sale transaction, fulfill all conditions to the obligations of Danka and the Selling Subsidiaries, hold harmless and indemnify the Company and the Selling Subsidiaries from and against any liability under certain comfort undertakings or guarantees set forth in the Share Purchase Agreement and, after the closing, shall provide, and cause each European Business to provide, access to the Company promptly following a reasonable request from the Company in connection with the preparation of certain reports and accounts of the Company with respect to the European Businesses as set forth in and subject to certain limitations of the Share Purchase Agreement.

Covenants of the Parties

The Company, the Selling Subsidiaries and Ricoh have also agreed to the following additional covenants:

•	to use their reasonable best efforts to take all necessary actions with respect to the antitrust notification and disclosure requirements of the European Commission, to cooperate in taking such actions, notify each party with respect to communications to or from the European Commission and to permit each party to review proposed communications in connection with the foregoing;

•	to execute such other documents and instruments, provide materials and information and take such other actions as may be necessary, proper or advisable, to the extent permitted by law, in order to fulfill their respective obligations under the Share Purchase Agreement and any ancillary agreement;

•	the Company has agreed to prepare and submit to the UK Financial Services Authority (“FSA”) as promptly as practicable (but in any event within thirty (30) business days of the date of the Share Purchase Agreement) a draft of the circular addressed to its shareholders in order to convene a general meeting in order to approve the sale transaction. In connection with the foregoing, the Company has also agreed, among other things, to make all reasonable efforts with the FSA to obtain approval of the circular and provide Ricoh with a reasonable opportunity to review and comment on the circular, or any supplement thereto, and to approve any reference to Ricoh or its affiliates contained therein. Ricoh has agreed to provide, as promptly as reasonably practicable, such information to the Company as may reasonably be required to be disclosed in the circular and any supplement thereto; and

•	the Company has agreed to prepare and submit to the SEC, as promptly as reasonably practicable (but in any event within thirty (30) business days of the date of the Share Purchase Agreement) a preliminary proxy statement to be provided to its shareholders in connection with the solicitation of proxies in order to approve the sale transaction. In connection with the foregoing, the Company has also agreed, among other things, to obtain all information required to be included in the proxy statement and to respond as promptly as practicable to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement and certain other materials related thereto to be mailed to the shareholders of the Company as soon as reasonably practicable after the date of the Share Purchase Agreement. The Company also has agreed to provide Ricoh with a reasonable opportunity to review and comment on the proxy statement, or any supplement thereto, and to approve any reference to Ricoh or its affiliates contained therein. Ricoh has agreed to provide, as promptly as practicable, such information to the Company as may reasonably be requested to be disclosed in the proxy statement and any supplement thereto.

Non-Competition

From the date of the Share Purchase Agreement until the third (3rd) anniversary of the closing, the Company and each Selling Subsidiary have agreed not to (and to cause each of their respective subsidiaries not to), directly or indirectly, solicit any person who, as of the closing, is a customer of the European Businesses for the purposes of providing any products or services in the European Territory of a type substantially similar to those currently provided by any European Business in the European Territory or to engage in or conduct business in the European Territory substantially similar to the business of the European Businesses.

Non-Solicitation; Fiduciary-Out

From the date of the Share Purchase Agreement until the closing (or the earlier termination of the Share Purchase Agreement in accordance with its terms), the Company and the Selling Subsidiaries have agreed not to, and to cause their affiliates and respective officers, directors, employees, investment bankers, attorneys, agents and representatives and their affiliates not to, directly or indirectly:

(i) solicit, initiate or knowingly take any action knowingly to facilitate or encourage the making, submission or announcement of any Acquisition Proposal or any Parent Takeover Offer,

(ii) participate or engage in any discussions or negotiations with any third party that has made or is seeking to make, an Acquisition Proposal or Parent Takeover Offer,

(iii) encourage, cooperate in any way with, knowingly assist, participate in or facilitate any effort by any third party that has made or is seeking to make, an Acquisition Proposal or Parent Takeover Offer,

(iv) enter into any letter of intent, agreement or arrangement relating to any Acquisition Proposal, Acquisition Transaction or Parent Takeover Offer, or

(v) disclose any nonpublic information relating to the European Businesses or afford any access to the properties, books or records of the European Businesses to any party who has made or is seeking to make an Acquisition Proposal or Parent Takeover Offer.

Without limitation of the generality of the foregoing restrictions, it is understood that any violation of any of the restrictions in this section of the Share Purchase Agreement by any officer, director, employee, investment banker, attorney, agent or representative of the Company or the Selling Subsidiaries and their affiliates shall be deemed to be a breach of this section of the Share Purchase Agreement by the Company and the Selling Subsidiaries.

Notwithstanding the Company’s obligations in connection to the foregoing non-solicitation provisions, from the date of the Share Purchase Agreement until the closing, the Company, directly or indirectly, may take any of the steps described in clauses (ii), (iii), (iv) and (v) above with respect to a third party which has made an unsolicited approach regarding a Parent Takeover Offer if and only to the extent that, the Company’s board of directors concludes in good faith, after consulting with, and based on the advice of, its legal and financial advisors, that the failure to take such action would be in breach of the fiduciary duties of the directors or would violate their obligations under the City Code on Takeover and Mergers, the Companies Act 1985, the rules and regulations of the UKLA or any other applicable laws or regulations or rules of a regulatory body.

Upon receipt of any Parent Takeover Offer or Acquisition Proposal, the Company agrees to promptly notify Ricoh (in no event later than twenty-four (24) hours) of such Parent Takeover Offer or Acquisition Proposal, and any material modifications thereto or any request for nonpublic information relating to the European Businesses or for access to the properties, books or records of the European Businesses by any third party that is considering making, or has made, an Acquisition Proposal, Parent Takeover Offer or request. The Company agrees to provide such notice orally and in writing and shall identify the third party making, and the material terms and conditions of, any such Acquisition Proposal, Parent Takeover Offer or request. The Company agrees to keep Ricoh informed on a reasonably current basis of the status and details of any such Acquisition Proposal, Parent Takeover Offer or request, and shall promptly (and in any event within twenty-four (24) hours) provide to Ricoh a copy of all written materials subsequently provided to or by the Company or its affiliates in connection with such Acquisition Proposal, Parent Takeover Offer or request.

The Company has also agreed to, and to cause its affiliates and the officers, directors, employees, investment bankers, attorneys, agents and representatives of the Company and any affiliates thereof, to immediately cease and cause to be terminated all existing discussions or negotiations, if any, with any third party conducted prior to the date of the Share Purchase Agreement with respect to any Acquisition Proposal, to terminate any access of any such third party to any nonpublic information in respect of the European Businesses and to request the return or destruction of any nonpublic information in respect of the European Businesses provided to any such third party delivered in connection with any such activities, discussions or negotiations.

Conditions to the Closing of the Sale Transaction

Pursuant to the Share Purchase Agreement, each party’s obligation to effect the sale transaction is subject to the satisfaction or waiver of various conditions, which include the following:

Ricoh will not be obligated to effect the sale transaction unless the following conditions are satisfied or waived:

•	the representations and warranties of the Company and the Selling Subsidiaries with respect to incorporation, existence and authority (without giving effect to materiality or similar qualifiers and to the extent that they relate to the ability of the Company and the Selling Subsidiaries to consummate the sale transaction), and the representations and warranties with respect to capital stock, group subsidiaries, solvency, and the opinion of the financial advisors (without giving effect to materiality or similar qualifiers), are true and accurate in all respects as of the closing as though made as of such date;

•	the Company and the Selling Subsidiaries have performed and complied with the material agreements, covenants and obligations required by the Share Purchase Agreement, and any ancillary agreements thereto, at or prior to the closing;

•	no court, governmental or regulatory authority shall have enacted, issued, promulgated, enforced or entered any reasonably unforeseeable law or order that is in effect and compels Ricoh or any affiliate or any European Business to dispose of or hold separate all or a material portion of its respective business or assets or imposes any material financial burden on the European Businesses, in each case such that it would materially impair the benefit to be derived by Ricoh from the sale transaction;

•	the Company’s shareholders shall have approved the Resolution in accordance with applicable law and the terms of the Share Purchase Agreement;

•	Ricoh shall have received reasonably satisfactory evidence that (i) the guaranty obligations of any and all European Businesses in respect of any indebtedness of the Company and any of its affiliates, including the senior notes and the credit facilities, have been fully, irrevocably and unconditionally released and (ii) all liens over the European Businesses, arising as a result of any indebtedness of the Company and its affiliates, with certain exceptions, have been fully, irrevocably and unconditionally released;

•	since March 31, 2006, there shall not have been a Material Adverse Effect;

•	the European Commission shall have issued a decision declaring the sale transaction compatible with the common market, or the time period for review shall have elapsed; further, in the case that the

European Commission shall have referred the transaction in whole or in part to a competition authority under Article (9)(3) ECMR, the relevant competition authority shall have approved all or the relevant part of the transaction pursuant to Article (9)(6) ECMR; and

•	the indemnity guarantee contemplated by the Share Purchase Agreement shall be in full force and effect.

The Company and the Selling Subsidiaries will not be obligated to effect the sale transaction unless the following conditions are satisfied or waived:

•	Ricoh has performed and complied with the material agreements, covenants and obligations required by the Share Purchase Agreement, and any ancillary agreements thereto, at or prior to the closing;

•	the Company’s shareholders shall have approved the Resolution in accordance with applicable law and the terms of the Share Purchase Agreement;

•	the European Commission shall have issued a decision declaring the sale transaction compatible with the common market, or the time period for review shall have elapsed; further, in the case that the European Commission shall have referred the transaction in whole or in part to a competition authority under Article (9)(3) ECMR, the relevant competition authority shall have approved all or the relevant part of the transaction pursuant to Article (9)(6) ECMR; and

•	no court, governmental or regulatory authority shall have enacted, issued, promulgated, enforced or entered any reasonably unforeseeable law or order which would materially impair the benefit to be derived by the Company from the sale transaction.

Indemnification

The Share Purchase Agreement provides that, subject to the limitations set forth in the Share Purchase Agreement, the Company and the Selling Subsidiaries will indemnify Ricoh or its affiliates designated pursuant to the terms of the Share Purchase Agreement for any actual loss suffered by Ricoh, its affiliates or any of the European Businesses:

•	as a result of a breach of any representations and warranties made by the Selling Subsidiaries;

•	as a result of a breach of any representations and warranties made by the Company;

•	as a result of the failure or refusal by the Company, the Selling Subsidiaries or any of their affiliates (or, prior to the closing, a European Business) to satisfy or perform any covenant or term of the Share Purchase Agreement or the ancillary agreements thereto required to be satisfied or performed by it;

•	arising out of or relating to the Excluded Assets and Liabilities;

•	arising out of or relating to the Capital Reorganization;

•	relating to or arising out of any of the assets or liabilities that were transferred in connection with the Divestitures; or

•	as a result of certain Taxes relating to periods prior to the Completion Date.

Subject to the terms of the Share Purchase Agreement, Ricoh has agreed to indemnify the Company and its affiliates for any actual loss suffered by such persons:

•	as a result of a breach of any of the representations and warranties made by Ricoh; or

•	as a result of any failure or refusal by Ricoh (or, after closing, a European Business) to satisfy or perform any covenant or term of the Share Purchase Agreement or the ancillary agreements thereto required to be satisfied or performed by it.

In each of their capacities as an indemnifying party, the Company, the Selling Subsidiaries and Ricoh are entitled to a period of three (3) months after receipt of valid notice of a claim for indemnification to remedy the losses giving rise to the indemnity claim (excluding tax claims) before liability can arise.

In each of their capacities as an indemnifying party, the Company, the Selling Subsidiaries and Ricoh have no liability with respect to any indemnity claim (including tax claims) unless they receive written notice from an indemnified party:

•	in the case of a tax claim, within seven (7) years after the closing;

•	in the case of a breach of a Selling Subsidiaries representation or warranty with respect to environmental matters, within three (3) years after the closing;

•	in the case of a breach of a representation or warranty of the Company or a breach of any covenant or term of the Share Purchase Agreement or any agreements ancillary thereto by the Company, the Selling Subsidiaries or any of their affiliates (which includes the European Businesses prior to the closing), within two (2) years after the last expected date of performance of such undertaking or covenant, or where inapplicable, two (2) years after the closing; provided, however;

•	in the case of representations, warranties and covenants of the Selling Subsidiaries, the Company and their affiliates, no deadline shall apply to claims involving representations and warranties related to corporate existence, corporate existence of the European Businesses, authority, capital stock; and the European Businesses’ subsidiaries, guarantee releases, the Excluded Assets and Liabilities, the Capital Reorganization and assets or liabilities transferred in connection with the Divestitures.

In any case, the indemnifying party has no liability with respect to any claim unless the indemnified party initiates legal proceedings to recover losses within six (6) months from the date written notice is delivered in connection with the claim.

The Ricoh Indemnified Persons and Seller Indemnified Persons shall not be entitled to indemnification under the Share Purchase Agreement unless the amount of the claim exceeds $35,000 and until all the claims in excess of such amount exceed one percent (1%) of the final purchase price under the Share Purchase Agreement. When such threshold is reached, indemnification becomes due for all claims in excess of $35,000, including those existing prior to reaching the threshold. With certain exceptions, the Company and the Selling Subsidiaries on the one hand, and Ricoh on the other hand, shall not be called upon to pay indemnification in excess of twenty-five percent (25%) of the final purchase price under the Share Purchase Agreement.

Termination of the Share Purchase Agreement

The Share Purchase Agreement may be terminated, and the transactions contemplated thereby may be abandoned at any time prior to the closing, whether before or after obtaining approval of the shareholders:

•	by mutual written agreement of the Company and Ricoh;

•	by either the Company or Ricoh if any governmental or regulatory authority of competent jurisdiction has enacted or promulgated any law or order that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated by the Share Purchase Agreement; provided however, that prior to terminating the Share Purchase Agreement pursuant to this provision, the terminating party shall have used its reasonable efforts to challenge such order or action with respect to the transactions contemplated by the Share Purchase Agreement;

•	by either the Company or Ricoh if the closing shall not have occurred on or before March 31, 2007; provided however, that the right to terminate the Share Purchase Agreement according to this provision shall not be available to any party whose failure to fulfill any obligation under the Share Purchase Agreement or ancillary agreements thereto has been the principal cause of the failure of the closing to have been on or prior to March 31, 2007;

•	by either the Company (provided that neither the Company nor any Selling Subsidiary is in material breach of its obligation to seek shareholder approval of the sale transaction or the provisions covering non-solicitation) or Ricoh if the sale transaction has not been approved by the shareholders of the Company or if the board of directors has changed its recommendation in a manner adverse to Ricoh in accordance with the terms of the Share Purchase Agreement;

•	by the Company if Ricoh has breached in any material respect any of its representations, warranties, covenants or other obligations contained in the Share Purchase Agreement or any agreements ancillary thereto such that the conditions to the completion of the sale transaction are not capable of being satisfied on or prior to March 31, 2007;

by Ricoh if:

•	the Company or the Selling Subsidiaries have breached in any material respect any of their representations, warranties, covenants or other obligations contained in the Share Purchase Agreement or any of the agreements ancillary thereto, such that the conditions to the completion of the sale transaction are not capable of being satisfied or the consequences thereof remedied on or before March 31, 2007;

•	the Company or the Selling Subsidiaries have breached and failed to remedy any of their obligations with respect to the provisions covering shareholder approval and non-solicitation under the Share Purchase Agreement; or

•	the Company furnishes information concerning the businesses, properties or assets of the European Businesses to any person or group, and engages in discussions and negotiations with such person or group concerning an acquisition in accordance with the provisions covering the fiduciary-out provided by the Share Purchase Agreement.

Effect of Termination

If the Share Purchase Agreement is terminated pursuant its terms, it shall become null and void and there shall be no obligation or liability on the part of the Company, the Selling Subsidiaries or Ricoh (or any of their respective directors, officers, employees, agents or other representatives or affiliates) except that (i) the provisions governing allocation of expenses shall continue to apply and (ii) the confidentiality agreement referred to in the Share Purchase Agreement shall survive; provided, however, that no party shall be relieved from liability for willful breach of the Share Purchase Agreement, fraud or willful misconduct.

Termination Fees and Expenses

The Share Purchase Agreement provides that the Company shall pay or cause to be paid to Ricoh, within two (2) business days following a demand for payment following a termination of the Share Purchase Agreement, an amount, in immediately available U.S. Dollars, equal to one percent (1%) of the market capitalization of the Company calculated in accordance with the applicable provisions of the UKLA listing rules if:

•	the Share Purchase Agreement is terminated by Ricoh due to (i) a breach of the Company’s representations, warranties, covenants or obligations, such that the conditions to completion of the sale transaction are not capable of being satisfied or the consequences thereof remedied on or before March 31, 2007, or (ii) its failure to obtain the release of the guarantee and lien obligations of the European Businesses in accordance with the Share Purchase Agreement;

•	the Share Purchase Agreement is terminated by Ricoh due to the Company’s breach of the provisions governing the Company’s obligation to seek shareholder approval of the sale transaction, and its obligation to adhere to the non-solicitation provisions; or

•	the Cypress Shareholders have breached any of their material obligations under the voting agreement (ancillary to the Share Purchase Agreement and described further herein) and the sale transaction is not consummated as a result;

provided, however, that the Company shall not be obligated to pay any fee to Ricoh in excess of (i) the amount the Panel on Takeovers and Mergers determines to be permissible under UK law (provided that, among other things, the Company has not undertaken certain actions with respect to third parties which affect such determination), or (ii) the amount permitted without shareholder approval by the UKLA listing rules and applicable law, except in the case that the Company breaches its obligations to seek shareholder approval of the sale transaction or to adhere to the non-solicitation provisions of the Share Purchase Agreement, in which case, the fee shall be the only remedy available to Ricoh.

Waiver and Amendment of the Share Purchase Agreement

The Company, the Selling Subsidiaries and Ricoh may amend or waive the provisions of the Share Purchase Agreement at any time prior to the closing of the sale transaction by a written instrument duly executed by each of the parties.

THE VOTING AGREEMENT

As a condition to and inducement for Ricoh to enter into the Share Purchase Agreement, the Cypress Shareholders entered into the Voting Agreement with Ricoh, pursuant to which the Cypress Shareholders agreed, among other things, to vote all shares of Danka 6.50% senior convertible participating stock over which the Cypress Shareholders exercise voting control in favor of approval of the Share Purchase Agreement and the sale transaction. The Cypress Shareholders exercise voting control over an aggregate of 312,353 shares of Danka 6.50% senior convertible participating stock as of the date hereof, which constitutes approximately 91.74% of the issued and outstanding shares of Danka 6.50% senior convertible participating stock and represents approximately 27.4% of the combined voting power of Danka’s outstanding capital stock. None of Ricoh, the Company nor their respective affiliates agreed to compensate the Cypress Shareholders for their entry into the Voting Agreement.

The Voting Agreement requires the Cypress Shareholders to vote in favor of any resolution proposed to the shareholders of Danka to approve the sale of Danka’s European Businesses to Ricoh in accordance with the Share Purchase Agreement.

The obligations of the Cypress Shareholders under the Voting Agreement immediately terminate in the event that the Share Purchase Agreement is terminated in accordance with the applicable provisions of the Share Purchase Agreement, except where the Share Purchase Agreement is terminated as a result of the Company’s board of directors exercising their fiduciary duties to accept a Parent Takeover Offer. See “The Share Purchase Agreement—Non-Solicitation; Fiduciary-Out.”

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of December 15, 2006, information as to the beneficial ownership of our voting securities by:

•	each person known to us as having beneficial ownership of more than five percent (5%) of our equity securities;

•	each director;

•	each “named executive officer” as defined in Item 402(a)(3) of Regulation S-K under the Exchange Act; and all of our directors and executive officers as a group.

Shares Beneficially Owned as of December 15, 2006 (2)

Name of Beneficial Owner (1)	Number of Ordinary Shares (8)	ADS Equivalent	Percent
Holdings of greater than 5 percent
Cypress Associates II LLC (3)	100,979,040	25,244,760	27.4%
Holdings by Directors, Named Executive Officers and all Directors and Executive Officers as a Group
Kevin C. Daly	119,608	29,902	*
David Downes	46,264	11,566
Jaime W. Ellertson	116,360	29,090	*
Christopher B. Harned (4)	101,039,040	25,259,760	27.4%
W. Andrew McKenna	119,608	29,902	*
Joseph E. Parzick	—	—
J. Ernest Riddle	139,608	34,902	*
Erik Vonk	72,836	18,209	*
Paul G. Dumond (5)	505,344	126,336	*
A.D. Frazier	—	—
Edward K. Quibell (6)	1,200,000	300,000	*
Peter Williams (7)	1,436,712	359,178	*
All directors and executive officers as a group (12 persons)	104,795,380	26,198,845	28.5%

(*)	Represents less than one percent (1%) of the share capital.

(1)	Except for Messrs. Dumond and Quibell and Dr. Williams, all of the listed individuals are currently directors. Messrs. Frazier, Quibell, Dumond and Dr. Williams are executive officers.

(2)	Except as otherwise indicated, all ordinary shares and ADSs are held of record with sole voting and investment power.

(3)	Consists of:

•	296,869 convertible participating shares which are convertible, as of December 15, 2006, into 95,973,295 ordinary shares, beneficially owned by Cypress Merchant Banking Partners II L.P.;

•	12,620 convertible participating shares which are convertible, as of December 15, 2006, into 4,079,857 ordinary shares, beneficially owned by Cypress Merchant Banking II C.V.; and

•	2,864 convertible participating shares which are convertible, as of December 15, 2006, into 925,888 ordinary shares, beneficially owned by 55th Street Partners II L.P.

Cypress Associates is the managing general partner of Cypress Merchant Banking II C.V. and the general partner of Cypress Merchant Banking Partners II L.P. and 55th Street Partners II L.P. (collectively the “Cypress Funds”), and has voting and investor power over the shares held or controlled by each of these funds. James A. Stern and Jeffrey P. Hughes (each a “Managing Member” of Cypress Associates II LLC), may be deemed to beneficially own these shares. In addition, Christopher Harned and Joseph Parzick are members of the investment committee that exercises voting control over the shares owned by the Cypress Funds. However, each of the foregoing individuals disclaims beneficial ownership. The share and percentage ownership figures are calculated at the conversion rate as of December 15, 2006 of 323.285 ordinary shares for each convertible participating share. The principal business and office address of Cypress Associates II LLC and the Managing Members is 65 East 55th Street, New York, NY 10022.

(4)	Includes 312,353 convertible participating shares which are convertible, as of December 15, 2006, into 100,979,040 ordinary shares beneficially owned by affiliates of Cypress Associates II LLC. Mr. Harned is a managing director of The Cypress Group LLC. See note 3 above. Mr. Harned disclaims beneficial ownership of such shares.

(5)	Includes options held by Mr. Dumond to purchase 97,500 ADSs, equivalent to 390,000 ordinary shares, all of which are currently exercisable.

(6)	Includes options held by Mr. Quibell to purchase 300,000 ADSs, equivalent to 1,200,000 ordinary shares, all of which are currently exercisable.

(7)	Includes options held by Dr. Williams to purchase 345,000 ADSs, equivalent to 1,380,000 ordinary shares, all of which are currently exercisable.

(8)	At December 15, 2006 a total of 258,249,024 ordinary shares were outstanding. Pursuant to the rules of the SEC, ordinary shares or ADSs that a person has a right to acquire within 60 days of the date hereof pursuant to the exercise of stock options or the conversion of our participating shares are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

On December 15, 2006, The Bank of New York, as depositary for our ADS program, held 59,102,298 American Depositary Shares representing 92% of the ordinary shares in issue.

FUTURE SHAREHOLDER PROPOSALS

If a holder of American Depositary Shares, a holder of ordinary shares or holder of convertible participating shares desires to present a proposal for action at the annual general meeting to be held in 2007, and the proposal conforms to the rules and regulations of the SEC and is in accordance with other U.S. federal laws and English law, we must receive the proposal by July 12, 2007 to be included in our proxy statement and proxy for the 2007 annual general meeting. This requirement is without prejudice to the rights under the United Kingdom Companies Act of ordinary shareholders and convertible participating shareholders to propose resolutions that may properly be considered at the 2007 annual general meeting.

UK CIRCULAR

In accordance with UK law, Danka is distributing a Class 1 Circular in order to comply with UKLA listing rules relating to the sale transaction. This document will be available for inspection at the offices of Skadden, Arps, Slate, Meagher & Flom LLP until the closing of the sale transaction or the termination of the Share Purchase Agreement in accordance with its terms. The Class 1 Circular is attached to this Proxy Statement as Annex C for informational purposes only. Neither the Class 1 Circular nor any document referred to therein form a part of, or are incorporated into, this document, except to the extent specifically provided herein.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the extraordinary general meeting. If any other matters properly come before the extraordinary general meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

It is important that your shares be represented at the extraordinary general meeting, regardless of the number of shares which you hold. Therefore, we urge you to mark, sign, date and return the accompanying proxy card or voting instructional form, as applicable, as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

The SEC allows Danka to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that Danka has previously filed with the SEC. These documents contain important information about the companies and their financial condition and are incorporated by reference into this proxy statement.

The following Danka filings with the SEC (all filed under file number 000-20828) are incorporated by reference in this proxy statement:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2006;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2006 and September 30, 2006; and

•	Current Reports on Form 8-K with filing dates of August 31, 2006, September 28, 2006, October 12, 2006 and October 18, 2006.

Danka also incorporates by reference into this proxy statement additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the extraordinary general meeting of Danka shareholders or the termination of the Share Purchase Agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-K, as well as Current Reports on Form 8-K and proxy and information statements. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Danka Business Systems PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

Attention: Investor Relations

Telephone: (011-44-207-605-0150) (UK)

If you would like to request documents from us, please do so by January 5, 2007, to receive them before the extraordinary general meeting. Please note that all of our documents that we file with the SEC are also promptly available at the investor relations tab of our website at: http://www.danka.com.

If you have any questions about this proxy statement, the extraordinary general meeting or the sale transaction or need assistance with voting procedures, you should contact our Secretary at the address or telephone number above.

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

MISCELLANEOUS

You should rely only on the information contained in this proxy statement to vote on the Share Purchase Agreement and sale transaction. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December 19, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other that date (or as of an earlier date if so indicated in this proxy statement). The mailing of this proxy statement to shareholders creates no implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card (if you are a holder of record of convertible participating shares), voting instructional form (if you are a holder or record of American Depositary Shares) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the appropriate enclosed envelope. Voting instructions with respect to holders of ordinary shares are set forth in the UK Circular and such holders are referred thereto.

CERTAIN INFORMATION REGARDING DANKA AND RICOH

Danka has supplied all information relating to Danka and its subsidiaries, and Ricoh has supplied all information contained in this proxy statement relating to Ricoh. Some of the important business and financial information relating to Danka that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement.

ANNEX A

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

RICOH EUROPE B.V., as Purchaser,

THE COMPANIES IDENTIFIED ON ANNEX A, as Sellers,

and

DANKA BUSINESS SYSTEMS PLC, as Parent

with respect to all

outstanding capital stock of

THE COMPANIES IDENTIFIED AS “COMPANIES” ON ANNEX B

dated as of October 12, 2006

A-i

TABLE OF CONTENTS—(Continued)

A-ii

TABLE OF CONTENTS—(Continued)

A-iii

TABLE OF CONTENTS—(Continued)

ANNEXES

ANNEX A	Sellers
ANNEX B	Companies
ANNEX C	Purchase Price Allocation
ANNEX D	Purchaser’s Notary and Sellers’ Account
ANNEX E	Share Transfer Formalities
ANNEX F	Completion Procedure
ANNEX G	Methodology and Assumptions for Benefits Adjustment
ANNEX H	Net Worth, Preparation of Reference Accounts and Completion Accounts
ANNEX I	Purchaser’s Account
ANNEX J	Key Management and Key Sales Managers
ANNEX K	Transaction Valuation
ANNEX L	Danka Trademarks
ANNEX M	Danka Holding France New Corporate Charter
ANNEX N	Comfort Undertakings and Guarantees
ANNEX O	HQ Employees
ANNEX P	Capital Reorganization
ANNEX Q	Danka European IP: Registered Intellectual Property

SCHEDULES

Disclosure Schedules
Schedule 4.03	Purchaser Conflicts
Schedule 4.04	Governmental Approvals and Filings for Purchaser
Schedule 12.01	Knowledge of Purchaser

EXHIBITS

EXHIBIT A	Form of Voting Agreement
EXHIBIT B	Form of Danka European IP Assignments
EXHIBIT C	Form of Transition Services Agreement
EXHIBIT D	Form of Indemnity Guarantee
EXHIBIT E	Form of Deed of Transfer of Trademarks

A-iv

This SHARE PURCHASE AGREEMENT, dated as of October 12, 2006, is made and entered into by and among Ricoh Europe B.V., a company organized under the laws of The Netherlands (“Purchaser”), the companies identified on Annex A (“Sellers”), and Danka Business Systems PLC, a public limited company organized under the laws of England and Wales (“Parent” and, together with Sellers and Purchaser, the “Parties”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 12.01 hereof.

WHEREAS, Parent has conducted a marketing and auction process for the sale of the direct or indirect subsidiaries of Parent, including those identified as “Companies” on Annex B (the “Companies”) in which Purchaser and its Affiliates participated;

WHEREAS, Purchaser and its Affiliates withdrew from the auction process after which Parent initiated direct negotiations with Purchaser;

WHEREAS, the best offer Parent and Sellers have received for the acquisition of all the Companies is from Purchaser;

WHEREAS, (i) the board of directors of each Seller has determined that the transactions contemplated by the Definitive Agreements are advisable, fair to, and in the best interests of, such Seller and has approved the Definitive Agreements and the transactions contemplated thereby; and (ii) the Board has determined to recommend the approval and adoption of the Definitive Agreements and the transactions contemplated thereby by the shareholders of Parent;

WHEREAS, Sellers individually or taken together own all of the issued and outstanding capital stock or other equity interests of the Companies (the “Shares”);

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V. and 55th Street Partners II L.P. (collectively, the “Cypress Shareholders”) own as of the date hereof an aggregate of 307,356 convertible participating shares of Parent;

WHEREAS, as a condition to, and concurrently with, the execution of this Agreement, Purchaser and the Cypress Shareholders are entering into the irrevocable undertaking attached hereto as Exhibit A (the “Voting Agreement”) pursuant to which the Cypress Shareholders have agreed, inter alia, to vote in favor of the approval and adoption of the Definitive Agreements and the transactions contemplated thereby; and

WHEREAS, simultaneously with the completion of the transactions contemplated hereby, Purchaser, Sellers and Parent, and/or certain of their respective Affiliates, shall enter into each of the other Definitive Agreements.

NOW, THEREFORE, the Parties hereto agree as follows:

ARTICLE I

SALE OF SHARES AND COMPLETION

1.01 Purchase and Sale. Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, free and clear of all Liens, all of the right, title and interest of Sellers in and to the Shares at Completion on the terms and subject to the conditions set forth herein.

1.02 Purchase Price. The Final Purchase Price shall be determined in the manner contemplated in Section 1.04. The Final Purchase Price shall be allocated among the Shares in accordance with Annex C.

1.03 Completion. (a) The consummation of the transactions contemplated hereby (“Completion”) will take place at the offices of Buren van Velzen Guelen, Andries Bickerweg 6,The Hague, The Netherlands, or at such other place as Purchaser and Sellers mutually agree in writing, at 10:00 a.m. local time on the Completion Date.

(b) At Completion the following shall occur:

(i) Purchaser shall provide written evidence that an aggregate amount equal to the Base Purchase Price minus the Holdback Amount, which Holdback Amount shall be security for the obligations of Sellers in respect of any Purchase Price Adjustments in accordance with Section 1.04 has been received in the account of the Notary identified in Annex D in accordance with the terms and conditions to be set forth in a notary letter to be prepared by the Notary, conforming with market practice and to be agreed between the Parties, and that such amount shall be held for the sole and exclusive benefit of Sellers in such account with effect from Completion. The portion of the Base Purchase Price paid to Sellers on Completion shall be allocated among the Shares in accordance with Annex C.

(ii) Each Seller shall sell, assign, transfer, convey and deliver to Purchaser, or an Affiliate designated by Purchaser, the Shares set forth opposite its name on Annex B free and clear of all Liens by complying with the formalities to be performed by the relevant Seller at Completion set forth in respect of each Company in Annex E.

(iii) Sellers shall deliver to Purchaser the documents to be delivered pursuant to Article VIII.

All the Completion transactions shall be deemed to occur simultaneously.

1.04 Determination of Purchase Price; Purchase Price Adjustments. (a) The consideration to be paid by Purchaser to Sellers for the Shares (the “Base Purchase Price”) at Completion shall be two-hundred and ten million U.S. Dollars ($210,000,000), which amount shall be subject to adjustment as provided below (the Base Purchase Price as so adjusted, the “Final Purchase Price”).

(b) In the event that the amount of the Completion Net Worth is (i) greater than the Reference Net Worth, the Base Purchase Price shall be increased, dollar for dollar, by the amount by which the Completion Net Worth exceeds the Reference Net Worth, or (ii) lower than the Reference Net Worth, the Base Purchase Price shall be decreased, dollar for dollar, by the amount by which the Completion Net Worth falls short of the Reference Net Worth (the “Net Worth Adjustment”).

(c) In the event that the Benefits Amount is (i) a positive number, the Base Purchase Price shall be increased, dollar for dollar, by such Benefits Amount, or (ii) a negative number, the Base Purchase Price shall be decreased, dollar for dollar, by the Benefits Amount (the “Benefits Adjustment,” and, together with the Net Worth Adjustment, the “Purchase Price Adjustments”).

(d) The maximum aggregate amount of all Purchase Price Adjustments shall not exceed five million U.S. Dollars ($5,000,000); provided that such limitation shall not apply to the component of Net Worth referred to under item 7 of Annex H, which component shall always result in a negative Purchase Price Adjustment in an amount equal to the full amount of such provision, if any.

(e) All other amounts paid pursuant to this Agreement by one Party or its Affiliates to another Party or its Affiliates (other than interest payments) shall, to the extent permitted by applicable Law, be treated by the Parties as an adjustment to the Purchase Price.

1.05 Determination of Completion Accounts and Completion Schedule.

(a) As promptly as possible, but in no event later than ninety (90) days after the Completion Date, Purchaser shall prepare, or shall cause to be prepared, and shall deliver to Parent, the aggregated accounts of the Group Companies as of the Completion Date consisting of the aggregated balance sheet in the form set forth in Appendix 1 to Annex H reflecting the aggregated financial position of the Group Companies as of the Completion Date (the “Completion Accounts”) and a written statement setting forth the resulting Purchase Price Adjustments, if any, and the Final Purchase Price (the “Completion Schedule”). The Completion Accounts shall be prepared as of the Completion Date in accordance with Annex H.

(b) Purchaser shall cause the Group Companies on and after the Completion Date to take the actions detailed in Annex F necessary for preparing the Completion Accounts in the manner in which they would typically perform such actions at a year-end close as if they were preparing for the close of their statutory accounts as of the Completion Date (as opposed to a month-end close for their management accounts).

(c) Parent shall have a period of sixty (60) days from the date of receipt of the Completion Accounts and the Completion Schedule to verify and examine the correctness of the Completion Accounts and the Completion Schedule (the “Examination Period”). Prior to the expiration of the Examination Period, Parent shall provide written notice to Purchaser of any objections it has to the Completion Accounts and/or the Completion Schedule, together with the reasons for its objections and details of the adjustments which in its opinion should be made to the Completion Accounts and/or the Completion Schedule (the “Dispute Notice”). If Parent does not send a Dispute Notice to Purchaser prior to the expiry of the Examination Period, the Completion Accounts and Completion Schedule, including the Purchase Price Adjustments set forth therein, shall be deemed final and binding on the Parties.

(d) In the event that a Dispute Notice is sent prior to the expiry of the Examination Period, Parent and Purchaser shall use reasonable good faith efforts to reach an agreement on the amounts and components of the Completion Accounts and/or Completion Schedule.

(e) In the event Parent and Purchaser are unable to resolve their differences with respect to the Dispute Notice within thirty (30) days after the date of receipt by Purchaser of the Dispute Notice, then the remaining disputed matters (the “Disputed Items”) shall, at the request of either Parent or Purchaser, be submitted to an internationally recognized accounting firm which is unrelated to Parent, Sellers, Purchaser and the Group Companies (the “Independent Auditor”) on which Purchaser and Parent will mutually agree within ten (10) days of the request by Parent or Purchaser, as applicable, to submit the Disputed Items to the Independent Auditor; provided that if Parent and Purchaser fail to agree, they shall cause the Independent Auditor to be appointed by the Koninklijk Nederlands Instituut van Registeraccountants. If the firm initially appointed as the Independent Auditor does not accept its appointment or cannot carry out its duties, Parent and Purchaser shall promptly meet to agree on a replacement Independent Auditor. In the absence of an agreement between Parent and Purchaser on a replacement Independent Auditor within ten (10) days of receiving notice that such initially appointed firm cannot accept its appointment or carry out its duties, it shall be appointed by the Koninklijk Nederlands Instituut van Registeraccountants at the request of either Parent or Purchaser. The Independent Auditor shall perform such procedures as it considers appropriate to form an independent opinion on the Disputed Items. In making its determinations, the Independent Auditor shall apply the applicable principles set forth in this Agreement with respect to the preparation of the Completion Accounts and the determination of the Purchase Price Adjustments. The Independent Auditor shall give Parent and Purchaser the opportunity to set forth in writing their position regarding the Disputed Items.

(f) Parent and Purchaser shall use their best efforts to cause the Independent Auditor to issue a report setting forth the final determination of the Disputed Items and the final calculation of the Purchase Price Adjustments, in accordance with this Section 1.05, within sixty (60) days from the date of the appointment of the Independent Auditor. The Independent Auditor’s final determination of the Disputed Items and final calculation of the Purchase Price Adjustments, shall be communicated in writing to the parties and shall be final and binding (absent manifest error) upon the parties as binding advice (“bindend advies”), pursuant to Title 15 of book 7 of the Netherlands Civil Code. The Completion Accounts and the Completion Schedule, as applicable, will be amended in accordance with the Independent Auditor’s final determination.

(g) In connection with Sections 1.05(a), 1.05(c) and 1.05(e), Purchaser shall (subject to Sellers providing reasonable hold-harmless covenants) use its best efforts to ensure that Parent’s accountant and the Independent Auditor shall be given access to all working papers and files of Purchaser’s and the Group Companies’ accountants, respectively, relating to (i) the Group Companies and (ii) the preparation of the Completion Accounts and the Completion Schedule. Purchaser shall further ensure the full cooperation of the Group Companies with Sellers, Parent, Parent’s accountant and the Independent Auditor and shall, in particular, cause the Group Companies to give Parent, Parent’s accountant and the Independent Auditor access to all documents, books, records, data, other information and staff of the Group Companies during business hours and subject to receiving reasonable notice.

(h) Unless the Independent Auditor determines otherwise, its fees (including irrecoverable VAT) and disbursements shall be borne equally by Parent and Purchaser.

(i) Notwithstanding anything in this Section 1.05 to the contrary, no item may be objected to or submitted to the Independent Auditor unless and until the discrepancy for all items sought to be objected to or submitted to the Independent Auditor exceeds $250,000.

1.06 Payment of Purchase Price Adjustments. In the event of a downward Purchase Price Adjustment (where the Final Purchase Price is less than the Base Purchase Price), Purchaser shall be entitled to deduct an amount equal to such adjustment (the “Downward Adjustment”) from the Holdback Amount and shall refund the amount of the Holdback Amount remaining following such deduction, if any, plus interest thereon from the Completion Date to, but not including, the date of payment at the Interest Rate, to Sellers to the account identified in Annex D within ten (10) days after the final determination of any and all Purchase Price Adjustments; provided however if the amount of the Downward Adjustment is greater than the Holdback Amount, the amount in excess of the Holdback Amount shall be paid by Parent (by means of wire transfer of immediately available funds), plus interest on such amount, from the Completion Date to, but not including, the date of payment at the Interest Rate, to Purchaser to the account identified in Annex I within ten (10) days after the final determination of any and all Purchase Price Adjustments. In the event of there being no Purchase Price Adjustment or an upward Purchase Price Adjustment (where the Final Purchase Price is equal to or greater than the Base Purchase Price), Purchaser shall (i) pay the Holdback Amount to Sellers to the account identified in Annex D within ten (10) days after the final determination of any and all Purchase Price Adjustments, plus interest thereon from the Completion Date to, but not including, the date of payment at the Interest Rate, and (ii) pay the excess of the Final Purchase Price over the Base Purchase Price (the “Upward Adjustment”) (by means of wire transfer of immediately available funds) to Sellers, plus interest on the amount of the Upward Adjustment, from the Completion Date to, but not including, the date of payment at the Interest Rate, to the account identified in Annex D, within ten (10) days after the final determination of any and all Purchase Price Adjustments. The payments contemplated in this Section 1.06, including, for the avoidance of doubt, any payment of the Holdback Amount, shall be made without any right of compensation or set off or withholding whatsoever.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, as an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby and by the other Definitive Agreements, hereby severally makes the following representations and warranties to Purchaser, each of which is made as of the date hereof and as of the Completion Date (or such other date or period of time as explicitly stated hereafter):

2.01 Corporate Existence of Sellers. Each Seller is duly organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of organization or formation and has all requisite corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. No Seller is in a state of cessation or suspension of payment or is, or as a result of the consummation of the transactions contemplated by the Definitive Agreements will be, the subject of any judicial composition proceeding, bankruptcy proceeding or any similar action or of any judgment of dissolution and, to the Knowledge of Sellers, except as set forth in Section 2.01 of the Disclosure Schedule, no facts exist that would result in the occurrence of any such event.

2.02 Corporate Existence of the Companies. Each Company is duly organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of organization or formation, and has all requisite corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. No Company is in a state of cessation or suspension of payment or is, or as a result of the consummation of the transactions contemplated by the Definitive Agreements will be, the subject of any judicial composition proceeding, bankruptcy proceeding or any similar action or of any judgment of dissolution and, to the Knowledge of Sellers, except as set forth in Section 2.02 of the Disclosure Schedule, no facts exist that would result in the occurrence of any such event. The Data Room DVD contains copies of the share register (or other record of ownership under applicable local law) and the corporate charter (or other comparable organizational documents) of each Company as in effect on the date hereof. No Company is in default or violation (and, to the Knowledge of Sellers, no event has occurred which, with notice or the lapse of time or both, would constitute such a default or violation) of any term, condition or provision of its corporate charter or other organizational documents.

2.03 Authority. The execution by each Seller, and each of its applicable Affiliates, of the Definitive Agreements to which it is or shall be a party and the performance by each Seller and each of its applicable Affiliates of its respective obligations thereunder, have been duly and validly authorized by all necessary corporate action. Each Definitive Agreement has been or will be duly and validly executed by each Seller, and each of its applicable Affiliates which is or shall be a party thereto, and constitutes a legal, valid and binding obligation of such Seller or such applicable Affiliate enforceable against such Seller or such applicable Affiliate, respectively, in accordance with its terms.

2.04 Capital Stock. (a) Section 2.04 of the Disclosure Schedule lists for each Company the amount of its authorized capital stock or other equity interests, if any, the amount of its issued and outstanding capital stock or other equity interests and the record owners of such issued and outstanding capital stock or other equity interests. The Shares are duly authorized, validly issued, fully paid and not issued in violation of preemptive or other rights. Except as set forth in Section 2.04(a) of the Disclosure Schedule, (i) each Seller owns its respective Shares beneficially and of record, free and clear of all Liens, and (ii) each of the outstanding shares of capital stock or other equity interests of each Company are owned beneficially and of record, by one or more of Sellers or a Group Company.

(b) Other than this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, depositary receipts for shares, profit share certificates or other rights of any type or other securities (i) requiring the issuance, sale, transfer, pledge or other disposition of, or repurchase, redemption or other acquisition of, any shares of capital stock or other equity interests of any Company or any securities convertible into shares of capital stock or other equity interests of any Company, (ii) restricting the transfer of any shares of capital stock or other equity interests of any Company or (iii) relating to the voting of any shares of capital stock or other equity interests of any Company. As of Completion, there shall be no issued or outstanding Indebtedness of any Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, or on any matters on which the equity holders of any Company may vote. The delivery at Completion of the Shares in the manner provided in Section 1.03 hereof shall transfer good and valid title to the Shares free and clear of all Liens.

2.05 Group Subsidiaries. (a) Section 2.05 of the Disclosure Schedule contains a true, correct and complete listing of all the Subsidiaries of each Company (the “Group Subsidiaries”). Each Group Subsidiary is duly organized, validly existing, qualified, licensed or admitted to do business and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of organization or formation identified in Section 2.05 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of each Group Subsidiary’s assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. Each Group Subsidiary has all requisite corporate or similar power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Section 2.05 of the Disclosure Schedule lists for each Group Subsidiary the amount of its authorized capital stock or other equity interests, if any, the amount of its issued and outstanding capital stock or other equity interests and the record owners of such issued and outstanding capital stock or other equity interests. Except as set forth in Section 2.05 of the Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each Group Subsidiary are duly authorized, validly issued, fully paid and not issued in violation of preemptive or other rights. Except as set forth in Section 2.05 of the Disclosure Schedule, each of the outstanding shares of capital stock or other equity interest of each Group Subsidiary are owned, beneficially and of record, by a Company or a Group Subsidiary, free and clear of all Liens.

(b) There are no outstanding subscriptions, options, warrants, puts, calls, agreements, depositary receipts for shares, profit share certificates or other rights of any type or other securities (a) requiring the issuance, sale, transfer, pledge or other disposition of, or repurchase, redemption or other acquisition of, any shares of capital stock or other equity interests of any Group Subsidiary or any securities convertible into shares of capital stock or other equity interests of any Group Subsidiary, (b) restricting the transfer of any shares of capital stock or other equity interests of any Group Subsidiary or (c) relating to the voting of any shares of capital stock or other equity interests of any Group Subsidiary. As of Completion, there shall be no issued or outstanding Indebtedness of any Group Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, or on any matters on which the equity holders of the Group Subsidiary may vote. The Data Room DVD contains a copy of the share register (or other record of ownership under applicable local law) and the corporate charter (or other comparable organizational documents) of each Group Subsidiary as in effect on the date hereof. No Group Subsidiary is in default or violation (and, to the Knowledge of Sellers, no event has occurred which, with notice or the lapse of time or both, would constitute such a default or violation) of any term, condition or provision of its corporate charter or other organizational documents. Except as disclosed on Section 2.05 of the Disclosure Schedule, no Group Company owns, directly or indirectly, beneficially or of record, any shares or other security of any other Person or any other investment in any Person other than the shares of the Group Companies. Except as disclosed on Section 2.05 of the Disclosure Schedule, and save for the Luxembourg branch office of Danka Belgium N.V./S.A., no Group Company has any representative or branch offices. No Group Subsidiary is in a state of cessation or suspension of payment or is, or as a result of the consummation of the transactions contemplated by the Definitive Agreements will be, the subject of any judicial composition proceeding, bankruptcy proceeding or any similar action or of any judgment of dissolution and, to the Knowledge of Sellers, except as set forth in Section 2.05 of the Disclosure Schedule, no facts exist that would result in the occurrence of any such event.

2.06 No Conflicts. Assuming the receipt or making of the consents, approvals, filings or notices referred to in Section 2.07 and except for the approval of the Resolution, the execution by each Seller and each of its applicable Affiliates of the Definitive Agreements to which such Seller or such applicable Affiliate is or shall be a party, does not and shall not, and the performance by it of its respective obligations under any Definitive Agreement and the consummation of the transactions contemplated thereby shall not, except as disclosed in Section 2.06 of the Disclosure Schedule:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the corporate charter (or other comparable organizational documents) of Sellers, the Group Companies or their applicable Affiliates; or

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any Business Asset or the shares of the Group Companies, including the Shares, under any of the terms, conditions or provisions of (i) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation material to the conduct of the business of any Group Company to which Sellers, or any of their Affiliates (including the Group Companies) is a party or to which any of their respective properties or assets (including the Business Assets) are bound or (ii) any permit, registration, approval, license or other authorization or filing material to the conduct of the business of any Group Company to which Sellers or any of their Affiliates (including the Group Companies) is subject or to which any of their respective properties or assets (including the Business Assets) is subject;

(c) require any action, consent or approval of any non-governmental third party except for any such matters that would not, either individually or in the aggregate, be reasonably likely to prevent, impede, delay or rescind the consummation by Sellers or their Affiliates of the transactions contemplated thereby; or

(d) violate any order, injunction, decree or Law applicable to Sellers, or any of their Affiliates that is, or is specified to be, a party to any Definitive Agreement or applicable to any Group Company or any Business Asset, provided that to the extent that any Seller or any of its Affiliates (other than the Group Companies) are affected by any of the foregoing, it is solely to the extent that could reasonably be expected to prevent, impede, delay or rescind the consummation of the transactions contemplated by the Definitive Agreements.

2.07 Governmental Approvals and Filings. Except for the submission of the Circular to, and the approval of the Circular by, the FSA and the filing of the Preliminary Proxy Statement with the SEC, and as disclosed in Section 2.07 of the Disclosure Schedule (including in respect of any consents or approvals that may be required in connection with the Licenses), no action, consent or approval of, filing with or notice to any competent Governmental or Regulatory Authority on the part of any member of the Seller Group or the Group Companies is required in connection with the execution and performance by the applicable member of the Seller Group or Group Company of the Definitive Agreements or the consummation of the transactions contemplated thereby, except those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

2.08 Financial Statements and Condition. (a) Prior to the execution of this Agreement, Sellers have delivered to Purchaser true and correct copies of the audited financial statements, (including balance sheet, profit and loss statement, cash-flow statement and notes on the accounts (including any off-balance sheet undertakings)) for the one-year period ending on the Reference Date for each of the Group Companies, which are part of the Data Room DVD. Except as disclosed in Section 2.08(a) of the Disclosure Schedule, such financial statements give a true and fair view, in accordance with applicable Law and applicable accounting rules and generally accepted accounting principles in effect in the relevant jurisdiction for the relevant period, of the financial condition of the applicable Group Company, its assets, liabilities and results of operations as of the respective date thereof and for the period then ended. Such financial statements have been certified without qualification by the respective statutory auditor of each Group Company.

(b) The accounting books and records of each Group Company required to be maintained by applicable Law in each relevant jurisdiction (i) are current, (ii) have been maintained in accordance with all such applicable Law and relevant generally accepted accounting practices for such jurisdiction on a proper and consistent basis, (iii) comprise complete and accurate records of all information required to be recorded by such applicable Law and (iv) as of the date hereof, are in the possession or under the control of Sellers or their Affiliates and, as of the Completion Date, shall be in the possession or under the control of the Group Companies.

(c) Except for the execution of the Definitive Agreements and the transactions to take place pursuant thereto on or prior to the Completion Date or as disclosed in Section 2.08(c) of the Disclosure Schedule, since the Reference Date, (i) the business of Sellers and the Group Companies has been operated in the ordinary course and no liabilities have been incurred by any Group Company other than in the ordinary course of such business, (ii) there has not been any event, development, occurrence, non-occurrence, condition, act, omission, fact or circumstance that has had, or is reasonably likely to interfere with the continued operation of any Group Company, including a Material Adverse Effect, (iii) no Group Company has waived, released or canceled any rights or Indebtedness owing to any of them, or prepaid any interest on any Indebtedness and (iv) no action that would have been prohibited by Section 5.03 if this Agreement had been signed on the Reference Date has been taken.

2.09 Absence of Undisclosed Liabilities. (a) Except as set forth in Section 2.09(a) of the Disclosure Schedule, no Group Company (i) has granted any guarantees with regard to the performance of obligations contracted by third parties other than another Group Company which remain outstanding or (ii) has any liabilities under factoring arrangements, except pursuant to the Italian Factoring Arrangement.

(b) Except as set forth in Section 2.09(b) of the Disclosure Schedule, no contractual undertaking or commitment has been made by or on behalf of any Group Company that would require any Group Company to pay or guarantee amounts to any third party as a result of the consummation of any of the Definitive Agreements.

2.10 Taxes. (a) Except as disclosed in Section 2.10 of the Disclosure Schedule, each Group Company has timely filed all Tax Returns required to be filed by applicable Laws by such Group Company through the Completion Date (taking into account applicable extensions) and all such Tax Returns were true, correct and complete when filed.

(b) Except as disclosed in Section 2.10 of the Disclosure Schedule no Group Company has within the last three (3) years paid or become liable to pay, nor, to the Knowledge of the relevant Seller, are there any circumstances (including, without limitation, any Payment Default, as defined below) by reason of which any Group Member is likely to become liable to pay any penalty, fine, surcharge or interest in connection with any Tax, and no Group Company has received any written notice from any Governmental or Regulatory Authority indicating that it may be liable to pay any such penalty, fine, surcharge or interest. In addition, no Group Company has within the last three (3) years made any Payment Default which (although not itself giving rise to, or likely to give rise to, any liability of any Group Company to pay any penalty, fine, surcharge or interest) will be, or is likely to be, taken into account in determining whether any subsequent Payment Default will give rise to any penalty, fine, surcharge or interest. For the purposes of this Section 2.10(b), a “Payment Default” means the late payment of or any failure to pay any Tax.

(c) Except as disclosed in Section 2.10 of the Disclosure Schedule, there are, and during the preceding three (3) years there have been, no audits or non-routine investigations of any Tax Return of any of the Group Companies or of their Tax affairs, and no Group Company has received any written notice that any Governmental or Regulatory Authority intends to commence any such audit or non-routine investigation.

(d) Except as disclosed in Section 2.10 of the Disclosure Schedule, there are no outstanding written requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes against any Group Company.

(e) Except as disclosed in Section 2.10 of the Disclosure Schedule, no Group Company is a party to (i) any agreement (including any group relief agreement but, for the avoidance of doubt, excluding any warranty or indemnity given in relation to Taxes by any Group Company) providing for the allocation or sharing of Taxes or (ii) any group payment arrangement or agreement providing for a Group Company to make a payment to another Person as a result of the discharge by that Person of any Tax which a Group Company has failed to pay.

(f) Except as disclosed in Section 2.10 of the Disclosure Schedule, there are no Liens for Taxes due upon the assets of any Group Company.

(g) Except as disclosed in Section 2.10 of the Disclosure Schedule, no Group Company has (i) elected to be a member of an affiliated or consolidated group as defined under applicable Laws for any Tax period for which the statute of limitations has not expired and (ii) any liability for Taxes which are the primary responsibility of any other Person under any applicable Laws for any Tax period for which the statute of limitations has not expired.

(h) Except as disclosed in Section 2.10 of the Disclosure Schedule, each Group Company is and has at all times been resident for Tax purposes only in its jurisdiction of incorporation, establishment or organization and no claim has ever been made in respect of a Group Company by any authority in a jurisdiction where the relevant Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(i) Except as disclosed in Section 2.10 of the Disclosure Schedule, each Group Company has maintained for all Tax purposes the books and records required to be maintained pursuant to all applicable Laws of the countries, states, provinces, cities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes (or such books and records have been maintained on their behalf).

(j) Except as disclosed in Section 2.10 of the Disclosure Schedule, no Group Company has engaged in a transaction which is reportable to any Governmental or Regulatory Authority (i) under Laws relating to tax shelters or (ii) under any other Laws providing for the disclosure of any tax avoidance schemes.

(k) Except as disclosed in Section 2.10 of the Disclosure Schedule, each Group Company is established for VAT purposes only in its jurisdiction of incorporation, establishment or organization and insofar as possible under applicable Law, each Group Company is a registered taxable person for purposes of applicable VAT Laws in such jurisdiction. No Group Company is required to be registered for VAT purposes in any other jurisdiction nor does any Group Company own any assets that are located outside such jurisdiction for VAT purposes.

(l) Except as disclosed in Section 2.10 of the Disclosure Schedule, no Group Company has at any time been treated as a member of a group of companies for VAT purposes nor has any Group Company made any application to be so treated. No circumstances exist whereby any Group Company is or, to the Knowledge of the relevant Seller, would or might become, liable for VAT as an agent or otherwise by virtue of section 47 of the United Kingdom Value Added Tax Act 1994 (or any similar provision of any other Law).

For purposes of this Agreement, “Taxes” shall mean any and all taxes, fees, levies, duties, imposts, charges or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, value added, transfer, franchise, payroll or other similar taxes, and any national insurance, social security or other similar contributions imposed by any Governmental or Regulatory Authority (including taxes, fees, levies, duties, imposts, charges or assessments which are imposed or incurred as a result of membership in an affiliated, consolidated, combined or unitary group for Tax purposes and payments made to another Person as a result of the discharge by that Person of any Tax which a Group Company has failed to pay and taxes resulting from a Group Company ceasing to be an Affiliate of the Seller Group), together with any interest, penalties, surcharges or additions to tax and additional amounts imposed with respect thereto. “Tax Return” shall mean any report, return, document, declaration, questionnaire, information statement or other information or filing required to be supplied to any Governmental or Regulatory Authority with respect to Taxes, including statistical returns referable to cross border movements of goods (whether or not associated with a sale or purchase of those goods), and (where permitted or required) combined or consolidated returns for any group of entities that includes Group Companies, together in each case with all related amendments and supporting documentation.

2.11 Legal Proceedings. Except as disclosed in Section 2.11 of the Disclosure Schedule:

(a) there are no Actions or Proceedings pending or threatened in writing or, to the Knowledge of Sellers, otherwise threatened against or relating to any Group Company, any executive officer or director thereof or any of their respective assets and properties which (i) relates to any Group Company or the Business Assets, claiming an amount in excess of $35,000, or (ii) that would be likely to prevent, impede, delay or rescind the consummation of the transactions contemplated by the Definitive Agreements, or (iii) that would be likely to interfere with the continued operation of any Group Company;

(b) there are no Actions or Proceedings pending that were instituted by any Seller or any of its Affiliates with respect to the businesses of any Group Company claiming an amount in excess of $35,000, and no Seller or any of its Affiliates has made any such claim or threatened in writing to make any such claim or commence any such action or proceeding involving an amount in excess of $35,000;

(c) there are no Orders outstanding against any Group Company; and

(d) no Group Company has received any written process, notice or other communication (formal or informal) by or on behalf of the European Commission or any other Governmental or Regulatory Authority having jurisdiction in competition matters in relation to any agreement, arrangement, concerted practice or course of conduct to which any Group Company is, or is alleged to be, a party.

2.12 Compliance with Laws and Orders. (a) Except as disclosed in Section 2.12 of the Disclosure Schedule, the business of each Group Company has been conducted without any conflict with, or violation of, any applicable Law or Order and, to the Knowledge of Sellers, no circumstances exist such that with the giving of notice or lapse of time or both, any Group Company would be in conflict with, or in violation of, any applicable Law or Order.

(b) Each Group Company is in compliance with Directive 95/46/EC, as implemented in the various jurisdictions where the Companies are active, and any applicable equivalent legislation regarding the handling of personal data in other jurisdictions.

(c) No Group Company is or was a party to (or involved in) any agreement, arrangement, concerted practice or course of conduct which infringes applicable competition Law of any relevant jurisdiction and for which any Group Company shall retain liability after Completion.

2.13 Benefit Plans. (a) All Plans have been administered in accordance with their terms and are in compliance with applicable Laws and Contracts and no fines, penalties or contributions are outstanding. Section 2.13 of the Disclosure Schedule contains an accurate and complete list, as of the date hereof, of all Plans, a true and complete copy of the plan document or summary plan description of each Plan and the most recent actuarial valuations for each Plan, where applicable. No proposal has been announced to establish any new Plan. There is no pending or, to the Knowledge of Sellers, threatened litigation relating to any Plan.

(b) All amounts required by applicable Laws, collective bargaining agreements or the Plans to be withheld from the wages, salaries or other payments to the current and former employees of each Group Company have been withheld and no Group Company is liable for any arrears, wages, Taxes or any penalty for failure to comply with the foregoing.

(c) Except as may be provided under the terms of the Plans or required by applicable Law, the execution of the Definitive Agreements and the consummation of the transactions contemplated thereby will not alone or together with a related event (i) entitle any of the employees of any Group Company to severance or other pay or any increase in severance pay upon any termination of employment after the date hereof, or (ii) accelerate the time of payment or vesting, or require any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable under, any of the Plans in respect of any employee of the Group Companies.

(d) No event, transaction or condition exists, has occurred or existed or is reasonably expected to occur or exist in respect of which any Group Company could be subject to any direct or indirect liability or obligation (whether absolute or contingent) under or pursuant to ERISA, the Internal Revenue Code of the United States of America of 1986, as amended (the “Code”) or any other Law applicable to any “employee benefit plan” as defined in Section 3(3) of ERISA, including Title I and Title IV of ERISA, or the penalty or excise tax provisions of the Code, or under or pursuant to any agreement, instrument, statute, rule of law or regulation pursuant to or under which any Group Company has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

(e) No Group Company has had or currently has any employees in the United States of America.

2.14 Real Property. (a) Section 2.14(a) of the Disclosure Schedule contains a true, correct and complete list of (i) each parcel of real property owned by any Group Company and (ii) each parcel of real property leased by any Group Company (as lessor or lessee and identifying, in each case, the names of the lessor and lessee), in each case identifying any real property that relates to discontinued operations or locations of any Group Company pursuant to the restructuring plans implemented since January 1, 2003. The Data Room DVD contains evidence of ownership with respect to the real property referred to in clause (i) above and true and correct copies of the leases with respect to the real property referred to in clause (ii) above, together with any material amendments or modifications thereto.

(b) Except as disclosed in Section 2.14(b) of the Disclosure Schedule, each Group Company has good title to each parcel of real property owned by it, free and clear of any Liens other than Permitted Liens. Except for the real property leased by a Group Company as lessor and disclosed on Section 2.14(a) of the Disclosure Schedule, such Group Company is in sole possession of each parcel of real property owned or leased by it, together with all buildings, structures, facilities, fixtures and other improvements thereon.

(c) Each Group Company has a valid and subsisting right of lease in and the right to quiet enjoyment of the real properties leased by it as lessee under leases referred to in clause (ii) of paragraph (a) above for the full term of the lease thereof, free and clear of any Liens other than Permitted Liens. Each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of such Group Company and, to the Knowledge of Sellers, of each other Person that is a party thereto, and except as set forth in Section 2.14(c) of the Disclosure Schedule, (i) to the Knowledge of Sellers when such Group Company is a lessee, all covenants, conditions and agreements contained in the relevant leases, on the part of the landlord and the tenant, have been complied with, (ii) there has been no written complaint alleging any breach or any refusal to accept rent and (iii) there is no default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.

(d) Except as set forth on Section 2.14(d) of the Disclosure Schedule, there are (i) no pending, or to the Knowledge of Sellers, threatened, appropriation, condemnation, eminent domain or similar proceedings related to the owned real property listed on Section 2.14(a) of the Disclosure Schedule, or (ii) to the Knowledge of Sellers, no pending or threatened appropriation, condemnation, eminent domain or similar proceedings related to the leased real property listed on Section 2.14(a) of the Disclosure Schedule.

(e) Except as set forth on Section 2.14(e) of the Disclosure Schedule, to the Knowledge of Sellers: (i) there are no violations of any zoning ordinances, building codes, License or other Laws affecting the real property listed on Section 2.14(a) of the Disclosure Schedule; and (ii) there are no planned changes in any zoning ordinances or building codes or other Laws that would adversely affect the real property listed on Section 2.14(a) of the Disclosure Schedule or the ability of the relevant Group Company to carry on its business as currently conducted on such real property.

2.15 Intellectual Property Rights. (a) Section 2.15 of the Disclosure Schedule discloses all Intellectual Property used in the business of each Group Company, each of which the respective Group Companies have, free and clear of all Liens other than Permitted Liens, all right, title and interest in or a valid and binding right under Contract to use. Except as disclosed in Section 2.15 of the Disclosure Schedule (i) all registrations with and applications to Governmental or Regulatory Authorities in respect of Intellectual Property owned by any Group Company are, to the Knowledge of Sellers, valid and in full force and effect and all related renewal and other fees have been paid and are up to date; (ii) no written notice has been received by any Seller and to the Knowledge of Sellers no Group Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use the Intellectual Property; (iii) no written notice has been received by any Seller and to the Knowledge of Sellers no Intellectual Property owned by any Group Company is being infringed upon by any other Person and there is no litigation pending or, to the Knowledge of Sellers, threatened against any third party alleging infringement, misappropriation, dilution or violation of any Intellectual Property owned by any Group Company; and (iv) none of the processes or methods employed by, the services provided, the business conducted, used or dealt in by any Group Company infringes, to the Knowledge of Sellers, the rights of any other Person in any Intellectual Property, and there is no litigation pending or, to the Knowledge of Sellers, threatened against any Group Company alleging infringement, misappropriation, dilution or other violation of a third party’s Intellectual Property.

(b) IT Systems. Except as set forth in Section 2.15(b) of the Disclosure Schedule, the IT Systems (i) are under the ownership or control of, or licensed to, the Group Companies, (ii) are supported by valid and binding Contracts for appropriate maintenance and support, (iii) have appropriate and adequate capability and capacity required to enable each Group Company to carry on its business as currently conducted and each Group Company has sufficiently technically competent and trained personnel to handle, monitor and operate the IT Systems in an appropriate manner, (iv) have not failed to function in accordance with applicable specifications in the twelve (12) months prior to the date hereof, (v) have not, to the Knowledge of Sellers, been infected with any virus or externally induced malfunction which has not been rectified and (vi) have disaster recovery plans in place that are appropriate, in accordance with good industry practice, to minimize the disruption of business of such Group Company in the event of failure of the IT Systems, however arising. Each Group Company operates a documented procedure to avoid virus infections or other externally induced malfunctions and unauthorized access.

2.16 Contracts. (a) Section 2.16(a) of the Disclosure Schedule contains a list of each of the following Contracts, to which any Group Company is a party, or to which any Group Company or any of their assets is subject, and which are currently in effect (each Contract required to be listed on Section 2.16(a) of the Disclosure Schedule, an “Identified Contract”):

(i) all Contracts (excluding Plans) providing for a commitment of employment or consultation services pursuant to which an employee or an Independent Contractor receives a gross annual base salary of $160,000 or more (and Section 2.16(a) of the Disclosure Schedule also identifies which Group Company is the employer or client);

(ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of any Group Company to freely engage in any line of business in any geographic area or to compete with any Person or prohibiting or limiting the ability of any Person (other than a current or former employee of any Group Company) to compete with any Group Company;

(iii) all partnership, joint venture, shareholders’ or other similar Contracts relating to the ownership, management or control of any Person in which any Group Company owns any equity interest, other than the Group Companies;

(iv) all Contracts relating to Indebtedness of any Group Company in excess of $250,000 (in each case, whether incurred, assumed, guaranteed or secured or unsecured by any asset);

(v) all Contracts which involve the payment or potential payment, pursuant to the terms of any such Contract, by or to any Group Company of more than $500,000 during any twelve (12) month period or on a one-time basis, and the Disclosure Schedule shall also indicate which of such Contracts identified pursuant to this Section 2.16(a)(v) cannot be terminated within ninety (90) days after giving notice of termination without resulting in any cost or penalty to any Group Company;

(vi) all Contracts relating to (A) the future disposition or acquisition of any assets, properties or business of any Group Company (whether by merger, sale of stock, sale of assets or otherwise) for a consideration of more than $100,000, other than dispositions or acquisitions in the ordinary course of business; (B) any Contract relating to the acquisition or disposition of any assets, properties or business of any Group Company (whether by merger, sale of stock, sale of assets or otherwise) for a consideration of more than $100,000, other than dispositions and acquisitions in the ordinary course of business, to the extent any actual or contingent obligations of such Group Company remain in effect; and (C) any merger or other business combination consummated during the last five (5) years;

(vii) all Contracts between or among any Group Company, on the one hand, and Sellers, any officer, director or Affiliate (other than any Group Company) of any Seller, on the other hand;

(viii) all collective bargaining or similar labor Contracts to which any Group Company is a party, other than collective bargaining Contracts applicable on a nationwide or industry-wide basis;

(ix) any Contract relating to outstanding letters of credit or performance bonds or creating any liability as guarantor, surety, co-signer, endorser, co-maker or indemnitor, in each case in respect of the obligation of any Person to make payments or perform services; and

(x) any Contract relating to the settlement of any litigation or legal or regulatory proceeding pursuant to which any Group Company, or the Business Assets, are subject to any existing or potential liability or obligation.

(b) Each Identified Contract is valid, binding, in full force and effect and enforceable against the applicable Group Company and, to the Knowledge of Sellers, against any other party thereto, in accordance with its terms, and assuming all consents required by the terms thereof or applicable Law have been obtained, such Identified Contracts shall continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated by the Definitive Agreements. The applicable Group Company is not in breach or default (with notice or lapse of time or both) under any Identified Contract and, to the Knowledge of Sellers,

no event has occurred or is reasonably likely to occur which, with notice or lapse of time or both, would constitute a breach or default, or permit termination or modification or acceleration, under any Identified Contract by any party thereto. No party to any Identified Contract has sought or is seeking any indemnification from, or otherwise has made or is making any claim against, any Group Company under the relevant Identified Contract, and no Group Company nor any of its respective directors or officers has been advised in writing of any alleged basis for any such claims.

(c) True and complete copies of each Identified Contract, including all amendments thereto, have been made available by Sellers to Purchaser before the date hereof (or, in the case of amendments after the date hereof and prior to Completion that are in accordance with Section 5.03, at least five (5) Business Days before Completion) and are part of the Data Room DVD.

(d) Except as disclosed in Section 2.16(d) of the Disclosure Schedule, all Contracts with respect to any dealer of any Group Company to which any Group Company is a party or by which any Group Company is bound are non-exclusive and can be terminated by the Group Companies within ninety (90) days after giving notice of termination without resulting in any cost, penalty or liability to any Group Company.

(e) With respect to the indentures governing the Senior Notes and the Subordinated Notes, there is no, and as a result of the consummation of the transactions contemplated by the Definitive Agreements, there shall not be, any Default or Event of Default (in each case, as defined in the relevant indenture).

2.17 Licenses; Compliance. Except as set forth in Section 2.17 of the Disclosure Schedule, each Group Company holds all Licenses, which are necessary for it to own its assets or operate its businesses as currently conducted and the business of each Group Company is conducted in compliance with such Licenses. Each such License is in full force and effect. There is not pending or threatened in writing, nor to the Knowledge of Sellers otherwise threatened, any application, action, petition, objection or other pleading, or any proceeding, with or by any Governmental or Regulatory Authority which questions or contests the validity of, or any rights of the holder under, or calls for the nonrenewal or suspension of, any such License, in whole or in part, including as a result of the consummation of the transactions contemplated by the Definitive Agreements. Without limiting any other provision herein, each Group Company has timely filed with the relevant Governmental or Regulatory Authorities or agencies thereof all material forms, reports and documents required to be filed by it pursuant to all applicable Law.

2.18 Labor Relations and Employees. (a) Except as disclosed in Section 2.18(a) of the Disclosure Schedule, there are no works councils, union delegation, union representative or other recognized labor representation of, or with respect to, any of the Group Companies. Since December 31, 2002, there have been no work stoppages, strikes, work slowdowns, lockouts, arbitrations, grievances, unfair labor practice charges or complaints with respect to any Group Company, and to the Knowledge of Sellers, none are threatened. Sellers have provided to Purchaser as part of the Data Room DVD true and correct copies of all collective bargaining agreements to which any Group Company is a party, other than those applicable on a nationwide or industry-wide basis.

(b) With respect to the employee reduction programs instituted on or after January 1, 2003, Section 2.18(b) of the Disclosure Schedule sets forth for the Group Companies located in France, the dates of dismissal, the number of employees concerned and evidence of consultation, if any, with the relevant works council, union delegation, union representative or other recognized labor representation. All such programs of any Group Company have been carried out in accordance with applicable local Laws and regulations and applicable collective bargaining agreements or similar arrangements and have been fully provided for in the Reference Accounts.

(c) None of the directors or employees listed on Annex J of any of the Group Companies has notified Parent, Sellers or any Group Company in writing that he or she does not intend to continue his or her relationship with any of the Group Companies following consummation of the transactions contemplated by the Definitive Agreements.

2.19 Environmental Matters. (a) Each Group Company has obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of the operations of the business of such Group

Company, except where the failure to obtain any such License would not reasonably be expected to adversely affect the ability of such Group Company to continue to conduct its business and operations as presently conducted. Each of such Licenses is validly issued and in full force and effect and each Group Company is in compliance with the terms and conditions of all such Licenses and with any applicable Environmental Law, except where the failure to obtain any such License would not reasonably be expected to adversely effect the ability of such Group Company to continue to conduct its business and operations as presently conducted. No written indication has been received that any such License required to be renewed or replaced in connection with the currently contemplated activities of the business shall not be granted prior to the time when required to be so renewed or replaced, free from any terms and conditions that would require changes in the conduct of the business of any Group Company.

(b) Except as disclosed in Section 2.19(b) of the Disclosure Schedule, Sellers have not received any notices of Environmental Claims with respect to the business of any Group Company, dated within the last five (5) years which have not yet been fully resolved.

(c) For purposes of this Agreement, “Environmental Claim” means any written claim, action, cause of action, investigation or notice (written or oral) by any person or entity or, to the Knowledge of Sellers, threatened, alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the Environment, of any Hazardous Material at any location, whether or not owned or operated by any Group Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

2.20 Sufficiency of Assets. Upon consummation of the transactions contemplated by the Definitive Agreements, except as disclosed in Section 2.20 of the Disclosure Schedule, the Group Companies (taken as a whole) shall own or shall be contractually entitled to use the Business Assets free and clear of all Liens, other than Permitted Liens, and the Business Assets, together with the Definitive Agreements (including the services to be provided pursuant to, and any other rights granted to the Group Companies under, the Definitive Agreements), shall comprise all of the rights, assets and properties that are necessary and sufficient to permit each Group Company to conduct, immediately following Completion, its business substantially in the manner as such business was being conducted in the ordinary course.

2.21 Insurance. (a) Set forth in Section 2.21(a) of the Disclosure Schedule is a list of each insurance policy to which any Group Company is a party, a named insured, or otherwise the beneficiary of coverage thereunder (collectively, the “Insurance Policies”).

(b)(i) Each Insurance Policy is in full force and effect, and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full; (ii) except as set forth in Section 2.21(b)(ii) of the Disclosure Schedule, none of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the execution of the Definitive Agreements or any of the transactions contemplated thereby; (iii) each Seller and each of its Affiliates has complied with the provisions of each Insurance Policy under which any Group Company is an insured party; (iv) no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such Insurance Policy or indicated in writing any intent to do so or not to renew any such Insurance Policy; and (v) all claims under the Insurance Policies have been filed in a timely fashion.

(c) A list of pending claims or disputes in connection with the Group Companies under any insurance policies in an amount exceeding, in each case, $100,000 is set forth in Section 2.21(c) of the Disclosure Schedule. To the Knowledge of Sellers, no event has occurred for which any Group Company intends to file a claim under such insurance policies for an amount in excess of $100,000.

(d) Section 2.21(d) of the Disclosure Schedule sets forth a true, correct and complete list of all claims in excess of $100,000 made since January 1, 2004 by any Seller or any of their Affiliates in respect of the businesses of the Group Companies under Insurance Policies maintained by Sellers and their Affiliates.

2.22 Inter-Company Loans. Section 2.22 of the Disclosure Schedule sets forth a true, correct and complete list of outstanding Inter-Company Loans.

2.23 Sale Process. The Definitive Agreements reflect an arm’s length free market transaction for cash between a willing buyer and a willing seller, not under undue pressure or compulsion to complete the transactions contemplated thereby.

2.24 Solvency. Each Seller is and, as a result of the transactions contemplated by the Definitive Agreements on the Completion Date, shall not cease to be, Solvent, except as disclosed in Section 2.24 of the Disclosure Schedule.

2.25 Bank Accounts. Section 2.25 of the Disclosure Schedule sets forth a true, correct and complete list and description of each Group Company’s bank accounts, lock box accounts or other accounts maintained by or for the benefit of such Group Company (the “Bank Accounts”) and the individual or individuals currently authorized in respect of the Bank Accounts.

2.26 Dormant Entities. Section 2.26 of the Disclosure Schedule sets forth the name and jurisdiction of each Subsidiary of any Group Company that is dormant or has ceased operations.

2.27 MIF. Section 2.27 of the Disclosure Schedule sets forth the number of MIF per Group Company as of the Reference Date.

2.28 Lease Financing Arrangements. With respect to each Lease Financing Arrangement of each Group Company, the terms of the Primary Lease relating to the payment amount, schedule and period are the same as those in the Secondary Lease between the third party leasing companies and the relevant Group Company, except as disclosed in Section 2.28 of the Disclosure Schedule.

2.29 Scope of Disclosure. Each of the representations and warranties made by Sellers in this Agreement is separate and independent, provided that the warranties made in Sections 2.08, 2.10, 2.13, 2.14, 2.15 and 2.19, respectively, shall be the only warranties made in relation to the relevant subject matter. To the Knowledge of Sellers, the information furnished by or on behalf of Sellers in connection with the Definitive Agreements and the transactions contemplated thereby does not omit any information that they reasonably believe would be of material significance to a reasonable buyer in its determination of whether to purchase the Shares on the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent, as an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby and by the other Definitive Agreements, hereby makes the following representations and warranties to Purchaser, each of which is made as of the date hereof and as of the Completion Date (or such other date or period of time as explicitly stated hereafter):

3.01 Corporate Existence of Parent. Parent is duly organized and validly existing under the Laws of England and Wales and has all requisite corporate power and authority to execute the Definitive Agreements to which it is a party and to perform its obligations thereunder and consummate the transactions contemplated thereby. Parent is neither in a state of cessation or suspension of payment nor is, nor as a result of the consummation of the transactions contemplated by the Definitive Agreements will be, the subject of any judicial composition proceeding, bankruptcy proceeding or any similar action or of any judgment of dissolution and, to the Knowledge of Parent, no facts exist that would result in the occurrence of any such event.

3.02 Authority. Each member of the Seller Group has the requisite corporate power and authority to execute the Definitive Agreements to which it is or shall be a party, to perform its respective obligations thereunder and to consummate the transactions contemplated thereby. The execution by each member of the Seller Group of the Definitive Agreements to which it is or shall be a party, and the performance by each member of the Seller Group of its respective obligations thereunder, have been duly and validly authorized by all necessary corporate action by such member of the Seller Group. Each Definitive Agreement to which a member of the Seller Group is or shall be a party has been and will be duly and validly executed by such member of the Seller Group, and constitutes a legal, valid and binding obligation of such member of the Seller Group, enforceable against such member of the Seller Group in accordance with its terms.

3.03 No Conflicts. Other than the consents, approvals, filings or notices disclosed in Section 3.03 of the Disclosure Schedule, and except for the approval of the Resolution referred to in Section 3.15 herein, the execution by a member of the Seller Group of the Definitive Agreements to which such member of the Seller Group is or shall be a party, as applicable, does not, and the performance by a member of the Seller Group of its respective and applicable obligations under the Definitive Agreements to which such member of the Seller Group is or shall be a party and the consummation of the transactions contemplated thereby shall not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the corporate charter (or other comparable organizational documents) of such member of the Seller Group; or

(b) except as disclosed in Section 3.03(b) of the Disclosure Schedule, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any Business Asset or the shares of any Group Company, including the Shares, under any of the terms, conditions or provisions of (i) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation material to the conduct of the business of any Group Company to which such member of the Seller Group is a party or to which any of their respective properties or assets (including the Business Assets) are bound or (ii) any permit, registration, approval, license or other authorization or filing material to the conduct of the business of any Group Company to which such member of the Seller Group is subject or to which any of their respective properties or assets (including the Business Assets) is subject;

(c) require any action, consent or approval of any non-governmental third party except for any such matters that would not, either individually or in the aggregate, be reasonably likely to prevent, impede, delay or rescind the consummation by such member of the Seller Group of the transactions contemplated thereby; or

(d) violate any order, injunction, decree or Law applicable to such member of the Seller Group or applicable to any Group Company or any Business Asset, provided that to the extent that any Seller or any of its Affiliates (other than the Group Companies) are affected by any of the foregoing, it is solely to the extent that could reasonably be expected to prevent, impede, delay or rescind the consummation of the transactions contemplated by the Definitive Agreements.

3.04 Governmental Approvals and Filings. Except for the submission of the Circular to, and the approval of the Circular by, the FSA and the filing of the Preliminary Proxy Statement with the SEC, and as disclosed in Section 3.04 of the Disclosure Schedule (including in respect of any consents or approvals that may be required in connection with the Licenses), no action, consent or approval of, filing with or notice to any competent Governmental or Regulatory Authority on the part of any member of the Seller Group is required in connection with the execution and performance by any member of the Seller Group of any Definitive Agreement to which it is or shall be a party or the consummation of the transactions contemplated thereby, except those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

3.05 Financial Statements and Condition. (a) Section 3.05(a) of the Disclosure Schedule sets forth the audited consolidated balance sheets of Parent and its consolidated subsidiaries as of March 31, 2006, 2005 and 2004, and the related audited consolidated statements of income, changes in shareholders’ equity and cash flow as of and for each of the one-year periods then ended. Except as disclosed in Section 3.05(a) of the Disclosure Schedule, all such financial statements were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial condition and results of operations and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

(b) Section 3.05(b) of the Disclosure Schedule sets forth the Reference Accounts. Such Reference Accounts were prepared in accordance with Annex H and fairly present the aggregated financial condition and results of operations and cash flows of the Group Companies as of the Reference Date for the period covered thereby in accordance with Annex H. Without limiting the generality of the foregoing, the Reference Net Worth is at least twenty-nine million seven hundred thousand U.S. Dollars ($29,700,000). From the Reference Date, any changes in the Net Working Capital of the Group Companies have only resulted from actions taken in the ordinary course of business consistent with past practice.

3.06 Legal Proceedings. Except as disclosed in Section 3.06 of the Disclosure Schedule:

(a) there are no Actions or Proceedings pending or threatened in writing or otherwise threatened against or relating to any member of the Seller Group, any executive officer or director thereof or any of their respective assets and properties that (i) relates to any Group Company or the Business Assets claiming an amount in excess of $35,000, or (ii) could reasonably be expected to prevent, impede, delay or rescind the consummation of the transactions contemplated by the Definitive Agreements;

(b) there are no Actions or Proceedings pending that were instituted by any member of the Seller Group with respect to the businesses of any Group Company claiming an amount in excess of $35,000, and no member of the Seller Group has made any such claim or threatened in writing to make any such claim or commence any such action or proceeding involving an amount in excess of $35,000; and

(c) there are no Orders outstanding against a member of the Seller Group that relate to any Group Company or the Business Assets or that could reasonably be expected to prevent, impede, delay or rescind the consummation of the transactions contemplated by the Definitive Agreements.

3.07 Brokers or Finders. No member of the Seller Group has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with, or upon consummation of, any of the transactions contemplated by the Definitive Agreements in respect of which any Group Company has any liability or obligation to pay.

3.08 SEC and UKLA Compliance. (a) Except as set forth in Section 3.08 of the Disclosure Schedule, Parent has filed all forms, reports and documents with the United States Securities and Exchange Commission (the “SEC”) that have been required to be filed by it including reports on Form 10-K, 10-Q and 8-K in the five-year period prior to the date hereof (the “SEC Reports”). Each SEC Report complied, in all material respects, as of its filing date, as to form with the applicable requirements of the U.S. Securities Act of 1933, as amended or the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, each as in effect on the date such SEC Report was filed, except as disclosed in any such SEC Report. True and correct copies of all SEC Reports filed, whether or not required under applicable Laws, are on the Data Room DVD or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing), each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Group Company is required to file any forms, reports or other documents with the SEC. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. Neither Parent nor, to the Knowledge of Parent, any of its executive officers has received notice from any Governmental or Regulatory Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(b) Parent has complied in all respects with its obligations, arising under the United Kingdom Listing Authority’s (the “UKLA”) listing rules 9.7 through 9.9 (inclusive), to publish financial information, and with its obligations under the Companies Act 1985 to publish such information, in each case insofar as the Group Companies are concerned. Parent has complied with its other obligations arising under the UKLA’s listing rules and disclosure rules, and the directors on the Board have not, at any time in the five-year period prior to the date hereof, been under an obligation (whether or not fulfilled) to call a shareholders’ meeting pursuant to section 142 of the Companies Act 1985.

3.09 Sale Process. The Definitive Agreements reflect an arm’s length free market transaction for cash between a willing buyer and a willing seller, not under undue pressure or compulsion to complete the transaction.

3.10 Solvency. Parent is and, as a result of the transactions contemplated by the Definitive Agreements on the Completion Date, shall not cease to be, Solvent.

3.11 Evaluation of Transaction.

(i) Parent has received the opinion of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, a true and correct copy of which has been provided to Purchaser prior to the date hereof, and such opinion has not been withdrawn, revoked or modified.

(ii) The allocation of the consideration payable under this Agreement as set forth in Annex C has been determined fairly and consistent with the interests of each Seller, in accordance with the specifications set forth in Annex K.

3.12 Proxy Statement. The Proxy Statement shall, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of Parent and at the time of the Parent Shareholder Meeting, the Proxy Statement (as so amended or supplemented) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent with respect to information supplied by or on behalf of Purchaser and its Affiliates.

3.13 Divestitures. (a) (i) Section 3.13(a)(i) of the Disclosure Schedule lists all of the documentation pursuant to which the Divestitures occurred, which documentation has been provided by Sellers to Purchaser prior to the execution of this Agreement and is part of the Data Room DVD. (ii) Other than as disclosed in Section 3.13(a)(ii) of the Disclosure Schedule, no Group Company has (x) any liability, contingent or otherwise, with respect to the Divested Companies or the Divestitures or (y) any continuing obligation with respect to Divested Companies or the Divestitures.

(b) Since the Reference Date, other than the Divestitures and as contemplated by the Capital Reorganization, neither Parent nor any of its Affiliates has transferred, sold, leased, licensed, mortgaged, pledged, created a Lien on or otherwise disposed of any assets, properties or rights of any of the Group Companies other than inventory in the ordinary course of business.

3.14 Affiliate Transactions. (a) Set forth in Section 3.14(a) of the Disclosure Schedule is a true, correct and complete list, as of the date hereof, of the services that any member of the Seller Group provides, or has regularly provided during the two (2) years preceding the date hereof, to the Group Companies. The Group Companies do not provide services to the Seller Group.

(b) Section 2.16(a) of the Disclosure Schedule includes all contractual arrangements between the Seller Group, on the one hand, and any of the Group Companies, on the other hand.

(c) None of the officers, directors, partners or employees of the Seller Group (i) is a party to, or otherwise directly or indirectly interested in, any Contract or formal or informal arrangement or understanding with any Group Company, except for normal compensation for services as an officer, director or employee thereof; (ii) has any interest in any Business Asset; or (iii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person or entity (other than a member of the Seller Group) which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of any Group Company, (y) engaged in a business related to the business of the Group Companies or (z) participating in any transaction to which any Group Company is a party.

3.15 Board and Shareholder Approval. The Board, at a meeting duly called and held prior to the date hereof, and not subsequently rescinded or modified in any way, has duly (i) approved the Definitive Agreements and determined that the Definitive Agreements and the transactions contemplated thereby are in the best interests of Parent and its shareholders as a whole and (ii) resolved to recommend (the “Board Recommendation”) that Parent’s shareholders vote in favor of a resolution approving the transactions contemplated herein (the “Resolution”) at the Parent Shareholder Meeting.

3.16 Parent Shareholder Vote. Other than the passing of the Resolution at the Parent Shareholder Meeting, no approval of the holders of shares of capital stock or securities convertible into or exchangeable for shares of capital stock or other securities of Parent is required to consummate the transactions contemplated by the Definitive Agreements.

3.17 Scope of Disclosure. Each of the representations and warranties made by Parent in this Article III is separate and independent. To the Knowledge of Parent, the information furnished by or on behalf of Parent in connection with the Definitive Agreements and the transactions contemplated thereby does not omit any information that it reasonably believes would be of material significance to a reasonable buyer in its determination of whether to purchase the Shares on the terms of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to Sellers, each of which is made as of the date hereof and as of the Completion Date (or such other date or period of time as explicitly stated hereafter):

4.01 Corporate Existence. Purchaser is duly organized and validly existing and has all requisite corporate power and authority to execute the Definitive Agreements and to perform its obligations thereunder and to consummate the transactions contemplated thereby, including to purchase, own and hold the Shares and to pay the Purchase Price in accordance with Section 1.03. Purchaser is neither in a state of cessation or suspension of payment nor is, nor as a result of the consummation of the transactions contemplated by the Definitive Agreements will be, the subject of any judicial composition proceeding, bankruptcy proceeding or any similar action or of any judgment of dissolution and to the knowledge of Purchaser no facts exist that would result in the occurrence of any such event.

4.02 Authority. The execution by Purchaser, and its applicable Affiliates, of the Definitive Agreements, and the performance by Purchaser, and its applicable Affiliates, of its respective obligations thereunder, has been duly and validly authorized by all necessary corporate action. Each Definitive Agreement has been duly and validly executed by Purchaser, and its applicable Affiliates, and constitutes a legal, valid and binding obligation of Purchaser or its applicable Affiliates enforceable against Purchaser or its applicable Affiliates in accordance with its terms.

4.03 No Conflicts. Assuming the receipt or making of the consents, approvals, filings or notices referred to in Section 4.04, the execution by Purchaser, and its applicable Affiliates, of the Definitive Agreements does not, and the performance by Purchaser, and its applicable Affiliates, of its respective obligations under the Definitive Agreements and the consummation of the transactions contemplated thereby shall not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the corporate charter (or other comparable organizational documents) of Purchaser or its applicable Affiliates; or

(b) except as disclosed in Schedule 4.03(b), violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under any of the terms, conditions or provisions (i) of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Affiliates is a party or to which any of their respective properties or assets are bound or (ii) any permit, registration, approval, license or other authorization or filing to which Purchaser or any of its applicable Affiliates is subject or to which any of their respective properties or assets is subject, in each case, that would, individually or in the aggregate, be reasonably likely to prevent, impede, delay or rescind the consummation by Purchaser or its applicable Affiliates of the transactions contemplated thereby;

(c) require any action, consent or approval of any non-governmental third party other than any such action, consent or approval the failure to obtain which would, individually or in the aggregate, be reasonably likely to prevent, impede, delay or rescind the consummation by Purchaser or its applicable Affiliates of the transactions contemplated thereby; or

(d) violate any order, injunction, decree or Law applicable to Purchaser or its applicable Affiliates.

4.04 Governmental Approvals and Filings. Assuming the accuracy of the turnover information of the Group Companies for the last fiscal year disclosed as part of the Disclosed Information, except as disclosed in Schedule 4.04, no consent, approval or action of, filing with or notice to any competent Governmental or Regulatory Authority on the part of Purchaser or its applicable Affiliates is required in connection with the execution and performance by Purchaser or its applicable Affiliates of the Definitive Agreements or the consummation of the transactions contemplated thereby, except those as would be required solely as a result of the identity or the legal or regulatory status of Sellers, the Group Companies or any of their respective Affiliates.

4.05 Legal Proceedings. There are no Actions or Proceedings pending or threatened in writing or, to the Knowledge of Purchaser, otherwise threatened against Purchaser, and its applicable Affiliates, any executive officer or director thereof or any of its assets and properties which would reasonably be expected to prevent, impede, delay or rescind the consummation by Purchaser or its applicable Affiliates of the transactions contemplated by the Definitive Agreements.

4.06 Availability of Funds. Purchaser shall have access to sufficient immediately available funds in cash or cash equivalents, to pay any amounts payable pursuant to this Agreement and to effect the transactions contemplated by the Definitive Agreements.

4.07 Brokers and Finders. Neither Purchaser nor any of its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with, or upon consummation of, any of the transactions contemplated by the Definitive Agreements for which any member of the Seller Group could become liable.

ARTICLE V

COVENANTS OF THE SELLER GROUP

5.01 Regulatory and Other Approvals. Parent and Sellers, and their applicable Affiliates, shall, and shall cause the Group Companies to, as promptly as reasonably practicable, (a) take all reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person in connection with the Circular, the Proxy Statement and the matters described in Sections 2.06, 2.07, 3.03 and 3.04 of the Disclosure Schedule and (b) reasonably cooperate with Purchaser in connection with the performance of its obligations under Section 6.01 and Section 7.01 hereof.

5.02 Access. (a) From the date hereof and prior to the Completion Date, Parent and Sellers shall, and shall cause their Affiliates (including the Group Companies) to, provide Purchaser with such information as Purchaser may from time to time reasonably request with respect to each Group Company and the transactions contemplated by the Definitive Agreements, and shall provide Purchaser and its accountants, counsel, consultants and other representatives reasonable access during regular business hours and upon reasonable notice and terms (it being understood that Purchaser shall use its reasonable best efforts not to interfere with the conduct of the Group Companies’ business and that no investigation by or on behalf of Purchaser pursuant to this Section 5.02 or otherwise shall affect, add to or subtract from any representations or warranties of the Parties or the rights and obligations of the Parties), to the Group Companies and to their respective books and records, Contracts, facilities and properties, and to furnish to Purchaser such data and information (including financial and operations data) regarding the business, properties and personnel of the Group Companies as Purchaser may from time to time reasonably request; provided, however, that neither Parent nor Sellers shall be obligated to provide Purchaser with any information which, in the reasonable judgment of Parent, relates to trade secrets or the disclosure of which would violate any Law, rule or regulation or term of any Contract (although Parent and Sellers shall, at the request and expense of Purchaser, use reasonable efforts to obtain waivers of such confidentiality obligations under Contracts where appropriate).

(b) From and after Completion, Parent shall assign to Purchaser or its applicable Affiliates (or, if assignment is not permitted, enforce for the benefit of Purchaser or its applicable Affiliates and against prepayment by Purchaser of any expenses to Parent) any existing confidentiality or similar agreements with other potential purchasers of the Group Companies (either alone or together with the other businesses of Parent).

5.03 Conduct of Business. (a) During the period from the date hereof until Completion, or, if earlier, the termination of this Agreement in accordance with the provisions of Article XI, except (x) as contemplated by the Capital Reorganization and (y) for an injection of capital into Danka Holdings Sweden AB to rectify any insufficiency of capital existing as of the date hereof, Parent and Sellers shall cause the Group Companies to, conduct their business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until Completion, or, if earlier, the termination of this Agreement in accordance with the provisions of Article XI, except as contemplated by the Capital Reorganization, Parent and Sellers shall cause each Group Company to (i) preserve intact the present business organization of such Group Company in all material respects; (ii) use reasonable best efforts to keep available the services of the key officers and employees of each Group Company; (iii) use reasonable best efforts to maintain the material assets of each Group Company in their current physical condition, except for ordinary wear and tear; and (iv) preserve the goodwill of and maintain satisfactory relationships with those Persons and entities having business relationships with the respective Group Companies.

(b) In addition, except with the prior written consent of Purchaser (such consent not to be unreasonably withheld or delayed) and except (x) as contemplated by the Capital Reorganization and (y) for an injection of capital into Danka Holdings Sweden AB to rectify any insufficiency of capital existing as of the date hereof, from the date hereof until Completion, or, if earlier, the termination of this Agreement in accordance with the provisions of Article XI, Parent and Sellers shall cause each Group Company to refrain from:

(i) amending, or proposing any amendments to, its corporate charter (or other comparable organizational documents);

(ii) proposing or adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) authorizing, issuing, selling or otherwise disposing, or agreeing to or proposing to issue, sell or dispose, of any shares of capital stock or other equity interest of or any Option with respect to any Group Company, or modifying or amending any right of any holder of outstanding shares of capital stock or other equity interest of or Option with respect to any Group Company;

(iv) amending the terms of, declaring, setting aside or paying any dividend or other distribution in respect of the capital stock or other equity interest of any Group Company, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock or other equity interest of or any Option with respect to any Group Company;

(v) entering into, amending or modifying, terminating (partially or completely), granting any waiver under, releasing or assigning any rights, or giving any consent with respect to any Contract or License material to the business of any Group Company, including the Identified Contracts or any Contract that would have been an Identified Contract if entered into on or prior to the date hereof, except, in each case, pursuant to its terms and in the ordinary course of business consistent with past practice;

(vi) except in the ordinary course of business consistent with past practice, incurring Indebtedness in excess of $50,000 or modifying the terms of or waiving any right under, any Indebtedness;

(vii) except in the ordinary course of business consistent with past practice, making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $100,000;

(viii) except to the extent required by applicable Law or to accord with applicable recognized accounting standards, and after prior consultation with Purchaser, making any change in any accounting or financial reporting policy;

(ix) other than in the ordinary course of business with respect to employees or Independent Contractors who are not officers or other management employees, pursuant to existing arrangements or collective bargaining agreements or to the extent required by applicable Law, (A) granting any stock-related, performance or similar awards or bonuses or making any loans to or increasing the compensation or incentive compensation opportunities of any of its directors, officers, employees or Independent Contractors, or increasing or accelerating the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any of its directors, officers, employees or Independent Contractors or (B) adopting, entering into or becoming bound by any material Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely), in any material respect, any such Plan, employment-related Contract or collective bargaining agreement;

(x) except with respect to the Italian Factoring Arrangement, transferring, selling, leasing, licensing, mortgaging, pledging, creating a Lien on or otherwise disposing of any of its assets, properties or rights with a value in excess of $100,000 in the aggregate;

(xi) except in the ordinary course of business consistent with past practice, entering into any new inter-company loans or credit arrangements or other Indebtedness with any member of the Seller Group;

(xii) except in the ordinary course of business consistent with past practice, making any loans to or other investments in any Person other than a Group Company;

(xiii)(A) changing any Tax accounting period, (B) failing to file any Tax Return when due for which Sellers are responsible under Section 7.04(i) (or, alternatively, failing to file for any available extension) or failing to cause any such Tax Return when filed to be complete and accurate in all material respects or (C) entering into (x) any agreement (other than a group relief agreement entered into in accordance with Section 7.04(o)) providing for the allocation or sharing of Taxes, (y) any GPA (as defined in Section 7.04(n) or (z) any agreement providing for a Group Company to make a payment to another Person as a result of the discharge by that Person of any Tax which a Group Company has failed to pay;

(xiv)(A) settling or compromising any pending or threatened litigation or legal or regulatory proceeding or (B) paying, discharging or satisfying any claim liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(xv) modifying its collection practices for any receivable or other right to payment or its payment practices for any payable from past practices in the ordinary course;

(xvi) changing the location of any Group Company’s offices; and

(xvii) making any commitment, entering into any agreement or adopting a business plan that contemplates doing any of the above.

5.04 Related Party Indebtedness. Immediately prior to Completion and except as otherwise provided by the Capital Reorganization, all Indebtedness and other amounts owing under Contracts between any member of the Seller Group, or any officer or director thereof, on the one hand, and any Group Company, on the other, including any trade payables incurred in the ordinary course of business shall be paid in full, and Sellers shall terminate and shall cause any such officer, director or Affiliate to terminate each such Contract with the applicable Group Company. Except as set forth in Section 5.04 of the Disclosure Schedule, prior to Completion, Parent and Sellers shall terminate or cause to be terminated all Inter-Company Loans and all amounts owing thereunder shall be paid in full.

5.05 Capital Reorganization. The Capital Reorganization shall be fully completed prior to the Completion Date, unless otherwise agreed by the Parties.

5.06 Fulfillment of Conditions. Subject to Sections 7.01 and 7.03, Parent and Sellers, and their applicable Affiliates, shall take all reasonable steps necessary or advisable under applicable Laws (i) to satisfy each condition in the Definitive Agreements where the burden is on them to do so (and, subject as aforesaid, shall use all reasonable best efforts to not take or fail to take any action that would reasonably be expected to result in the nonfulfillment of any condition); and (ii) to consummate and make effective the transactions contemplated by the Definitive Agreements. Further, without prejudice to Section 7.03, from the date hereof until Completion, Parent and Sellers shall not, and shall cause their respective Affiliates not to, take any action, or enter into any agreement or undertaking, that would prevent, impede, delay or rescind the consummation of the transactions contemplated by the Definitive Agreements

5.07 Notice of Developments and Supplemental Disclosure. (a) Parent shall promptly notify Purchaser in writing of the occurrence, or failure to occur, of any events, circumstances or facts after the date hereof until Completion or the earlier termination of this Agreement in accordance with the provisions of Article XI, which occurrence or failure to occur would be reasonably likely to (i) cause any representation or warranty of Parent or Sellers contained in this Agreement to be untrue or inaccurate at any time from and after the date hereof until Completion or the earlier termination of this Agreement in accordance with the provisions of Article XI to an extent that would result in a right of indemnification for any Purchaser Indemnified Person under this Agreement; or (ii) result in the failure by Parent or any of its Affiliates to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Definitive Agreements, which failure would give rise to a right of indemnification under this Agreement, including, in each case, any material change in the business, condition (financial or otherwise), properties, customer or supplier relationships, assets, liabilities, prospects or results of operations of any Group Company. Notwithstanding the foregoing, Parent shall otherwise report periodically to Purchaser concerning the status of the business, operations and finances of the Group Companies; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit, modify or affect any of the representations, warranties or covenants made by Parent or Sellers or the remedies available hereunder to Purchaser.

(b) From the date hereof to Completion, Sellers shall have the right to promptly supplement or amend the Disclosure Schedule with respect to new facts, events or circumstances, or new developments of existing facts, events or circumstances, in each case which occurred between the date hereof and Completion. Any such disclosure shall constitute Disclosed Information for the purposes of this Agreement and shall accordingly qualify the representations and warranties given by Sellers and Parent in this Agreement when made as of the Completion Date.

5.08 Insurance. (a) After Completion, the Seller Group shall use its reasonable best efforts to make or pursue any pre-Completion claim of any Group Company under those insurance policies maintained by the Seller Group prior to the Completion in respect of any Group Company that relates to the period prior to the Completion Date that are notified to the relevant insurer(s); provided that the Seller Group shall only be required to pursue such claims to the extent that:

(i) such insurance policies provide coverage in relation to the assets and risks of the relevant Group Company prior to the Completion Date and/or any matter or event occurring in relation to any business or asset of any Group Company prior to the Completion Date (including directors’ and officers’ liability insurance); and

(ii) claims relating to the period prior to the Completion Date can still be made and pursued after the Completion Date without any additional cost to any member of the Seller Group.

5.09 Non-Solicitation. Parent and each Seller undertakes that for a period of two (2) years following the Completion Date, neither it nor any of its Affiliates shall solicit specifically or hire any person who was an employee or member of management of the Group Companies in the six-month period immediately prior to the Completion Date and who is still employed by a Group Company, provided however, that the foregoing shall not apply to any such individual hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of or members of management of any Group Company) or as a result of the use of advertisements or other general solicitations (such as an advertisements in newspapers, websites or internet job postings) not specifically directed to employees or members of management of any Group Company.

5.10 Payment of Receivables after Completion. In the event that following Completion, any member of the Seller Group receives any payments in respect of any receivables of the businesses of the Group Companies, Parent shall, or shall cause the applicable Affiliate to, deliver such payment to Purchaser promptly after such receipt.

5.11 Intellectual Property. (a) Replacement of existing arrangements. For the avoidance of doubt, the terms set out in the Definitive Agreements relating to Intellectual Property shall, from Completion, supersede and replace any existing arrangements which Seller or its Affiliates has in place with respect to the licensing of Danka European IP. Sellers covenant to procure that all intra-group arrangements relating to Danka European IP which are inconsistent with the terms of the Definitive Agreements are terminated or amended accordingly with effect from Completion.

(b) Assignment of Danka European IP. Without prejudice to Section 5.11(d), Parent and each Seller shall, or shall cause its Affiliates to, with effect from Completion, assign or procure the assignment to Purchaser (or any Group Company Purchaser may direct) of all Danka European IP which is not owned by a Group Company at Completion or which is not otherwise transferred at Completion (either directly or indirectly) to Purchaser (or to any Group Company), on the terms of the Danka European IP Assignments.

(c) License by Sellers. Parent and each Seller shall, or shall cause its Affiliates to, with effect from Completion, grant or procure the grant to Purchaser (or any Group Company Purchaser may direct) on terms reasonably agreed to by Purchaser of a perpetual, royalty-free license with respect to the European Territory to use the Intellectual Property, other than the Danka European IP, owned by Sellers or any Affiliates which, in the five (5) years prior to Completion, was used by the Group Companies in the ordinary course of business. Any software programs including, for the avoidance of doubt, the right to use any associated Intellectual Property (including trademarks and know-how) and licensed under this Section 5.11(c) are set out in Section 5.11(c) of the Disclosure Schedule.

(d) Parent License of “Danka” Name.

(i) Prior to Completion, Parent shall procure that the trademarks listed in Annex L shall be transferred in the name of a member of the Seller Group to be designated by Parent, at the sole cost and expense of Parent on the conditions set out in the deed attached as Exhibit E.

(ii) Parent shall procure that the member of the Seller Group designated pursuant to Section 5.11(d)(i) (the latter the “Danka Trademark Licensor”), grants, with effect from Completion and by means of a side-letter on terms identical to those in this Section 5.11(d), to Purchaser, the Group Companies and their Affiliates from time to time (collectively, “Danka Trademark Licensee”), in relation to the trademarks listed in Annex L hereto, and any unregistered trademarks, service marks, trade dress, logos, trade names and corporate names used in the business of any Group Company immediately prior to the transfer contemplated under Section 5.11(d)(i), and owned by any member of the Seller Group at Completion (together, the “Danka Licensed Trademarks”), exclusive (including as to the Danka Trademark Licensor, except as permitted under Section 5.11(d)(xvi)), royalty-free, irrevocable, (except as expressly provided in Section 5.11(d)(xv)) limited license to use the Danka Licensed Trademarks in relation to the business conducted by the Danka Trademark Licensee from time to time, for a period of two (2) years with effect from Completion in the European Territory, without the right to transfer, assign or sub-license the benefit of the license to a third party without the prior written permission of the Danka Trademark Licensor, which permission shall not be unreasonably withheld.

(iii) For the avoidance of doubt, the license granted pursuant to Section 5.11(d)(ii) above, shall include the right of Purchaser and its Affiliates to use the Danka Licensed Trademarks for two years as from the Completion Date on promotional documentation, packing materials and any and all business materials including letterheads, invoices, websites, stationery, advertising materials and technical documentation (collectively, the “Advertising and Technical Materials”) existing at Completion, and reprints thereof, provided they are in substantially the same form and content as Advertising and Technical Materials that existed at Completion. If the Danka Trademark Licensee wishes to reprint any Advertising and Technical Materials in a form substantially different to that existing at Completion, then it shall require Danka Trademark Licensor’s prior written consent, not to be unreasonably withheld.

(iv) Neither Purchaser nor any of its Affiliates shall be entitled to register and/or use any trade marks, trade name or domain names that are identical with or similar to, seek to take advantage of the reputation of or are detrimental to the distinctive character of the Danka Licensed Trademarks. On the date two (2) years after the Completion Date Purchaser and its relevant Affiliates shall transfer any domain names incorporating a Danka Licensed Trademark to Parent.

(v) For the avoidance of doubt, the license granted pursuant to Section 5.11(d)(ii) shall include the right of the Danka Trademark Licensee to use the Danka Licensed Trademarks to provide internet services as part of its business directed solely to end users within the European Territory which are accessed by end users inside the European Territory. Parties will agree by separate agreement on the conditions under which Purchaser and its Affiliates shall be entitled to use URLs and email addresses relating to the European Territories that are controlled by the Danka Trademark Licensor, Parent and/or its Affiliates.

(vi) The Danka Trademark Licensor warrants that it has the right to grant the licenses and rights granted in Section 5.11(d)(ii) and that the representations and warranties set out in Section 2.15(a)(i) shall, except as disclosed in Section 2.15 of the Disclosure Schedule, remain true, accurate and in effect for a period of two (2) years from Completion with respect to the Danka Licensed Trademarks.

(vii) Purchaser acknowledges and agrees that: (i) the Danka Licensed Trademarks are exclusively owned by and reserved by the Danka Trademark Licensor; (ii) Purchaser shall not and shall procure that its Affiliates shall not for the duration of the license granted pursuant to this Section 5.11(d), contest the validity of the Danka Licensed Trademarks; (iii) nothing in this agreement shall confer in Purchaser or its Affiliates any right of ownership in the Danka Licensed Trademarks; and (iv) Purchaser’s and its Affiliates’ use of the Danka Licensed Trademarks will not create in them, nor will Purchaser or any of its Affiliates represent that it has, any right, title or interest in or to the Danka Licensed Trademarks other than the license expressly granted under this Section 5.11(d), and all such use and goodwill associated thereby will inure to the benefit of the Danka Trademark Licensor;

(viii) Use of the Danka Licensed Trademarks by Purchaser and its Affiliates shall at all times be in accordance with and seek to maintain the distinctiveness of the Danka Licensed Trademarks and shall not reflect adversely upon the good name of Parent and its Affiliates, and the operation of the Danka Trademark Licensee’s business shall be of a standard and skill at least commensurate with the standard and skill of the Group Companies immediately prior to the Completion Date. Purchaser and its Affiliates shall forthwith cease, upon notification by Parent and the Danka Trademark Licensor’s reasonable request, any use not consistent therewith.

(ix) Purchaser and its Affiliates shall enable the Danka Trademark Licensor’s representatives to enter its premises upon reasonable prior written notice during regular business hours in order to check the due observance of the stipulations of the license granted under this Section 5.11(d). In any event, there shall be no more than one entry pursuant to this Section 5.11(d)(ix) in any three-month period.

(x) Infringement: conduct of proceedings; maintenance of Danka Licensed Trademarks. Purchaser and its Affiliates agree to reasonably notify the Danka Trademark Licensor of any unauthorized use of the Danka Licensed Trademarks occurring in the European Territory, of which they have actual knowledge. The Danka Trademark Licensor shall have the sole right to bring, at its sole discretion, subject to the right of Purchaser to request that such proceedings be initiated, such consent not to be unreasonably withheld, proceedings alleging infringement of the Danka Licensed Trademarks or unfair competition related thereto, and Purchaser agrees to provide and shall procure that its Affiliates provide the Danka Trademark Licensor with reasonable cooperation and assistance with respect to any such infringement proceedings at the Danka Trademark Licensor’s sole expense, except when such proceedings were undertaken upon Danka Trademark Licensee’s express written request, in which case the Danka Trademark Licensee shall bear its own reasonable costs. Purchaser hereby undertakes and shall procure that its Affiliates undertake at the request of the Danka Trademark Licensor to render to the Danka Trademark Licensor reasonable assistance that the Danka Trademark Licensor may require, for the duration of the license granted pursuant to this Section 5.11(d), in respect of the registration and/or maintenance of the Danka Licensed Trademarks at Danka Trademark Licensor’s costs unless incurred at the express request of the Danka Trademark Licensee. Purchaser undertakes to and undertakes to procure that its Affiliates collect and keep reasonable quantities of material evidencing the continued use of the Danka Licensed Trademarks, and to provide this material to the Danka Trademark Licensor upon reasonably notified written request of the Danka Trademark Licensor, and further to provide, if the Danka Trademark Licensor requests so in view of the production of evidence of use, the necessary declarations and statements.

(xi) Purchaser shall defend, indemnify and hold the Danka Trademark Licensor harmless from and against any and all third party claims, damages, liabilities, costs and expenses, including legal expenses and reasonable counsel fees, arising out of or related to a breach by the Danka Trademark Licensee of the licence granted pursuant to this Section 5.11(d).

(xii) Provided that the Purchaser and its Affiliates have used the Danka Licensed Trademarks strictly under the conditions set out the license given under this Section 5.11(d), Sellers shall defend, indemnify and hold the Danka Trademark Licensee and any Affiliates thereof harmless from and against any and, arising out of or related to a claim that use of the Danka Licensed Trademarks infringes the Intellectual Property rights of a third party except in relation to any claim by Danka Trademark Licensee against Danka Trademark Licensor based upon any third party claims, damages, liabilities, costs and expenses, including legal expenses and reasonable counsel fees arising from the frequency of use of goods and services by Danka Trademarks Licensee for which Danka Licensed Trademarks are registered.

(xiii) The Danka Trademark Licensor may terminate the rights granted under this Section 5.11(d) by notice in writing in the event (i) of Purchaser and/or any of its Affiliates committing a material breach of the conditions under which the license is granted under this Section 5.11(d), or (ii) of Purchaser and/or any of its Affiliates having been declared bankrupt, having been granted suspension of payments on a temporary basis or otherwise, or otherwise having, wholly or partly, lost the free management or disposal of their property in any other way, the foregoing irrespective of whether that situation is irrevocable. Any such termination shall be without prejudice to any rights that the Danka Trademark Licensor may have against Purchaser and/or any of its Affiliates in respect of any breach occurring prior to the date of cancellation or revocation, including any rights to damages, or (iii) of the control, management or ownership of Purchaser, any of its Affiliates using the Danka Licensed Trademarks or its business passing into hands other than those now exercising or entitled to the same, either voluntarily or by law, without prior written permission from the Danka Trademark Licensor.

(xiv) In no event shall any party to the licences granted pursuant to this Section 5.11(d), or any Affiliate hereof, be liable for any consequential, indirect or special damages.

(xv) Immediately from and for two (2) years after Completion, none of Parent or Sellers shall use or exploit in any way, and shall procure that none of their Affiliates shall use or exploit the “Danka” name or any confusingly similar name, in the European Territory. Parent and Sellers shall, and shall cause their respective Affiliates to, as expeditiously as reasonably possible, but in any case not more than sixty (60) Business Days after the Completion Date, and at their sole expense, do everything necessary to change their legal names, registered names and trading names in the European Territory to a name which does not include the word “Danka” or any substantially identical or deceptively or confusingly similar word or mark, including the holding of a general meeting and the signing and lodging of all necessary documents with any relevant governmental authorities except that Parent shall be permitted to continue using the “Danka” name as part of its legal name, registered name and trading name in the European Territory provided it strictly complies with all the following conditions: (A) it must only use the “Danka” name as part of its full and complete legal name, registered name and trading name, and for the avoidance of doubt, never alone or in combination with any other words, (B) it must use a clearly visible legend, expressly stating it operates and trades only outside of Europe and that it has no association with the Danka European business and (C) any other steps as Purchaser may reasonably direct. Parent and Sellers shall, and shall cause their respective Affiliates to, at their sole expense, remove and dispose, in such manner as Purchaser may reasonably direct, any and all business materials including letterheads, invoices, websites, stationery, advertising and marketing materials in their possession, power or control that bear or otherwise use the “Danka” name and that are used in the European Territory. The provision of internet services as part of the business of Parent and Sellers and their respective Affiliates directed solely to end users outside the European Territory which are accessed by end users inside the European Territory shall not be a breach of the foregoing limitations.

(xvi) As of the date two (2) years after the Completion Date, the Purchaser shall cease any and all use or exploitation in any way, and shall procure that its Affiliates shall cease any and all use or exploitation of Danka Licensed Trademarks and Danka trade names or any identical or confusingly similar name, sign or trade mark, in the European Territory.

5.12 Non-Competition. Parent and each Seller agrees that it shall not (and shall cause each of its Subsidiaries not to), without the prior written consent of Purchaser, directly or indirectly, prior to the third (3rd) anniversary of the Completion Date:

(a) solicit any Person who is, as of the Completion Date, a customer of the Group Companies for the purposes of providing, in the European Territory, any products or services of a type substantially similar to those currently provided by any Group Company anywhere in the European Territory; and

(b) engage in or conduct in the European Territory any business substantially similar to the business of the Group Companies.

5.13 Releases. Parent shall use its reasonable best efforts to obtain, on or prior to Completion, a full unconditional and irrevocable release of (i) the Group Companies from any guarantor obligations under the Senior Notes, Subordinated Notes, the Fleet Facility, the ABN AMRO Facility and the Bank of America

Facilities, and (ii) the Business Assets from any Liens imposed thereunder, and shall take the actions necessary to perfect and memorialize such releases, and shall provide Purchaser with evidence of such release in form reasonably satisfactory to Purchaser.

5.14 Data Room. On the date hereof, Parent shall deliver to Purchaser a DVD containing a true and correct copy of the Data Room as of October 9, 2006 (the “Data Room DVD”) and shall allow Purchaser the opportunity to verify the Data Room DVD against the Data Room prior to Completion.

5.15 Transfer of Necessary Assets. All assets attributable to, that are necessary for and used exclusively or mainly for the purposes of the business of the Group Companies that are owned by any member of the Seller Group, including all Books and Records, shall be transferred to the Group Companies prior to the Completion Date.

5.16 Danka Switzerland. Parent shall ensure that, as of the Completion Date, Danka (Switzerland) Holdings SA and Danka Suisse SA, taken together, shall not have a deficit on net assets under local GAAP if statutory accounts were to be drawn up on the Completion Date.

5.17 Danka Holding France. Prior to the Completion Date, Danka Holding France SARL will be converted into a Société Anonyme, with the corporate charter substantially in the form set forth in Annex M.

5.18 Excluded Assets and Liabilities. Prior to Completion, Parent shall, and shall cause its Affiliates to, take all reasonably appropriate and necessary action to dispose of or transfer (and, where appropriate, to complete all procedural formalities in connection with the disposal or transfer of) the following assets of the Group Companies effective no later than the Completion Date and to transfer or discharge the related liabilities and shall exercise reasonable efforts to (A) obtain all material consents required in respect of such transfers and (B) provide Purchaser with reasonable proof of such transfers, discharges and consents (collectively, the “Excluded Assets and Liabilities”): (i) the equity interests in PCT Office Products B.V., Danka Finance Limited and the dormant Russian branch of Danka Netherland B.V., (ii) the Subsidiaries of Danka UK PLC and the Dubai representative office and the Danka Office Imaging Japan branch of Danka UK PLC, and (iii) the dormant Subsidiaries of the Group Companies that are (or required to be) listed on Section 2.26 of the Disclosure Schedule not included in clauses (i) and (ii) above; provided that to the extent any corporate procedural formalities with regard to the disposal, transfer or deregistration of the dormant Russian branch of Danka Netherland B.V. are not completed by the Completion Date, Parent shall promptly complete all such formalities after the Completion Date and Purchaser shall reasonably cooperate with Parent in such completion.

5.19 Director Resignations. On the Completion Date, Parent shall use its reasonable best efforts to deliver to Purchaser resignations of (i) each director of the Group Companies that is not a Group Company or an employee or member of management of a Group Company and (ii) each Group Company director of a member of the Seller Group (other than the Group Companies), effective the Completion Date, and evidence of termination of any authorization of such individuals in respect of the Bank Accounts (and any other employees of any of the Group Companies so authorized), except where otherwise directed by Purchaser in writing no later than seven (7) days prior to the Completion Date.

5.20 Lexmark Agreement. Prior to Completion, Parent shall procure the assignment of the Lexmark Agreement to Purchaser or an Affiliate of Purchaser, as Purchaser may determine.

ARTICLE VI

COVENANTS OF PURCHASER

6.01 Regulatory and Other Approvals. Purchaser, and its applicable Affiliates, shall as promptly as practicable (a) take all reasonable steps necessary or desirable to obtain as soon as practicable all consents, approvals (including the approval referred to in Section 8.07) or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated by the Definitive Agreements, including those described in Sections 4.03 and 4.04 of the Disclosure Schedule hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) reasonably cooperate with Sellers in connection with the performance of their obligations under Section 5.01 and Article VII hereof.

6.02 Fulfillment of Conditions. Subject to Section 7.01, Purchaser, and its applicable Affiliates, shall take all reasonable steps necessary or desirable under applicable Laws to satisfy each condition to the obligations of Sellers, and their applicable Affiliates, contained in the Definitive Agreements and shall use all reasonable best efforts to not take or fail to take any action that would reasonably be expected to result in the nonfulfillment of any such condition. This includes the undertaking of Purchaser (and any entities controlled by or controlling Purchaser) to use, at its expense, its best efforts to procure that the conditions are fulfilled as soon as practicable after the date of the Definitive Agreements but in any event before the Outside Date, and shall for that purpose not file with any competition authority, including the European Commission, or complete the acquisition of any rights which will enable it to obtain influence or control in a company active in the relevant market(s) where Purchaser and the Companies are active before it has received the required merger control clearance of the European Commission in relation to the transactions contemplated by the Definitive Agreements.

6.03 Comfort Undertakings and Guarantees. Purchaser shall (i) indemnify and hold harmless all members of the Seller Group from and against any liability they may incur following the Completion Date under any comfort undertakings or guarantees (in whatever form) (including those listed in Annex N) that such member of the Seller Group may have provided to third parties for the benefit of the Group Companies and/or their respective businesses in the ordinary course of the conduct of such businesses and (ii) take all actions necessary to have such comfort undertakings and guarantees terminated with regard to the applicable member of the Seller Group, and replaced by an appropriate guarantee or comfort undertaking from Purchaser or any of its Affiliates no later than three (3) months following the Completion Date.

6.04 Access. From and after Completion, Purchaser shall, and shall cause each Group Company to, provide to Parent promptly following a request by Parent such information regarding such Group Company as Parent reasonably requests in connection with Parent preparing (i) reports and accounts required to be filed by Parent under applicable stock exchange rules and regulations or (ii) reports required to be filed by Parent under the Exchange Act or other applicable Law; provided that the foregoing shall not (A) require Purchaser to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets or violate any of Purchaser’s or any Group Company’s obligations with respect to confidentiality (although Purchaser shall use reasonable efforts to obtain waivers of such confidentiality obligations where appropriate); (B) require any disclosure by Purchaser or any Group Company that would, as a result of such disclosure, have the effect of causing the waiver of any legal privilege (although Purchaser shall enter into reasonable joint defense arrangements to avoid such waiver); or (C) require the preparation of any interim audited financial data or statements.

ARTICLE VII

CERTAIN OTHER COVENANTS OF THE PARTIES

7.01 Antitrust Filings. In addition to and without limiting the covenants and agreements of the Parties contained elsewhere in this Agreement other than Sections 5.06 and 6.02:

(a) The Parties shall use their reasonable best efforts to (i) take all actions necessary to submit a notification within the meaning of Article 4(1) ECMR as soon as practicable, and (ii) comply at the earliest practicable date with any request for additional information or documentary material received by Purchaser, Parent, Sellers, the Group Companies or any of their Affiliates from the European Commission or, in the case of a referral by the European Commission of the whole or part of the contemplated transactions to a competition authority of a member state of the European Community under Article 9(3) ECMR, from such competition authority.

(b) The Parties shall, (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) promptly inform the other Parties of any communication to it from the European Commission or a competition authority of a member state of the European Community (together with the European Commission, “Competition Authorities”) and permit the other Parties to review in advance any proposed communication from it to any Competition Authority or third party; and (iii) not arrange for or participate in any meeting with any Competition Authority in respect of any filings, investigation or other inquiry without consulting with each other in advance, and, to the extent permitted by such Competition Authority, giving the other Parties the opportunity to attend and participate thereat, in each case subject to reasonable proceedings to protect the confidentiality of competitively sensitive information.

7.02 Further Assurances; Post-Completion Cooperation. Subject to the terms and conditions of the Definitive Agreements, at any time or from time to time after Completion, each of the Parties hereto shall execute such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under the Definitive Agreements.

7.03 Shareholder Approval; Seller No Solicitation; Parent Subsequent Determination. (a) As used in this Section 7.03 and elsewhere in this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” means any offer or proposal from any Person or Persons acting in concert (other than Purchaser or any of its Affiliates or any Person acting in concert with Purchaser or any of its Affiliates), whether or not in writing, contemplating, relating to, or that is intended to lead to, an Acquisition Transaction.

(ii) “Acquisition Transaction” means any transaction or series of transactions involving (a) the acquisition (whether through issuance, sale, lease or other disposition), directly or indirectly, of all or any portion of the capital stock or other equity interests (or options, rights or warrants to purchase, or securities convertible into, such securities) or material assets of any of the Group Companies (other than inventory to be sold in the ordinary course of business consistent with past practice and pursuant to the Italian Factoring Arrangement), or (b) any merger, consolidation, business combination, recapitalization, share exchange, liquidation, dissolution or similar transaction involving or otherwise relating to any of the Group Companies.

(iii) “Parent Takeover Offer” means any proposed or actual offer or scheme of arrangement that would result in any Person or Persons acting in concert (other than Purchaser or its Affiliates or any Person acting in concert with Purchaser or any of its Affiliates) whether or not in writing, contemplating, relating to or that could lead to any such Person or Persons, directly or indirectly, owning at least fifty percent (50%) of the voting shares of Parent.

(b) As promptly as practicable following the date hereof (but in any event within thirty (30) Business Days), Parent shall prepare and submit to the FSA a draft of the circular (together with any amendments thereof or supplements thereto and any other related materials, the “Circular”) addressed to its shareholders convening a general meeting (the “Parent Shareholder Meeting”) to approve the transactions contemplated herein, together with all other documents required to be lodged with the FSA before it will approve a circular; and make all reasonable efforts to obtain approval of the Circular as soon as reasonably practicable after the date hereof; provided, however, that prior to such submission of the Circular and any supplement thereto, Parent shall reasonably cooperate and provide Purchaser with a reasonable opportunity to review and comment on the Circular, and to approve any reference to Purchaser or any of its Affiliates and the form and context in which any such reference in the Circular appears. Purchaser agrees, as promptly as reasonably practicable, to provide such information to Parent concerning Purchaser and its Affiliates as may be reasonably required to be disclosed in the Circular and any required supplement thereto. If any event with respect to Purchaser, or with respect to information supplied by Purchaser expressly for inclusion or incorporation by reference in the Circular, shall occur which is required to be described in an amendment or supplement to the Circular, Purchaser shall promptly advise Parent and cooperate with Parent in connection with the preparation of any materials required to be filed with the FSA in connection therewith. Parent shall cause the Circular, as so corrected, to be filed with the FSA and to be disseminated to its shareholders, in each case, as and to the extent required by applicable Law.

(c) Promptly following receipt of the requisite FSA approval in accordance with Section 7.03(b), Parent shall take all actions necessary in accordance with applicable Law and the articles of association of Parent to post the Circular to its shareholders convening the Parent Shareholder Meeting to approve the transactions contemplated herein and cause the Resolution to be properly proposed and voted upon by shareholders of Parent at the Parent Shareholder Meeting. Promptly thereafter, the Circular shall be dispatched to the shareholders of Parent and the Parent Shareholder Meeting shall be convened. Subject to Section 7.03(h), the Circular shall contain the Board Recommendation (which recommendation shall state that the directors have been so advised by the financial advisors to Parent).

(d) From and after the date hereof until Completion or the earlier termination of this Agreement pursuant to Article XI, Parent and Sellers shall not, and shall cause their Affiliates and the officers, directors, employees, investment bankers, attorneys, agents and representatives of Sellers and their Affiliates not to, directly or indirectly, (i) solicit, initiate or knowingly take any action knowingly to facilitate or encourage the making, submission or announcement of any Acquisition Proposal or Parent Takeover Offer; (ii) participate or engage in any discussions or negotiations with any third party that has made or is seeking to make, an Acquisition Proposal or Parent Takeover Offer; (iii) encourage, cooperate in any way with, knowingly assist, participate in or facilitate any effort by any third party that has made or is seeking to make, an Acquisition Proposal or Parent Takeover Offer; (iv) enter into any letter of intent, agreement or arrangement relating to any Acquisition Proposal, Acquisition Transaction or Parent Takeover Offer; or (v) disclose any nonpublic information relating to the Group Companies, or afford any access to the properties, books or records of the Group Companies, to any party that has made or is seeking to make an Acquisition Proposal or Parent Takeover Offer. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 7.03(d) by any officer, director, employee, investment banker, attorney, agent or representative of Sellers and their Affiliates shall be deemed to be a breach of this Section 7.03(d) by Parent and Sellers.

(e) Notwithstanding the foregoing, from and after the date hereof, Parent, directly or indirectly, may take any of the steps referred to in Section 7.03(d)(ii), (iii), (iv) and (v) with respect to a third party which has made an unsolicited approach regarding a Parent Takeover Offer if and only to the extent that, the Board concludes in good faith, after consultation with, and based on the advice of, its legal and financial advisers, that the failure to take such action would be in breach of the fiduciary duties of Parent’s directors or would violate their obligations under the City Code on Takeovers and Mergers, the Companies Act 1985, the rules and regulations of the UKLA or any other applicable Laws or regulations or rules of a regulatory body.

(f) Parent shall promptly (and in any event within 24 hours) notify Purchaser of any Acquisition Proposal or Parent Takeover Offer, any material modifications thereto or any request for nonpublic information relating to the Group Companies or for access to the properties, books or records of the Group Companies by any third party that is considering making, or has made, an Acquisition Proposal, Parent Takeover Offer or request. Parent shall provide such notice orally and in writing and shall identify the third party making, and the material terms and conditions of, any such Acquisition Proposal, Parent Takeover Offer or request. Parent shall keep Purchaser informed on a reasonably current basis of the status and details of any such Acquisition Proposal, Parent Takeover Offer or request, and shall promptly (and in any event within 24 hours) provide to Purchaser a copy of all written materials subsequently provided to or by Parent or its Affiliates in connection with such Acquisition Proposal, Parent Takeover Offer or request.

(g) Parent shall, and shall cause its Affiliates and the officers, directors, employees, investment bankers, attorneys, agents and representatives of Parent and any of their Affiliates to, immediately cease and cause to be terminated all existing discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal, shall terminate any access of any such third party to any nonpublic information in respect of the Group Companies and shall request the return or destruction of any nonpublic information in respect of the Group Companies provided to any such third party in connection with any such activities, discussions or negotiations.

(h)(i) The Board shall not (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the Board Recommendation or take any action or make any statement in connection with the Parent Shareholder Meeting inconsistent with the Board Recommendation, (B) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or, subject to Section 7.03(e), any Parent Takeover Offer, or (C) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Acquisition Proposal or, subject to Section 7.03(e), any Parent Takeover Offer. Any public disclosure by Parent relating to an Acquisition Proposal or any Parent Takeover Offer shall be deemed an adverse qualification of the Board Recommendation unless the Board includes in such public disclosure a statement to the effect that as at the date thereof only this Agreement with Purchaser is an Acquisition Proposal which is the subject of a Board Recommendation. (ii) Notwithstanding the foregoing, the Board shall be permitted to take the actions described in Section 7.03(h)(i) if (1) the Board concludes in good faith, after consultation with, and based on the advice of, its legal and financial advisers, that the failure to take such action would be in breach of the fiduciary duties of Parent’s directors or would violate their obligations under the City Code on Takeovers and Mergers, the Companies Act 1985, the rules and regulations of the UKLA or any other applicable Laws or regulations or rules of a regulatory body, and (2) Parent has provided Purchaser prior written notice of its intent to take any such action.

(i) As soon as reasonably practicable following the announcement of a Parent Takeover Offer, Parent shall consult with Purchaser with a view to preparing appropriate communications to employees and customers of Parent and its Affiliates concerning the impact of such Parent Takeover Offer on the transactions contemplated by the Definitive Agreements.

(j) As promptly as reasonably practicable following the date hereof (but in any event within thirty (30) Business Days following the date hereof), Parent shall prepare and file a preliminary proxy statement that will be provided to the shareholders of Parent in connection with the solicitation of proxies from shareholders at the Parent Shareholder Meeting relating to the transactions contemplated herein (the “Preliminary Proxy Statement”) with the SEC, and shall use its reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Purchaser, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement and any subsequent version thereof and cause a definitive proxy statement (the “Definitive Proxy Statement”), and together with the Preliminary Proxy Statement, accompanying letter to shareholders, notice of meeting, form of proxy and schedules or other materials included therewith, each, as amended or supplemented, the “Proxy Statement”) to be mailed to its shareholders as soon as is reasonably practicable following the date hereof; provided, however, that prior to such submission of the Preliminary Proxy Statement and the Definitive Proxy Statement and any supplements thereto, Parent shall reasonably cooperate and provide Purchaser with a reasonable opportunity to review and comment on the Preliminary Proxy Statement and Definitive Proxy Statement and any such supplements and to approve any reference to Purchaser or any of its Affiliates therein and the form and context in which any such reference appears (such approval not to be unreasonably withheld). Purchaser agrees, as promptly as practicable, to provide all information to Parent concerning Purchaser and its Affiliates reasonably requested by Parent.

(k)(i) Parent shall promptly notify Purchaser upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Purchaser with copies of all material correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement and shall use reasonable efforts to consult with Purchaser prior to responding to such comments. (ii) If at any time prior to the Parent Shareholder Meeting, any information relating to Parent, Sellers or the Group Companies or any of their respective Affiliates, officers or directors, should be discovered by Parent or Sellers which, in the reasonable judgment of Parent or Sellers, should be set forth in an amendment or supplement to the Proxy

Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly notify Purchaser thereof, and the Parties shall cooperate in Parent’s preparation of an appropriate amendment or supplement to be filed with the SEC (which shall include Parent providing Purchaser with an opportunity to review and comment prior to filing any amendment or supplement). Parent shall cause such Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to its shareholders, in each case, as and to the extent required by applicable Law. (iii) If any event with respect to Purchaser, or with respect to information supplied by Purchaser expressly for inclusion or incorporation by reference in the Proxy Statement, shall occur which is required to be described in an amendment or supplement to the Proxy Statement, Purchaser shall promptly advise Parent and cooperate with Parent in connection with the preparation of any materials required to be filed with the SEC in connection therewith. Parent shall cause the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to its shareholders, in each case, as and to the extent required by applicable Law.

7.04 Tax Matters. (a) Seller Tax Indemnification. Each Seller shall be liable for and shall indemnify, defend and hold the Purchaser Indemnified Persons harmless from and against any and all Taxes:

(i) that are levied or imposed on any Group Company or for which any Group Company may otherwise be liable for any taxable year or period ending prior to or on the Completion Date, and, with respect to any taxable year or period beginning before and ending after the Completion Date (each, a “Straddle Period”), the portion of such taxable year or period ending on and including the Completion Date, including Taxes arising out of the transactions and deemed transactions contemplated by the Definitive Agreements;

(ii) that arise out of a breach of the representations contained in Section 2.10 hereof; or

(iii) of any member of the Seller Group for any taxable year or period, other than any such Taxes that (A) are primarily the liability of a Group Company or (B) are recovered under any relevant statutory provision (and Purchaser shall procure that no such recovery is sought to the extent that payment is made under this Section 7.04(a)(iii)).

Each Seller shall also indemnify and hold harmless the Purchaser Indemnified Persons for any and all liabilities and costs (including fines, interest, legal and accounting fees and disbursements) relating to Tax that as a consequence of the application of article 24 of the Dutch Tax Collection Act (Invorderingswet 1990) is paid by a Group Company after the Completion Date and/ or settled by a tax refund of any Group Company which refund is attributable to a period after the Completion Date and that without the application of article 24 of the Dutch Tax Collection Act (Invorderingswet 1990) would have been for the account of Sellers or any company affiliated to Sellers.

Each Seller shall also be liable for and shall indemnify, defend and hold the Purchaser Indemnified Persons harmless from and against any costs or expenses of contests or controversies relating to Taxes indemnified hereunder, including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims arising out of Sellers’ or Parent’s breach of their obligations under this Section 7.04.

Any indemnity payment required to be made pursuant to this Section 7.04(a) shall be made so that it is received by the appropriate Purchaser Indemnified Person in cleared funds within thirty (30) days of written notice from such Purchaser Indemnified Person in accordance with Section 10.03 or, if later, five (5) business days before the Tax in question is finally due.

(b) Allocation of Taxes for Straddle Period. For the purposes of Section 2.10 and this Section 7.04, all taxable years or periods of each Group Company shall be deemed to have ended on the Completion Date and:

(i) any Tax or Tax relief which would on that basis relate to the portion of a Straddle Period ending on the Completion Date shall be allocated to that portion of a Straddle Period; and

(ii) any Tax or Tax relief which would on that basis relate to the portion of a Straddle Period commencing on the day after the Completion Date shall be allocated to that portion of a Straddle Period.

(c) Limitations on Seller Tax Indemnification. The indemnity contained in Section 7.04(a) shall not cover any Tax to the extent that:

(i) payment or discharge of the Tax in question was made on or before Completion and such payment is reflected in the Completion Accounts;

(ii) the Tax in question was taken into account (as a reduction) in computing any Purchase Price Adjustment (other than any Purchase Price Adjustment that relates to the provision for Tax made in the Completion Accounts);

(iii) the Tax in question arises as a result of a change on or after Completion in the accounting reference date of any Group Company or in any accounting policy or any tax reporting practice of any Group Company (other than a change necessary in order to comply with applicable Law or generally accepted accounting principles applying to the relevant Group Company as at Completion);

(iv) the Tax in question arises or is increased as a result of a change in Tax rates or in Law made after Completion or a change or withdrawal after Completion of any previously published practice or concession of any Tax Authority, in each case with retrospective effect;

(v) the Tax in question arises or is increased as a result of any failure by the Purchaser to comply with any of its obligations under this Agreement;

(vi) any Tax relief (other than a relief which (A) is taken into account as an asset in the Completion Accounts; (B) is apportioned to that part of the Straddle Period commencing after the Completion Date in accordance with the principles described in Section 7.04(b); (C) arises to any Group Company in respect of a taxable year or period commencing after the Completion Date; or (D) arises to the Purchaser or any of its Affiliates (each, a “Purchaser Tax Relief”)) is available, or is for no consideration made available, to the relevant Group Company to set against or otherwise mitigate the Tax in question (or would have been available but for the use of such Tax relief to offset or otherwise mitigate any Tax of any Group Company for which Sellers are not responsible to indemnify the Purchaser Indemnified Persons); or

(vii) the Tax in question would not have arisen but for (x) the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Completion, by the Purchaser or any Group Company other than in accordance with any of the Definitive Agreements or at Sellers’ or Parent’s direction; or (y) the failure or omission on the part of the Purchaser or any Group Company (other than in accordance with any of the Definitive Agreements or at Sellers’ or Parent’s direction) to make any valid claim, election, surrender or disclaimer, or to give any notice or consent or to do any other such thing, as the Parent may validly require in respect of periods or matters for which Sellers have the conduct under and in accordance with this Section 7.04; or

(viii) the Tax in question would not have arisen but for any act, omission or transaction by Purchaser, its Affiliates and the Group Companies or their respective directors, officers, employees or agents after Completion, other than any act, omission or transaction (x) that is effected or carried out pursuant to a binding commitment entered into or created by a Group Company or a member of the Seller Group on or before Completion, (y) that is carried out in the ordinary course of business, or (z) in the case of an omission, and without prejudice to (x) or (y), is effected or carried out in circumstances where the relevant Person did not know and could not reasonably be expected to know that it would or might give rise to the Tax in question.

(d) Contest Provisions. Unless Purchaser has previously received written notice from Parent of the existence of such Contest (as defined hereinafter), Purchaser or the applicable Group Company shall give written notice to Parent of the existence of any Contest relating to a Tax matter that is or may be Sellers’

responsibility under this Section 7.04 within fifteen (15) days from becoming aware of such Contest, but no failure to give such notice shall relieve Sellers of any liability hereunder except to the extent, if any, that the rights of Sellers with respect to such claim are actually prejudiced. Unless Parent has previously received written notice from Purchaser or the applicable Group Company of the existence of such Contest, Parent shall give written notice to Purchaser of the existence of any Contest within ten (10) days from the receipt by Sellers or Parent of any written notice of such Contest.

Purchaser, on the one hand, and Sellers and Parent, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

Provided that Sellers and Parent do not dispute their obligation to indemnify the Purchaser Indemnified Persons for such part of the asserted liability as falls within Section 7.04(a) (subject to any applicable exclusions thereto), Parent shall, at its election, have the right to represent a Group Company’s interests in the portion of any Contest relating to any Tax issue for which Sellers are responsible to indemnify the Purchaser Indemnified Persons pursuant to Section 7.04(a), employ counsel of its choice at its expense and control the conduct of such Contest. Purchaser, Parent and Sellers agree that the following provisions of this Section 7.04(d) will apply in handling any such Contest.

Sellers and Parent shall consult with Purchaser regarding any such Contest and shall consider reasonable suggestions proposed by Purchaser (subject to Parent’s right to control the Contest of such issue), inform Purchaser in a timely manner of any material events concerning any such Contest, and shall allow Purchaser to monitor, but not participate in, (at its own expense) any proceedings with respect to such Contest.

If Purchaser or any Group Company is requested by Sellers or Parent to pay the Tax claimed and sue for a refund, Parent or the relevant Seller shall cause the amount of such claim to be advanced to Purchaser or the Group Company, at Purchaser’s election, on an interest-free basis (in which case Parent or the relevant Seller shall be entitled to any refund received with respect to such Tax).

Where any Contest relating to any taxable period ending after the Completion Date also involves any issue for which Sellers are not responsible to indemnify the Purchaser Indemnified Persons (a “Purchaser Issue”), Purchaser or the applicable Group Company shall be free, at Purchaser’s sole discretion and at the cost of Purchaser or the relevant Group Company, to determine to pay the Tax claimed which relates to the Purchaser Issue and to sue for a refund, provided always that (i) such course of action will not preclude Sellers or Parent from continuing to contest the Tax issue for which Sellers are responsible to indemnify the Purchaser Indemnified Persons to the extent that they are otherwise entitled in accordance with this Section 7.04(d), and (ii) Purchaser shall consult with the relevant Seller in advance.

Parent shall have the right to settle or dispose of the portion of any Contest relating to a Tax issue for which Sellers are responsible to indemnify the Purchaser Indemnified Persons pursuant to this Agreement and in which it represents a Group Company pursuant to this Section 7.04(d); provided, however, that no settlement or other disposition of any claim for Tax shall be agreed to without Purchaser’s prior written consent to the extent that the settlement or other disposition would have a material adverse effect on the future Tax position of a Group Company (subject to Purchaser providing reasonably satisfactory evidence thereof) provided that for these purposes, a “material adverse effect” shall not include an increase in the future liability to Tax of a Group Company as a result of the use of any Tax relief (other than a Purchaser’s Relief) to meet any Tax for which Sellers are liable to indemnify the Purchaser Indemnified Persons.

For purposes of this Agreement, a “Contest” is (x) any notice, demand, assessment, letter or other document issued by or on behalf of any Tax authority or the taking of any other action by or on behalf of any Tax authority

(including the imposition, or any document referring to the possible imposition, of any withholding of or on account of Tax); (y) the preparation or submission or any notice, return, assessment, letter or other document by Purchaser, any Group Company or any other person from which (in the case of either (x) or (y)) it appears that a liability to Tax may be incurred by or may be imposed on any Group Company; or (z) any audit, examination, enquiry, investigation, court proceeding or other dispute with respect to any Tax matter that affects any Group Company.

(e) Purchaser Tax Indemnification. Purchaser shall be liable for and shall indemnify, defend and hold Sellers harmless from and against any and all Taxes they are required to pay that are primarily the liability of a Group Company in respect of any taxable year or period (or part thereof) beginning after the Completion Date; provided that, this indemnity shall not extend to:

(i) Taxes in respect of which the Purchaser Indemnified Persons are indemnified under Section 7.04(a) (or would have been but for Article X);

(ii) Taxes recovered under any relevant statutory provision (and Sellers and Parent shall procure that no such recovery is sought to the extent that payment is made under this Section 7.04(e)); and

(iii) any Taxes to the extent that a contribution is or has been made in respect of them pursuant to a GPA referred to in Section 7.04(n).

Purchaser also indemnifies and holds harmless Sellers for any and all liabilities and costs (including fines, interest, legal and accounting fees and disbursements) relating to Tax that as a consequence of the application of article 24 of the Dutch Tax Collection Act (Invorderingswet 1990) have been settled by Sellers or any other member of the Seller Group (other than the Group Companies) that is, or has been at any time before the Completion Date, affiliated with Sellers, but that are for the account of Purchaser or any relevant Group Company for the period after the Completion Date or for a Tax Claim for which a provision has been made on the Completion Accounts and that without the application of article 24 of the Dutch Tax Collection Act (Invorderingswet 1990) would have been for the account of Purchaser or any Group Company

Any indemnity payment required to be made pursuant to this Section 7.04(e) shall be made so that it is received by the relevant Seller in cleared funds within thirty (30) days of written notice from Parent in accordance with Section 10.03 or, if later, five (5) business days before the Tax in question is finally due.

The terms of Sections 7.04(c)(iii), (iv), (v), (vii) and (viii) shall apply to the indemnity contained in this Section 7.04(e) with all necessary modifications.

(f) Transfer Taxes. All excise, transfer, sales, use, documentary, registration, filing and other similar Taxes (excluding, for the avoidance of doubt, VAT) that may be imposed or assessed in connection with the Definitive Agreements and the transactions contemplated thereby, including all recording or filing fees, notarial fees and other similar costs of Completion, shall be shared equally between Sellers, on the one hand, and Purchaser on the other hand. Sellers and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of all applicable Laws in connection with any such payments.

(g) Third party recoveries and corresponding savings. If any payment is made by Parent or a Seller in full discharge of a liability under Section 7.04(a) and Purchaser or any Group Company (or any of their Affiliates) either receives or is entitled or may be entitled either immediately or at some future date to recover or obtain, from any person (other than Purchaser, a Group Company or any person connected with any of them) a payment or relief in respect of the Tax or matter in question, then:

(i) Purchaser shall notify Parent of that fact as soon as reasonably possible;

(ii) Purchaser shall take (or procure that the relevant Group Company or Affiliate concerned takes) such action as Parent (where applicable on behalf of the relevant Seller) may reasonably request to enforce such recovery or to obtain such payment or relief; and

(iii) if Purchaser or the Group Company or Affiliate concerned receives or obtains a payment or relief in respect of the Tax in question, Purchaser shall pay to Parent (where applicable on behalf of the relevant Seller) the amount received or the amount that Purchaser or the Group Company or Affiliate concerned will save by virtue of the payment or the relief (less any reasonable costs and expenses of recovering or obtaining such payment or relief and net of any Tax payable on the amount recovered or obtained) (the “Benefit”) to the extent that the amount of the Benefit does not exceed the payment originally made by Parent or the relevant Seller under Section 7.04(a) and to the extent that the right to the payment or relief is not prejudiced thereby.

Any payment required to be made in accordance with this Section 7.04(g) shall be made within three (3) Business Days of receipt of the Benefit by Purchaser or the Group Company or Affiliate concerned (and for these purposes a Benefit arising as a result of the obtaining of a relief shall be deemed to be received on the date on which Tax would have been payable by Purchaser or the Group Company or other person concerned but for the use of such relief).

No payment shall be required to be made in accordance with this Section 7.04(g) in respect of a Benefit arising as a result of the obtaining of a relief if in the absence of such relief there would have been a liability to Tax for which the Purchaser Indemnified Persons would have been indemnified under Section 7.04(a) (or would have been but for Article X).

(h) Relation with Article X. The provisions of Article X shall not apply to any claims under the terms of this Section 7.04, except as expressly provided therein.

(i) Tax Filings. Subject to the remaining provisions of this Section 7.04(i), Sellers shall be responsible for causing the timely filing of all Tax Returns relating to any tax year or period ending prior to or on the Completion Date. Purchaser shall be responsible for causing the timely filing of all Straddle Period Tax Returns and all Tax Returns for any tax year or period commencing after the Completion Date. All such Tax Returns shall be true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Tax Laws.

Sellers shall submit draft versions of all Tax Returns which they are responsible for filing under this Section 7.04(i) to Purchaser as soon as reasonably practicable before such Tax Returns are to be submitted to the relevant Tax authority. Purchaser shall be given the opportunity to comment on such draft Tax Returns and Sellers shall in good faith consider any reasonable comments.

Subject to the remaining provisions of this Section 7.04(i) and Section 7.04(d), Sellers have conduct of all matters (including correspondence) relating to the Tax Returns which they are responsible for filing under this Section 7.04(i); provided, however, that Sellers shall not transmit any material communication (written or otherwise) to the relevant Tax authority or agree any material matter with such Tax authority without first providing Purchaser with an opportunity to comment and Sellers shall in good faith consider any reasonable comments.

Purchaser shall procure that any Tax Return or other Tax document prepared by a Seller in accordance with this Section 7.04(i) that is required to be authorised and signed by any Group Company is authorised and signed by the relevant Group Company (or Group Companies) without undue delay and promptly returned to Parent or the relevant Seller for submission (or, if Parent or the relevant Seller so requests, promptly filed with the relevant Tax authority).

Parent shall procure that no Tax Return or other Tax document is submitted by any Seller to any Tax authority which is not, so far as the Seller is aware, true and accurate in all material respects.

If Purchaser considers in its reasonable opinion (i) that any Tax Return or other Tax document prepared by a Seller in accordance with this Section 7.04(i) is false, misleading, incomplete or inaccurate in any material respect (other than as a result of the non-disclosure of information by Purchaser or any Group Company to

Sellers after Completion), or (ii) that the way in which Sellers or their authorized agents or representatives are conducting or proposing to conduct the matters for which Sellers have conduct under this Section 7.04(i) is improper or negligent then, in addition to any other rights Purchaser may have under this Agreement, Purchaser shall be entitled to serve notice on Sellers terminating their authority under this Section 7.04(i).

Purchaser shall submit draft versions of all Straddle Period Tax Returns which it is responsible for filing under this Section 7.04(i) to the relevant Seller as soon as reasonably practicable before such Tax Returns are to be submitted to the relevant Tax authority. The relevant Seller shall be given the opportunity to comment on such draft Tax Returns and Purchaser shall in good faith consider any reasonable comments.

Subject to the remaining provisions of this Section 7.04(i) and Section 7.04(d), Purchaser have conduct of all matters (including correspondence) relating to the Straddle Period Tax Returns which it is responsible for filing under this Section 7.04(i); provided, however, that Purchaser shall not transmit any material communication (written or otherwise) to the relevant Tax authority or agree any material matter with such Tax authority without first providing the relevant Seller with an opportunity to comment and Purchaser shall in good faith consider any reasonable comments.

For the purposes of facilitating the performance of the Parties’ obligations under this Section 7.04(i), and in addition to their obligations under Section 7.04(j) below, Purchaser and Sellers shall, and (as appropriate) shall cause the Group Companies to: (i) upon reasonable request and notice, provide Sellers or Purchaser (as appropriate) and their authorized agents or representatives reasonable access to the management, facilities, properties, books and records of the Group Companies, as well as to employees and outside accountants and consultants, and (ii) provide such other assistance as it or they reasonably require.

In the case of Group Companies that prior to Completion have been responsible for preparing their own Tax Returns, such assistance shall include making available employees who have previously been responsible for or involved in preparing such Tax Returns to prepare or assist with preparing the relevant Tax Returns under the supervision of Parent, the relevant Seller or their authorized agents or representatives.

(j) Tax Records. After the Completion Date, Purchaser and Sellers shall make available to the other, as reasonably requested, all information, records or documents relating to the liability for Taxes or potential liability of the Group Companies for Taxes for all periods prior to or including the Completion Date and will preserve such information, records or documents until ninety (90) days after the expiration of any applicable statute of limitations or extensions thereof and thereafter shall notify the other party prior to the destruction of such records.

Purchaser shall ensure that the tax and accounting records of the Group Companies that relate to tax years or periods commencing prior to Completion are properly retained and maintained until the date falling seven (7) years after the Completion Date and shall thereafter:

(i) provide Sellers with written notice prior to any destruction, abandonment or disposition of all or any portion of such records;

(ii) transfer such records to Sellers upon their request prior to any such destruction, abandonment or disposition;

(iii) allow Sellers and their respective agents and representatives, at times and dates mutually acceptable to Purchaser and Sellers from time to time (each acting reasonably) to inspect, review and copy such records as Sellers may deem necessary or appropriate; and

(iv) cooperate with Sellers and Parent and their respective agents and representatives and provide them with such information and assistance as they may reasonably require to enable them to comply with their own Tax obligations or to facilitate the management or settlement of their own Tax affairs or to comply with any request for information from any Tax authority.

(k) Termination of Tax Allocation Agreements. Any Tax allocation or sharing agreement or arrangement (including any group relief agreement or GPA (as defined in Section 7.04(n)), or similar agreement or arrangement), whether or not written, that has been entered into by any member of the Seller Group on the one hand and any Group Company, on the other, shall be extinguished and terminated as to each such Group Company as of the Completion Date, and any rights or obligations existing under any such agreement or arrangement shall no longer be enforceable and no payments that are owed by or to a Group Company pursuant thereto shall be made thereunder except to the extent that such payments are fully reserved for in the Completion Accounts or permitted in accordance with Section 7.04(m), (n) or (o).

(l) Notifications before Completion. During the period from the date hereof until Completion, or, if earlier, the termination of the Agreement in accordance with the provisions of Article XI, Parent and Sellers shall, or shall cause the Group Companies to, notify Purchaser before (A) making or changing any material Tax elections, (B) surrendering any right to claim a material Tax refund, (C) settling or compromising any material Tax liability, (D) paying or receiving any amount under (x) any agreement providing for the allocation or sharing of Taxes, (y) any GPA (as defined in Section 7.04(n)) or (z) any agreement providing for a Group Company to make a payment to another Person as a result of the discharge by that person of any Tax which a Group Company has failed to pay, or (E) accepting the surrender of, or consenting to surrender, Group Relief (as defined in Section 7.04(o)).

(m) VAT groups. Parent and each relevant Seller, on the one hand and Purchaser on the other, agree to procure that each Group Company that on the Completion Date is a member of a group of companies for VAT purposes (other than a group the Shares in every member of which is being transferred to Purchaser or its Affiliates) shall from Completion be excluded from the relevant VAT group (an “Existing VAT Group”) and Purchaser shall procure that no Group Company that on the Completion Date is a member of an Existing VAT Group shall use the registration number of the Existing VAT Group at any time after Completion. Purchaser shall or shall procure that each Group Company that on the Completion Date is a member of an Existing VAT Group contributes to the representative member of such Existing VAT Group such proportion of any VAT for which the representative member is accountable as is properly attributable to supplies, acquisitions and importations (“supplies”) to and by that Group Company (less such amount of deductible input tax as is properly attributable to such supplies), such contribution to be made in cleared funds on the day which is the later of three (3) Business Days after demand is made therefor, and three (3) Business Days before the day on which the representative member is required to account for such VAT to the relevant Tax authority and Parent shall procure the prompt payment by the representative member to the relevant Tax authority of any amounts so contributed to the representative member. Parent shall pay, or shall procure that there is paid, to each Group Company that on the Completion Date is a member of an Existing VAT Group an amount equivalent to such proportion of any repayment of VAT received by the representative member from the relevant Tax authority or of any credit obtained by reference to an excess of deductible input tax over output tax that is properly attributable to supplies made to and by the relevant Group Company promptly after its receipt by, or offset against a liability of, the representative member.

(n) Group payment arrangements. Purchaser shall procure that each Group Company that on the Completion Date is a member of a group payment arrangement made pursuant to section 36 of the United Kingdom Finance Act 1998 where a member of the Seller Group is the Nominated Company (or any equivalent arrangement under Laws applying to any Group Company) (a “GPA”) contributes to the Nominated Company within ten (10) Business Days after written demand is made therefor (or, if later, three (3) Business Days before the amount becomes due and payable to the relevant Tax Authority), an amount equal to any instalment of corporation tax (or other Tax to which the relevant GPA relates) which is to be or has been discharged by the Nominated Company on behalf of the Group Company in question pursuant to the GPA (as certified by the Nominated Company), provided that no such contribution shall be made to the extent that (i) such contribution was made prior to or at Completion; or (ii) a Purchaser Indemnified Person would have been able to make a claim against the relevant Seller under this Agreement in respect of that Tax (and no such claim shall be made to the extent that such Tax is borne by the Nominated Company), provided further that where and to the extent that a Purchaser Indemnified Person has received an amount in respect of a claim under this Agreement and the Nominated Company is required to account to a Tax authority for the Tax which is the subject of that claim, the Purchaser Indemnified Person shall either (i) account to the relevant Tax authority for such Tax, or (ii) put the Nominated Company in funds to do so.

No contribution shall be required pursuant to this Section 7.04(n) unless and until Parent has provided reasonably satisfactory evidence to Purchaser that the Nominated Company has apportioned an amount equal to that contribution to the relevant Group Company under the GPA.

Parent shall procure that the Nominated Company shall:

(i) pay to the relevant Tax authority promptly following receipt thereof (or, if later, when the relevant amount is due and payable to the relevant Tax authority) an amount equal to any amount contributed to the Nominated Company by any Group Company pursuant to a GPA;

(ii) apportion to the relevant Group Company each amount contributed to the Nominated Company by that Group Company;

(iii) not, without Purchaser’s written consent (such consent not to be unreasonably withheld or delayed), reapportion any amount previously apportioned to a Group Company pursuant to a GPA; and

(iv) pay to the relevant Group Company an amount equal to any excess of any amount contributed to the Nominated Company by that Group Company in respect of any instalment of corporation tax (or other Tax to which the relevant GPA relates) over the amount of corporation tax (or other Tax to which the relevant GPA relates) finally apportioned to that Group Company in respect of that instalment, plus interest on such excess at the rate applicable at the relevant time to overdue payments of the relevant Tax for the period from the date of the contribution to the date of the payment under this Section 7.04(n)(i).

For purposes of this Section 7.04(n), “Nominated Company” is the company responsible under the terms of the relevant GPA for discharging the liabilities to which the relevant GPA relates.

(o) Group relief. Parent or the relevant Seller shall (to the extent permitted by law) be free to make claims and obtain consent for the surrender of Group Relief between a Group Company and a member of the Seller Group for: (i) any Tax year or period ended on or before Completion; and/or (ii) the period between the date upon which such Group Company’s current Tax year or period commenced and Completion (together, the “Group Relief Periods”). Purchaser shall procure that the Group Companies shall make such claims and elections and give such consents in relation to Group Relief (including, without limitation, provisional or final claims to accept the surrender of Group Relief or consents to surrender Group Relief) in respect of any Group Relief Period, in all cases as the Parent may in its absolute discretion direct (including, without limitation, any direction to comply with procedural requirements of Chapter IV of Part X of the United Kingdom Income and Corporation Taxes Act 1988 (“ICTA”) (or of any other relevant Law applying to a Group Company) imposed on a claimant or surrendering company in relation to Group Relief including the notification of consent to surrender or other requirements required by law). No member of the Seller Group shall be liable to make any payment to Purchaser or a Group Company for any Group Relief surrendered in accordance with this Section 7.04(o).

Purchaser shall procure that the Group Companies shall not do any act or thing (save as otherwise directed by Parent) which: (x) affects the ability of a Group Company to make claims for allowances or reliefs or claims to accept surrenders of Group Relief or to set off or to consent to surrenders of Group Relief in respect of the Group Relief Periods; or (y) results in any reduction in the amount of Group Relief which otherwise could be surrendered by or to a Group Company or set off by a Group Company.

If a Group Company accepts a surrender of Group Relief which has the effect of causing a repayment of Tax paid by the relevant Group Company (other than Tax in respect of which Sellers are liable under this Agreement (or would be but for Article X) and which Sellers have failed to discharge), Purchaser shall procure that the relevant Group Company shall make payment to the surrendering company of an amount equal to the Tax which would have been payable but for the surrender, payment to be made on the date or dates on which the Tax would otherwise have been payable (assuming no application for postponement of payment of the Tax had been made).

For purposes of this Section 7.04(o), “Group Relief” means: (a) the surrender of losses or other amounts eligible for group relief in accordance with Chapter IV of Part X ICTA (or under equivalent Laws applicable to any Group Company); and/or (b) a tax refund capable of being surrendered or claimed under section 102 of the Finance Act 1989 (or under equivalent Laws applicable to any Group Company).

(p) Tax Refunds. Purchaser shall promptly notify Sellers in writing of any actual repayment, or any right to a repayment, of Tax to which any Group Company becomes entitled after Completion which relates to a taxable year or period ending on or before the Completion Date (or, in the case of any repayment or right relating to the Straddle Period, which is allocable to the portion of the Straddle Period ending on the Completion Date) and which is not reflected as an asset in the Completion Accounts or attributable to a change in Law after Completion (each, a “Tax Refund”); provided that a Tax Refund shall not include a repayment of Tax which arises in respect of an overpayment of a Tax instalment payment made prior to Completion where such overpayment would not have been an overpayment but for an event or events occurring after Completion.

An amount equal to such Tax Refund shall be set off against any payment then due to any Purchaser Indemnified Person in respect of any indemnity under Section 7.04(a) and (to the extent there is any excess) be repaid to the relevant Seller.

(q) Character of Payments. All payments made in respect of warranties, representations and indemnities given under this Agreement by or to, on the one hand, a Seller, and to or by, on the other hand, a Purchaser Indemnified Person, shall, so far as possible, be made by or to the Seller of the Group Company to which the relevant warranty, representation or indemnity relates, and to or by the Purchaser Indemnified Person that acquired the relevant Group Company.

If, contrary to the intent of the Parties, any payment made pursuant to this Agreement (other than interest and payments pursuant to Article I) is treated as taxable income to the recipient, then the payor shall indemnify and hold harmless the recipient from any liability for Taxes attributable to the receipt of such payment; provided, however, that:

(i) if the recipient is an Affiliate of Purchaser and is not solely resident for Tax purposes in the same jurisdiction where Purchaser is resident , any obligation to make a payment to that Affiliate under this Section 7.04(q) shall not exceed the amount that would have been payable by the Seller of the applicable Shares had such Affiliate been resident for Tax purposes in the same jurisdiction;

(ii) the payor shall not be liable to indemnify and hold harmless the recipient under this Section 7.04(q) to the extent that the liability for Taxes attributable to the receipt of any payment would not have arisen but for a change in applicable Law after Completion; and

(iii) the Sellers shall not be liable to indemnify and hold harmless the Purchaser Indemnified Persons under this Section 7.04(q) to the extent that any Tax relief other than a Purchaser Tax Relief is available to set against or otherwise mitigate the Tax in question.

(r) VAT. All sums payable by one Person to another under this Agreement are exclusive of any VAT chargeable on any supply to which such sums relate and an amount equal to such VAT shall in each case be paid by the Person who is the recipient of the relevant supply against production of a valid VAT invoice.

7.05 Employee Consultation and Notification. Prior to Completion, Parent and Sellers shall, and shall cause their respective Affiliates (including the Group Companies) to, comply with all requirements under applicable labor or employment Laws of the applicable jurisdictions and any collective bargaining agreements applicable to the employees of any Group Company to inform, and/or consult with, the relevant local works councils of Parent and the Group Companies or to satisfy other employees’ or employee representatives’ consultation or notification requirement, in each case in connection with the transactions contemplated by the Definitive Agreements. Prior to Completion, Parent, Sellers and Purchaser shall reasonably cooperate with each other with respect to the provision of information required or desirable to be provided in connection with such information and consultation formalities, and Parent and Sellers shall provide Purchaser with a reasonable opportunity to review and comment on any proposed information supplied and to approve any reference to Purchaser and its business plan for any of the Group Companies therein.

7.06 Confidentiality. (a) The Confidentiality Agreement dated December 7, 2005 by and among Parent and Ricoh Company, Ltd. (the “Confidentiality Agreement”) shall be suspended as of the date hereof and the confidentiality obligations of the Parties shall be governed by the provisions of this Section 7.06. Upon the occurrence of Completion, the Confidentiality Agreement shall terminate, in which case (x) it shall be void and have no further effect, and no party thereto shall have any liability to the other party thereto or its Affiliates, directors, officers or employees thereunder and (y) the Parties will continue to be governed by the provisions in this Section 7.06. If this Agreement is terminated prior to Completion in accordance with Section 11.01, the Confidentiality Agreement shall be revived and the Parties shall be governed by the terms thereof as of the date of such termination. Nothing in this Section 7.06 shall relieve any party from liability for any breach of the Confidentiality Agreement prior to the date hereof.

(b) From and after the date hereof and, if applicable, the Completion Date, the Parties shall, and shall cause their Affiliates and its and their employees, counsel, financial advisors and other representatives to, treat as confidential and safeguard any and all information, knowledge and data of the other Party and its Affiliates (other than the Group Companies) that becomes known to it as a result of the transactions contemplated by the Definitive Agreements except as otherwise agreed to by the other Party in writing, in each case by using the standard of care necessary to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data.

(c) From and after the date hereof and until the Completion Date, if applicable, Purchaser shall, and shall cause its Affiliates and its and their employees, counsel, financial advisors and other representatives to, treat as confidential and safeguard any and all information, knowledge and data of the Group Companies that becomes known to it as a result of the transactions contemplated by the Definitive Agreements except as otherwise agreed to by Sellers in writing, in each case by using the standard of care necessary to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data.

(d) From Completion, Parent shall, and shall cause its Affiliates and its and their employees, counsel, financial advisors and other representatives to, treat as confidential and safeguard any and all information, knowledge and data of the Group Companies that is known to it as of Completion except as otherwise agreed to by Purchaser in writing, in each case by using the standard of care necessary to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data. The Parties acknowledge that nothing in this Section 7.06(d) shall prevent Parent and its Affiliates from continuing to use such technological knowledge that was prior to Completion shared knowledge between the Seller Group and the Group Companies.

(e) Sellers and Purchaser acknowledge that the confidentiality obligations set forth in this Section 7.06 shall not extend to information, knowledge and data regarding one Party that is generally available to the public or becomes publicly available other than through an act or omission of the other Party, or becomes available on a non-confidential basis from a source other than the first Party so long as such source is not known by the other Party to be bound by a confidentiality agreement or other obligations of secrecy with respect to such information, knowledge or data. Notwithstanding the provisions of this Section 7.06, the Parties shall be permitted to disclose such information, knowledge and data regarding the Group Companies for the purposes of exercising their respective rights or performing their respective obligations under the Definitive Agreements or to the extent necessary to comply with applicable Laws, including the rules and regulations of any securities exchange or relevant supervisory body; provided that the Persons to whom such disclosure is made by either Party are informed of the confidential nature of the disclosed information.

7.07 HQ Employees. (a) Prior to the Completion Date, Parent shall use reasonable best efforts to procure that, effective as of the Completion Date, (i) Mr. P. Williams and Mr. P. Dumond enter into a new employment contract with Danka UK Plc, (ii) to the extent legally possible, the notice periods included in the employment or other service agreements of the managers listed in Annex O are increased as indicated in Annex O, and (iii) the employment of Mr. E. Gretton is transferred from Danka Uk Plc or another Group Company to a member of the Seller Group or his employment is terminated, without any cost or expenses for severance to be paid by Danka Uk Plc or any other Group Company. Notwithstanding the aforementioned, Parent shall use reasonably best efforts to ensure that the employment or other service agreements with the managers listed in Annex O are unaltered and in full force and effect on the Completion Date. Purchaser shall reasonably cooperate with Parent to achieve the aforementioned.

(b) Parent will use reasonable best efforts to procure that, effective as of the Completion Date, Mr. M. de Rhune will be available to Danka UK Plc for the provision of services for a period of six (6) months under the terms and conditions of the Transition Service Agreement, subject to Mr. M. de Rhune continuing to be employed by a member of the Seller Group during such six-month period.

(c) Purchaser will use reasonable best efforts to procure that, effective as of the Completion Date, Mr. P. Dumond will be available to the Seller Group for the provision of services for a period of six (6) months under the terms and conditions of the Transition Service Agreement, subject to Mr. P. Dumond continuing to be employed by Purchaser or one of its Affiliates (including any Group Company) during such six-month period.

7.08 Definitive Agreements. As soon as practicable after the date hereof and prior to Completion, the Parties shall agree in good faith on Exhibit A to the Transition Services Agreement and the schedules to the Danka European IP Assignments. On or prior to the Closing Date, the Parties or their applicable Affiliates shall execute the Transition Services Agreement and the Danka European IP Assignments.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser hereunder to purchase the Shares and consummate the other transactions contemplated by the Definitive Agreements is subject to the satisfaction, at or before Completion, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Purchaser in its sole discretion):

8.01 Representations and Warranties. The representations and warranties of Parent and each Seller contained in Sections 2.01, 2.02, 2.03, 3.01, 3.02 (to the extent such representations and warranties relate to the ability of Sellers and Parent to consummate the transactions contemplated hereby and without giving effect to any materiality or similar qualifier) and Sections 2.04, 2.05, 2.24, 3.10 and 3.11, (without giving effect to any materiality or similar qualifier) shall be true and accurate in all respects as of the Completion Date as if made as of the Completion Date.

8.02 Performance. Parent and each Seller shall have performed and complied with the material agreements, covenants and obligations required by the Definitive Agreements to be so performed or complied with by them at or before Completion.

8.03 Orders and Laws. Without prejudice to Section 8.07, no court or Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any reasonably unforeseeable Law or Order (whether temporary, preliminary or permanent) that is in effect and (i) compels Purchaser or any of its Affiliates or any of the Group Companies to dispose of or hold separate all or a material portion of its respective business or assets or (ii) imposes any material financial burden on any of the Group Companies or any material limitation on the ability of Purchaser or its Affiliates to hold or operate the businesses of the Group Companies, in each case such that it would materially impair the benefit to be derived by Purchaser from the transactions contemplated by the Definitive Agreements.

8.04 Shareholder Approval. The Resolution shall have been approved by the shareholders of Parent in accordance with applicable Laws and pursuant to the terms of this Agreement and shall be in full force and effect as of the Completion Date.

8.05 Parent Release of Guarantor Obligations. Purchaser shall have received evidence, in form reasonably satisfactory to Purchaser, that (i) the guaranty obligations of any and all Group Companies in respect of any Indebtedness of Parent or any of its Affiliate, including the Senior Notes and the Fleet Facility, have been fully, irrevocably and unconditionally released and (ii) any and all Liens over the Business Assets, arising as a result of any Indebtedness of Parent or any of its Affiliates, other than Liens arising as a result of any Indebtedness solely of the Group Companies, have been fully, unconditionally and irrevocably released.

8.06 Absence of Changes. Since the Reference Date, there shall not have occurred a Material Adverse Effect.

8.07 Antitrust Approval. The European Commission shall have issued a decision declaring the transactions contemplated by the Definitive Agreements compatible with the common market (or the time period laid down in Article 10(1) ECMR shall have elapsed without any decision having been made by the European Commission). In case the European Commission shall have referred the whole or part of the contemplated transactions to a competition authority of a member state of the European Community under Article 9(3) ECMR, the relevant competition authority shall have approved all or the relevant part of the contemplated transactions pursuant to Article 9(6) ECMR. Purchaser shall use its reasonable best efforts to obtain such approval, including offering remedies if necessary to resolve any concerns raised by the competent authorities, provided that Purchaser shall not be required to offer or agree to any conditions that would materially impair the benefit to be derived by Purchaser from the transactions contemplated by the Definitive Agreements.

8.08 Indemnity Guarantee. The Indemnity Guarantee shall be in full force and effect.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF SELLERS

The obligation of Sellers hereunder to sell the Shares and consummate the other transactions contemplated by the Definitive Agreements is subject to the satisfaction, at or before the Completion, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Sellers in their sole discretion):

9.01 Performance. Purchaser shall have performed and complied with the material agreements, covenants and obligations required by the Definitive Agreements to be so performed or complied with by Purchaser at or before the Completion Date.

9.02 Shareholder Approval. The Resolution shall have been approved by the shareholders of Parent in accordance with applicable Laws and pursuant to the terms of this Agreement.

9.03 Antitrust Approval. The European Commission shall have issued a decision declaring the transactions contemplated by the Definitive Agreements compatible with the common market (or the time periods laid down in Articles 10(1) ECMR shall have elapsed without any decision having been made by the European Commission). In case the European Commission shall have referred the whole or part of the contemplated transactions to a competition authority of a member state of the European Community under Article 9(3) ECMR, the relevant competition authority shall have approved all or the relevant part of the contemplated transactions pursuant to Article 9(6) ECMR.

9.04 Orders and Laws. Without prejudice to Section 9.03, no court or Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any reasonably unforeseeable Law or Order (whether temporary, preliminary or permanent) that would materially impair the benefit to be derived by Parent from the transactions contemplated by the Definitive Agreements.

ARTICLE X

INDEMNIFICATION

10.01 Indemnification by Parent and Sellers. Subject to the provisions of this Agreement, Parent and Sellers hereby undertake to indemnify Purchaser, its Affiliate designated pursuant to Section 1.03(b)(ii) and any other Affiliate to which post-Completion any or all of the Shares are sold, assigned, transferred, conveyed and delivered (collectively, the “Purchaser Indemnified Persons”) for any actual Loss suffered by Purchaser, any of its Affiliates or any of the Group Companies:

(i) as a result of a breach of any of the representations and warranties made by Sellers set forth in Article II;

(ii) as a result of a breach of any of the representations and warranties made by Parent set forth in Article III;

(iii) as a result of any failure or refusal by Parent, Sellers or any of their Affiliates (or prior to Completion, a Group Company) to satisfy or perform any covenant or term of the Definitive Agreements required to be satisfied or performed by it;

(iv) arising out of or relating to the Excluded Assets and Liabilities, including the disposition of the Excluded Assets and Liabilities in accordance with Section 5.18;

(v) arising out of or relating to the Capital Reorganization; or

(vi) relating to or arising out of any of the assets or liabilities that were transferred in connection with the Divestitures.

10.02 Indemnification by Purchaser. Subject to the provisions of this Agreement, Purchaser hereby undertakes to indemnify any member of the Seller Group (the “Seller Indemnified Persons”) for any actual Loss suffered by such Seller Indemnified Person:

(i) as a result of a breach of any of the representations and warranties made by Purchaser set forth in Article IV; or

(ii) as a result of any failure or refusal by Purchaser (or, after Completion, a Group Company) to satisfy or perform any covenant or term of the Definitive Agreements required to be satisfied or performed by it.

10.03 Claims. (a) In order to be valid, any claims under the terms of this Article X (a “Claim”) and any claims under Section 7.04 (a “Tax Claim”) for which any Purchaser Indemnified Person or any Seller Indemnified Person is entitled to indemnification (the “Indemnified Party”) from Parent and Sellers, collectively, or Purchaser, as the case may be (in either case, the “Indemnifying Party”), shall be made in writing as follows:

(i) each shall state, with reasonable detail, the specific grounds therefor and the amount claimed, if it can be determined;

(ii) each shall include all available evidence necessary to demonstrate the soundness thereof; and

(iii) each shall be delivered by the Indemnified Party to the Indemnifying Party within the deadlines specified in Section 10.04 below.

(b) The Indemnifying Party shall for a period of three (3) months after receipt of the notice referred to in Section 10.03(a) have the right to remedy the Losses giving rise to the relevant Claim (excluding Tax Claims, which shall be governed exclusively by Section 7.04) before liability to indemnify the Indemnified Party for such Losses shall arise.

10.04 Deadlines for Claims. The Indemnifying Party shall have no liability with respect to any Claims or Tax Claims unless the Indemnified Party gives the Indemnifying Party written notice with respect thereto in accordance with Section 10.03 within (a) with respect to Tax Claims, seven (7) years after the Completion Date,

(b) with respect to Claims under Section 10.01(i) relating to Section 2.19, three (3) years after the Completion Date, (c) with respect to Claims under Sections 10.01(iii) and 10.02(ii), two (2) years after the last expected date of performance of such undertaking or covenant and (d) with respect to all other Claims, two (2) years after the Completion Date; provided however that no such deadline shall apply with respect to Claims involving Sections 2.01, 2.02, 2.03, 2.04, 2.05, 3.01, 3.02, 5.13, 10.01(iv), 10.01(v) and 10.01(vi). The Indemnifying Party shall have no liability with respect to any Claims unless the Indemnified Party initiated legal proceedings against the Indemnifying Party to recover Losses in respect of the relevant Claim within six (6) months from the date of written notice of such Claim in accordance with Section 10.03(a), provided that such requirement will not prohibit an Indemnified Person from aggregating Ranking Claims in compliance with Section 10.07.

10.05 Third Party Claims. If, following the Completion Date, an Indemnified Party becomes aware of any third party claim or potential claim (a “Third Party Claim”), which might lead to a Claim being made (excluding Tax Claims, which shall be governed exclusively by Section 7.04):

(a) the Indemnified Party shall not make any admission of liability, settlement or compromise and the Indemnified Party shall notify the Indemnifying Party of the Third Party Claim within twenty (20) Business Days of the Indemnified Party becoming aware of such Third Party Claim (or when an action is required from the Indemnified Party before a certain date subject to the Indemnified Party forfeiting its rights, no later than five (5) Business Days prior to such date) (the “Indemnification Notice”); provided, however, that the failure to timely give an Indemnification Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnification Notice shall constitute a Claim and shall include all of the information set out at Section 10.03 above;

(b) within twenty (20) Business Days of the Indemnification Notice having been served by the Indemnified Party, the Indemnifying Party shall inform the Indemnified Party whether it wishes to conduct the defense of such Third Party Claim on its own and at its own expense (which right to conduct said defense shall include the right to control and conduct any discussions or negotiations with any party in anticipation or pursuant to a claim being formally made against the Indemnified Party);

(c) if the Indemnifying Party notifies the Indemnified Party of its intention to conduct the defense of the Third Party Claim and agrees to fully and unconditionally indemnify the Indemnified Party in connection with said Third Party Claim, the Indemnifying Party shall retain counsel at its own expense to defend the interests of the Indemnified Party. At the Indemnifying Party’s request, the Indemnified Party shall present all arguments, submit all pleadings, take all actions, file all counterclaims and more generally cooperate with the Indemnifying Party and the counsel appointed by the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with all information or documents in relation to said Third Party Claim that the Indemnifying Party may reasonably request. The Indemnifying Party shall consult with the Indemnified Party about any strategic decision made in connection with the proceedings undertaken for the purpose of defending the interests of the Indemnified Party; and

(d) if the Indemnifying Party (i) notifies the Indemnified Party of its intention not to conduct the defense of the Third Party Claim, (ii) fails to reply to the Indemnification Notice within the time limit set out in paragraph (b) above or (iii) fails to agree to fully and unconditionally indemnify the Indemnified Party in connection with said Third Party Claim, the Indemnified Party shall have the right to conduct the defense of such Third Party Claim on its own and at its own expense. In such a case, the Indemnified Party shall be free to take any action that it may reasonably deem necessary in order to defend its interests. However, the Indemnified Party shall not enter into any settlement or withdraw from proceedings without having obtained the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed). In addition, the Indemnified Party shall consult the Indemnifying Party about any strategic decision made in connection with the proceedings undertaken for the purpose of defending the interests of the Indemnified Party.

10.06 Effective Nature of the Loss.

(a) For purposes of calculation of the indemnification due by the Indemnifying Party, any amounts to which the Indemnified Party or any of the Group Companies is entitled under insurance policies or would be so entitled had any of the Group Companies, at their sole discretion, either (i) retained the insurance policies in effect as at the date hereof or (ii) adopted insurance policies similar to those generally adopted by Purchaser’s European Affiliates as of the date hereof, shall be deducted. If the Indemnifying Party pays an indemnity in respect of a Loss and the Indemnified Party subsequently recovers or may recover (even after expiration of the relevant time limit set forth in Section 10.04) all or part of the amount of such indemnity from a third party (including insurance companies or Governmental or Regulatory Authorities), the Indemnified Party, immediately upon recovery thereof, shall pay to the Indemnifying Party the amount thereby recovered

(b) If a Claim is based upon a liability which is contingent only, no indemnification shall be due unless and until such liability becomes due and payable. This Section 10.06(b) does not prevent a Claim being filed even though based upon a liability which is contingent only and regardless of the fact whether such liability shall eventually become due and payable, with a view to meeting the deadlines provided in Section 10.04;

(c) No Purchaser Indemnified Person shall be indemnified for any Claims under Section 10.01 to the extent the amount of the relevant Loss (i) has been taken into account, by way of deduction, accrual, reserve or provision or (ii) has been compensated pursuant to a Purchase Price Adjustment in the Completion Accounts and/or the Completion Schedule; and

(d) The Indemnifying Party (and, for the avoidance of doubt, for these purposes, Parent and Sellers shall collectively be deemed to be an Indemnifying Party) shall not be liable more than once for the same Loss or the same matter giving rise to a Claim or a Tax Claim.

10.07 Determination of the Indemnification. (a) In respect of individual Claims, an Indemnified Party shall not be entitled to indemnification unless the amount of the indemnification exceeds $35,000 per such individual Claim (each, a “Ranking Claim”) and furthermore shall not be entitled to indemnification until the total of all Ranking Claims exceeds one percent (1%) of the Final Purchase Price, in which event such indemnification shall then become due for all Ranking Claims; provided that for purposes of the foregoing, any series of related Claims shall be considered an individual Claim. For the avoidance of doubt, Claims shall not be considered to be related solely because they arise as a result of a breach of the same representation and warranty; and

(b) The total indemnification that may be due by Purchaser on the one hand and Parent and Sellers, collectively, on the other hand shall not exceed in the aggregate twenty-five percent (25%) of the amount equal to the Final Purchase Price;

provided, however, that this Section 10.07 shall not apply to (x) Claims made pursuant to Section 10.01(iii), 10.01(iv), 10.01(v), 10.01(vi) or 10.02(ii), (y) Claims made pursuant to Sections 10.01(i) or 10.01(ii) with respect to breaches of representations or warranties made by an Indemnifying Person contained in Sections 2.01, 2.02, 2.03, 2.04, 2.05, 2.10, 3.01, 3.02, 4.01, 4.02, or 4.06 and (z) Tax Claims made pursuant to Section 7.04, except that Section 10.07(a) shall apply to Tax Claims made pursuant to Section 7.04. In the event of a Claim or a Tax Claim made pursuant to the Sections listed in clauses (x), (y) and (z) of this Section 10.07(b), the total indemnification for which an Indemnifying Party may be collectively liable shall not exceed an amount equal to the Final Purchase Price.

(c) No indemnity payment shall be made under Section 7.04(a)(i) or (ii) until such time as the cumulative aggregate amount of Taxes indemnifiable thereunder (the “Cumulative Aggregate Indemnifiable Taxes”) exceeds the amount of the provision for Tax made in the Completion Accounts. On the first occasion that an indemnity payment is made under Section 7.04(a)(i) or (ii) (for the avoidance of doubt, because the Cumulative Aggregate Indemnifiable Taxes for the first time exceeds the amount of the provision for Tax made in the Completion Accounts (the amount of such excess referred to hereinafter as the “Excess”)), the amount of the indemnity payment shall not exceed an amount equal to the Excess. Subsequent indemnity payments made under Section 7.04(a)(i) or (ii) shall not be limited in this way.

10.08 Exonerating and Mitigating Factors. (a) The Indemnifying Party shall not be held liable in respect of any breach of representation or warranty which would not have occurred but for any Law passed or changed after the Completion Date or any change in accounting policies, bases or practices after the Completion Date required by Law or generally accepted accounting principles in any relevant jurisdiction.

(b) In the event the Indemnified Party is entitled to recover from a third party any sum in respect of any matter which could be the subject of a Claim, the Indemnified Party shall promptly notify the Indemnifying Party of all relevant details concerning such entitlement after becoming aware of such entitlement and take all reasonable steps in order to enforce its rights against the relevant third Party. Any amount recovered shall be set off against the relevant Claim or, if the Indemnifying Party has already made a payment in respect of the relevant Claim, the Indemnified Party shall promptly pay to the Indemnifying Party a sum equal to the lesser of (i) any amount recovered from the third party; and (ii) the amount (if any) already paid by the Indemnifying Party in respect of such Claim.

(c) The Indemnifying Party shall not be held liable in respect of a Claim to the extent that the matter giving rise to the Claim would not have arisen but for (i) any matter or thing done or omitted to be done before or after Completion pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Indemnified Party, or (ii) any act, omission or transaction that was done with the intent to create a Claim by the Indemnified Party or any Affiliate of the Indemnified Party or their respective directors, officers, employees or agents after Completion.

(d) The Indemnifying Party shall not be held liable in respect of a Claim as long as the Indemnified Party or any Affiliate of the Indemnified Party fails to act in accordance with any of the Definitive Agreements in connection with the matter giving rise to the Claim.

(e) The Indemnified Party shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses, and the Indemnifying Party shall not be held liable for Losses caused or increased by the Indemnified Party’s failure to so act.

10.09 Payment. All amounts owed by the Indemnifying Party to the Indemnified Party (if any) shall be paid within ten (10) Business Days after an arbitration award rendered in accordance with Section 13.14 or after a final settlement or agreement as to the amount owed is executed.

10.10 Security. As security for the timely fulfillment of Parent’s and Sellers’ obligations under this Article X and Section 7.04(a), at Completion, Parent shall deliver to Purchaser a guarantee from a bank mutually acceptable to the Parties substantially in the form attached hereto as Exhibit D (the “Indemnity Guarantee”), guaranteeing Parent’s and Sellers’ payment obligations under this Article X and Section 7.04(a).

ARTICLE XI

TERMINATION

11.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Completion, whether before or after obtaining approval of the Resolution:

(a) by mutual written agreement of Parent and Purchaser;

(b) by either Parent or Purchaser if:

(i) any court or Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement; provided, however, that prior to terminating the Agreement pursuant to this Section 11.01(b)(i), the terminating party shall have used its reasonable efforts to challenge such Order or other action with respect to the transactions contemplated by this Agreement;

(ii) if the Completion Date shall not have occurred on or before March 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii)

shall not be available to any Party whose failure to fulfill any obligation under the Definitive Agreements shall have been the principal cause of the failure of the Completion Date to have occurred on or prior to such date;

(c) by either Parent (provided that neither it nor any Seller is in material breach of any of their obligations under Section 7.03) or Purchaser (i) if the Resolution shall not have been approved by the shareholders of Parent at the Parent Shareholder Meeting (or at any adjournment or postponement thereof at which a vote on such approval was taken) duly convened in accordance with applicable Laws and pursuant to the terms of this Agreement and (ii) without prejudice to Section 11.02(b)(ii), if the Board shall have withdrawn, modified or changed, in a manner adverse to Purchaser the Board Recommendation in accordance with Section7.03(h);

(d) by Parent if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other obligations contained in the Definitive Agreements, such that the conditions set forth in Article IX are not capable of being satisfied on or before the Outside Date; or

(e) by Purchaser if:

(i) Sellers or Parent shall have breached in any material respect any of their representations, warranties, covenants or other obligations contained in the Definitive Agreements such that the conditions set forth in Article VIII are not capable of being satisfied or the consequences thereof remedied on or before the Outside Date;

(ii) Sellers or Parent shall have breached and failed to remedy any of their obligations under Section 7.03; or

(iii) Parent furnishes information concerning the businesses, properties or assets of the Group Companies to any Person or group, and engages in discussions and negotiations with such Person or group concerning an acquisition in accordance with Section 7.03(e).

(f) The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party in accordance with Section 13.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

11.02 Effect of Termination. (a) If this Agreement is validly terminated pursuant to Section 11.01, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of Sellers or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that (i) the provisions with respect to expenses in Section 13.04 and Section 11.02(b) shall continue to apply following any such termination and (ii) without prejudice to Section 7.03, the Confidentiality Agreement shall survive termination, provided however, that notwithstanding the foregoing, this Section 11.02 shall not relieve any party hereto from liability for willful breach of this Agreement, fraud or willful misconduct.

(b) Parent shall pay, or cause to be paid, to Purchaser within two (2) Business Days following a demand for payment following a termination of this Agreement (in the circumstances described below) an amount, in immediately available U.S. Dollars (to such account(s) as Purchaser may designate in its notice of termination), equal to one percent (1%) of the market capitalization of Parent calculated in accordance with the applicable provisions of the UKLA listing rules (the “Fee”):

(i) If this Agreement is terminated by Purchaser pursuant to Section 11.01(e)(i) as a result of the failure to satisfy the condition set forth in Section 8.05; or

(ii) if this Agreement is terminated by Purchaser pursuant to Section 11.01(c)(ii) or 11.01(e)(iii); or

(iii) the Cypress Shareholders shall have breached any of their material obligations under the Voting Agreement and the transaction contemplated by this Agreement is not consummated as a result thereof.

provided, that Parent shall not be obliged to pay any fee to Purchaser in excess of (i) the amount the Panel on Takeovers and Mergers determines to be permissible under Rule 21.2 of the City Code on Takeovers and

Mergers to the extent applicable and provided further that prior to the Completion Date, Parent shall not enter into any arrangement relating to the payment of a break or inducement fee with a third party which would, under the Rules of the City Code on Takeovers and Mergers, have the effect of reducing the amount of the break fee that would otherwise be payable to Purchaser in accordance with the provisions of this Section 11.02(b) or (ii) the amount permitted without shareholder approval by the UKLA listing rules, and provided, further that any payment of the Fee made pursuant to this Section 11.02(b) is without prejudice to any other rights Purchaser may have by law or under the Definitive Agreements, except in the case of a termination pursuant to Sections 11.01(c)(ii) or 11.01(e)(iii), in which case payment of the Fee shall be the only remedy available to Purchaser.

11.03 Rescission. Without prejudice to Sections 11.01 and 11.02 or otherwise, the Parties waive to the greatest extent legally possible their respective rights to rescind (ontbinden) or demand in legal proceedings the rescission (ontbinding) of this Agreement pursuant to Section 6:265 of the Dutch Civil Code or otherwise, provided, however, that Purchaser shall have the right to rescind (ontbinden) or demand in legal proceedings the rescission (ontbinding) of the Definitive Agreements pursuant to Section 6:265 of the Dutch Civil Code if there is any defect in title to the Shares of any of the Group Companies located in France, Germany, the United Kingdom, The Netherlands, and Italy.

ARTICLE XII

DEFINITIONS

12.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“ABN AMRO Facility” means that certain credit facility by and among ABN AMRO Bank, N.V. and certain of the Group Companies dated as of November 2004.

“Acquisition Proposal” has the meaning ascribed to it in Section 7.03(a)(i).

“Acquisition Transaction” has the meaning ascribed to it in Section 7.03(a)(ii).

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

“Actual Tax Amount” has the meaning ascribed to it in Annex H.

“Advertising and Technical Materials” has the meaning ascribed to it in Section 5.11(d)(iii).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

“Agreement” means this Stock Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto, as the same shall be amended from time to time.

“APBO” has the meaning ascribed to it in Annex G.

“Australian Sale” means the sale of 100% of the share capital of Danka Australasia Pty Limited to Onesource Australia Pty Ltd, which closed effective July 1, 2006.

“Bank Accounts” has the meaning ascribed to it in Section 2.25.

“Bank of America Facilities” means (i) the Second Amended and Restated Credit Agreement, as amended, dated November 25, 2002 by and among Danka Business Systems PLC, Dankalux Sarl & Co SCA, Danka

Holding Company, the secured financial institutions from time to time a party and Bank of America, N.A., as agent and (ii) the loan agreement entered into on December 5, 1996 by and among Danka Business Systems PLC, DankaLux S.à.r.l. & Co and Danka Holding Company and NationsBank N.A. (now Bank of America) and other financial institutions.

“Base Purchase Price” has the meaning ascribed to it in Section 1.04(a).

“Benefit” has the meaning ascribed to it in Section 7.04(g)(iii).

“Benefits Adjustment” has the meaning ascribed to it in Section 1.04(c).

“Benefits Amount” has the meaning ascribed to it in Annex G.

“Board” means the board of directors of Parent.

“Board Recommendation” has the meaning ascribed to it in Section 3.15.

“Books and Records” means all material files, documents, instruments, papers, books and records relating to the business of each Group Company, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title documents, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Assets” means all of the assets, properties, rights, Contracts, claims and interests, whether tangible or intangible, real, personal or mixed, whether or not appearing on the Books and Records that are used in, or that relate to, the business of the Group Companies in the ordinary course consistent with past practice.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in London, New York City and Amsterdam are authorized or obligated to close.

“Canadian Sale” means the sale of 100% of the share capital of Danka Canada Inc. by Danka Business Finance Ltd. to Pitney Bowes of Canada Ltd., which closed June 30, 2005.

“Capital Reorganization” means (i) a series of intra-group transactions to be completed by Parent and its Affiliates (including the Group Companies) in the manner and under the conditions set forth in Annex P and in accordance with Section 5.05, to settle the Inter-Company Loans and to carve out the Excluded Assets and Liabilities in substantially a similar way and form as the transactions identified on Appendix 1 to Annex P, which would have been implemented if such capital reorganization would have been completed as per the Reference Date, and (ii) the re-registration of Danka UK Plc as a private limited company.

“Circular” has the meaning ascribed to it in Section 7.03(b).

“Claim” has the meaning ascribed to it in Section 10.03.

“Code” has the meaning ascribed to it in Section 2.13(d).

“Companies” has the meaning ascribed to it in the recitals of this Agreement.

“Competition Authorities” has the meaning ascribed to it in Section 7.01(b).

“Completion” means the closing of the transactions contemplated by Section 1.03.

“Completion Accounts” has the meaning ascribed to it in Section 1.05(a).

“Completion Date” means the last day of the month during which all the conditions, consents, approvals, actions, filings, notices or waiting periods described in Article VIII and Article IX have been satisfied, obtained, made or given or have expired, as applicable, unless all such conditions are fulfilled less than five (5) Business Days before the end of the relevant month, in which case the Completion Date shall be the last day of the following month, unless otherwise agreed; provided, in each case, that if such last day is not a Business Day, the Completion shall take place on the Business Day immediately preceding but shall be effective on such last day.

“Completion Net Worth” means the Net Worth as of the Completion Date.

“Completion Schedule” has the meaning ascribed to it in Section 1.05(a).

“Confidentiality Agreement” has the meaning ascribed to it in Section 7.06(a).

“Contest” has the meaning ascribed to it in Section 7.04(d).

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (written or oral).

“Cumulative Aggregate Indemnifiable Taxes” has the meaning ascribed to it in Section 10.07(c).

“Cypress Shareholders” has the meaning ascribed to it in the recitals of this Agreement.

“Danka European IP” means the Intellectual Property owned by Sellers or their Affiliates which at Completion or in the three (3) years prior to Completion: (a) is or has been used exclusively by any Group Company, (b) is or has been used by any Group Company in the ordinary course of business and the absence of which would be reasonably expected to materially interfere with the continued operation of such Group Company, or (c) is or has been used predominantly in the European Territory, by any Group Company or any predecessor thereof, including the registered Intellectual Property described in Annex Q (and for the purposes of this definition, an appropriate consideration for determining what constitutes “predominant” use includes but is not limited to the sales volumes of products and services to which the Intellectual Property has been applied).

“Danka European IP Assignments” mean the assignment agreements in respect of the Danka European IP substantially in the form attached hereto as Exhibit B.

“Danka Licensed Trademarks” has the meaning ascribed to it in Section 5.11(d)(ii).

“Danka Trademark Licensee” has the meaning ascribed to it in Section 5.11(d)(ii).

“Danka Trademark Licensor” has the meaning ascribed to it in Section 5.11(d)(ii).

“Data Room” means the virtual data room established by Parent and Sellers with Capital DataRoom.

“Data Room DVD” has the meaning ascribed to it in Section 5.14.

“Definitive Agreements” means this Agreement, the Transition Services Agreement, the Danka European IP Assignments, the Purchaser License Agreement, the Voting Agreement and the Indemnity Guarantee.

“Definitive Proxy Statement” has the meaning ascribed to it in Section 7.03(j).

“Disclosed Information” means any matter, fact or circumstance (i) disclosed in this Agreement, (ii) fairly disclosed in the Disclosure Schedules (including any documents referred to therein) such that the applicability of such disclosure to the matter duly qualified is reasonably clear or apparent, (iii) fairly disclosed on the Data

Room DVD such that the applicability of such disclosure to the matter duly qualified is reasonably clear or apparent; provided that any information that is contained on the Data Room DVD but which was not in the Data Room as of October 9, 2006 shall not be considered Disclosed Information and provided further that the document Pending Litigation and Claims Summary Report dated March 2006 located at Europe(14)(a) and at Worldwide(14)(a) in the Data Room shall not be considered Disclosed Information and (iv) disclosed in any information publicly available, contained or referred to at any relevant stock exchange, stock exchange regulatory authority, court, company, commercial, land or intellectual property register, it being understood that to the extent that a matter relates to Sections 2.01, 2.02, 2.03, 2.04, 2.05, 3.01 or 3.02, such matter will only be deemed Disclosed Information if specific mention thereof is made in the relevant section of the Disclosure Schedule.

“Disclosure Schedule” means the schedule attached hereto delivered to Purchaser by Parent and Sellers herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Parent and Sellers pursuant to this Agreement (a substantially complete draft of which has been delivered to Purchaser not later than three (3) Business Days prior to the date hereof), as supplemented or amended in accordance with Section 5.07(b).

“Dispute” has the meaning ascribed to it in Section 13.14(a).

“Dispute Notice” has the meaning ascribed to it in Section 1.05(c).

“Disputed Items” has the meaning ascribed to it in Section 1.05(e).

“Divested Companies” means Danka Canada, Inc., the Latin American Companies, Danka Deutschland Holding, certain assets of Danka Nederland B.V.’s branch office in Greece, Danka Magyarorszag Kft, Danka Holdings S.p.A., Danka Polska, Danka Portugal S.A., Danka Australasia Pty Limited, certain assets of Danka Nederland B.V.’s branch office in Russia and certain assets of Danka UK Plc constituting its Scottish business.

“Divestitures” means the Canadian Sale, the Latin American Sale, the European Sales, the Australian Sale and the Pitney Bowes Sales.

“Downward Adjustment” has the meaning ascribed to it in Section 1.06.

“ECMR” means the European Community Merger Regulation 139/2004 on the control of concentrations among undertakings.

“Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, workplace, and real property and the physical buildings, structures, improvement and fixtures thereon, including the sewer, septic and waste treatment, storage or disposal systems servicing the properties.

“Environmental Claim” has the meaning ascribed to it in Section 2.19(c).

“Environmental Law” means any Law or Order relating to the regulation or protection of human health, safety or the Environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the Environment (including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of the United States of America of 1974, as amended.

“European Sales” means (i) the sale of certain assets of Danka Nederland B.V.’s branch office in Greece in 2003, (ii) the sale of 100% of the quota of Danka Magyarorszag Kft to Bravocopy Kft, which closed on October 31, 2003, (iii) the sale of 100% of the shares of Danka Holdings S.p.A. to Nazionale Fiduciaria S.p.A., which closed on January 9, 2006, (iv) the sale of 100% of the shares of Danka Polska to Marzena Machajska, Julita Brzezinska and Aleksandra Zugaj, which closed on January 31, 2004, (v) the sale of 100% of the share capital of Danka Portugal S.A. to Nuno Filipe Bugarim Machado, which closed on December 31, 2004, (vi) the sale of certain assets of Danka Nederland B.V.’s branch office in Russia to O.O.O. Canon Ru, which closed on January 1, 2005 and (vii) the sale of certain assets of Danka UK Plc constituting its Scottish business to Capital Copiers (Edinburgh) Limited, which closed on June 1, 2006.

“European Territory” means the jurisdictions of incorporation of the Group Companies and any other jurisdictions in which any Group Company conducts business as at the date hereof.

“Examination Period” has the meaning ascribed to it in Section 1.05(c).

“Excess” has the meaning ascribed to it in Section 10.07(c).

“Exchange Act” has the meaning ascribed to it in Section 3.08(a).

“Excluded Assets and Liabilities” has the meaning ascribed to it in Section 5.18.

“Existing VAT Group” has the meaning ascribed to it in Section 7.04(m).

“Fee” has the meaning ascribed to it in Section 11.02(b).

“Final Purchase Price” has the meaning ascribed to it in Section 1.04(a).

“Fleet Facility” means that certain Loan and Security Agreement dated July 1, 2003, by and among Danka Office Imaging Company and Danka Holding Company, as Borrowers, Danka Business Systems PLC, as a guarantor, the lenders party thereto and Bank of America, the successor to Fleet Capital Corporation, as collateral and administrative agent.

“FSA” means the United Kingdom Financial Services Authority, being the competent authority under Part VI of the Financial Services and Markets Act 2000.

“Funded Status” has the meaning ascribed to it in Annex G.

“Governmental or Regulatory Authority” means any supranational or national court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality or other political subdivision thereof.

“GPA” has the meaning ascribed to it in Section 7.04(n).

“Group Companies” means the Companies together with the Group Subsidiaries.

“Group Relief” has the meaning ascribed to it in Section 7.04(o).

“Group Relief Periods” has the meaning ascribed to it in Section 7.04(o).

“Group Subsidiaries” has the meaning ascribed to it in Section 2.05(a).

“Hazardous Material” means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable; (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of “hazardous substances,”

“hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

“Holdback Amount” means seven million and five hundred thousand U.S. Dollars ($7,500,000).

“ICC” has the meaning ascribed to it in Section 13.14(b).

“ICC Rules” has the meaning ascribed to it in Section 13.14(b).

“ICTA” has the meaning ascribed to it in Section 7.04(o).

“Identified Contract” has the meaning ascribed to it in Section 2.16(a).

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) representing any agreement with respect to any interest rate, exchange rate, commodity or equity derivative or similar transactions, or (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

“Indemnification Notice” has the meaning ascribed to it in Section 10.05(a).

“Indemnified Party” has the meaning ascribed to it in Section 10.03.

“Indemnifying Party” has the meaning ascribed to it in Section 10.03.

“Indemnity Guarantee” has the meaning ascribed to it in Section 10.10.

“Independent Auditor” has the meaning ascribed to it in Section 1.05(e).

“Independent Contractor” means an individual other than an employee who directly or indirectly provides services on a substantially full-time basis to any Group Company on an ongoing basis.

“Insurance Policies” has the meaning ascribed to it in Section 2.21(a).

“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, and all goodwill in relation thereto, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, software (including source code and object code), know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights and all other forms of protection having similar or equivalent effect in any jurisdiction.

“Inter-Company Loan” means any loan or other inter-company receivable between one or more members of the Seller Group, on the one hand, and one or more Group Company, on the other hand.

“Interest Rate” means the then Euro Interbank Offered Rate for 3 month deposits, based on a 365-day year, plus one-tenth of one percent (0.10%) calculated daily and compounded annually.

“IT Systems” means all the data, hardware and software used or exploited by any Group Company in the ordinary course of its business.

“Italian Factoring Arrangement” means the factoring arrangements entered into pursuant to three factoring agreements (as amended) between Danka Italia S.p.A. and Factorit S.p.A. two of which are dated 13 December 2001, and one of which is dated 24 June 2002.

“Knowledge of Parent” means the actual knowledge of the officers and employees of Parent listed in Section 12.01(a) of the Disclosure Schedule.

“Knowledge of Purchaser” means the actual knowledge of the officers and employees of Purchaser listed in Schedule 12.01.

“Knowledge of Sellers” means the actual knowledge of the officers and employees of Sellers and Parent listed in Section 12.01(b) of the Disclosure Schedule.

“Latin American Companies” means TOPAC International I, TOPAC International II and their subsidiaries.

“Latin American Sale” means the sale of 100% of the shares of TOPAC International I and TOPAC International II by Danka Holding Company to Toshiba America Business Solutions Inc., which closed on September 23, 2005.

“Laws” means all laws, statutes, rules, regulations and other pronouncements having the effect of law of any country, state, province, city or other political subdivision thereof or of any Governmental or Regulatory Authority.

“Lease Financing Arrangements” means, with respect to any Group Company, the financing arrangements pursuant to which a Group Company leases equipment (together with a servicing contract) to third parties (the “Primary Lease”), and then sells the Primary Lease to third party leasing companies and subsequently acts as agent for the third party leasing companies (the “Secondary Lease”).

“Lexmark Agreement” means that certain Service Provider Agreement dated February 1, 2005 between Parent and Lexmark International, Inc. and Lexmark International Technology S.A.

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, usufruct, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” means any and all damages as referred to in article 6:96 Dutch Civil Code suffered or incurred by an Indemnified Party excluding consequential damages.

“Material Adverse Effect” means any change that has a material adverse effect (excluding short term fluctuations consistent with past experience) on the business, condition, (financial or otherwise), properties, customer or supplier relationships, assets, liabilities, or results of operations of the Group Companies on an aggregated basis or on an individual basis for any Group Company in France, Germany, the United Kingdom, Italy and The Netherlands, but shall exclude any matter or circumstance or change resulting from (1) matters that are treated by the Definitive Agreements as having been disclosed to Purchaser as of the date hereof, (2) changes in stock, banking or capital markets, interest rates, exchange rates, commodity prices or other national or international financial, political or economic conditions, (3) changes in conditions generally affecting the industries in which the Group Companies operate, (4) any actions taken, or failures to take action, or such other changes or events, in each case to which Purchaser has consented in advance or (5) disclosure or announcement of this Agreement and/or the transactions contemplated hereby including by reason of the identity of Purchaser or any communication by Purchaser regarding its plans or intentions with respect to the conduct of the business of the Group Companies.

“MIF” means contracted machines in field.

“Net Working Capital” means the amount, as of a certain date, determined in accordance with the provisions set forth in Annex H, which sets forth each of the current asset and current liability accounts of each Group Company to be used to determine the Working Capital.

“Net Worth” means the amount, as of a certain date, determined in accordance with the provisions set forth in Annex H.

“Net Worth Adjustment” has the meaning ascribed to it in Section 1.04(b).

“Net Worth Statement” has the meaning ascribed to it in Annex H.

“Nominated Company” has the meaning ascribed to it in Section 7.04(n).

“Option” with respect to any Person means any security, right, subscription, warrant, option, depositary receipts for shares, profit share certificates or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock or other equity interests of such Person are voted.

“Order” means any judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Outside Date” has the meaning ascribed to it in Section 11.01(b)(ii).

“Parent” has the meaning ascribed to it in the preamble of this Agreement.

“Parent Representative” means the representative of Parent for purposes of Section 13.14 who is identified in writing to Purchaser prior to Completion, and who may be changed by prior written notice from time to time.

“Parent Shareholder Meeting” has the meaning ascribed to it in Section 7.03(b).

“Parent Takeover Offer” has the meaning ascribed to it in Section 7.03(a)(iii).

“Parties” has the meaning ascribed to it in the preamble of this Agreement.

“PBO” has the meaning ascribed to it in Annex G.

“Permitted Liens” means (a) mechanic’s, materialman’s, supplier’s and similar liens arising or incurred in the ordinary course of business which relate to amounts not yet due and payable, (b) liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings, (c) unpaid sellers’ liens and purchase money liens incurred in the ordinary course of business and liens securing rental payments not yet due and payable, (d) zoning ordinances and other governmental land or asset use restrictions, (e) easements, reservations and restrictions of legal record affecting real property which would not, individually or in the aggregate, materially affect the value of such real property or materially interfere with the present use of such real property and (f) workers and unemployment compensation liens arising or incurred in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, association or Governmental or Regulatory Authority.

“Pitney Bowes Sale” means the sale of certain worldwide assets by Parent and its subsidiaries to Pitney Bowes Inc. pursuant to an asset purchase agreement dated April 19, 2001, including the sale of assets by Danka Deutschland Holding to Pitney Bowes Management Services Deutschland GmbH, Viernheim.

“Plans” means all benefit and compensation plans, contracts, policies, agreements or arrangements (A) maintained by a Group Company or a member of the Seller Group for the benefit of current or former employees or directors of a Group Company, (B) in respect of which any Group Company or a member of the Seller Group for the benefit of current or former employees or directors of a Group Company has contributed, or (C) in respect of which any Group Company has any liability (whether actual or contingent), including plans providing benefits on retirement, early retirement, death, termination of employment (whether voluntary or not), or during periods of sickness or disablement, or any deferred or incentive compensation, welfare, healthcare, medical, stock or stock-related award plans, including individual pension commitments, “jubilee” pension benefits and retirement and termination indemnity arrangements.

“Preliminary Proxy Statement” has the meaning ascribed to it in Section 7.03(j).

“Primary Lease” has the meaning ascribed to it in the definition of Lease Financing Arrangements.

“Proxy Statement” has the meaning ascribed to it in Section 7.03(j).

“Purchase Price” means the amount payable by Purchaser for the Shares, calculated in accordance with the terms of this Agreement.

“Purchase Price Adjustments” has the meaning ascribed to it in Section 1.04(c).

“Purchaser” has the meaning ascribed to it in the preamble of this Agreement.

“Purchaser Indemnified Persons” has the meaning ascribed to it in Section 10.01.

“Purchaser Issue” has the meaning ascribed to it in Section 7.04(d).

“Purchaser Representative” means the representative of Purchaser for purposes of Section 13.14 who is identified in writing to Parent prior to Completion, and who may be changed by prior written notice from time to time.

“Purchaser Tax Relief” has the meaning ascribed to it in Section 7.04(c)(vi).

“Ranking Claim” has the meaning ascribed to it in Section 10.07.

“Reference Accounts” means the unaudited aggregated accounts of the Group Companies as of the Reference Date consisting of the aggregated balance sheets prepared in accordance with Appendix 1 to Annex H.

“Reference Date” means March 31, 2006.

“Reference Net Worth” means the amount of Net Worth calculated as of the Reference Date in accordance with the provisions described in Annex H.

“Reference Working Capital” means the amount of Net Working Capital calculated as of the Reference Date in accordance with the provisions described in Annex H.

“Resolution” has the meaning ascribed to it in Section 3.15.

“SEC” has the meaning ascribed to it in Section 3.08(a).

“SEC Reports” has the meaning ascribed to it in Section 3.08(a).

“Secondary Lease” has the meaning ascribed to it in the definition of Lease Financing Arrangements.

“Seller Group” shall mean Parent and its Affiliates (other than the Group Companies).

“Seller Indemnified Persons” has the meaning ascribed to it in Section 10.02.

“Sellers” has the meaning ascribed to it in the preamble of this Agreement.

“Senior Notes” means Parent’s $175 million 11% Senior Notes due June 2, 2010, issued under an Indenture dated July 1, 2003.

“Shares” has the meaning ascribed to it in the recitals of this Agreement.

“Solvent” means, in respect of any Person at any specific time, that such Person is at such time able to pay its debts as they fall due, that at such time the value of the assets of such Person is not less than the amount of its liabilities (in the case of Parent, determined in accordance with U.S. GAAP) and that at such time such Person meets any other requirement under applicable Law, in each case, such that under the Laws applicable to such Person, a liquidator, receiver, trustee in bankruptcy or other similar office holder of that Person would not be entitled, on the basis of the Person’s ability to pay its debts or for any other reason, to have a transaction involving the disposition of any assets or property which is entered into or consummated by such Person at the relevant time reversed or set aside.

“Straddle Period” has the meaning ascribed to it in Section 7.04(a)(i)

“Subordinated Notes” means Parent’s $64.5 million 10% Subordinated Notes due April 1, 2008, issued under an indenture in 2001.

“Subsidiary” means for any Person, an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Tax Claim” has the meaning ascribed to it in Section 10.03.

“Tax Refund” has the meaning ascribed to it in Section 7.04(p).

“Tax Return” has the meaning ascribed to it in Section 2.10.

“Taxes” has the meaning ascribed to it in Section 2.10.

“Third Party Claim” has the meaning ascribed to it in Section 10.05.

“Transition Services Agreement” means the agreement by and among Parent and Purchaser, substantially in the form attached hereto as Exhibit C.

“UKLA” has the meaning ascribed to it in Section 3.08(b).

“Upward Adjustment” has the meaning ascribed to it in Section 1.06.

“U.S. GAAP” means the accounting principles that are generally accepted in the United States, the sources of which are described in paragraph .05 of US Auditing Standard AU Section 411.

“U.S. GAAP Tax Amount” has the meaning ascribed to it in Annex H.

“VAT” means (i) within the European Community such Tax as may be levied in accordance with (but subject to derogations from) EEC Directive 77/388 or any procedure laid down by any member state pursuant thereto and (ii) outside the European Community any Tax levied by reference to added value or sales.

“Voting Agreement” has the meaning ascribed to it in the recitals of this Agreement.

(b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the word “including” (or any derivative thereof) means “including without limitation;” and (v) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE XIII

MISCELLANEOUS

13.01 Agency. (a) Each Seller hereby (i) irrevocably appoints Parent as its agent and attorney-in-fact to take any action required or permitted to be taken by such Seller under the terms of this Agreement, including the giving and receipt of any notices to be delivered or received by or on behalf of any or all of the Sellers, the payment of expenses relating to the matters described herein, the representation of Sellers in indemnification proceedings or arbitration hereunder, and the right to waive, modify or amend any of the terms of this Agreement, and (ii) agrees to be bound by any and all actions taken by Parent on such Seller’s behalf.

(b) Purchaser shall be entitled to rely exclusively upon any communications or writings given or executed by Parent and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by Parent. Purchaser shall be entitled to disregard any notices or communications given or made by any Seller unless given or made through Parent.

(c) Purchaser hereby irrevocably authorizes any employee or associate of Buren van Velzen Guelen N.V., acting severally and not jointly, to initial each of the Annexes, Exhibits and Schedules hereto on its behalf. Parent and Sellers hereby irrevocably authorizes any employee or associate of Clifford Chance, acting severally and not jointly, to initial each of the Annexes, Exhibits and Schedules hereto on its behalf.

13.02 Notices. All notices, requests and other communications hereunder must be in writing and shall be deemed to have been duly given only if delivered personally or by facsimile transmission or by registered or certified mail, return receipt requested, to the Parties at the following addresses or facsimile numbers:

If to Purchaser, to:

Ricoh Europe B.V.

Professor W.H. Keesomlaan 1

NL-1183 DJ Amstelveen

The Netherlands

Facsimile No: + 31 (0)20-6473504

Attention: Mr. Shiro Sasaki,

    Chairman of the Board of Directors

with a copy (which shall not constitute notice) to:

Buren van Velzen Guelen N.V.

P.O. Box 18511

2502 EM The Hague

The Netherlands

Facsimile No: +31 70 356 13 40 (The Hague—A. Bickerweg 6—Fax)

Attention: Alfred P.J.M. Guelen

If to Sellers, to:

c/o Danka Business Systems Plc

11101 Roosevelt Boulevard

St Petersburg

Florida 33716

The United States of America

Facsimile No: +1 727 622 2185

Attention: Ed Quibell, Chief Financial Officer

and

c/o Danka Business Systems Plc

Masters House

107 Hammersmith Road

London W14 0QH

Attention: Company Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

United Kingdom

Facsimile No: +44 20 7519 7070

Attention: John Adebiyi

and

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago

IL 60606-1285

The United States of America

Facsimile No: +1 312 407 0411

Attention: Gary Cullen

If to Parent, to:

Danka Business Systems Plc

11101 Roosevelt Boulevard

St Petersburg

Florida 33716

The United States of America

Facsimile No: +1 727 622 2185

Attention: Ed Quibell, Chief Financial Officer

and

Danka Business Systems Plc

Masters House

107 Hammersmith Road

London W14 0QH

Attention: Company Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

United Kingdom

Facsimile No: +44 20 7519 7070

Attention: John Adebiyi

and

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago

IL 60606-1285

The United States of America

Facsimile No: +1 312 407 0411

Attention: Gary Cullen

All such notices, requests and other communications shall (i) if delivered personally to the address as provided in this Section 13.02, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 13.02, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 13.02, be deemed given upon delivery. Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other Party hereto.

13.03 Entire Agreement/Interpretation/Reliance. (a) The Definitive Agreements, when executed, and the Confidentiality Agreement supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof (including, for the avoidance of doubt, the offer letter dated September 20, 2006) and contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and thereof.

(b) The provisions contained in this Agreement regarding the representations and warranties shall also aim at effecting a division of risks taking into account the Law of The Netherlands. The parties consider legal certainty essential to the meaning that each of them awards to the provisions in that respect.

(c) Parties have each had this Agreement reviewed by experienced and qualified counsels and have had the opportunity to negotiate fully all of the provisions of this Agreement. This Agreement shall be construed and interpreted without regard to any maxim or principle of law that provides that any ambiguity in any provision in this Agreement should be construed against the Party whose counsel drafted the particular provision or any other part of the Agreement.

(d) Each Seller and Parent acknowledges that, subject to the provisions of this Agreement, the representations and warranties given by each Seller and Parent, respectively, and the facts and information expressed in these representations and warranties constitute essential elements of the sale of the Shares, and that, notwithstanding any due diligence investigations prior to the Completion Date, Purchaser is entering into this Agreement in reliance upon each of the representations and warranties given by each Seller and Parent, respectively.

(e) Purchaser acknowledges that it has conducted a due diligence investigation in relation to the legal, commercial and financial aspects of the Group Companies and their business, and confirms that:

(i) The representations and warranties given by Sellers and Parent are qualified generally by all Disclosed Information; and

(ii) The representations and warranties given by Sellers and Parent are the only representations given hereunder, Purchaser does not rely implicitly or explicitly on any other representations and warranties and any representations and warranties which might otherwise be deemed given by Sellers as a matter of any applicable Law are hereby excluded.

13.04 Expenses. Except as otherwise expressly provided in this Agreement (including as provided in Sections 1.05, 7.04 and 11.02), whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated by the Definitive Agreements.

13.05 Public Announcements. The Parties shall consult with each other and shall mutually agree upon any press releases or public announcements pertaining to this Agreement and the transactions contemplated by the Definitive Agreements and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or the rules and regulations of any securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other Party before issuing any such press releases or making any such public announcements.

13.06 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

13.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the Parties.

13.08 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

13.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties and any attempt to do so shall be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights or interests hereunder to one or more Affiliates, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder or increase the liabilities and obligations of Parent or any Seller in any respect and provided that such rights and interests shall be reassigned to Purchaser or another Affiliate thereof prior to the first Affiliate-assignee ceasing to be an Affiliate of Purchaser. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

13.10 Headings and Section References. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. All section references contained in this Agreement are to sections of this Agreement, except where the context requires otherwise.

13.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of the Parties under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

13.12 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of The Netherlands.

13.13 Liability/Parent Guaranty/Subordination. (a) Except as otherwise expressly provided herein, all undertakings and other obligations of Sellers under this Agreement shall be several.

(b) Parent hereby (i) makes for the benefit of Purchaser, and its applicable Affiliates, each of the representations and warranties of each Seller, and its applicable Affiliates, contained in this Agreement; (ii) fully, unconditionally and irrevocably guarantees the due and punctual performance of the obligations of each Seller, and its applicable Affiliates, pursuant to the Definitive Agreements, and (iii) irrevocably and unconditionally undertakes with Purchaser that, if any Seller or its applicable Affiliate shall fail in any respect to fulfill any of such Seller’s or such Affiliate’s obligations or shall be in breach of any of such Seller’s or such Affiliate’s warranties or covenants under the Definitive Agreements, Parent will indemnify Purchaser, and its applicable Affiliates, against all Losses which may be suffered or incurred by reason of such failure or breach of any Seller or its applicable Affiliates, and if any Seller or its applicable Affiliates shall so fail, Purchaser, and its applicable Affiliates, shall be at liberty to act and Parent shall be liable as if Parent were the Party principally bound by such obligations. The guarantee and indemnity contained in this Section 13.13 is a continuing guarantee and indemnity and shall remain in force until all obligations of any Seller, and its applicable Affiliates, under the Definitive Agreements to which it is or shall be a party have been fully performed and all sums payable by any Seller, and its applicable Affiliates, have been fully paid. The obligations of Parent shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate Parent from its obligations or affect such obligations including, whether or not known to Parent:

(i) any time, indulgence, waiver or consent at any time given to any Seller or any other Person;

(ii) any compromise or release of, or abstention from perfecting or enforcing, any rights or remedies against Purchaser or any other Person;

(iii) any legal limitation, disability, incapacity or other circumstance relating to Purchaser or any other Person or any amendment to or variation of the terms of the Definitive Agreements; and

(iv) any irregularity, unenforceability or invalidity of any obligations of Purchaser, and its applicable Affiliates, under the Definitive Agreements;

The guarantee and indemnity contained in this Section 13.13 may be enforced by Purchaser without first having to take any steps or proceedings against any Seller.

(c) Parent agrees that any Claims it has against any Seller, and its applicable Affiliates, that arise from this Agreement shall be subordinated in all respects to the Claims of Purchaser and its applicable Affiliates.

13.14 Dispute Resolution and Arbitration. (a) Except as provided in Section 1.04, if there shall be any dispute, controversy or claim (“Dispute”) between the Parties arising out of, relating to, or connected with this Agreement, the breach, termination or invalidity hereof, or the provisions contained herein or omitted herefrom, the Parties shall use their best efforts to resolve the matter on an amicable basis and in a manner fair and equitable to the Parties. If one Party notifies the other Party that a Dispute has arisen and the Parties are unable to resolve such Dispute within thirty (30) days from such notice, then the matter shall be referred to the Purchaser Representative and the Parent Representative. No recourse to arbitration under this Agreement shall take place unless and until such representatives of the Parties have been unable to resolve the Dispute within thirty (30) days after the expiration of the thirty (30) day period referred to above.

(b) The Parties irrevocably agree that any Disputes, other than as provided in Section 1.04 and 1.05, that are not resolved in accordance with Section 13.14(a) shall be finally settled by arbitration in The Hague, The Netherlands, by three arbitrators appointed and proceeding in accordance with the Rules of Arbitration (the “ICC Rules”) of the International Chamber of Commerce (the “ICC”) as the exclusive means of resolving such disputes. For purposes of appointing such arbitrators, each of Purchaser and Parent shall appoint one arbitrator. The third arbitrator shall be selected by the two Party-appointed arbitrators or, failing agreement within thirty (30) days after the Party-appointed arbitrators have been confirmed, by the ICC in accordance with the ICC Rules. In addition:

(i) All submissions and awards in relation to arbitration under this Agreement shall be made in English and all arbitration proceedings and all pleadings shall be in English.

(ii) Without prejudice to the right of the arbitrators to consider or apply any other applicable Law relevant to the Dispute, any Dispute shall be settled in accordance with the law of The Netherlands.

(iii) Any award shall be final and not subject to appeal and the Parties hereby waive all challenge to any award by the arbitrators under this Section 13.14(b). The decision of the arbitrators shall be final and binding on the Parties and may be presented by any Party for enforcement in any court of competent jurisdiction. In any such enforcement action, irrespective of where it is brought, no Party will (and the Parties hereby waive any right to) seek to invalidate or modify the decision of the arbitrators or otherwise to invalidate or circumvent the procedures set forth in this Section 13.14(b). Further, the Parties understand and agree that the provisions of this Section 13.14(b) may be specifically enforced by injunction or otherwise in any court of competent jurisdiction.

(iv) The fees and expenses, if any, of the arbitrators shall be allocated by the arbitrators among the Parties and shall be conclusive and binding on the Parties. Each Party shall otherwise bear its own fees and expenses incurred in connection with such Dispute.

(c) Except as may be required by applicable Law, stock exchange rules, Governmental Authorities, or in connection with the ordinary course operation of the Business Assets, the Parties agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any Party from disclosing information regarding the arbitration for purposes of enforcing the judgment of the arbitral tribunal or the expert arbitrator or in any court proceedings involving the Parties. The Parties further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

IN WITNESS WHEREOF, this Agreement has been duly executed by the duly authorized officer of each party hereto as of the date first above written.

RICOH EUROPE BV

By:	/s/ SHIRO SASAKI
Name:	Shiro Sasaki
Title:	Chairman of the Board of Directors

DANKA BUSINESS SYSTEMS PLC, in its capacity as Parent and as a Seller

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Chairman of the Board of Directors & Chief Executive Officer

DANKA HOLDINGS BELGIUM NV/SA

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Attorney

DANKA EUROPE B.V.

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Attorney

DANKA DANMARK HOLDINGS A/S

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Attorney

DANKA HOLDINGS SWEDEN AB

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Attorney

DANKA OFFICE IMAGING LIMITED

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Attorney

DANKA UK HOLDINGS LIMITED

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Attorney

DANKALUX SARL

By:	/s/ A.D. FRAZIER
Name:	A.D. Frazier
Title:	Attorney

ANNEX B

Investment Banking Corporate and Institutional Client Group World Financial Center North Tower New York, New York 10281-1330 212 449 1000

October 10, 2006

Board of Directors

Danka Business Systems PLC

11101 Roosevelt Boulevard

St. Petersburg, FL 33716

Members of the Board of Directors:

Danka Business Systems PLC (the “Company”) and Ricoh Europe B.V. (the “Acquiror”) propose to enter into a Share Purchase Agreement (the “Agreement”) pursuant to which the Company and its direct and indirect subsidiaries identified on Annex A thereto (collectively, the “Sellers”) will sell to the Acquiror (the “Transaction”) the Company’s European business operations through the sale of all outstanding capital stock of the companies identified on Annex B to the Agreement (the business of such companies being collectively referred to herein as the “Business”) for $210 million in cash (the “Consideration”), subject to adjustment as set forth in the Agreement.

You have asked us whether, in our opinion, the Consideration to be received by the Sellers pursuant to the Transaction is fair from a financial point of view to the Company.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Company and the Business that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Business furnished to us by the Company;

(3)	Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

(4)	Reviewed the results of operations of the Business and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

(6)	Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(7)	Reviewed a draft dated October 9, 2006 of the Agreement; and

(8)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Sellers or the Business or been furnished with any

B-1

such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Sellers or the Business under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Sellers or the Business. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Business. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We express no opinion as to the allocation of the Consideration among the Sellers or to any particular Seller.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services payable contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financing services to an affiliate of the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company’s ordinary shares, convertible participating shares, American Depositary Shares and other securities of the Company, as well as securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Sellers to engage in the Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Transaction or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the Sellers pursuant to the Transaction is fair from a financial point of view to the Company.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

                              INCORPORATED

B-2

ANNEX C

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the UK Financial Services and Markets Act 2000 if you are in the United Kingdom, or if not, from another appropriately authorised independent financial adviser.

If you have sold or otherwise transferred all of your Danka Ordinary Shares, please forward this document, together with the accompanying Form of Proxy and other documents, at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. If you have sold part only of your holding of Danka Ordinary Shares please consult the bank, stockbroker or other agent through whom the sale or transfer was effected.

Evolution Securities Limited, which is authorised in the United Kingdom by the Financial Services Authority, is acting as Sponsor to Danka Business Systems PLC and no-one else in relation to the matters described in this document and will not be responsible to anyone other than Danka Business Systems PLC for providing the protections afforded to customers of Evolution Securities Limited or for advising any other person in relation to the matters described in this document.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting exclusively for Danka Business Systems PLC and no-one else in relation to the matters described in this document and will not be responsible to anyone other than Danka Business Systems PLC for providing the protections afforded to its customers or for advising any other person in relation to the matters described in this document.

DANKA BUSINESS SYSTEMS PLC

(Incorporated and registered in England and Wales under the Companies Act 1985 with registered number 1101386)

Proposed Disposal of European Businesses

and

Notice of Extraordinary General Meeting

Your attention is drawn to the letter to shareholders from the Chairman of Danka which is set out on pages 1 to 6 of this document. This document contains the recommendation that you vote in favour of the Resolution to be proposed at the EGM.

Notice of the EGM of Danka to be held at 10.00 am on 19 January 2007 is set out at the end of this document.

A Form of Proxy to be used by holders of Danka Ordinary Shares in connection with the Resolution to be proposed at the EGM accompanies this circular. Whether or not holders of Danka Ordinary Shares intend to attend the EGM in person, they are requested to complete the Form of Proxy in accordance with the instructions printed on it and return it as soon as possible by post or (during normal business hours only) by hand but, in any event, so as to be received by Danka's registrars, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA, no later than 10.00 am on 17 January 2007.

Your attention is drawn to the risk factors set out in Part II of this document.

A summary of the action to be taken by Danka Shareholders is set out on page 5 of this document and in the Notice of Extraordinary General Meeting set out at the end of this document. The completion and return of the completed Form of Proxy will not prevent you from attending the EGM and voting in person (in substitution for your proxy vote) if you so wish (and are so entitled).

Expected Timetable of Principal Events

Latest date and time for receipt of Forms of Proxy	10.00 am, 17 January 2007

Extraordinary General Meeting	10.00 am, 19 January 2007

Expected Completion of the Disposal	31 January 2007

1.	All references to times in this document are to London times unless otherwise stated.

2.	Except where otherwise stated, amounts quoted in Euro in this document have been converted into equivalent sterling amounts, at the rate of €1.4913:£1, being the closing mid-point rate for 15 December 2006 sourced from WM/Reuters and published in the London edition of the Financial Times on 16 December 2006, the latest practicable date prior to the posting of this document.

3.	Except where otherwise stated, amounts quoted in Dollars in this document have been converted into equivalent sterling amounts, at the rate of US$1.9521:£1, being the closing mid-point rate for 15 December 2006 sourced from WM/Reuters and published in the London edition of the Financial Times on 16 December 2006, the latest practicable date prior to the posting of this document.

4.	Except where otherwise stated, amounts quoted in Brazilian Reais in this document have been converted into equivalent sterling amounts, at the rate of R$4.1868:£1, being the closing mid-point rate for 15 December 2006 sourced from WM/Reuters and published in the London edition of the Financial Times on 16 December 2006, the latest practicable date prior to the posting of this document.

5.	Except where otherwise stated, amounts quoted in Canadian Dollars in this document have been converted into equivalent sterling amounts, at the rate of CDN$2.2622:£1, being the closing mid-point rate for 15 December 2006 sourced from WM/Reuters and published in the London edition of the Financial Times on 16 December 2006, the latest practicable date prior to the posting of this document.

6.	Certain statements contained in this document, or otherwise made by Danka, including statements related to Danka’s future performance and its outlook for its businesses and respective markets, projections, statements of the Company’s plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to Danka that is based on its beliefs as well as assumptions, made by, and information currently available to Danka. The words “goal”, “anticipate”, “expect”, “believe”, “could”, “should”, “intend” and similar expressions as they relate to Danka are intended to identify forward-looking statements, although not all forward looking statements contain such identifying words. No assurance can be given that the results in any forward-looking statement will be achieved. Such statements reflect Danka’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements.

C-i

DIRECTORS, COMPANY SECRETARY AND ADVISERS

Directors	A.D. Frazier (Chairman and Chief Executive Officer)
Dr. Kevin C. Daly (Non-executive Director)
David J. Downes (Non-executive Director)
Jaime W. Ellertson (Non-executive Director)
Christopher B. Harned (Non-executive Director)
W. Andrew McKenna (Non-executive Director)
Joseph E. Parzick (Non-executive Director)
J. Ernest Riddle (Non-executive Director)
Erik Vonk (Non-executive Director)

Company Secretary	Paul Dumond

Registered Office	Masters House
107 Hammersmith Road
London W14 0QH

Financial Adviser	Merrill Lynch, Pierce, Fenner & Smith Incorporated
World Financial Center
North Tower
New York, New York 10281

Sponsor	Evolution Securities Limited
100 Wood Street
London EC2V 7AN

Legal Advisers	Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

Clifford Chance LLP
Droogbak 1A
1013 AG Amsterdam

Reporting Accountants	Ernst & Young LLP
1 More London Place
London SE1 2AF

Registrars	Computershare Services PLC
PO Box 1075
Bristol BS99 3FA

C-ii

PART I

LETTER FROM THE CHAIRMAN OF DANKA

DANKA BUSINESS SYSTEMS PLC

(Incorporated and registered in England and Wales under the Companies Act 1985 with registered number 1101386)

Registered office:

Masters House 107 Hammersmith Road London W14 0QH 19 December 2006

To the holders of Danka Ordinary Shares

Dear Danka Shareholder,

Disposal of Danka’s European Businesses

and

Notice of Extraordinary General Meeting

1.    Introduction

Your Board announced on 12 October 2006 that, following a competitive sale process, the Company had entered into a conditional agreement for the disposal of its European Businesses to Ricoh Europe B.V. for US$210.0 million (approximately £107.6 million) payable in cash at Completion, subject to certain net asset adjustments. Part III of this document sets out the principal terms and conditions of the Disposal and the Disposal Agreement in further detail.

The Disposal is conditional, amongst other things, on obtaining the approval of Danka Shareholders at the EGM. The Disposal, due to its size, requires shareholder approval under the Listing Rules. The purpose of this letter is to provide you with details of the Disposal, to explain why your Board believes it to be in the interests of Danka and its shareholders, and to ask Danka Shareholders to vote in favour of this proposal at the EGM, which is being convened at 10.00 am on 19 January 2007 for this purpose.

A notice is set out at the end of this document convening the EGM at which a resolution will be proposed to approve the Disposal.

The historical financial information referred to in this Part I, save for in paragraph 7, has been extracted without material adjustment from the consolidation schedules which support the audited consolidated financial statements of Danka for the year ended 31 March 2006.

2.    Information on Danka

Danka was formed in 1973 and is one of the leading independent providers of comprehensive document solutions including office imaging equipment, software, support, and related services and supplies in the United States and Europe. The Company offers a wide range of state of the art office imaging products, services, supplies and solutions that primarily include digital monochrome and colour copier/printers and peripherals (“MFPs”), facsimile machines and software, contract services, including professional and consulting services, maintenance, supplies, leasing arrangements, technical support and training.

The Company generated approximately 49 per cent. of its total revenue for the year ended 31 March 2006 from within the United States and 51 per cent. from Europe and Australia. Danka’s revenue is generated from two primary sources: (i) new retail equipment and related sales and (ii) service and supply contracts. The Company, through its U.S. subsidiaries, primarily sells Canon products in the United States, and currently sells, through the European Businesses, Ricoh products, on a retail and wholesale basis under the proprietary Infotec tradename, in Europe. The Company also sells other brands, including Kodak/Nexpress, Toshiba, Konica-Minolta and Hewlett-Packard. A significant portion of the Company’s retail equipment and related sales are made to existing customers, and nearly all are sold with a service or supply contract. In the United States these contracts typically have an initial term of one to three years and renew on an annual basis thereafter, whereas in Europe these contracts typically have a term of one to five years. A large majority of the Company’s retail equipment and related sales are financed by third party finance or leasing companies. For the year ended 31 March 2006, retail equipment and related sales accounted for approximately 39 per cent. of the Company’s total revenue.

The Company’s marketing and selling efforts target the mid- to high-volume black and white image market, which is concentrated in monochrome equipment that can produce from 31 to greater than 91 copies per minute, and the growing colour image market. Within these markets, the Company’s primary products include state of the art digital and colour copiers and MFPs that copy, print, scan and fax information and related software and service.

The Company currently operates in over 15 countries and employs approximately 4,500 individuals.

3.    Background to and reasons for the Disposal

Over the past several years, the Company’s business has been challenged by a number of factors, primarily technological advances in the markets the Company serves, the need to adapt to such advances and increased competition. These challenges have been exacerbated by the level of the Company’s indebtedness which includes the Subordinated Notes which fall due on 1 April 2008, and the Company’s liquidity requirements. In response to these challenges and in order to strengthen the Company’s balance sheet the Company has engaged in a number of restructuring transactions and cost reduction efforts and sold a number of its operations outside of the United States and Europe.

As part of the Company’s continued focus to improve its competitive position, restructure its balance sheet and enhance shareholder value, in 2005 the Board authorised management to engage a financial adviser to assist in the evaluation of the Company’s strategic alternatives.

In conjunction with its financial and legal advisers, the Board has considered a number of possible scenarios for a strategic transaction involving the Company, including a possible sale of the Company’s European operations, a sale of the Company’s U.S. operations and a sale of the entire Company, as well as a number of other strategic alternatives. The Board has also considered a scenario in which no strategic transaction was consummated and the effects of such a scenario on the Company.

In November 2005 the Company, in conjunction with its financial adviser, commenced a process in which potential bidders were contacted to solicit interest in a possible sale of all or part of the Company. This process culminated in the entry into by the Company of the Disposal Agreement which provides for the Disposal of the European Businesses to Ricoh on the terms summarised in this document.

The Board believes that the Disposal will enable the Company to focus on its US operations, and, with its existing facilities, fund the redemption of the Subordinated Notes. Should the Disposal not proceed, the Board would have to explore other means of financing the redemption of the Subordinated Notes.

4.    Information on the European Businesses

Danka is a leading independent provider of enterprise imaging systems and services. The Company delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions.

Danka’s prime revenue is generated by two principal sources: (i) new retail equipment and related sales and (ii) equipment service and supply contracts. The European Businesses sell products primarily manufactured by Ricoh which are then sold under the "Infotec" brand name. The European Businesses are characterised by the sale of new products with analogous service contracts for terms of between one to five years. Danka’s marketing, including that of the European Businesses, is targeted at the mid-to-high volume black and white imaging market, as well as the growing colour image market. Further information on the operations of the European Businesses is available in paragraph 2 of this Part I.

The Target Companies, which are direct or indirect wholly-owned subsidiaries of Danka, to be purchased by Ricoh are Danka Austria GmbH, Danka Belgium NV/SA, Danka Danmark A/S, Danka Deutschland Holding GmbH, Danka Office Products B.V., Danka Netherlands B.V., Danka Holdings B.V., Danka Holding France Sarl, Danka Holdings Iberia SA, Danka Holdings S.A., Danka Sverige AB, Danka Italia SpA, Danka Norge AS and Danka UK PLC. The Target Companies sell office equipment, the majority of which is manufactured by Affiliates of Ricoh, and provide after sales services and supplies. Ricoh will also purchase Danka Office Products BV, Danka’s dealer channel in Europe.

In the year ended 31 March 2006, Danka's European Businesses generated sales of approximately £293.3 million and an operating loss of approximately £1.8 million and their gross assets were approximately £123.8 million. Further financial information on the European Businesses is set out in Part IV of this document.

Danka Shareholders should read the whole of this document, including the financial information on the European Businesses in Part IV, and should not solely rely on the summarised financial information as set out above and in paragraph 7 below.

5.    Principal terms of the Disposal

Under the Disposal Agreement, which was signed on 12 October 2006, the Company and certain of its subsidiaries have agreed to sell the European Businesses to the Purchaser.

The purchase price for European Businesses is US$210.0 million (approximately £107.6 million). The purchase price is subject to certain net assets adjustments, as explained in Part III of this document.

The Disposal Agreement contains warranties and indemnities which are customary for a transaction of this nature.

The Disposal, which is expected to be completed in January 2007, is conditional, amongst other things, upon the approval of Danka Shareholders at the EGM. The parties shall each be entitled to terminate the Disposal Agreement if the conditions to the Disposal Agreement are not met on or before 31 March 2007.

Further information on the Disposal and the principal terms and conditions of the Disposal Agreement is set out in Part III of this document.

6.     Financial effects of the Disposal

The gross proceeds of the Disposal before expenses will be US$210.0 million (approximately £120.7 million). US$7.5 million (approximately £4.3 million) of the proceeds of the Disposal will be retained by the Purchaser as security for the obligations of the Sellers in respect of the purchase price adjustments, as described in Part III of this document, although the Company currently expects that a sum of at least this amount will be paid to it once the purchase price adjustments are finalised in accordance with the terms of the Disposal Agreement. Assuming such receipt by the Company of the retention sum of US$7.5 million, the net proceeds of the Disposal after expenses relating to the Disposal which are currently expected to be approximately US$7.0 million (approximately £4.0 million) are expected to be approximately US$203.0 million (approximately £116.7 million).

The net proceeds received by Danka from the Disposal will be used to reduce the Company’s indebtedness and improve its working capital. Specifically, as required under the terms of the Senior Notes on a material disposal, the Company will tender, at par, for all of the Senior Notes. There is no guarantee as to the par value of the Senior Notes that will be tendered. The Company will still have to redeem the Subordinated Notes in April 2008 and this will be financed from the remainder of the proceeds of the Disposal after the tender for the Senior Notes and the Company’s existing facilities.

On a pro forma basis, and after taking account of the Disposal, the Continuing Group’s unaudited net liabilities at 31 March 2006 would have been approximately £196 million as set out in Part V of this document.

The Disposal will reduce the revenues of the Group; however the resultant cash receipt will reduce the net indebtedness of the Continuing Group and consequently future interest payments. Overall the disposal is expected to be broadly neutral with respect to the Continuing Group’s earnings.

Upon consummation of the Disposal, the Company will continue as a public company focused on developing and improving the Company’s business in the United States. As the Company continues to restructure its balance sheet, the Company has retained independent advisers to explore ways in which it may further strengthen its balance sheet to give it increased financial flexibility to pursue its growth plans in the U.S.

Amounts quoted in Dollars in this paragraph 6 have been converted into equivalent sterling amounts at the rate of US$1.7393:£1, the United States Federal Reserve’s noon buying rate prevailing on 31 March 2006.

7.     Current trends in trading and prospects

On 7 November 2006, Danka announced its unaudited results for the quarter and six months ended 30 September 2006. These unaudited results are explained below and are set out in full in Part VI of this document.

In the unaudited results for the three months ended 30 September 2006, the Continuing Group’s operating earnings from continuing operations were £1.0 million versus a £9.3 million loss in the prior year second quarter (which included a £5.5 million loss on the sale of operations, principally in Central and South America) and a £3.1 million loss in the previous quarter. Adjusted operating losses from continuing operations were £25,000, versus a £5.0 million loss for the prior year second quarter and earnings of £2.5 million in the previous quarter. Total revenue from continuing operations was £58.1 million which was 23.6% lower than the prior year second quarter (20.6% excluding the Central and Latin American operations sold in the prior year) and down 13.1% sequentially.

In the unaudited results for the six months ended 30 September 2006, the Continuing Group’s operating loss from continuing operations was £2.1 million (including a net £1.4 million loss on the sale of operations) versus a £10.4 million loss in first six months of the prior year (which included a net £2.4 million loss on the sale of operations, principally in Canada and Central and South America). Adjusted operating earnings from continuing operations were £2.5 million, versus a £9.0 million loss in the first six months of the prior year. Total revenue was £124.9 million which was 21.8% lower than the same period in the prior year (15.4% excluding the Canadian and Central and Latin American operations sold in the prior year).

Unaudited consolidated gross margins from continuing operations for the three months ended 30 September 2006 were 34.3 per cent as compared to 37.1 per cent in the previous quarter and 34.8 per cent in the same quarter last year. The decrease sequentially was in the Company’s service and supplies retail business, which was impacted by normal seasonality.

Unaudited inventory levels reduced to £17.7 million for the three months ended 30 September 2006 as compared to £46.0 million in the prior quarter and £54.4 million in the quarter ended 30 September 2005. This reduction was due to a focus on improving working capital as well as the impact of treating the European business as an asset held for sale.

The three months ended 30 September is traditionally the weakest financial quarter for the year. The Directors believe, while not making a forecast, that revenue will grow in the second half of the financial year.

Since 30 September 2006 to date this has been the case, as the Company benefits from an expanded sales team and a seasonally stronger quarter. In line with this, the Directors expect to see an increase in inventory levels as sales grow. This, coupled with the Company’s continued focus to improve its competitive position and strengthened balance sheet as a result of the Disposal, leads the Directors to view the future with confidence

The current trading and prospects for the Continuing Group are discussed more fully in Part VI of this document.

8.     Risk Factors

Danka Shareholders should consider fully and carefully the risk factors associated with the Continuing Group, the European Businesses and the Disposal. Your attention is drawn to the risk factors set out in Part II of this document.

9.    Voting Agreement

The Purchaser and the Cypress Shareholders have entered into the Voting Agreement pursuant to which the Cypress Shareholders have, subject to certain exceptions, undertaken to the Purchaser to vote in favour of any resolution proposed to Danka Shareholders to approve the Disposal in accordance with the Disposal Agreement. As at 15 December 2006, being the latest practicable date prior to publication of this document, the Cypress Shareholders hold 312,353 Danka Participating Shares in aggregate carrying the right to exercise 27.4 per cent. of the voting rights carried by the Company’s entire issued share capital.

10.    Extraordinary General Meeting

The Disposal is conditional, amongst other things, upon obtaining the approval of Danka Shareholders at the EGM by the passing of the Resolution. An EGM is being convened at 10.00 am on 19 January 2007 at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS for the purpose of considering and, if thought fit, approving the Disposal. The notice convening the EGM is set out at the end of this document.

11.    Action to be taken

A Form of Proxy to be used by holders of Danka Ordinary Shares in connection with the EGM accompanies this document. Whether or not holders of Danka Ordinary Shares intend to attend the EGM in person, they are requested to complete the Form of Proxy in accordance with the instructions printed on it and return it as soon as possible by post or (during normal business hours only) by hand but, in any event, so as to be received by Danka's registrars, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA, no later than 10.00 am on 17 January 2007.

Completion and return of the Form of Proxy will not affect the right of holders of Danka Ordinary Shares to attend and vote in person at the Extraordinary General Meeting if they wish to do so.

Details of the action to be taken by holders of Danka Participating Shares and ADSs are set forth in the Proxy Statement which accompanies this document and such holders are referred thereto.

12.    Further information

The expected timetable of principal events for the Disposal is set out on page i of this document. Further information regarding the Disposal and the principal terms and conditions of the Disposal Agreement is set out in Part III of this document.

Your attention is drawn to the further information contained in Parts II to VII of this document, the Notice of Extraordinary General Meeting which forms part of this document, as well as to the Form of Proxy and the Proxy

Statement which accompany this document. Danka Shareholders should read the whole of this document and not just rely on the information contained in this letter.

13.    Recommendation to Danka Shareholders

The Board has received financial advice from Merrill Lynch in relation to the Disposal. In giving its financial advice to the Board, Merrill Lynch has relied on the Board's commercial assessment of the Disposal.

Your Board considers the Disposal to be in the best interests of Danka and Danka Shareholders as a whole. Accordingly, your Board recommends unanimously that Danka Shareholders vote in favour of the Resolution to be proposed at the EGM, as all Directors intend to do in respect of their beneficial shareholdings representing as at 15 December 2006 (being the latest practicable date prior to publication of this document) 674,284 Danka Ordinary Shares and 0.2 per cent. of the votes entitled to be cast at the Extraordinary General Meeting.

Yours sincerely,

A.D. Frazier

Chairman and Chief Executive Officer

PART II

RISK FACTORS

The following risk factors affecting the Group should be carefully considered by Danka Shareholders when deciding what action to take in relation to the Disposal. Prior to voting on the Disposal, Danka Shareholders should consider these risks fully and carefully, together with all other information set out in this document and the documents which accompany it.

Additional risks and uncertainties currently unknown to Danka, or which Danka currently deems immaterial, may also have an adverse effect on the financial condition or business of the Continuing Group and/or the European Businesses.

PART A: RISKS ASSOCIATED WITH THE CONTINUING GROUP

1.    Business Strategy

The Company believes that in order to stay competitive and generate positive earnings and cash flow, it must successfully implement its strategies.

In connection with the implementation of its strategies, the Company has launched, and may launch in the future, several operational and strategic initiatives. However the success of any of these initiatives may not be achieved if:

•	the Company does not maintain adequate levels of liquidity to finance such initiatives;

•	such initiatives are not accepted by its customers;

•	such initiatives do not result in revenue growth, generate cash flow, reduce operating costs or reduce its working capital investments; or

•	the Company is unable to provide the hardware, software, solutions or services necessary to successfully implement these initiatives or other products are introduced to the marketplace which result in its strategies being of less value to customers.

Failure to implement one or more of the strategies and related initiatives could materially and adversely affect the Company’s business, financial condition or results of operations. The risk of failing to implement the business strategy, as highlighted above, has been taken into consideration by the Directors and is not considered material in the next twelve months.

2.    Operating Earnings

The Company generated an operating loss for the financial year ended 31 March 2006 due to decreased revenue and gross margins and increased restructuring charges. The operating losses for the financial year ended 31 March 2006 included significant restructuring charges. If the Company is not able to increase its revenue and improve its gross margins or reduce its operating costs, these operating losses may continue in the future. As the Company continues to evaluate its business and strategies, the Company could incur future operating losses and/or restructuring charges which may materially and adversely affect its operations, financial position, liquidity and results of operations. If the Company incurs operating losses or does not generate sufficient profitability in the future, its growth potential and its ability to execute its business strategy may be limited. In addition, its ability to service its indebtedness may be impaired because it may not generate sufficient cash flow from operations to pay principal or interest when due. The risk of continued operating losses has been taking into consideration by the Directors and is not considered material in the next twelve months.

3.    Restructuring of Operations

The Company has implemented plans to reduce costs in order to become more competitive within its industry. These cost reduction plans involve, among other things, the outlay of cash for significant headcount reductions, the exit of certain non-strategic and non-core facilities, markets and products, the consolidation of many back-office functions into more centralised locations and the outsourcing of resource management functions and business process changes. If the Company fails to successfully implement its cost restructuring plans, including the timely buyout or sublease of vacant facilities, and fails to achieve its other long-term cost reduction goals, the Company may not reduce costs quickly enough to become more competitive within its industry or obtain necessary return on its cash investments. Additionally, the Company may lose valuable institutional knowledge, bear the risk of additional costs and expenses and incur a breakdown in its business and operational functions, including certain critical back-office operations, any of which could result in negative consequences to its customer service, its current internal control environment and operating results.

4.    Indebtedness

For the financial year ended 31 March 2006, the Company had audited consolidated indebtedness, including amounts due to the holders of the Danka Participating Shares and current maturities of long-term debt and notes payable, of approximately £314 million which included the Subordinated Notes and the Senior Notes. The Subordinated Notes accrue interest which is paid every six months on 1 April and 1 October, while the Senior Notes accrue interest which is paid every six months on 15 June and 15 December. The Subordinated Notes are due to be redeemed in April 2008 and the proceeds of the Disposal following the tender for the Senior Notes, combined with the Group’s existing facilities, will be utilised to redeem the Subordinated Notes. If the Disposal does not proceed the Board would have to explore other means of financing their redemption.

The amount of its indebtedness could have important consequences to the Company, including the following:

•	use of a portion of its cash flow to pay interest on its indebtedness will reduce the availability of its cash flow and liquidity to fund working capital, capital expenditures, strategic initiatives, restructuring and other business activities, including its ability to keep pace with the technological, competitive and other changes currently affecting its industry;

•	increase its vulnerability to general adverse economic and industry conditions;

•	limit its flexibility in planning for, or reacting to, changes in its business and the industry in which the Company operates;

•	limit its ability in making strategic acquisitions or exploiting business opportunities; and

•	limit its operational flexibility, including its ability to borrow additional funds, access its vendor credit lines, or dispose of assets.

5.    Debt and Credit Facilities

The indenture governing the Senior Notes and its $50 million senior secured revolving credit facility with Bank of America, which acquired Fleet Capital Corporation (the “Fleet Credit Facility”), contains representations, warranties and covenants that, among other things, limit the Company’s ability to: (1) incur additional indebtedness or, in the case of its restricted subsidiaries, issue preferred stock; (2) create liens; (3) pay dividends or make other restricted payments; (4) make certain investments; (5) sell or make certain dispositions of assets or engage in sale and leaseback transactions; (6) engage in transactions with Affiliates; (7) engage in certain business activities; and (8) engage in mergers or consolidations. They also restrict the ability of the Company’s restricted subsidiaries to pay dividends or make other payments to the Company. In addition, the indenture governing the Senior Notes may require the Company to use a portion of its excess cash flow (as defined in the indenture) to repay other senior indebtedness or offer to repurchase the Senior Notes.

6.    Competition

The industry in which the Company operates is highly competitive. The Company has competitors in all markets in which it operates, and its competitors include a number of companies worldwide with significant technological, distribution and financial resources. Competition in its industry is based upon many factors, including technology, performance, pricing, quality, reliability, distribution, market coverage, customer service and support and lease and rental financing. In addition, its equipment suppliers have established themselves as direct competitors in many of the areas in which the Company does business, and non-traditional competitors, primarily printer manufacturers, are developing technologies designed to lower prices.

Besides competition from within the office imaging industry, the Company is also experiencing competition from other sources as a result of evolving technology, including the development of alternative means of document processing, retention, storage and printing. The Company’s retail equipment operations are in direct competition with local and regional equipment suppliers and dealers, manufacturers, mass merchandisers and wholesale clubs. The Company has suffered, and may continue to suffer, from a reduction of its market share because of the high level of competition in its industry. The intense competition in its industry may result in pressure on the prices and margins that the Company can obtain for its products and this may affect its ability to retain customers, both of which could materially and adversely affect the Company’s business, financial condition or results of operations.

As the Company’s suppliers develop new products, there is no guarantee that they will permit it to distribute such products or that such products will meet its customers' needs and demands. In addition, some of its principal competitors design and manufacture new technology, which may give them a competitive advantage over the Company.

Furthermore, there is a trend within the Company’s industry to offer on-demand pricing, where the customer does not buy or lease the equipment. Rather, the customer is only charged for the number of images produced by the equipment. This trend could require the Company to increase its rental equipment investments in order to remain competitive and the Company may not have the capital available to do so.

Additionally, the competitive environment hinders employee retention, especially in the sales and service areas, which leads to higher turnover of employees, increased compensation expense and lowers the Company’s employee productivity.

7.    Vendor Relationships

The Company primarily has relationships with Canon, Toshiba, Kodak, Hewlett-Packard and Konica-Minolta. These companies manufacture equipment, parts, supplies and software for resale by the Company in the markets in which it operates. The Company also relies on its equipment suppliers for related parts and supplies, vendor rebates and significant levels of vendor trade creditor financing for its purchases of products from them. Any inability to obtain equipment, parts, supplies or software in the volumes required and at competitive prices from its major vendors, or the loss of any major vendor, or the discontinuation of vendor rebate programs or adequate levels of vendor financing may seriously harm its business because the Company may not be able to supply those vendors' products to its customers on a timely basis in sufficient quantities or at all. In addition, the Company relies on its vendors to effectively respond to changing technology and manufacture new products to meet the demands of evolving customer needs. There is no guarantee that these vendors or any of the Company’s other vendors will effectively respond to changing technology, continue to sell their products and services to the Company, or that they will do so at competitive prices. Other factors, including reduced access to credit by the Company’s vendors resulting from economic conditions, may impair its vendors' ability to effectively respond to changing technology or provide products in a timely manner or at competitive prices. The Company also relies on non-equipment vendors for critical services such as transportation, supply chain and professional services. Any negative impacts to its business or liquidity could adversely impact its ability to establish or maintain these relationships.

8.    Technological Changes

The industry in which the Company operates is characterised by rapidly changing technology. Technological changes have contributed to declines in its revenues in the past and may continue to do so in the future. For example, the office imaging industry has changed from analogue to digital copiers, MFPs and printers. Most of the Company’s digital products replaced analogue products, which have historically been a significant percentage of its MIF. Digital copiers and MFPs are more reliable than analogue copiers and require less maintenance. Moreover, colour printing and copying represents an important and growing part of its industry. The Company must improve its execution of colour equipment sales and meet the demand for colour products if the Company is to maintain and improve its operating performance and its ability to compete. To meet these trends, manufacturers are accelerating the introduction of products and new technology to address the growing need for colour. These include both cartridge based laser imaging systems, and newer inkjet based systems. Partially as a result of these technology trends, the industry and the Company are seeing increased downward pressure on average selling prices for both equipment and the accompanying service and supply contracts. Furthermore, the success of the cartridge based systems may put further pressure on the willingness of its traditional customers to enter into long-term service contracts, or service contracts at all.

Another industry change that has been fuelled by technological changes is the migration of copy volume from traditional stand-alone copiers to network printers. This change allows end users to print distributed documents on printers linked directly to their personal computers as opposed to receiving copies of such documents that the Company copied on a traditional stand-alone copier. The Company will need to increasingly provide comprehensive solutions to its customers, such as offering digital copiers, MFPs, software solutions and printers that are directly linked to their networks, in order to remain competitive. Finally, the speed of technological changes may cause the Company in the future to write down its inventory, including, but not limited to, showroom, rental and other equipment and related supplies and parts, including parts and supplies for its TechSource initiative, as a result of obsolescence. In order to remain competitive, the Company must quickly and effectively respond to changing technology. Otherwise, such developments of technologies in its industry may impair its business, financial condition, results of operations or competitive position.

9.    Third Party Financing Arrangements

A large majority of the Company’s retail equipment and related sales are financed by third party finance or leasing companies. The Company has an agreement with General Electric Capital Corporation (or "GECC"), under which GECC has agreed to provide financing to its qualified United States customers to purchase equipment from the Company. Although the Company has other financing arrangements in place, GECC finances a significant part of its United States business. GECC has current and prospective lease financing agreements with the Company’s competitors. If these agreements result in more favourable terms to its competitors than its current agreement with GECC, the Company may be placed at a competitive disadvantage within the industry in arranging third party financing to its customers, which could negatively affect its operating results.

If the Company were to breach the covenants or other restrictions in its agreements with one or more of its financing sources, including GECC, or the Company’s financial condition were to deteriorate, such sources might refuse to provide financing to its customers, require additional security or protection, or exercise other remedies of default. If one or more of its financing sources were to fail to provide financing to its customers, and the Company was unable to arrange alternative financing on similar terms or provide financing itself, those customers might be unable to purchase equipment from the Company. In addition, if the Company were unable to arrange financing, the Company would lose sales, which could negatively affect its operating results.

10.    Disaster Recovery

The Company’s systems in the United States are designed for security and reliability. The Company regularly backs up its information systems and subjects them to a virus scan. These efforts are intended to buttress the integrity and security of its information systems and the data stored in them, and to minimise the potential for loss in the event of a disaster, including, but not limited to, natural disasters or terrorist attacks. During the financial year ended 31 March 2005, the Company entered into a hosting agreement with IBM for the management of its U.S. information systems infrastructure. This arrangement has relocated its data centre from Florida to a secure location in Atlanta, Georgia, which the Company believes has provided an additional disaster recovery capability. Its facilities have reserve power generating systems to prevent the loss of power and minimise downtime in the event of shortages; however, should a natural disaster impact its critical United States facilities, which are primarily located in St. Petersburg, Florida, the Company may suffer disruption of certain critical support functions.

11.    Business Processes

Management believes that the Company has adequate processes in place to prepare reliable financial information and to meet the reporting procedures requirements of the Listing Rules and the SEC. However, the Company’s financial statements for the year ended 31 March 2006 disclosed one material weakness related to the accuracy of transaction processing for the US revenue and billing system. Manual corrections and an appropriate revenue provisioning approach ensure that there is no material impact on the Company’s financial and regulatory reporting, but nevertheless this issue diverts resources and there is a risk that it may continue to do so in the future reducing the efficiency of the related transaction processing systems. Management have a programme in place to mitigate the risks and to improve the underlying processes.

12.    Tax Payments

The Company is either currently under audit or may be audited in the key tax jurisdictions in which it operates. While the Company believes it has adequately reserved for such liabilities, should revenue agencies impose assessments or require payments in excess of those the Company currently expects to pay, the Company could be required to record additional liabilities. Additionally, its liquidity could be adversely affected based upon the size and timing of such payments.

13.    Economic Uncertainty

The profitability of the Company’s business is susceptible to uncertainties in the global economy. Overall demand for its products and services and its profit margins may decline as a direct result of an economic recession, inflation, interest rates, governmental fiscal policy, or other macroeconomic factors which are out of its control. As a result, its customers may reduce or delay expenditures for its products and services.

14.    Disclosure Controls and Procedures and Internal Controls

The Company maintains disclosure controls and procedures that are designed with the objective of ensuring that information required to be disclosed in its reports filed under the Act, the Listing Rules, the Disclosure Rules and the United States Securities Exchange Act of 1934, as amended is recorded, processed, summarised and reported within the time periods specified in the Act, the Listing Rules, the Disclosure Rules and the rules and forms of the SEC, as appropriate, and that such information is accumulated and communicated to its audit committee and management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Its objective is to maintain internal controls that are designed to provide reasonable assurance that (1) its transactions are properly authorised; (2) its assets are safeguarded against unauthorised or improper use; and (3) its transactions are properly recorded and reported, in order to permit the preparation of its consolidated financial statements in conformity with generally accepted accounting principles and to comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act").

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of errors or fraud, if any, within a company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of one or more individuals, by collusion of two or more individuals, or by management override of the control. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Further, because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

15.    Compliance with Sarbanes-Oxley Act

Pursuant to Section 404 of the Sarbanes-Oxley Act, the Company’s management is required to report on, and its independent auditors are required to attest to, the effectiveness of its internal controls over financial reporting on an ongoing basis. Its assessment, testing and evaluation of the design and operating effectiveness of its internal control over financial reporting is ongoing. As a result of its assessment conducted as of 31 March 2006, the Company identified a material weakness in its revenue and billing process.

The Company is committed to addressing this material weakness. However, if the Company is unsuccessful in its focused effort to permanently and effectively remediate this material weakness, or otherwise fails to maintain adequate internal controls over financial reporting, its ability to accurately and timely report its financial condition may be adversely impacted. In addition, if the Company does not remediate this weakness, the Company will not be able to conclude, pursuant to Section 404 of the Sarbanes-Oxley Act and Item 308 of Regulation S-K, that its internal controls over financial reporting are effective in the current financial year. It is not possible to say at this time what conclusions its management or independent registered public accounting firm might reach with respect to the effectiveness of its internal controls over financial reporting at the end of the financial year ending 31 March 2007. In the event of non-compliance, the Company may lose the trust of its customers, suppliers and security holders, and its share price could be adversely impacted.

Compliance with this legislation will continue to divert management's attention and resources and is expected to cause the Company to incur significant expense in the foreseeable future.

16.    Share Price

The market price of the Danka Ordinary Shares could be subject to significant fluctuations as a result of many factors. In addition, global stock markets have from time to time experienced significant price and volume fluctuations. These fluctuations may lead to a drop in the market price of the Danka Ordinary Shares. Factors which may add to the volatility of the price of the Danka Ordinary Shares include many of the factors set out above, and may also include changes in liquidity in the market for the Danka Ordinary Shares, sales of the Danka Ordinary Shares, investor sentiment towards the business sector in which the Company operates and conditions in the capital markets generally. Many of these factors are beyond the Company’s control. These factors may change the market price of the Danka Ordinary Shares, regardless of its operating performance.

17.    Dividends on Danka Ordinary Shares

The Company has not paid any cash or other dividends on the Danka Ordinary Shares since 1998 and the Company does not expect to do so for the foreseeable future. The Company is an English company and, under

English law, the Company is allowed to pay dividends to shareholders only if, as determined by reference to its financial statements prepared in accordance with International Financial Reporting Standards:

•	the Company has accumulated, realised profits that have not been previously distributed or capitalised, in excess of its accumulated, realised losses that have not previously been written off in a reduction or reorganisation of capital; and

•	its net assets are not less than the aggregate of its share capital and its non-distributable reserves, either before or as a result of the dividend.

As of the date of this document, the Company had insufficient accumulated, realised profits to pay dividends on the Danka Ordinary Shares. In addition, its Fleet Credit Facility prohibits the Company from paying dividends on the Danka Ordinary Shares without lenders' consent, and the indenture governing the Senior Notes restricts its ability to pay such dividends. Also, the Company may pay dividends on the Danka Ordinary Shares only if the Company has paid all dividends due on the Danka Participating Shares.

PART B: RISKS ASSOCIATED THE WITH EUROPEAN BUSINESSES

Many of the risk factors contained in Part A of this Part II are associated with operating in the office imaging industry and the contract intensive nature of the business. These risks will clearly also apply to the European Businesses but they have not been repeated in this Part B.

1.    Change of control termination rights in the European Businesses’ contracts

Certain of the European Businesses’ contracts with clients or trading partners contain a right to terminate the contract on a change of control of the contracting party or the parent of such contracting party. If the relevant clients or trading partners exercise this right it could have a material adverse effect on the European Businesses.

2.    Refusal of suppliers or distributors to supply on equivalent terms

If the Continuing Group's suppliers or distributors refuse to supply to the European Businesses following the Disposal for similar net prices or distribution rates as those it currently benefits from, this may have a materially adverse impact on the profitability of the European Businesses.

3.    Migration of key systems

The European Businesses currently share information technology systems with the Continuing Group in several jurisdictions. The Continuing Group intends to allow the European Businesses, for a transitional period, to continue to use these systems and to provide financial accounting and support services to the European Businesses in relation to these systems. The continued use by the European Businesses of these systems during the transitional period may require the consent of the third party vendor. If the Company is unable to obtain any required consents, or the European Businesses fail to migrate successfully to a replacement system with effect from the expiry of the transitional period, this may have an adverse effect on the European Businesses.

4.    Third Party Financing Arrangements

With respect to the Group's customers outside the United States, there are country by country arrangements with various third party finance and leasing companies. The Group's largest third party financing company in Europe, which is centrally organised, is DLL, a 100 per cent. owned subsidiary of Rabobank. In December 2005, DLL issued notice of termination of its existing local operating agreements. These terminations come into effect in January 2007. The Group is currently in discussions with DLL to negotiate new agreements on or before the expiration of the existing agreements. While the Group currently has meaningful alternative lease funding sources available in most of Europe (including ING Group, BNP Paribas and GECC), failure to negotiate a new agreement with DLL could adversely affect revenue and profitability as a change in lease companies can involve higher costs and early lease termination penalties compared to the existing DLL agreements.

5.    Information Systems

Certain of the European Businesses’ operations run on numerous, disparate legacy IT systems that are outdated and incompatible. The operation and co-ordination of these management information systems and billings systems are labour intensive and expensive. The Group has determined that it needs to upgrade its information systems and has standardised its network infrastructure and email system across Europe. Oracle has been implemented in Italy and the Netherlands and other countries may be upgraded from the existing legacy systems to the latest Oracle releases where possible. The failure to solve its management information system issues in those European operations or any disruption in its business processes when the Group upgrades any of its IT systems, could materially and adversely affect its operations, internal controls, financial position or results of operations.

6.    Disaster Recovery

Due to the delayed investment in the Group's information systems in certain of its European operations, the Group has not adequately invested in disaster recovery systems in all of its non-U.S. operations. In the event that one or more of the business systems in those operations were to fail, the European Businesses would be at risk of not being able to process or record transactions or losing valuable business knowledge in the locations where the failure occurred. The Group is developing a comprehensive disaster recovery plan.

7.    International Scope of Operations

The European Businesses market office imaging equipment, document solutions and related services and supplies directly to customers in 14 countries. The international scope of operations may lead to volatile financial results and difficulties in managing operations because of, but not limited to, social, currency, regulatory, tax, economic, cultural and political issues.

PART C: RISKS ASSOCIATED WITH THE DISPOSAL

1.    Failure to complete the Disposal

Completion of the sale of the European Businesses is subject to, among other things, approval of the Danka Shareholders at the EGM and the release of the Target Group Companies from guarantee obligations in respect of the indebtedness of the Continuing Group. If the Danka Shareholders do not approve the Disposal at the EGM or if any of the other conditions to Completion are not met, the Disposal will not complete.

The Board is of the opinion that the Disposal is in the best interests of the Danka Shareholders as a whole and the Directors believe that the Disposal currently provides the best opportunity to reduce the Company’s indebtedness and improve its working capital. The Directors also believe that the Disposal will enable management to focus on developing and improving Danka’s business in the U.S.

2.    Exposure under the Disposal Agreement

The Disposal Agreement contains certain warranties and indemnities in favour of the Purchaser. The extent to which the Continuing Group will be required in the future to incur costs under any of these warranties or indemnities is not predictable and, if the Continuing Group should incur such costs, these costs could have an adverse effect on its cash flow and financial condition. In addition, the US$5,000,000 maximum limit on the adjustment to the purchase price provided for in the Disposal Agreement does not apply to any adjustment in respect of adverse tax or other consequences pursuant to a group restructuring which is proposed to be completed prior to Completion. Accordingly, the Company could be exposed to liability for claims by the Purchaser in excess of this US$5,000,000 maximum limit.

Further details of the principal terms and conditions of the Disposal Agreement are set out in Part III of this document.

PART III

SUMMARY OF THE PRINCIPAL TERMS AND CONDITIONS OF THE DISPOSAL

The Sellers and the Purchaser entered into the Disposal Agreement relating to the Disposal on 12 October 2006. Pursuant to the Disposal Agreement, the Sellers have agreed to sell the European Businesses to the Purchaser. The Disposal Agreement is governed by the law of The Netherlands.

Consideration

Under the terms of the Disposal Agreement, the Purchaser will pay Danka on Completion the sum of US$210 million in cash, subject to upwards or downward net asset adjustments to a maximum of US$5 million. These adjustments will take into account movements in the net worth of the European Businesses between 31 March 2006 and the date of Completion, along with the level of funding of the European Businesses’ retirement benefit plans as of the date of Completion. The US$5,000,000 maximum limit on the purchase price adjustment does not apply to any adjustment in respect of adverse tax or other consequences pursuant to a group restructuring which is proposed to be completed prior to Completion. The sum of US$7,500,000 will be deducted from the amount payable by the Purchaser at Completion and will be held by the Purchaser as security for the obligations of the Sellers in respect of these purchase price adjustments. The Disposal Agreement provides for a mechanism whereby these adjustments are to be agreed or determined and paid following Completion.

Undertakings of Sellers up to Completion

The Disposal Agreement contains certain undertakings given by the Sellers to the Purchaser in relation to the conduct of the business and affairs of the Target Group Companies during the period up to Completion. The Sellers have undertaken that they will cause the Target Group Companies to conduct their business in the ordinary course consistent with past practice in the period up to Completion. In addition, the Sellers have provided certain other undertakings as to specific actions which may not occur in relation to any Target Group Company in this period without the prior written consent of the Purchaser having been obtained, including, without limitation, making amendments to organisational documents, issuing shares and declaring dividends.

Warranties and indemnities

Under the Disposal Agreement, the Sellers have given certain representations and warranties to the Purchaser which are customary for a transaction of this nature, including representations and warranties concerning their title to and ability to sell the shares in the Target Companies, accounts and financial matters, regulatory and legal matters, intellectual property matters, the assets and liabilities of the Target Group Companies, the contracts of the Target Group Companies, the properties which the various Target Group Companies own and/or occupy, environmental matters, employment matters, pensions and taxation.

In the event that any of the Sellers are in breach of the representations and warranties or covenants set out in the Disposal Agreement the Sellers may be required to indemnify the Purchaser for losses incurred by the Purchaser and the Target Group Companies as a result of such breach. In addition, under the Disposal Agreement, the Sellers have agreed to indemnify the Purchaser for any liabilities and costs arising in connection with a group restructuring which is proposed to be completed prior to Completion, in connection with certain assets and liabilities which are not part of the Disposal and in connection with certain past disposals by Danka and its Affiliates.

The liability of the Sellers in respect of their indemnification obligations under the Disposal Agreement is subject to certain limitations; in particular, the aggregate liability of the Sellers for all claims for indemnification is limited to the aggregate amount of the consideration for the Disposal and for claims for indemnification arising from a breach of certain representations and warranties is limited to an amount equal to 25 per cent. of such consideration. The Purchaser is not able to make a claim for indemnification unless the amount claimed exceeds US$35,000 and unless the amount of all such claims exceeds one per cent of the consideration for the Disposal. In addition, various limits apply to the period of time within which different categories of claims for indemnification can be brought against the Sellers.

Protective covenant

Under the Disposal Agreement the Company has provided certain restrictive covenants to the Purchaser on behalf of itself and the other members of the Continuing Group, including that they will not:

(a) for a period of two years from Completion, solicit specifically or hire any person who was a member of management of any of the Target Group Companies in the period of six months immediately prior to the date of Completion and who is still employed by a Target Group Company, provided that this restriction does not apply to general solicitations through the use of independent employment agencies or advertisements; and

(b) for a period of three years following Completion solicit any person who is, as of the date of Completion, a customer of the Target Group Companies for the purposes of providing, in the European Territory, any products or services of a type substantially similar to those provided by any Target Group Company as at the date of the Disposal Agreement anywhere in the European Territory or engage in or conduct in the European Territory any business substantially similar to the business of the Target Group Companies.

Non-solicitation provisions

Under the terms of the Disposal Agreement, the Sellers have undertaken that for the duration of the period until Completion or the earlier termination of the Disposal Agreement in accordance with its terms they will not take certain steps in respect of a transaction involving an acquisition by a third party of the Target Group Companies or the material assets of any of them or an offer for the Company by a third party or another transaction that could lead to a third party owning at least fifty percent of the issued share capital of the Company (a “Parent Takeover Offer”), including, without limitation, not: soliciting such a transaction, not participating in discussions in relation to such a transaction and not disclosing any non-public information to such a third party. However, the Company is permitted to take certain of these steps with respect to a third party which has made an unsolicited Parent Takeover Offer if and only to the extent that the Board concludes in good faith, after consultation with, and based on the advice of, its legal and financial advisers, that the failure to take such action would be in breach of the fiduciary duties of the Directors or would violate their obligations under the City Code on Takeovers and Mergers, the Act, the rules and regulations of the UKLA or any other applicable laws or regulations or rules of a regulatory body.

Bank Guarantee

Under the Disposal Agreement, the Company has agreed to deliver to the Purchaser at Completion a guarantee from a mutually acceptable bank to guarantee the Sellers’ indemnification obligations under the Disposal Agreement. The amount to be guaranteed under this bank guarantee is US$15,000,000 until the first anniversary of the date of Completion, following which the amount guaranteed will reduce to the aggregate of (i) US$5,000,000 and (ii) the amount of any outstanding claims (subject to a maximum aggregate amount of US$15,000,000) until the second anniversary of the date of Completion, at which point the guarantee will expire, save to the extent required to guarantee any outstanding claims.

Conditions to Completion

Completion is conditional upon fulfillment (or waiver) of the following conditions:

(a) the approval of Danka Shareholders;

(b) certain limited representations and warranties of the Sellers contained in the Disposal Agreement remaining true and accurate at the date of Completion;

(c) the Sellers and the Purchaser having performed and complied with their material obligations under the Disposal Agreement and related agreements;

(d) the Target Group Companies having been released from guarantee obligations in respect of indebtedness of the Company and its Affiliates and the release of security interests over the assets of the Target Group Companies securing the indebtedness of the Company or any of its Affiliates (other than the Target Group Companies);

(e) there not having occurred any change which would give rise to a material adverse effect (as defined in the Disposal Agreement) in respect of any of the Target Group Companies since 31 March 2006;

(f) no governmental or regulatory body having taken steps that would materially impede or impair the benefits to the Sellers or the Purchaser of the Disposal; and

(g) the bank guarantee referred to above being in full force and effect.

Termination Rights

The Disposal Agreement may be terminated prior to Completion in the following circumstances:

(a) by mutual written agreement of the Company and the Purchaser;

(b) by either the Company or the Purchaser if:

(i) any law or order enjoins or otherwise prohibits consummation of the Disposal;

(ii) Completion shall not have occurred on or before 31 March 2007;

(iii) the Resolution is not approved at the EGM;

(iv) the Board shall have withdrawn, modified or changed, in a manner adverse to the Purchaser its recommendation to Danka Shareholders to vote in favour of the Resolution;

(c) by the Company if the Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other obligations contained in the Disposal Agreement and related agreements;

(d) by the Purchaser if:

(i) the Sellers shall have breached in any material respect any of their representations, warranties, covenants or other obligations contained in the Disposal Agreement and related agreements;

(ii) the Sellers shall have breached and failed to remedy any of their non-solicitation obligations under the Disposal Agreement; or

(iii) the Company furnishes information concerning the businesses, properties or assets of the Target Group Companies to, or engages in discussions and negotiations with, a third party concerning certain transactions that would be inconsistent with the implementation and consummation of the Disposal.

Termination Fee

Danka has agreed to pay the Purchaser a fee equal to one per cent. of the market capitalisation of the Company calculated in accordance with the applicable provisions of the Listing Rules if the Disposal Agreement is terminated in certain circumstances or the Cypress Shareholders shall have breached any of their material obligations under the Voting Agreement and the Transaction is not consummated as a result thereof. The Company shall not be obliged to pay any fee to the Purchaser in excess of (i) the amount the Panel on Takeovers and Mergers determines to be permissible under Rule 21.2 of the City Code on Takeovers and Mergers to the extent applicable or (ii) the amount permitted without shareholder approval by the Listing Rules.

Voting Agreement

The Purchaser and the Cypress Shareholders have entered into the Voting Agreement pursuant to which the Cypress Shareholders have, subject to certain exceptions, undertaken to the Purchaser to vote in favour of any resolution proposed to Danka Shareholders to approve the Disposal in accordance with the Disposal Agreement. As at 15 December 2006, being the latest practicable date prior to publication of this document, the Cypress Shareholders hold 312,353 Danka Participating Shares in aggregate carrying the right to exercise 27.4 per cent. of the voting rights carried by the Company’s entire issued share capital.

PART IV

FINANCIAL INFORMATION ON THE EUROPEAN BUSINESSES

1.    Nature of financial information

The following financial information relating to the European Businesses has been extracted without material adjustment from the consolidation schedules which support the audited consolidated financial statements of Danka for the three financial years ended 31 March 2004, 2005 and 2006. The audited consolidated financial statements of Danka for the financial year ended 31 March 2004 were prepared in accordance with UK GAAP. The audited consolidated financial statements of Danka for the financial years ended 31 March 2005 and 2006 were prepared in accordance with IFRS. Danka Shareholders should read the whole of this document and the documents which accompany it and not just rely on the information contained in this Part IV.

The financial information contained in paragraphs 2 and 3 of this Part IV does not constitute statutory accounts for any company within the meaning of Section 240 of the Act. The statutory accounts for Danka in respect of each of the last three financial years have been delivered to the Registrar of Companies. The auditors' reports in respect of those statutory accounts for the three years were unqualified and did not contain statements under Section 237(2) or (3) of the Act. Ernst & Young LLP were the auditors of Danka in respect of the three financial years ended 31 March 2004, 2005 and 2006.

2.    Profit and loss accounts

The table below shows the summarised profit and loss accounts, prepared on the basis set out above, for the European Businesses for the financial years ended 31 March 2004, 2005 and 2006:

	2006 IFRS	2005 IFRS	2004 UK GAAP
	£000	£000	£000
Revenue	293,285	303,765	331,471
Cost of sales	(208,110)	(206,864)	(226,328)

Gross profit	85,175	96,901	105,143

Distribution costs	(35,627)	(40,914)	(41,850)
Administrative expenses	(44,899)	(50,105)	(52,669)
Other operating income (expense)	109	195	(430)
Restructuring costs	(5,586)	(1,823)	(9,754)

Profit/(loss) from operations before tax and finance costs	(828)	4,254	440

Investment revenue	5,299	6,236	4,120
Finance costs	(6,265)	(6,062)	(6,989)

(Loss)/profit from operations before tax	(1,794)	4,428	(2,429)

Tax(expense)/credit	(166)	15,058	(2,148)

(Loss)/profit from operations after tax	(1,960)	19,486	(4,577)

3.    Balance Sheet

The table below shows the summarised balance sheet, prepared on the basis set out above, for the European Businesses as at 31 March 2006:

2006 IFRS
£000
Non-current assets
Intangible assets and goodwill	543
Property, plant and equipment	7,209
Other	1,268

9,020

Current assets
Inventories	22,579
Prepaid expenses	2,964
Trade and other receivables	64,823
Cash and cash equivalents including restricted cash	24,424

114,790

Total assets	123,810

Current liabilities
Trade and other payables	(42,730)
Tax liabilities	(3,865)
Obligations under finance leases	(144)
Deferred revenue	(9,405)
Accrued expenses	(17,783)
Short-term provisions	(2,694)

(76,621)

Non-current liabilities
Retirement benefit obligations	(16,928)
Deferred tax liabilities	(419)
Long-term provisions	(2,174)
Obligations under finance leases	(45)
Other	(937)

(20,503)

Total liabilities	(97,124)

Net assets	26,686

PART V

PRO FORMA FINANCIAL INFORMATION ON THE GROUP

The pro forma financial information on the Group in this Part V has been prepared to illustrate the effect on the consolidated net assets of Danka of the Disposal as if it had completed on 31 March 2006. The pro forma financial information has been prepared for illustrative purposes only. Because of its nature, the pro forma financial information addresses a hypothetical situation and does not, therefore, represent the Group's actual financial position or results.

The pro forma financial information has been based on the audited consolidated financial statements of Danka for the year ended 31 March 2006 and prepared in accordance with Annex II of the Prospectus Rules and on the basis of the notes set out below.

Unaudited pro forma statement of net assets of the Group

Consolidated balance sheet at 31 March 2006

	Danka prior to Disposal (note 1)	Adjustments for European Businesses (note 2)	Adjustments for Disposal/costs/ proceeds (note 3)	Pro forma Group
	£000	£000	£000	£000
Non-current assets
Intangible assets and goodwill	2,961	(543)	—	2,418
Property, plant and equipment	28,308	(7,209)	—	21,099
Other	6,129	(1,268)	—	4,861

	37,398	(9,020)	—	28,378

Current assets
Inventories	45,977	(22,579)	—	23,398
Prepaid expenses	3,445	(2,964)	—	481
Trade and other receivables	108,868	(64,823)	—	44,045
Cash and cash equivalents including restricted cash	43,119	(24,424)	116,714	135,409

	201,409	(114,790)	116,714	203,333

Total assets	238,807	(123,810)	116,714	231,711

Current liabilities
Trade and other payables	(94,917)	42,730	—	(52,187)
Tax liabilities	(12,218)	3,865	—	(8,353)
Obligations under finance leases	(796)	144	—	(652)
Current portion of long-term borrowings	(6,157)	—	(96,144)	(102,301)
Derivative financial instruments	(4,835)	—	—	(4,835)
Deferred revenue	(18,989)	9,405	—	(9,584)
Accrued expenses	(48,082)	17,783	—	(30,299)
Short-term provisions	(3,665)	2,694	—	(971)

	(189,659)	76,621	(96,144)	(209,182)

Non-current liabilities
Bank and other loans	(132,488)	—	96,144	(36,344)
Convertible participating shares	(175,264)	—	—	(175,264)
Retirement benefit obligations	(16,928)	16,928	—	—
Deferred tax liabilities	(419)	419	—	—
Long-term provisions	(4,744)	2,174	—	(2,570)
Obligations under finance leases	(635)	45	—	(590)
Other	(4,741)	937	—	(3,804)

	(335,219)	20,503	96,144	(218,572)

Total liabilities	(524,878)	97,124	—	(427,754)

Net (liabilities)/assets	(286,071)	(26,686)	116,714	(196,043)

Notes:

1.	The consolidated net assets of Danka as at 31 March 2006 have been extracted without material adjustment from the audited consolidated financial statements for Danka for the year ended 31 March 2006 which were prepared under IFRS.

2.	This adjustment removes the carrying value of the European Businesses’ assets and liabilities which will be disposed of and has been extracted without material adjustment from Part IV.

3.	This comprises the gross proceeds from the sale of the European Businesses of US$210 million (approximately £120.7 million) less estimated transaction expenses of approximately US$7 million (approximately £4 million). This amount will be available for debt repayments and future investment in the Group. Amounts quoted in Dollars in this note have been converted into equivalent sterling amounts at the rate of US$1.7393:£1, the United States Federal Reserve’s noon buying rate prevailing on 31 March 2006. Consequent upon the sale of the European Businesses, Danka is required to tender for the Senior Notes. These are, therefore, transferred into current liabilities.

4.	No account has been taken of the trading of the Group or of the European Businesses since 31 March 2006, or of any other event or transaction save as disclosed above.

ACCOUNTANT'S REPORT ON UNAUDITED PRO FORMA FINANCIAL INFORMATION

Ernst & Young LLP 1 More London Place London SE1 2AF

The Board of Directors

Danka Business Systems PLC

Masters House

107 Hammersmith Road

London W14 0QH

Evolution Securities Limited

100 Wood Street

London EC2V 7AN

19 December 2006

Dear Sirs,

Danka Business Systems PLC (the “Company”)

We report on the pro forma financial information (the “Pro Forma Financial Information”) set out in Part V of the Class 1 Circular dated 19 December 2006, which has been prepared on the basis described in notes 1 to 4, for illustrative purposes only, to provide information about how Disposal might have affected the financial information presented on the basis of the accounting policies adopted by the Company in preparing the financial statements for the period ended 31 March 2006. This report is required by Listing Rule 13.5.31 and is given for the purpose of complying with that item and for no other purpose.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed and which we may have to ordinary shareholders as a result of the inclusion of this report in the circular, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such person as a result of, arising out of, or in accordance with this report or our statement, required by and given solely for the purposes of complying with Listing Rule 13.4.1R(6), consenting to its inclusion in the circular.

Responsibilities

It is the responsibility of the directors of the Company to prepare the Pro Forma Financial Information in accordance with Listing Rule 13.5.31.

It is our responsibility to form an opinion, as required by paragraph 7 of Annex II of the Prospectus Directive Regulation as to the proper compilation of the Pro Forma Financial Information and to report that opinion to you.

In providing this opinion we are not updating or refreshing any reports or opinions previously made by us on any financial information used in the compilation of the Pro Forma Financial Information, nor do we accept responsibility for such reports or opinions beyond that owed to those to whom those reports or opinions were addressed by us at the dates of their issue.

Basis of opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. The work that we performed for the purpose of making this report, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the Pro Forma Financial Information with the directors of the Company.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Pro Forma Financial Information has been properly compiled on the basis stated and that such basis is consistent with the accounting policies of the Company.

Our work has not been carried out in accordance with auditing standards generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards.

Opinion

In our opinion:

(a) the Pro Forma Financial Information has been properly compiled on the basis stated; and

(b) such basis is consistent with the accounting policies of the Company.

Yours faithfully

Ernst & Young LLP

PART VI

UNAUDITED RESULTS FOR THE QUARTER AND SIX MONTHS ENDED 30 SEPTEMBER 2006

Set out below is the full text of Danka’s unaudited interim results for the quarter and six months ended 30 September 2006, as announced on 7 November 2006:

“DANKA BUSINESS SYSTEMS PLC

(“Danka”, the “Company” or the “Group”)

Announcement of results for the quarter and six months ended

30th September, 2006

Danka Business Systems PLC, a leading independent global provider of office imaging systems and services, today announced its results for the quarter and six months ended 30th September, 2006.

On 12th October, 2006, the Group announced that it had entered into a Share Purchase Agreement with Ricoh Europe B.V. to sell its European businesses to Ricoh. This sale is anticipated to complete on or around 31st December, 2006. (For a transaction description, please see the 12th October, 2006 press release announcing the sale.) As a result of the impending sale, the financial results of the European businesses for all periods presented in this press release (and of the Australian operations sold in the second quarter) have been classified as discontinued operations and the assets and liabilities of the European businesses at 30th September, 2006 have been classified as held for sale.

For the second quarter:

•	The Group’s operating earnings from continuing operations were £1.0 million versus a £9.3 million loss in the prior year second quarter (which included a £5.5 million loss on the sale of operations, principally in Central and South America) and a £3.1 million loss last quarter. Adjusted operating losses from continuing operations were £25,000, versus a £5.0 million loss for the prior year second quarter and earnings of £2.5 million last quarter. The adjusted operating earnings/losses exclude restructuring charges, gains/losses on the sale of operations and, in the prior year, one-off sales tax credits.

•	Consolidated gross margin from continuing operations was 34.3%, which was down from 34.8% in the prior year second quarter (34.5% excluding the Central and Latin American operations sold in the prior year) but down from 37.1% sequentially.

•	Operating expenses (distribution costs plus administrative expenses) for continuing operations were £20.0 million or 34.4% of revenue. These expenses were down 30.6%, or £8.8 million, from the prior year second quarter and down £2.3 million, or 10.3%, sequentially.

•	Total revenue from continuing operations was £58.1 million which was 23.6% lower than the prior year second quarter (20.6% excluding the Central and Latin American operations sold in the prior year) and down 13.1% sequentially. Retail equipment and related sales were £24.4 million, down 23.2% from the prior year second quarter (21.0% excluding the Central and Latin American operations sold in the prior year) and down 10.4% sequentially. Retail service revenue was £30.6 million, down 20.1% from the prior year second quarter (17.9% excluding the Central and Latin American operations sold in the prior year) and down 11.9% sequentially.

“I am pleased with our continued progress on our initiatives. Our focus on improving financial performance and shareholder value is driving these changes and will allow for further investment in the business. With the anticipated conclusion of the divestiture of our European operations to Ricoh, we will be able to channel all of our focus and resources on growing the US business”, said A.D. Frazier, Danka’s Chairman and Chief Executive Officer.

For the six months:

•	The Group’s operating loss from continuing operations was £2.1 million (including a net £1.4 million loss on the sale of operations) versus a £10.4 million loss in first six months of the prior year (which included a net £2.4 million loss on the sale of operations, principally in Canada and Central and South America). Adjusted operating earnings from continuing operations were £2.5 million, versus a £9.0 million loss in the first six months of the prior year. The adjusted operating earnings/losses exclude restructuring charges, gains/losses on the sale of operations and, in the prior year, one-off sales tax credits.

•	Consolidated gross margin from continuing operations was 35.8%, which was the same as the first six months of the prior year (and also 35.8% excluding the Central and Latin American operations sold in the prior year).

•	Operating expenses for continuing operations were £42.2 million or 33.8% of revenue down from £64.0 million or 40.1% of revenue in the first six months of the prior year, representing a 34.1% decrease.

•	Total revenue was £124.9 million which was 21.8% lower than the same period prior year (15.4% excluding the Canadian and Central and Latin American operations sold in the prior year). Retail equipment and related sales were £51.7 million, down 23.4% from the prior year period (2.8% excluding the Canadian and Central and Latin American operations sold in the prior year). Retail service revenue was £65.3 million, down 17.9% from the prior year period (12.0% excluding the Canadian and Central and Latin American operations sold in the prior year).

The Group also released a press release in the United States today which, under U.S. generally accepted accounting principles (“US GAAP”), shows the Company’s European Operations as continuing operations.

Conference Call and Webcast

A conference call and Webcast to discuss Danka’s second quarter results has been scheduled for today, 7th November, at 3:00 p.m. UK time. To access the Webcast, please go to www.danka.com. To participate in the conference call, callers in the United States and Canada (and some UK callers) may dial (+1)-800-309-1555; other international callers should dial (+1)-706-643-7754. Reference conference ID #3784525 when prompted. A recording of the call will be available from approximately two hours after the call ends until 5:00 a.m. UK time on 14th November. To access this recording, please call either (+1)-800-642-1687 or (+1)-706-645-9291 (conference ID #3784525) or visit Danka’s website.

- ends -

For further information please contact:

Danka Business Systems PLC

Cheley Howes, Danka Investor Relations    001 727 622 2760

Paul Dumond, Danka London    020 7605 0154

Weber Shandwick Square Mile

James Chandler/Helen Thomas    020 7067 0700

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the leading independent providers of enterprise imaging systems and services, the Group enables choice, convenience and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the Group’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

Certain statements contained herein, or otherwise made by the Group’s officers, including statements related to Danka’s future performance and the outlook for the Group’s businesses and respective markets, projections, statements of the Group’s plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to Danka that is based on management’s beliefs as well as assumptions made by, and information currently available to management. The words “goal”, “anticipate”, “expect”, “believe” and similar expressions as they relate to Danka are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, Danka claims the protection of the safe harbour for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect management’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such actual results to differ materially from those reflected in any forward-looking statements include, but are not limited to, the following: (i) any inability to implement Danka’s strategy successfully; (ii) any inability to comply with the financial or other covenants in the Group’s debt instruments; (iii) any material adverse change in financial markets, the economy or in the Group’s financial position; (iv) increased competition in the industry and the discounting of products by the Group’s competitors; (v) new competition as the result of evolving technology; (vi) any inability by Danka to procure or any inability by Danka to continue to gain access to and distribute successfully new products, including digital products, colour products, multi-function products and high-volume copiers, or to continue to bring current products to the marketplace at competitive costs and prices; (vii) any inability to arrange financing for Danka’s customers’ purchases of equipment from Danka; (viii) any inability to enhance and unify the Group’s management information systems successfully; (ix) any inability to record and process key data due to ineffective implementation of business processes and policies; (x) any negative impact from the loss of a key vendor or customer; (xi) any negative impact from the loss of any of the Group’s senior or key management personnel; (xii) any change in economic conditions in domestic or international markets where Danka operates or has material investments which may affect demand for the Group’s products or services; (xiii) any negative impact from the international scope of the Group’s operations; (xiv) fluctuations in foreign currencies; (xv) any inability to achieve or maintain cost savings; (xvi) any incurrence of tax liabilities beyond management’s current expectations, which could adversely affect the Group’s liquidity; (xvii) any delayed or lost sales and other impacts related to the commercial and economic disruption caused by past or future terrorist attacks, the related war on terrorism, and the fear of additional terrorist attacks; and (xviii) other risks including those risks identified in any of the Group’s filings with the Securities and Exchange Commission, or the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as at the date they are made. Except as required by applicable law, Danka undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances that arise after the date they are made. Furthermore, as a matter of policy, Danka does not generally make any specific projections as to future earnings, nor does Danka endorse any projections regarding future performance, which may be made by others outside the Company.

The financial information for the quarter and six months ended 30th September, 2006 is unaudited and not reviewed. The financial information for all periods presented does not constitute full accounts within the meaning of Section 240 of the Companies Act 1985. However, the financial information for such periods is prepared on the same basis as the financial information for the year ended 31st March, 2006. The financial information for the year ended 31st March, 2006 has been extracted from the audited accounts for the year ended 31st March, 2006 which have been filed with the Registrar of Companies. The report of the auditors was unqualified and did not contain statements under section 237(2) or (3) of the Companies Act 1985.

This press release contains information regarding free cash flow that is computed as net cash provided by (used in) operating activities less capital expenditures plus proceeds from the sale of property and equipment and net debt that is computed as current maturities of long-term debt and bank loans (included embedded derivatives) plus long-term debt and bank loans less cash and cash equivalents. These measures are non-IFRS financial measures, defined as numerical measures of the Group’s financial performance that exclude or include amounts so as to be different than the most directly comparable measure calculated and presented in accordance with International Financial Reporting Standards, or IFRS, in the Group’s income statement, balance sheet or cash flow statement. The notes to this press release provide a reconciliation of these non-IFRS financial measures to the most directly comparable IFRS financial measures.

Although free cash flow and net debt represent non-IFRS financial measures, Danka considers these measures to be key operating metrics of the Group. Danka uses these measures in its planning and budgeting processes, to monitor and evaluate the Group’s financial and operating results and to measure performance of its separate divisions. Danka also believes that free cash flow and net debt are useful to investors because they provide an analysis of financial and operating results using the same measures that Danka uses in evaluating the Group. Danka expects that such measures provide investors with the means to evaluate the Group’s financial and operating results against other companies within the industry. Danka believes that these measures are meaningful to investors in evaluating the Group’s ability to meet its future debt service requirements and to fund its capital expenditures and working capital requirements. The calculation of free cash flow and net debt may not be consistent with the calculation of these measures by other companies in the industry. Free cash flow and net debt are not measurements of financial performance under IFRS and should not be considered as an alternative to net earnings (loss) as an indicator of the Group’s operating performance or cash flows from operating activities as a measure of liquidity or any other measures of performance derived in accordance with IFRS.

Danka is a registered trademark and TechSource is a trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.

Danka Business Systems PLC

Group Income Statement

For the Three Months Ended 30th September 2006 and 2005

		Three Months Ended 30th September
	Note	Continuing Operations 2006		Discontinued Operations 2006		Total 2006		Continuing Operations 2005		Discontinued Operations 2005		Total 2005
		£000		£000		£000		£000		£000		£000
Revenue	4	58,062		66,419		124,481		76,006		76,559		152,565
Cost of sales		(38,129)		(45,644)		(83,773)		(49,575)		(53,052)		(102,627)

Gross profit	4	19,933		20,775		40,708		26,431		23,507		49,938

Distribution costs		(7,824)		(8,448)		(16,272)		(12,327)		(10,816)		(23,143)
Administrative expenses		(12,127)		(9,782)		(21,909)		(16,402)		(12,743)		(29,145)
Other operating expense		(7)		—		(7)		(618)		474		(144)
Restructuring costs		978		(1,066)		(88)		(884)		(286)		(1,170)
Net gain/(loss) on sale of operations	5	63		—		63		(5,531)		—		(5,531)

Profit/(loss) from operations before tax and finance costs	4	1,016		1,479		2,495		(9,331)		136		(9,195)

Investment revenue		7		81		88		20		70		90
Finance costs		(7,623)		(378)		(8,001)		(7,253)		(455)		(7,708)

(Loss)/profit from operations before tax		(6,600)		1,182		(5,418)		(16,564)		(249)		(16,813)

Tax—overseas		(53)		47		(6)		55		(592)		(537)

(Loss)/profit from operations after tax		(6,653)		1,229		(5,424)		(16,509)		(841)		(17,350)

Gain on sale of discontinued operations	5	—		4,551		4,551		—		—		—

Loss from operations for the period and attributable to equity holders of the parent		(6,653)		5,780		(873)		(16,509)		(841)		(17,350)

(Loss)/earnings per share:	7
Basic from continuing operations		(2.6	)p					(6.5	)p
Basic from discontinued operations				2.3	p					(0.3	)p

Basic from total operations						(0.3	)p					(6.8	)p

Diluted from continuing operations		(2.6	)p					(6.5	)p
Diluted from discontinued operations				2.2	p					(0.3	)p

Diluted from total operations						(0.3	)p					(6.8	)p

Average exchange rate £1=						$1.874						$1.784

Average exchange rate £1=						€1.471						€1.463

Danka Business Systems PLC

Group Income Statement

For the Six Months Ended 30th September 2006 and 2005

		Six Months Ended 30th September
	Note	Continuing Operations 2006		Discontinued Operations 2006		Total 2006		Continuing Operations 2005		Discontinued Operations 2005		Total 2005
		£000		£000		£000		£000		£000		£000
Revenue	4	124,876		142,338		267,214		159,710		159,641		319,351
Cost of sales		(80,181)		(97,923)		(178,104)		(102,492)		(110,660)		(213,152)

Gross profit	4	44,695		44,415		89,110		57,218		48,981		106,199

Distribution costs		(16,268)		(18,094)		(34,362)		(25,833)		(21,544)		(47,377)
Administrative expenses		(25,925)		(21,100)		(47,025)		(38,188)		(25,207)		(63,395)
Other operating expense		(52)		—		(52)		(122)		(159)		(281)
Restructuring costs		(3,152)		(1,886)		(5,038)		(1,038)		(3,141)		(4,179)
Net loss on sale of operations	5	(1,417)		—		(1,417)		(2,426)		—		(2,426)

(Loss)/profit from operations before tax and finance costs	4	(2,119)		3,335		1,216		(10,389)		(1,070)		(11,459)

Investment revenue		20		184		204		40		131		171
Finance costs		(15,398)		(631)		(16,029)		(14,637)		(726)		(15,363)

(Loss)/profit from operations before tax		(17,497)		2,888		(14,609)		(24,986)		(1,665)		(26,651)

Tax—overseas		(107)		964		857		(464)		(758)		(1,222)

(Loss)/profit from operations after tax		(17,604)		3,852		(13,752)		(25,450)		(2,423)		(27,873)

Gain on sale of discontinued operations	5	—		4,551		4,551		—		—		—

Loss from operations for the period and attributable to equity holders of the parent		(17,604)		8,403		(9,201)		(25,450)		(2,423)		(27,873)

(Loss)/earnings per share:	7
Basic from continuing operations		(6.9	)p					(10.0	)p
Basic from discontinued operations				3.3	p					(1.0	)p

Basic from total operations						(3.6	)p					(11.0	)p

Diluted from continuing operations		(6.9	)p					(10.0	)p
Diluted from discontinued operations				3.3	p					(1.0	)p

Diluted from total operations						(3.6	)p					(11.0	)p

Average exchange rate £1=						$1.850						$1.820

Average exchange rate £1=						€1.463						€1.468

Danka Business Systems PLC

Group Balance Sheet

	30th September 2006	30th September 2005	31st March 2006
	£000	£000	£000
Non-current assets
Intangible assets and goodwill	266	3,083	2,961
Property, plant and equipment	17,873	32,543	28,308
Other	4,547	6,099	6,129

	22,686	41,725	37,398

Current assets
Inventories	17,722	54,366	45,977
Prepaid expenses	799	6,258	3,445
Trade and other receivables	32,486	106,170	108,868
Cash and cash equivalents including restricted cash of £3,883,000 (September 2005—£8,194,000; March 2006—£11,803,000)	10,016	48,323	43,119
Assets classified as held for sale (note 12)	121,105	—	—

	182,128	215,117	201,409

Total assets	204,814	256,842	238,807

Current liabilities
Trade and other payables	(38,869)	(104,854)	(94,917)
Tax liabilities	(772)	(17,455)	(12,218)
Obligations under finance leases	(400)	(970)	(796)
Current portion of long-term borrowings	(6,729)	(93)	(6,157)
Derivative financial instruments	(4,493)	(5,651)	(4,835)
Deferred revenue	(8,165)	(20,018)	(18,989)
Accrued expenses	(19,182)	(45,573)	(48,082)
Short-term provisions	(1,903)	(5,227)	(3,665)
Liabilities classified as held for sale (note 12)	(98,220)	—	—

	(178,733)	(199,841)	(189,659)

Non-current liabilities
Bank and other loans	(123,702)	(129,643)	(132,488)
Convertible participating shares	(169,792)	(164,701)	(175,264)
Retirement benefit obligations	—	(15,417)	(16,928)
Deferred tax liabilities	—	(493)	(419)
Long-term provisions	(4,179)	(2,766)	(4,744)
Obligations under finance leases	(389)	(953)	(635)
Other	(2,262)	(5,253)	(4,741)

	(300,324)	(319,226)	(335,219)

Total liabilities	(479,057)	(519,067)	(524,878)

Net liabilities	(274,243)	(262,225)	(286,071)

Equity
Capital	202,094	201,945	202,094
Share options	3,577	2,211	3,577
Translation reserve (note 12)	3,783	(11,410)	(17,246)
Retained earnings	(483,697)	(454,971)	(474,496)

Total equity	(274,243)	(262,225)	(286,071)

Closing exchange rate £1=	$1.872	$1.770	$1.739

Closing exchange rate £1=	€1.475	€1.468	€1.433

Danka Business Systems PLC

Group Cash Flow Statement

For the Three Months Ended 30th September 2006 and 2005

		30th September
	Note	2006	2005
		£000	£000
Net cash outflow from operating activities	10	(5,073)	(2,659)

Cash flows from investing activities
Interest received		88	90
Capital expenditure		(2,478)	(1,665)
Proceeds from sale of operations		6,249	2,854
Held for sale cash and cash equivalents	12	(20,725)	—
Proceeds from sale of property, plant and equipment and equipment on operating leases		266	179

Net cash from investing activities		(16,600)	1,458

Cash flows from financing activities
Net borrowings under line of credit agreements		(11)	(438)
Capital payments under finance leases		(228)	(314)
Interest paid		(665)	(878)
Proceeds from new shares issued		—	304

Net cash from financing activities		(904)	(1,326)

Net decrease in cash and cash equivalents		(22,577)	(2,527)
Cash and cash equivalents at 1st July		33,395	50,077
Effect of exchange rate fluctuations on cash held		(802)	773

Cash and cash equivalents at 30th September		10,016	48,323

Included above in respect of discontinued operations:
Net cash outflow from operating activities		(4,721)	(4,628)
Net cash from investing activities		(14,971)	(726)
Net cash from financing activities		(8,101)	5,854
Net cash from financing activities includes intragroup financing of		(7,676)	6,862

Danka Business Systems PLC

Group Cash Flow Statement

For the Six Months Ended 30th September 2006 and 2005

		30th September
	Note	2006	2005
		£000	£000
Net cash outflow from operating activities	10	(5,006)	(2,824)

Cash flows from investing activities
Interest received		204	171
Capital expenditure		(4,222)	(3,635)
Proceeds from sale of operations		6,249	9,534
Held for sale cash and cash equivalents	12	(20,725)	—
Proceeds from sale of property, plant and equipment and equipment on operating leases		384	226

Net cash from investing activities		(18,110)	6,296

Cash flows from financing activities
Net borrowings under line of credit agreements		533	(26)
Capital payments under finance leases		(463)	(764)
Interest paid		(8,281)	(8,366)
Proceeds from new shares issued		—	312

Net cash from financing activities		(8,211)	(8,844)

Net decrease in cash and cash equivalents		(31,327)	(5,372)
Cash and cash equivalents at 1st April		43,119	51,947
Effect of exchange rate fluctuations on cash held		(1,776)	1,748

Cash and cash equivalents at 30th September		10,016	48,323

Included above in respect of discontinued operations:
Net cash outflow from operating activities		(2,166)	(8,236)
Net cash from investing activities		(15,696)	(1,727)
Net cash from financing activities		(6,992)	9,477
Net cash from financing activities includes intragroup financing of		(6,267)	10,599

Danka Business Systems PLC

Group Statement of Recognised Income and Expense

For the Three Months Ended 30th September 2006 and 2005

	30th September
	2006	2005
	£000	£000
Loss for the period	(873)	(17,350)

Income and expense taken directly to equity:
Exchange translation differences in the period	3,308	(3,342)
Exchange translation differences related to disposals	(35)	(40)
Actuarial losses on defined benefit pension plans	—	—
Tax on items taken directly to or transferred from equity	—	—

Total of income and expense taken directly to equity	3,273	(3,382)

Total recognised income and expense for the period	2,400	(20,732)

Danka Business Systems PLC

Group Statement of Recognised Income and Expense

For the Six Months Ended 30th September 2006 and 2005 and the Year Ended 31st March 2006

	30th September		31st March 2006
	2006	2005
	£000	£000	£000
Loss for the period/year	(9,201)	(27,873)	(46,881)

Income and expense taken directly to equity:
Exchange translation differences in the period/year	21,064	(16,105)	(21,941)
Exchange translation differences related to disposals	(35)	(127)	(127)
Actuarial losses on defined benefit pension plans	—	—	(517)
Tax on items taken directly to or transferred from equity	—	—	—

Total of income and expense taken directly to equity	21,029	(16,232)	(22,585)

Total recognised income and expense for the period/year	11,828	(44,105)	(69,466)

Notes to the Financial Information

1.    The financial information for the quarter and six months ended 30th September, 2006 is unaudited and not reviewed. The financial information for all periods presented does not constitute full accounts within the meaning of Section 240 of the Companies Act 1985. However, the financial information for such periods is prepared on the same basis as the financial information for the year ended 31st March, 2006. The financial information for the year ended 31st March, 2006 has been extracted from the audited accounts for the year ended 31st March, 2006 which have been filed with the Registrar of Companies. The report of the auditors was unqualified and did not contain statements under section 237(2) or (3) of the Companies Act 1985.

2.    Significant accounting policies

Danka Business Systems PLC (“the Company”) is a company domiciled in the United Kingdom. The consolidated interim financial statements of the Company for the three months and six months ended 30th September, 2006 and 2005 comprise the Company and its subsidiaries (together referred to as the “Group”). The consolidated interim financial statements were authorised for issuance on 7th November, 2006.

Basis of preparation

The financial statements have been prepared in conformity with current applicable IFRS accounting standards as more fully described below.

The financial statements are presented in sterling and all values in tables are rounded to the nearest thousand pounds (£000) except where otherwise indicated.

Accounting policies

This financial information has been prepared on the basis of the recognition and measurement requirements of IFRS in issue that are endorsed by the EU and effective (or available for early adoption) at 31st March, 2007. The accounting policies have been applied consistently throughout the Group for the purposes of these consolidated interim financial statements.

Restructuring costs and the net loss/gain on sale of operations have been separately disclosed on the face of the income statement in accordance with IAS 1 in order to assist the assessment of financial performance owing to their materiality and infrequent nature.

3.    Seasonality of operations

The Group’s operations have historically experienced lower revenue during the second quarter (ending 30th September) of the financial year. This is primarily due to increased holiday taken by European residents during July and August (affecting discontinued operations) and lower levels of retail maintenance revenue from United States governmental agencies (affecting continuing operations). This has historically resulted in reduced sales activity and reduced usage of photocopiers, facsimiles and other office imaging equipment during the second quarter. Accordingly, the results of operations for the interim periods are not necessarily indicative of the results which may be expected for the entire financial year.

4.    Analysis of revenue and gross profit and segmental information—continuing operations only

The Group operates in one business segment, being the supply and servicing of office equipment and the provision of related services. The following table provides for continuing operations only additional analysis of the components of revenue and of gross profit of the single business segment, where the sale or rental of equipment normally includes a service contract and the purchase of supplies once the contract expires. These components are not considered different classes of business because of their inter-relation.

	Three Months Ended 30th September		Six Months Ended 30th September
	2006	2005	2006	2005
	£000	£000	£000	£000
Revenue
Retail equipment and related sales	24,426	31,791	51,702	67,521
Retail maintenance	30,594	38,297	65,339	79,576
Retail supplies and rental sales	3,042	5,918	7,835	12,613

	58,062	76,006	124,876	159,710

Gross profit
Retail equipment and related sales	7,640	9,296	15,565	20,884
Retail maintenance	11,211	15,196	25,568	31,316
Retail supplies and rental sales	1,082	1,939	3,562	5,018

	19,933	26,431	44,695	57,218

The Group’s primary segment reporting format is determined to be geographical as the Group’s risks and rates of return are affected predominantly by the fact that it has operated in different geographical areas. Following the reclassification of Europe/Australia to discontinued operations (notes 5 and 12), the Americas is the only primary reportable segment. The Americas segment includes the United States and, in the comparative period up to their respective disposals as disclosed in note 5, Canada, Central America and South America. The Group is managed through its administrative centres in the U.S. and the U.K., identified as Corporate below. The Corporate costs comprise salaries and direct costs incurred in maintaining the administrative centres plus the financing costs relating to the principal lines of credit used by the Group to finance its activities. It is not appropriate to allocate these costs between the primary segment and the discontinued operations.

For the three months and six months ended 30th September, 2006:

	Three Months Ended 30th September		Six Months Ended 30th September
	2006	2005	2006	2005
	£000	£000	£000	£000
Revenue
Americas	58,062	76,006	124,876	159,710

	Three Months Ended 30th September		Six Months Ended 30th September
	2006	2005	2006	2005
	£000	£000	£000	£000
Segment result
Americas	3,237	(5,926)	2,562	(2,218)
Corporate	(2,221)	(3,405)	(4,681)	(8,171)

Profit/(loss) before tax and finance costs	1,016	(9,331)	(2,119)	(10,389)
Investment revenue	7	20	20	40
Finance costs	(7,623)	(7,253)	(15,398)	(14,637)
Tax	(53)	55	(107)	(464)

Total loss from operations	(6,653)	(16,509)	(17,604)	(25,450)

5.    Disposal of operations

Year ended 31st March, 2006

On 30th June, 2005, the Group sold its retail operations in Canada to Pitney Bowes of Canada Limited for $14 million (£7.8 million) cash and a pre-tax gain of £3.6 million in the quarter ended 30th June, 2005 (later adjusted to £3.0 million) was recorded after expenses of £0.2 million (later adjusted to £0.5 million). The attributable tax was nil. During the six months ended 30th September, 2005 and year ended 31st March, 2006, the Canadian operations had cash inflows from operating activities of £0.3 million and cash outflows from investing activities of £0.1 million. During the six months ended 30th September, 2005 and year ended 31st March, 2006, the Canadian operations repaid funding from other Group entities of £0.5 million. The cash inflow on the disposal after deducting cash disposed of and a working capital adjustment of $2.6 million (£1.3 million) was £6.7 million.

At 30th June, 2005 prior to disposal, the Canadian operations comprised assets of £7.9 million less liabilities of £5.0 million following a working capital adjustment. The Canadian operations reported revenue of £5.1 million in the six months ended 30th September, 2005 and year ended 31st March, 2006 and pre- and post-tax losses of £0.3 million in the six months ended 30th September, 2005 and year ended 31st March, 2006.

With effect from 31st August, 2005, the Group sold its retail operations in Central and South America to Toshiba America Business Solutions, Inc. for $10 million (£5.7 million) cash and a pre-tax loss of £5.5 million was recorded in the three months ended 30th September, 2005 (later adjusted to £5.1 million) after expenses of £0.6 million. The attributable tax was nil. During the six months ended 30th September, 2005 and the year ended 31st March, 2006, the Central and South American operations had cash outflows from operating activities of £0.3 million and cash outflows from investing activities of £0.2 million. During the six months ended 30th September, 2005 and the year ended 31st March, 2006, the Central and South American operations had cash outflows from financing activities of £3.5 million, principally relating to funding from other Group entities. The cash inflow on the disposal after deducting cash disposed of was £2.7 million, which was recorded in the quarter ended 30th September, 2005.

At 31st August, 2005 prior to disposal, the Central and South American operations comprised assets of £14.3 million less liabilities of £3.9 million. The Central and South American operations reported revenue of £6.9 million in the six months ended 30th September, 2005 and year ended 31st March, 2006 and pre- and post-tax losses of £0.4 million in the six months ended 30th September, 2005 and the year ended 31st March, 2006.

In December 2005, the Group sold an entity in Italy for £0.3 million in cash. The entity did not trade. The gain on disposal and the cash inflow on the disposal after deducting expenses were £0.3 million, which were recorded in the quarter ended 31st December, 2005.

Year ending 31st March, 2007

With effect from 30th June, 2006, the Group sold its Image One subsidiary for nil and a pre-tax loss of £1.3 million was recorded. The attributable tax was nil. The trading results and cashflows of Image One had been integrated within the financial information for the Americas segment as a whole and cannot be separately identified; however, the results and cashflows were not material to the financial information for the Americas segment. At 30th June, 2006 prior to disposal, Image One comprised assets of £2.4 million less liabilities of £1.1 million.

During the quarter ended 30th June, 2006, additional expenses were recorded in respect of the Group’s prior year disposals in the amount of £0.2 million. The net loss in respect of those disposals was reduced in the quarter ended 30th September, 2006 by £0.1 million.

With effect from 31st August, 2006, the Group sold its Australian operations to Onesource Group Limited for $12.8 million (£6.7 million) cash and a pre-tax gain of £4.6 million was recorded in the three months ended

30th September, 2006 after expenses of £0.2 million. The attributable tax was nil. During the six months ended 30th September, 2006 and the year ended 31st March, 2006, the Australian operations had cash inflows from operating activities of £0.2 million and £0.6 million respectively and cash outflows from investing activities of £0.1 million and £0.1 million respectively. During the six months ended 30th September, 2006 and the year ended 31st March, 2006, the Australian operations had cash outflows from financing activities of £0.5 million and £0.9 million respectively, relating to funding from other Group entities. The cash inflow on the disposal after deducting cash disposed of was £6.2 million, which was recorded in the quarter ended 30th September, 2006.

At 31st August, 2006 prior to disposal, the Australian operations comprised assets of £8.0 million less liabilities of £5.9 million. The Australian operations reported revenue of £11.9 million and £27.9 million in the six months ended 30th September, 2006 and year ended 31st March, 2006 respectively and pre- and post-tax profits of £0.3 million and £0.4 million in the six months ended 30th September, 2006 and the year ended 31st March, 2006 respectively.

6.    Reconciliation of the weighted average number of basic and diluted ordinary shares in issue

	Three Months Ended 30th September		Six Months Ended 30th September
	2006	2005	2006	2005
Shares in issue at 1st July/April	256,529,024	254,222,800	256,529,024	254,188,656
Effect of shares issued during the period	—	392,244	—	231,337

Average number of ordinary shares in issue—basic	256,529,024	254,615,044	256,529,024	254,419,993
Average outstanding share options	404,592	—	346,512	—

Average number of ordinary shares in issue—diluted	256,933,616	254,615,044	256,875,536	254,419,993

7.    The calculations of the loss/earnings per share from continuing and discontinued operations respectively are based on the loss/profit from continuing/discontinued operations respectively after taxation and the basic and diluted weighted average number of ordinary shares in issue during the period as per note 6 above. In order to provide a trend measure of underlying performance, Group loss from continuing operations after taxation has been adjusted to exclude restructuring expenses and other items unusual because of their nature, size or incidence and basic loss per share recalculated. Outstanding share options and convertible participating shares have only been considered in dilutive per share computations in respect of discontinued operations in the periods ended 30th September, 2006 since the Group is in a loss position for the periods below from continuing operations and to include them would be anti-dilutive.

		Three Months Ended 30th September
		2006			2005
		£000	Pence Per Share		£000	Pence Per Share
Basic loss from continuing operations		(6,653)	(2.6)		(16,509)	(6.5)
Unusual items arising in respect of:
Restructuring of worldwide operations	(978)			884
Tax effect	—			—

Net of tax effect		(978)	(0.4)		884	0.3
Disposal of operations	(63)			5,531
Tax effect	—			—

Net of tax effect		(63)	—		5,531	2.2
Sales tax credit	—			(2,100)
Tax effect	—			—

Net of tax effect		—	—		(2,100)	(0.8)

Adjusted basic loss from continuing operations		(7,694)	(3.0)		(12,194)	(4.8)

Basic and diluted loss from continuing operations		(6,653)	(2.6)		(16,509)	(6.5)

Adjusted basic and diluted loss from continuing operations (before unusual items)		(7,694)	(3.0)		(12,194)	(4.8)

Basic earnings/(loss) from discontinued operations		5,780	2.3		(841)	(0.3)

Diluted earnings/(loss) from discontinued operations		5,780	2.2		(841)	(0.3)

		Six Months Ended 30th September
		2006			2005
		£000	Pence Per Share		£000	Pence Per Share
Basic loss from continuing operations		(17,604)	(6.9)		(25,450)	(10.0)
Unusual items arising in respect of:
Restructuring of worldwide operations	3,152			1,038
Tax effect	—			—

Net of tax effect		3,152	1.2		1,038	0.4
Disposal of operations	1,417			2,426
Tax effect	—			—

Net of tax effect		1,417	0.6		2,426	1.0
Sales tax credit	—			(2,100)
Tax effect	—			—

Net of tax effect		—	—		(2,100)	(0.9)

Adjusted basic loss from continuing operations		(13,035)	(5.1)		(24,086)	(9.5)

Basic and diluted loss from continuing operations		(17,604)	(6.9)		(25,450)	(10.0)

Adjusted basic and diluted loss from continuing operations (before unusual items)		(13,035)	(5.1)		(24,086)	(9.5)

Basic earnings/(loss) from discontinued operations		8,403	3.3		(2,423)	(1.0)

Diluted earnings/(loss) from discontinued operations		8,403	3.3		(2,423)	(1.0)

8.    The following shows the computation of free cash flow:

	Three Months Ended 30th September		Six Months Ended 30th September
	2006	2005	2006	2005
	£000	£000	£000	£000
Cash outflow from operating activities	(5,073)	(2,659)	(5,006)	(2,824)
Cash (outflow)/inflow from investing activities	(16,600)	1,458	(18,110)	6,296
Less: cash flow from acquisitions and disposals	(6,249)	(2,854)	(6,249)	(9,534)
Less: cash outflow from operating activities of discontinued operations	4,721	4,628	2,166	8,236
Less: cash outflow from investing activities of discontinued operations	14,971	726	15,696	1,727
Add back: cash flow from acquisitions and disposals of discontinued operations	6,249	—	6,249	—

Free cash flow—continuing operations	(1,981)	1,299	(5,254)	3,901

9.    The following is an analysis of net debt (current and non-current bank and other loans including finance leases less cash and cash equivalents):

	As at 30th September		As at 31st March 2006
	2006	2005
	£000	£000	£000
Current portion of long-term borrowings	6,729	93	6,157
Non-current bank loans	123,702	129,643	132,488
Convertible participating shares including derivative financial instruments	174,285	170,352	180,099
Finance leases	789	1,923	1,431
Less: cash and cash equivalents	(10,016)	(48,323)	(43,119)

Net debt	295,489	253,688	277,056

10.    Net cash flow from operating activities:

	Three Months Ended 30th September		Six Months Ended 30th September
	2006	2005	2006	2005
	£000	£000	£000	£000
Loss before tax	(5,418)	(16,813)	(14,609)	(26,651)
Restructuring charges	88	1,170	5,038	4,179

Cash paid in respect of restructuring charges	(2,048)	(2,623)	(4,032)	(6,388)
Depreciation and amortisation	2,820	4,418	6,103	9,118
(Gain)/loss on sale of property, plant and equipment and equipment on operating leases	(124)	314	(179)	439
(Gain)/loss on sale of operations	(63)	5,531	1,417	2,426
Share-based payments	—	329	—	550
Net finance costs	7,913	7,618	15,825	15,192
(Increase)/decrease in inventories	(1,665)	4,852	(5,498)	(3,392)
Decrease in receivables	4,913	7,360	2,332	17,637
Decrease in payables and retirement benefit obligations	(11,069)	(14,341)	(10,800)	(15,336)
Tax paid	(420)	(474)	(603)	(598)

Net cash flow from operating activities	(5,073)	(2,659)	(5,006)	(2,824)

11.    Group Statement of Changes in Equity for the Three Months and Six Months Ended 30th September, 2006 and 2005 and the Year Ended 31st March, 2006

	30th September
	2006	2005
	£000	£000
Balance at 1st July	(276,643)	(242,017)
Loss for the period	(873)	(17,350)
Shares issued	—	195
Share option expense in the period	—	329
Exchange translation differences in the period	3,308	(3,342)
Exchange translation differences related to disposals	(35)	(40)
Actuarial losses on defined benefit pension plans	—	—

Balance at 30th September	(274,243)	(262,225)

	30th September		31st March 2006
	2006	2005
	£000	£000	£000
Balance at 1st April	(286,071)	(218,873)	(218,873)
Loss for the period/year	(9,201)	(27,873)	(46,881)
Shares issued	—	203	352
Share option expense in the period/year	—	550	1,916
Exchange translation differences in the period/year	21,064	(16,105)	(21,941)
Exchange translation differences related to disposals	(35)	(127)	(127)
Actuarial losses on defined benefit pension plans	—	—	(517)

Balance at 30th Sept/30th Sept/31st March	(274,243)	(262,225)	(286,071)

12.    Post balance sheet event

On 12th October, 2006, the Group announced the sale of all the shares of its business units in Europe for a purchase price of $210.0 million (£112.2 million) in cash, subject to upward or downward net asset adjustments of a maximum of $5.0 million (£2.7 million). The table below shows the European business unit’s carrying amounts of the major classes of assets and liabilities at 30th September, 2006, which have been classified as held for sale. Of the Group’s translation reserve of £3.8 million (credit) as at 30th September, 2006, £0.9 million (credit) relates to the European business unit.

30th September, 2006 carrying values
Assets
Intangible assets and goodwill	504
Property, plant and equipment	6,247
Other non-current assets	2,516
Inventories	27,045
Prepaid expenses and other current assets	3,854
Trade and other receivables	60,214
Cash and cash equivalents	20,725

121,105

Liabilities
Trade and other payables	42,402
Tax liabilities	10,348
Obligations under finance leases	66
Deferred revenue	8,773
Accrued expenses and short-term provisions	18,487
Non-current liabilities	18,144

98,220

13.    Copies of this report will be available from the Company's registered office at Masters House, 107 Hammersmith Road, London W14 0QH.”

Amounts quoted in Dollars in this Part VI have been converted into equivalent sterling amounts at the rate of US$1.872:£1, being the United States Federal Reserve’s noon buying rate on 30 September 2006.

PART VII

ADDITIONAL INFORMATION

1.    Responsibility

The Directors of the Company, whose names are set out in paragraph 2 below, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.    Directors of Danka

The Directors of Danka and their functions are as follows:

A.D. Frazier	Chairman and Chief Executive Officer
Dr. Kevin C. Daly	Non-executive Director
David J. Downes	Non-executive Director
Jaime W. Ellertson	Non-executive Director
Christopher B. Harned	Non-executive Director
W. Andrew McKenna	Non-executive Director
Joseph E. Parzick	Non-executive Director
J. Ernest Riddle	Non-executive Director
Erik Vonk	Non-executive Director

The registered office of the Company is Masters House, 107 Hammersmith Road, London W14 0QH. The telephone number of the Company’s registered office is +44 207 605 0150. The Company’s principal place of business is 11201 Danka Circle North, St. Petersburg, Florida 33716, USA. The telephone number of the Company’s principal place of business is +1 727 622 2100.

3.    Directors' Interests

3.1    As at 15 December 2006 (the latest practicable date prior to the publication of this document), the interests of the Directors and persons connected with them (within the meaning of section 346 of the Act) in the share capital of the Company (all of which are beneficial), notified to the Company pursuant to sections 324 or 328 of the Act or which are required to be entered in the Register of Directors' Interests maintained under section 325 of the Act or which are interests of persons connected with the Directors which would, if the connected person were a Director, be required to be notified under section 324 or 328 of the Act or entered in the Register of Directors' Interests under section 325 of the Act, the existence of which are known, or with reasonable diligence could be ascertained by the Directors, are as follows:

Name	Danka Ordinary Shares	Percentage of issued ordinary share capital
A.D. Frazier	—	—
Kevin C. Daly	119,608	0.046
David J. Downes	46,264	0.018
Jamie W. Ellertson	116,360	0.045
Christopher Harned	60,000	0.023
W. Andrew McKenna	119,608	0.046
J. Ernest Riddle	139,608	0.054
Joseph E. Parzick	—	—
Erik Vonk	72,836	0.028

Joseph E. Parzick and Christopher B. Harned are, respectively, the Vice Chairman and Managing Director of The Cypress Group LLC which has an interest in Danka Participating Shares which are convertible into Danka Ordinary Shares as discussed in paragraph 6 below. Both disclaim beneficial ownership of such shares.

3.2    As at 15 December 2006 (the latest practicable date prior to the publication of this document), the interests of the Directors in options to purchase ADSs(1) were:

Name	Options Outstanding	Date of Grant	Exercise Price
A.D. Frazier	1,000,000	10 November 2006	US$	1.70

(1)	One ADS is equivalent to four Danka Ordinary Shares.

3.3    On 10 November 2006 Mr A.D. Frazier was issued a restricted stock award of 51,724 ADSs, equivalent to 206,896 Ordinary Shares, at a price of US$1.74 per ADS. These ADSs vest and become unrestricted in equal annual tranches over three years, beginning 10 November 2007.

3.4    Save as disclosed in paragraphs 3.1, 3.2 and 3.3 above, none of the Directors, nor any person connected with any of them (within the meaning of section 346 of the Act) has any interest in the share capital of Danka or any of its subsidiaries.

3.5    No Director has or has had any interest in any transaction which is or was unusual in its nature or conditions or is or was significant to the business of the Group (including the European Businesses) and which was effected by any member of the Group (including the Target Group Companies) during the current or immediately preceding financial year of Danka or which was effected during any earlier financial year and which remains in any respect outstanding or unperformed.

4.    Directors' Service Contracts and Terms of Appointment

Attention is drawn to the details of the significant terms of the service contract between the Company and certain of its Affiliates and Mr A.D. Frazier, Chairman and Chief Executive Officer of the Group, details of Mr A.D. Frazier’s benefits on termination of such service contract, and of the agreements for remuneration of the non-executive Directors which, in each case, are set out in the Directors’ Remuneration Report on pages 26 to 36 of the Company’s annual report and accounts for the year ended 31 March 2006, and which are incorporated by reference into this document.

5.    Substantial Shareholdings

As at 15 December 2006 (being the latest practicable date prior to the publication of this document) Danka had been notified of, or was otherwise aware of, the following person(s) who were, directly or indirectly, interested in three per cent. or more of the existing issued share capital of Danka:

Name	Number of Danka Ordinary Shares	Percentage of issued ordinary share capital	Percentage of fully diluted issued ordinary share capital (1)
Cypress Associates II LLC (2)	—	—	27.4
The Goldman Sachs Group, Inc (3)	19,484,222	7.5 per cent.	5.3 per cent.

(1)	In addition to its ordinary share capital, as at 15 December 2006 (being the latest practicable date prior to publication of this document), the Company had a total of 340,464 Danka Participating Shares in issue which were convertible into Danka Ordinary Shares at a rate of 323.285 Danka Ordinary Shares for every Danka Participating Share.

(2)	As at 15 December 2006 (being the latest practicable date prior to the publication of this document) Cypress Associates II LLC is interested in the Danka Participating Shares as follows:

•	296,869 Danka Participating Shares, convertible into 95,973,295 Danka Ordinary Shares, beneficially owned by Cypress Merchant Banking Partners II LLP;

•	12,620 Participating Shares, convertible into 4,079,857 Danka Ordinary Shares, beneficially owned by Cypress Merchant Banking II C.V.; and

•	2,864 Danka Participating Shares, convertible into 925,888 Danka Ordinary Shares, beneficially owned by 55th Street Partners II L.P.

Thus, as at 15 December 2006 (being the latest practicable date prior to the publication of this document), Affiliates of Cypress Associates II LLC held a total of 312,353 Danka Participating Shares (equivalent to 91.7 per cent. of the total Danka Participating Shares in issue).

(3)	The holding represents the Danka Ordinary Share equivalent of American Depositary Shares held. Of the above interest, the equivalent of 19,484,222 Danka Ordinary Shares are held by Goldman, Sachs & Co., a wholly-owned direct subsidiary of The Goldman Sachs Group, Inc., acting as custodian of 4,871,055 ADSs.

Save as disclosed in this paragraph, Danka is not aware of any person who at 15 December 2006 (being the latest practicable date prior to the publication of this document), directly or indirectly, has an interest (within the meaning of Part VI of the Act) in Danka Shares which represent three per cent. or more of its issued share capital.

6.    Danka Participating Shares

Holders of Danka Participating Shares are entitled to as many votes for each Danka Participating Share owned as equals the number of Danka Ordinary Shares into which the Danka Participating Share is convertible. The Danka Participating Shares are convertible into Danka Ordinary Shares at a rate per Danka Participating Share calculated by dividing the liquidation return for the Danka Participating Shares, which is $1,000 per Danka Participating Share plus accumulated and unpaid dividends from the last Danka Participating Share dividend payment date, by a conversion price of $3.11 per Danka Participating Share. The Danka Participating Share dividend accumulates on a daily basis; therefore, the conversion rate increases fractionally on a daily basis until the next Danka Participating Share dividend is paid. As at 15 December 2006 (being the latest practicable date prior to publication of this document), the conversion rate was 323.285 Danka Ordinary Shares per Danka Participating Share. The liquidation return is subject to increase in some circumstances if Danka is in default of its payment obligations under the Danka Participating Shares, and the conversion price is subject to increase in some circumstances to protect Danka Participating Shareholders against dilution. Assuming that no event occurs between the date of this document and the date as at which the Danka Shareholders entitled to attend and vote at the EGM will be determined that will cause an adjustment of the liquidation return or the conversion price (and no such event is anticipated by the Company), on 17 January 2007, the date as at which the Danka Shareholders entitled to attend and vote at the EGM will be determined, the conversion rate will be 325.143 Danka Ordinary Shares per Danka Participating Share.

7.    Key Management of the European Business

The names and principal functions of the key individuals of the European Businesses are set out below:

Mr P. Williams (Managing Director)

Mr. P. Dumond (Chief Financial Officer)

Ian Campbell (SVP Operations)

8.    Related Party Transactions

Details of related party transactions (which for these purposes are those set out in the standards adopted according to Regulation (EC) No 1606/2002) that the Company has entered into during the three financial years ended 31 March 2004, 2005 and 2006 and up to the date of this document in the normal course of business on an arm’s length basis are disclosed below:

8.1    as at 31 March 2004, the Company remained contingently liable for the repayment of US$0.3million of Industrial Revenue Bonds used to finance the construction of the Company’s corporate office in St. Petersburg, Florida. The obligation was assumed by a company controlled by a former chief executive of the Company, when such company acquired the corporate office building; and

8.2    the related party transaction information in relation to the Company set out at note 27 to the Company’s consolidated financial statements for the year ended 31 March 2006 which is incorporated by reference into this document.

9.     Material Contracts

9.1    The Continuing Group

Save as disclosed in this paragraph 9.1, no contracts (other than contracts entered into in the ordinary course of business) which are, or may be, material have been entered into by any member of the Continuing Group within the two years immediately preceding the date of this document and no other contracts (other than contracts entered into in the ordinary course of business) have been entered into by any member of the Continuing Group which contain provisions under which any member of the Continuing Group has any obligation or entitlement which is material to the Continuing Group as at the date of this document.

(a)    The Disposal Agreement

This is summarised in Part III of this document. The Disposal Agreement was entered into between the Company, the other Sellers and the Purchaser on 12 October 2006.

(b)    Disposal of Danka Canada Inc.

On 30 June 2005 Pitney Bowes of Canada Ltd., Danka Business Finance Ltd., and the Company entered into an agreement pursuant to which Pitney Bowes of Canada Ltd. acquired the common shares of Danka Canada Inc. for a purchase price of approximately US$14,000,000. Under the agreement, Danka Business Finance Ltd. (as seller) and the Company (as its parent) gave certain representations and warranties on a joint and several basis as to the tax position of Danka Business Finance Ltd. which endure until the expiration of the relevant statutory limitation periods. Other representations and warranties given by Danka Business Finance Ltd. and the Company, and those given by Pitney Bowes of Canada Ltd. (as purchaser) expire on 30 June 2007.

(c)	Disposal of Topac International I Inc., and Topac International II Inc. to Toshiba America Business Solutions Inc.

On 1 September 2005 Toshiba America Business Solutions Inc., and Danka Holding Company, an indirect subsidiary of the Company, entered into an agreement pursuant to which Toshiba America Business Solutions Inc. acquired the outstanding capital stock of Topac International I Inc., and Topac International II Inc., for an aggregate purchase price of approximately US$10,000,000. Under the terms of the agreement, certain representations, warranties and covenants made by Danka Holding Company with respect to due authorisation and ownership of the sale shares survive indefinitely. Other representations and warranties, including those in respect of taxes, remain in force until 1 September 2010.

(d)    Acquisition and Disposal of Image One Corporation

On 8 December 2004 the Robert D. Dube Revocable Trust, the Joel F Pearlman Revocable Trust, Image One Corporation and Danka Office Imaging Company, Inc., entered into an agreement pursuant to which Danka Office Imaging Company, Inc., acquired the issued and outstanding capital stock of Image One Corporation for a purchase price of US$2,100,000.

On 30 June 2006 the Robert D. Dube Revocable Trust, the Joel F Pearlman Revocable Trust, Image One Corporation and Danka Office Imaging Company, Inc., entered into an agreement pursuant to which Danka Office Imaging Company, Inc. disposed of the issued and outstanding capital stock of Image One Corporation. In consideration, the Robert D. Dube Revocable Trust and the Joel F Pearlman Revocable Trust (as buyers) released and waived all right to receive an additional purchase price of US$500,000 due under the agreement dated 8 December 2004, described above. Danka Office Imaging Company released and waived all rights to the intercompany indebtedness owed by Image One Corporation to Danka Office Imaging Company, Inc. equalling the sum of US$500,000 and also the sum of US$140,779, less applicable taxes, due under the agreement dated 8 December 2004. Danka Office Imaging Company, Inc. also paid an amount equal to US$140,779, less applicable taxes to Robert D. Dube Revocable Trust and the Joel F Pearlman Revocable Trust. A number of agreements, including the agreement dated 8 December 2004 described above, were terminated as a result of the disposal. The representations and warranties of Danka Office Imaging Company, Inc. will expire on 30 June 2008, with the exception of warranties with respect to tax which endure until the expiration of the relevant statutory limitation periods.

(e)    Disposal of Danka Australasia Pty Limited

On 7 July 2006, Onesource Australasia Pty Limited, Onesource Group Limited, the Company and Dankalux Sarl entered into an agreement pursuant to which Onesource Australasia Pty Limited acquired the entire issued share capital of Danka Australasia Pty Limited, for a purchase price of US$17,000,000. Under the terms of the agreement, Onesource Group Limited acts as guarantor to Onesource Australasia Pty Limited, and has given both guarantees and indemnities with respect to Onesource Australasia Pty Limited’s obligations under the agreement. Under the terms of the agreement, any warranty claims made by Onesource Australasia Pty Limited (as buyer) against the Company and Dankalux Sarl (as sellers) are to be made no later than 7 January 2007. Claims under warranties with respect to tax are to be brought no later than 4 years from the date of Onesource Australasia Pty Limited’s income tax return for the year ended 31 March 2007.

(f)    Disposal of Danka Portugal S.A.

On 30 December 2004, Dankalux Sarl and Nuno Filipe Bugarim Machado entered into an agreement pursuant to which Nuno Filipe Bugarim Machado acquired the entire issued share capital of Danka Portugal S.A., a wholly owned subsidiary of Dankalux Sarl, for a purchase price of €50,000. Additional consideration was provided by Nuno Filipe Bugarim Machado assuming the full face value, plus interest, of an intra-group debt owed to the Company by Danka Portugal S.A. of €125,000.37. Under the terms of the agreement, Dankalux Sarl (as seller) provided warranties as to the authority and organisation of Danka Portugal S.A. Nuno Filipe Bugarim Machado, a former employee of Danka Portugal S.A, provided a warranty to the effect that he had full knowledge of the financial, accounting and legal situation of Danka Portugal S.A.

(g)    Disposal of certain assets of Danka Netherlands B.V.’s branch office in Russia

On 16 December 2004, Danka Netherlands B.V. and OOO Canon Ru entered into an agreement pursuant to which OOO Canon Ru purchased certain assets of Danka Netherlands B.V.’s branch office in Russia for a purchase price of US$147,000. The title to all such assets passed to OOO Canon Ru on completion. The agreement contains customary warranties and indemnities in respect of the disposal and Danka Netherlands B.V. has had no residual liability under the warranties since 16 March 2006. Danka Netherlands B.V. gave an undertaking not to set up any new business in Russia to compete with OOO Canon Ru until 16 December 2006.

9.2    The European Businesses

Save as disclosed in this paragraph 9.2, no contracts (other than contracts entered into in the ordinary course of business) which are, or may be, material have been entered into by any Target Group Company within the two years immediately preceding the date of this document and no other contracts (other than contracts entered into in the ordinary course of business) have been entered into by any Target Group Company which contain provisions under which any Target Group Company has any obligation or entitlement which is material to the Target Group Companies as at the date of this document.

(a)    Disposal of the Scottish business of Danka UK PLC

On 1 June 2006, Danka UK PLC and Capital Copiers (Edinburgh) Limited entered into an agreement pursuant to which Capital Copiers (Edinburgh) Limited purchased the Scottish business of Danka UK PLC. This included the copier, fax, multi-functional copier/printing products based business carried on by Danka UK PLC in Scotland, the benefit and burden of machines in the field service contracts, equipment belonging to and used by Danka UK PLC and the goodwill and business connections of Danka UK PLC. Risk and title to the assets passed to Capital Copiers (Edinburgh) Limited on completion. The purchase price was an aggregate of the consideration payable for the benefit and burden of the contracts, being £335,000, and the asset consideration of £9,600. The agreement contains customary warranties and indemnities in respect of the acquisition and Danka UK PLC has no liability under the warranties after 1 June 2007. Danka UK PLC has given certain undertakings not to solicit customers or suppliers or to compete with the sold business until 1 June 2007.

(b)    Agreement with De Lage Landen Leasing

In October 2005, a revised umbrella agreement was entered into by the Company and certain of its subsidiaries (including certain Sellers and certain Target Group Companies) and DLL and certain of its subsidiaries. This agreement amended all existing DLL lease partner cooperation agreements across Europe. The agreement provides DLL with certain rights of termination in the event that the Company and its subsidiaries do not comply with the terms of the agreement.

10.    Litigation

10.1    The Continuing Group

Save as disclosed in this paragraph 10.1 no member of the Continuing Group is, or has been, involved in any governmental, legal or arbitration proceedings which may have, or have had during the 12 months preceding the date of this document, a significant effect on the financial position or profitability of the Continuing Group, nor, so far as the Company is aware, are any such proceedings pending or threatened by or against any member of the Continuing Group.

(a) There are two tax claims pending in Brazil. The claims are valued at R$3,535,770 (approximately £844,504) and R$3,430,210 (approximately £819,292). The former claim, brought by the Municipality of Sao Paulo, is with respect to an infraction notice, and is awaiting summons. The second claim, also with the Municipality of Sao Paulo, is with respect and to a debt annulment action. A motion for injunctive relief was denied, but following an appeal in Danka’s favour, a civil appeal will now be filed against the sentence and Danka will counter-argue.

(b) Following the disposal of Danka Canada Inc. by Danka Business Finance Ltd., an entity controlled by the Company, a claim totalling CDN$486,000 (approximately £214,835) is being brought by Citicapital against Danka Business Finance Ltd. with respect to outstanding lease payments. The relevant leases terminated in June 2004. As the result of a counter claim, Danka Business Finance Ltd. believes that the claim will settle through mediation for a figure less than CDN$100,000 (approximately £44,205).

(c) In June 2003, the Company was served with a class action complaint by Stephen L Edwards, alleging claims of breach of contract, fraud/intentional misrepresentation, unjust enrichment, violation of the Florida

Deception and Unfair Trade Protection Act and seeking injunctive relief. The claim was filed in the state court of Tennessee but the Company has removed the claim to the United States District Court for Tennessee for further proceedings. The Company has filed a motion for summary judgment, which the plaintiffs opposed. The amount sought in the claim is in excess of US$75,000 (approximately £38,420). The Company is unable to estimate potential exposure but intends to vigorously defend all claims alleged by the plaintiffs.

10.2    The European Businesses

Save as disclosed in this paragraph 10.2 no Target Group Company is, or has been, involved in any governmental, legal or arbitration proceedings which may have, or have had during the 12 months preceding the date of this document, a significant effect on the financial position or profitability of the Target Group Companies, nor, so far as the Company is aware, are any such proceedings pending or threatened by or against any Target Group Company.

(a) Two former employees, Mr Pellegrini and Mr Philippe Niel, of Daco Srl and Danka France SA respectively, are bringing claims against the relevant Target Group Companies in connection with their dismissals from the relevant Target Group Companies. The claims are valued at €500,000 (approximately £335,278) and €363,000 (approximately £243,412) in relation to Daco Srl and Danka France SA, respectively. Danka believes these claims to be without any merit and is vigorously defending them.

(b) Two former employees of Daco Srl, Mr Napolitano and Mrs Santucci, are bringing a joint claim against Daco Srl in connection with their dismissals from Daco Srl. The claim is valued at €390,000 (approximately £261,517). Danka has successfully defended the claim, but the case can not be considered closed since the claimants are entitled to challenge the decision.

(c) A customer of Danka UK PLC is averring that during the course of dealings with Danka UK PLC it may have been invoiced, and hence paid, twice for the same machine. The customer has asked Danka UK PLC to clarify the exact terms of the arrangements. Danka UK PLC’s senior management have reviewed the details of this situation and believe that if any claim were to be made it would be without merit. The potential value of this claim is £300,000.

(d) Three claims are being brought by Danka France SA against certain of its customers. The first claim is being brought against ADP and relates to amounts payable due to early termination penalties incurred by the customer. Danka France SA has taken legal advice, and believes that it has a valid claim for €334,880.40 (approximately £224,556). Both the petition and the brief have been submitted to the Administrative Court. The second claim, against Centre Geot Public, relates to maintenance costs incurred during the course of a customer contract which remain outstanding. Danka France SA has taken legal advice, and believes that it has a valid claim for €303,058.47 (approximately £203,218). This claim has been referred to the Administrative Court. The third claim is being brought against Conseil General des Bouches de Rhone and relates to a customer’s refusal to return equipment which, pursuant to the terms of the financing arrangements between the parties, remains the property of Danka France SA. Danka France SA has taken legal advice, and believes that it has a valid claim for €212,444.00 (approximately £142,456). The customer has refused an offer to settle and the claim has been referred to the Administrative Court.

11.    Working capital

Danka is of the opinion that, taking into account the net proceeds from the Disposal, bank and other facilities available to it, the Continuing Group has sufficient working capital for its present requirements, that is, for at least the next twelve months from the date of this document.

12.    Significant change

12.1    There has been no significant change in the financial or trading position of the Continuing Group since 30 September 2006, being the date to which Danka's most recent interim unaudited consolidated financial statements have been prepared.

12.2    There has been no significant change in the financial or trading position of the Target Group Companies since 30 September 2006, being the date to which Danka's most recent interim unaudited consolidated financial statements have been prepared.

13.    Consent

13.1    Evolution Securities Limited has given and has not withdrawn its written consent to the issue of this document with the inclusion of its name and the references to it in the form and context in which they appear.

13.2    Merrill Lynch has given and has not withdrawn its written consent to the issue of this document with the inclusion of its name and the references to it in the form and context in which they appear.

13.3    Ernst & Young LLP has given and has not withdrawn its written consent to the inclusion in this Circular of its letter relating to the pro forma financial information included in Part V of this document and the references to its name in the form and context in which they are included.

14.    Information Incorporated by Reference

The following information contained in publicly available documents is incorporated by reference into this document so as to provide the information required pursuant to paragraphs 16.2 and 19 of Annex I of the Prospectus Rules (as incorporated by Chapter 13 Annex I of the Listing Rules).

Documents Incorporated by Reference into this document	Paragraph of this document in which the information is referred to
Annual report and accounts of Danka for the financial year ended 31 March 2006—Directors’ Remuneration Report (pages 26 to 36)	Paragraph 4 of Part VII (“Additional Information—Directors Service Contracts and Terms of Appointment”)

Annual report and account of Danka for the financial year ended 31 March 2006—Related party transactions (page 81)	Paragraph 8 of Part VII (“Additional Information—Related Party Transactions”)

Copies of the above documents are available for inspection as provided in paragraph 15 of Part VII of this document.

15.    Documents available for inspection

Copies of the following documents may be inspected at the registered office of Danka and at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS during normal business hours on any day (Saturdays, Sundays and public holidays excepted) until the date of the EGM and at the EGM venue for a period of at least 15 minutes prior to the EGM and during the EGM:

(a) the Memorandum and Articles of Association of Danka;

(b) the consent letters referred to in paragraphs 13.1, 13.2 and 13.3 of this Part VII;

(c)	the Director’s service contract and the non-executive Directors’ terms of appointment referred to in paragraph 4 above;

(d)	the audited consolidated accounts of Danka for the three financial years ended 31 March 2004, 2005 and 2006;

(e) the Proxy Statement;

(f) the Disposal Agreement; and

(g) this document.

Dated 19 December 2006

DEFINITIONS

The following definitions apply throughout this document and in the Form of Proxy unless the context requires otherwise:

"Act"	means the Companies Act 1985 (as amended);

"ADS" or "American Depositary Shares"	means the American Depositary Shares issued by the Bank of New York, each of which represents four Danka Ordinary Shares;

"ADS Holders"	means holders of American Depositary Shares;

"Affiliates"	means any person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified, where control means the power, direct or indirect, to direct or cause the direction of the management and policies of a person whether by contract, exercise of voting securities or otherwise;

"Board"	means the board of Directors of the Company;

"Completion"	means completion of the Disposal in accordance with the terms of the Disposal Agreement;

"Continuing Group"	means Danka and its Affiliates other than the Target Group Companies;

"Cypress Shareholders"	means Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V. and 55th Street Partners II L.P.;

"Danka " or the "Company"	means Danka Business Systems PLC;

"Danka Ordinary Shares"	means the ordinary shares of £0.0125 each in the capital of Danka;

"Danka Participating Shares"	means the 6.50 per cent. senior convertible participating shares of US$1.00 each in the capital of Danka;

"Danka Shareholders"	means the holders of Danka Shares;

"Danka Shares"	means the Danka Ordinary Shares and the Danka Participating Shares;

"Directors"	means the directors of Danka whose names appear on page 43 of this document;

“Disclosure Rules”	means the disclosure rules made by the Financial Services Authority in exercise of its functions as competent authority pursuant to Part VI of the FSMA;

"Disposal"	means the proposed disposal by Danka and certain of its Affiliates of the European Businesses pursuant to the Disposal Agreement;

"Disposal Agreement"	means the agreement between Danka, certain of its Affiliates and the Purchaser dated as of 12 October 2006 relating to the Disposal;

"DLL"	means De Lage Landen International B.V.;

“Dollars” or “US$”	means United States Dollars, the lawful currency of the United States of America;

"EGM" or "Extraordinary General Meeting"	means the extraordinary general meeting of Danka to be held on 19 January 2007 or any adjournment thereof, the notice of which is set out in this document;

"European Businesses"	means the businesses carried on in the ordinary course by the Target Group Companies;

"European Territory"	means the jurisdictions of incorporation of the Target Group Companies and any other jurisdictions in which any Group Company conducted business as at the date of the Disposal Agreement;

"Form of Proxy"	means the enclosed form of proxy for use by holders of Danka Ordinary Shares in connection with the Extraordinary General Meeting;

"FSMA"	means the Financial Services and Markets Act 2000 and all regulations promulgated thereunder as amended from time to time;

"GECC"	means General Electric Capital Corporation;

"Group"	means Danka and its Affiliates;

"IFRS"	means International Financial Reporting Standards;

"Listing Rules"	means the listing rules made by the Financial Services Authority in exercise of its functions as competent authority pursuant to Part VI of the FSMA;

"Merrill Lynch"	means Merrill Lynch, Pierce, Fenner & Smith Incorporated;

“MIF”	means machines in field;

“MFPs”	means multi-function peripherals;

"Prospectus Rules"	means the prospectus rules made by the Financial Services Authority in exercise of its functions as competent authority pursuant to Part VI of the FSMA;

"Proxy Statement"	means the document required by Section 14(a) of the United States Securities Exchange Act of 1934, as amended, to be sent to ADS Holders and holders of Danka Participating Shares regarding the Extraordinary General Meeting;

"Purchaser" or "Ricoh"	means Ricoh Europe B.V.;

"Resolution"	means the resolution to approve the Disposal as set out in the notice of EGM in this document to be considered and, if thought fit, approved by Danka Shareholders at the EGM;

“SEC”	means the United States Securities and Exchange Commission;

"Sellers"	means the Company and those of its Affiliates which are party to the Disposal Agreement as sellers;

"Senior Notes"	means Danka’s US$175 million 11 per cent. Senior Notes due June 2, 2010, issued under an Indenture dated July 1, 2003;

"Subordinated Notes"	means Danka’s US$64.5 million 10 per cent. Subordinated Notes due April 1, 2008, issued under an Indenture dated June 29, 2001;

"Target Companies"	means each of Danka Austria GmbH, Danka Belgium NV/SA, Danka Danmark A/S, Danka Deutschland Holding GmbH, Danka Office Products B.V., Danka Netherlands B.V., Danka Holdings B.V., Danka Holding France Sarl, Danka Holdings Iberia SA, Danka Holdings S.A., Danka Sverige AB, Danka Italia SpA, Danka Norge AS, and Danka UK PLC;

"Target Group Companies"	means the Target Companies together with their respective subsidiaries;

"UK GAAP"	means generally accepted accounting standards in the United Kingdom; and

"Voting Agreement"	means the voting agreement entered into between the Purchaser and the Cypress Shareholders dated 11 October 2006.

DANKA BUSINESS SYSTEMS PLC

Extraordinary General Meeting

Proxy Form

6.50% Senior Convertible Participating Shareholders

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

I/We:

(full name(s) in block capital letters please)

of (address)

being (a) member(s) of the Danka Business Systems PLC (the “Company”), hereby appoint the Chairman of the Extraordinary General Meeting/or as my/our proxy to vote for me/us on my/our behalf at the Extraordinary General Meeting of the Company to be held at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS at 10:00 a.m. London time on January 19, 2007 and at any adjournment thereof. Unless otherwise instructed, the proxy may vote as he thinks fit or abstain from voting in respect of any other business (including amendments to resolutions) which may properly come before the Extraordinary General Meeting. I/We request such proxy to vote on the following resolution as indicated below:

Please indicate with an “X” in the appropriate box how you wish the proxy to vote. This proxy will be voted as instructed. If no indication is given as to how you wish the proxy to vote, the proxy will vote in favor of the ordinary resolution below.

	For	Against	Abstain
Ordinary resolution to approve the sale of the Company’s European businesses in accordance with the Share Purchase Agreement between the Company and certain of its subsidiaries and Ricoh Europe B.V. dated 12 October 2006.

Dated

Signed

Notes:

1.	To be effective this form must be deposited at the Company’s registered office, Masters House, 107 Hammersmith Road, London W14 0QH England, not later than 10:00 a.m. London time on January 17, 2007, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof or a copy certified in accordance with the Powers of Attorney Act 1971.
2.	Members who are not residing in the United Kingdom will need to attach appropriate postage to the reverse of this card in order to ensure that their form is received in time.
3.	Where the member is a corporation, this form must be executed under seal, by two directors or by a director and the secretary, or by an officer or attorney duly authorised by the corporation.
4.	In the case of joint holders, any of them can sign and submit a proxy form but where more than one joint holder does so, the form submitted by the senior will be accepted to the exclusion of the others, seniority being determined for these purposes by the order in which the names stand on the Register in respect of each share.
5.	A member may appoint one or more proxy(ies) of his own choice in which case the words “the Chairman of the Extraordinary General Meeting/or” should be deleted, and the name(s) of the person(s) appointed as proxy(ies) should be inserted in the space provided. A proxy need not be a member of the Company.
6.	Deposit of an instrument of proxy does not preclude a member from attending and voting in person at the meeting or any adjournment thereof.

DANKA BUSINESS SYSTEMS PLC

Instructions to THE BANK OF NEW YORK, as Depositary

(Must be received by 5:00 p.m. New York Time on January 12, 2007)

The undersigned Owner of American Depositary Receipts hereby requests and instructs The Bank of New York, as Depositary, to endeavor, insofar as practicable, to vote or cause to be voted the Deposited Securities represented by such Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on December 11, 2006 at the Extraordinary General Meeting of Danka Business Systems PLC to be held in London, England, on January 19, 2007 in respect of the resolution specified in the Notice of the Extraordinary General Meeting.

NOTE:

Instructions as to voting on the specified resolution should be indicated by an “X” in the appropriate box. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities other than in accordance with such instructions. If the Depositary does not receive instructions from the Owner of American Depositary Receipts, the Depositary shall give discretionary proxy for the shares evidenced by such Receipt to a person designated by the Issuer.

DANKA BUSINESS SYSTEMS PLC
P.O. BOX 11484
NEW YORK, N.Y. 10203-0484

(Continued and to be dated and signed on the reverse side.)

[Reverse]

	For	Against	Abstain
Ordinary resolution to approve the sale of the Company’s European businesses in accordance with the Share Purchase Agreement between the Company and certain of its subsidiaries and Ricoh Europe B.V. dated as of October 12, 2006.

Mark box at right if an address change or comment has been noted ☐

on the reverse side of this card.

The Voting Instructions must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instructions must be executed by a duly authorized Officer or Attorney. In the case of joint holders, the signature of any one will suffice.

Dated: ,
Signature

Votes MUST be indicated (x) in black or blue ink.

Please mark, sign, date and return the voting instruction card promptly using the enclosed envelope.